   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                               AVANT! CORPORATION

             (Exact Name of Registrant as Specified In Its Charter)
                            ------------------------

           DELAWARE                          7372                  94-3133226
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                            ------------------------

                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 413-8000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                            ------------------------

                                 GERALD C. HSU
                             CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               AVANT! CORPORATION
                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 413-8000

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            ------------------------

                                WITH COPIES TO:

    ROBERT V. GUNDERSON, JR., ESQ.                 FRED GREGURAS, ESQ.
       STEVEN M. SPURLOCK, ESQ.                   JACQUELINE DAUNT, ESQ.
      ANTHONY J. MCCUSKER, ESQ.                    JEFFREY VETTER, ESQ.
       Gunderson Dettmer Stough                    Fenwick & West, LLP
 Villeneuve Franklin & Hachigian, LLP              Two Palo Alto Square
        155 Constitution Drive                 Palo Alto, California 94306
     Menlo Park, California 94025                     (650) 494-0600
            (650) 321-2400

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

    As promptly as practicable after this Registration Statement becomes effective and the effective time of the merger (the "Merger") of a wholly owned subsidiary of Avant! Corporation ("Avant!") with and into Technology Modeling Associates, Inc. ("TMA"), as described in the Agreement and Plan of Reorganization, dated as of September 7, 1997, attached as Appendix A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME FURTHER EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                                        (CONTINUED ON NEXT PAGE)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES TO BE       AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING       AMOUNT OF
                REGISTERED                    REGISTERED(1)          SHARE(2)            PRICE(1)       REGISTRATION FEE(3)
Common Stock, par value $.0001............      5,376,511            $17.063          $91,739,407.19         $27,063.13

(1) Based upon an estimate of the maximum number of shares of the common stock, $.0001 par value per share, of Avant! ("Avant! Common Stock") issuable in connection with the Merger of Avant! and Technology Modeling Associates, Inc. ("TMA") described herein, consisting of shares of Avant! common stock issuable upon the conversion of the Common Stock of TMA.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) (1) and Section 6(b) under the Securities Act of 1933, as amended. The proposed maximum offering price is based on the average of the high and low sales prices of Avant! Common Stock on the Nasdaq National Market on December 19, 1997.

(3) A fee of $32,302.00 was previously paid by Avant! pursuant to Rule 14a-6 promulgated under the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary Joint Proxy Statement/ Prospectus on September 25, 1997. Pursuant to Rule 457(b) under the Securities Act, as amended, such fee is being credited against the registration fee.

                                     [LOGO]

                               AVANT! CORPORATION
                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 413-8000

                                                               December 24, 1997

Dear Avant! Stockholder:

    A Special Meeting of Stockholders (the "Special Meeting") of Avant! Corporation, a Delaware corporation ("Avant!"), will be held at the principal executive offices of Avant!, 46871 Bayside Parkway, Fremont, California, on January 15, 1998 at 10:00 a.m. local time.

    At the Special Meeting you will be asked to consider and vote upon a proposal (the "Avant! Share Issuance Proposal") to issue shares of Avant! common stock, $.0001 par value (the "Avant! Common Stock"), in connection with the merger (the "Merger") of Cardinal Merger Corporation, a California corporation and a wholly owned subsidiary of Avant!, with and into Technology Modeling Associates, Inc., a California corporation ("TMA"). In the Merger, each share of TMA's common stock, no par value (the "TMA Common Stock"), outstanding as of the closing of the Merger (other than shares that are owned by Avant! or any direct or indirect wholly owned subsidiary of Avant! or of TMA, or shares as to which dissenters' rights have been perfected under California law) will be converted into the right to receive a fraction of a share of Avant! Common Stock (the "Exchange Ratio"), the numerator of which is equal to $17.00, and the denominator of which is equal to the average of the per share closing prices of Avant! Common Stock as quoted on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days prior to the closing date of the Merger (the "Average Nasdaq Per Share Price"). Notwithstanding anything to the contrary set forth above, in the event that the Average Nasdaq Per Share Price is greater than $35.678, then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678, then the Exchange Ratio shall be 0.662045. As of December 19, 1997, the Average Nasdaq Per Share Price was $21.241. If the Merger were consummated as of December 19, 1997, based on the Average Nasdaq Per Share Price on such date, the shares of Avant! Common Stock issued to TMA's shareholders in connection with the Merger would represent 16.66% of the outstanding capital stock of the combined company. However, there can be no assurance that the Average Nasdaq Per Share Price and the number of outstanding shares of Avant! Common Stock and/or TMA Common Stock will not change prior to the effective time of the Merger. Therefore, there can be no assurance that the Avant! Common Stock issued to TMA's shareholders in connection with the Merger will represent 16.66% of the outstanding capital stock of the combined company at the effective time of the Merger. In addition, all TMA stock options and subscription rights, together with the underlying TMA stock plans, will be assumed by Avant! and converted into options and subscription rights to purchase shares of Avant! Common Stock. If the Merger is approved, the Avant! Board of Directors (the "Avant! Board") intends to appoint Roy E. Jewell, the President and Chief Executive Officer of TMA, to be the head of Avant!'s TCAD division.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS UNANIMOUSLY DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF AVANT! AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AVANT! SHARE ISSUANCE PROPOSAL.

    In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Avant! stockholders at the Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the Avant! Share Issuance Proposal and includes information about Avant! and TMA.

    ALL STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                                          Sincerely,

                                          /s/ GERALD C. HSU
                                          Gerald C. Hsu
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               AVANT! CORPORATION
                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 413-8000
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 15, 1998
                            ------------------------

    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Avant! Corporation, a Delaware corporation ("Avant!"), will be held at the principal executive offices of Avant!, 46871 Bayside Parkway, Fremont, California on January 15, 1998 at 10:00 a.m., local time, for the following purposes:

        (1) To consider and vote upon a proposal (the "Avant! Share Issuance Proposal") to issue shares of Avant! common stock, $.0001 par value (the "Avant! Common Stock"), in connection with the merger (the "Merger") of Cardinal Merger Corporation, a California corporation and a wholly owned subsidiary of Avant! ("Merger Sub"), with and into Technology Modeling Associates, Inc., a California corporation ("TMA"), pursuant to which, among other things, (a) Merger Sub will be merged with and into TMA, following which TMA will become a wholly owned subsidiary of Avant!, (b) each share of TMA's common stock, no par value (the "TMA Common Stock"), outstanding as of the closing of the Merger (other than shares that are owned by Avant! or any direct or indirect wholly owned subsidiary of Avant! or of TMA, or shares as to which dissenters' rights have been perfected under California law) will be converted into the right to receive a fraction of a share of Avant! Common Stock (the "Exchange Ratio"), the numerator of which is equal to $17.00, and the denominator of which is equal to the average of the per share closing price of Avant! Common Stock as quoted on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days prior to the closing date of the Merger (the "Average Nasdaq Per Share Price"), which as of December 19, 1997 was $21.241, provided, that notwithstanding anything to the contrary set forth above, in the event that the Average Nasdaq Per Share Price is greater than $35.678, then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678, then the Exchange Ratio shall be 0.662045, and (c) all TMA stock options and subscription rights, together with the underlying TMA stock plans, will be assumed by Avant! and converted into options and subscription rights to purchase shares of Avant! Common Stock. The Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus; and

        (2) To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

    If the Merger is approved, the Avant! Board of Directors (the "Avant! Board") intends to appoint Roy E. Jewell, the President and Chief Executive Officer of TMA, to be the head of Avant!'s TCAD division.

    Only stockholders of record at the close of business on December 10, 1997 are entitled to notice of and to vote at the Special Meeting, or at any postponements or adjournments thereof. The affirmative vote of a majority of the outstanding shares of Avant! Common Stock represented at the Special Meeting, in person or by proxy, is required to approve the Avant! Share Issuance Proposal.

    A complete list of stockholders entitled to vote at the Special Meeting will be available for examination at Avant!'s principal executive offices, for any purpose germane to the Special Meeting, during ordinary business hours, for a period of at least ten (10) days prior to the Special Meeting.

                                   IMPORTANT

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Eric A. Brill

                                          Eric A. Brill
                                          SECRETARY

Fremont, California
December 24, 1997

                                     [LOGO]

                      TECHNOLOGY MODELING ASSOCIATES, INC.
                            595 LAWRENCE EXPRESSWAY
                          SUNNYVALE, CALIFORNIA 95086
                                 (408) 328-0930

                                                               December 24, 1997

Dear TMA Shareholder:

    A Special Meeting of Shareholders (the "Special Meeting") of Technology Modeling Associates, Inc., a California corporation ("TMA"), will be held at the principal executive offices of TMA, 595 Lawrence Expressway, Sunnyvale, California, on January 15, 1998 at 10:00 a.m. local time.

    At the Special Meeting you will be asked to consider and vote upon a proposal (the "TMA Merger Proposal") to approve an Agreement and Plan of Reorganization dated September 7, 1997 (the "Plan of Reorganization"), among TMA, Avant! Corporation, a Delaware corporation ("Avant!"), and Cardinal Merger Corporation, a California corporation and a wholly owned subsidiary of Avant! ("Merger Sub"), and the related Agreement of Merger to be entered into among Avant!, TMA and Merger Sub, pursuant to which, among other things, (a) Merger Sub will be merged with and into TMA (the "Merger"), following which TMA will become a wholly owned subsidiary of Avant!, (b) each share of TMA common stock, no par value (the "TMA Common Stock"), outstanding as of the closing of the Merger (other than shares that are owned by Avant! or any direct or indirect wholly owned subsidiary of Avant! or of TMA, or shares as to which dissenters' rights have been perfected under California law) will be converted into the right to receive a fraction of a share (the "Exchange Ratio") of Avant! common stock, $.0001 par value (the "Avant! Common Stock"), the numerator of which is equal to $17.00, and the denominator of which is equal to the average of the per share closing price of Avant! Common Stock as quoted on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days prior to the closing date of the Merger (the "Average Nasdaq Per Share Price"), which as of December 19, 1997 was $21.241, provided, that notwithstanding the above, in the event that the Average Nasdaq Per Share Price is greater than $35.678, then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678, then the Exchange Ratio shall be 0.662045, and (c) all TMA stock options and subscription rights, together with the underlying TMA stock plans, will be assumed by Avant! and converted into options and subscription rights to purchase shares of Avant! Common Stock. If the Merger were consummated as of December 19, 1997, based on the Average Nasdaq Per Share Price on such date, the shares of Avant! Common Stock issued to TMA's shareholders in connection with the Merger would represent 16.66% of the outstanding capital stock of the combined company. However, there can be no assurance that the Average Nasdaq Per Share Price and the number of outstanding shares of Avant! Common Stock and/or TMA Common Stock will not change prior to the effective time of the Merger. Therefore, there can be no assurance that the Avant! Common Stock issued to TMA's shareholders in connection with the Merger will represent 16.66% of the outstanding capital stock of the combined company at the effective time of the Merger. If the Merger is approved, Avant! intends to appoint Roy E. Jewell, the President and Chief Executive Officer of TMA, to be the head of Avant!'s TCAD division.

    Wessels, Arnold & Henderson, L.L.C., the investment banking firm retained by the TMA Board of Directors to perform certain financial advisory services in connection with the Merger, has rendered its opinion that as of September 7, 1997 and updated as of November 18, 1997, the consideration to be received by TMA's shareholders in the Merger was fair from a financial point of view to the holders of

TMA Common Stock. A copy of this opinion is attached to the Joint Proxy Statement/Prospectus as Appendix B.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS UNANIMOUSLY DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF TMA AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE TMA MERGER PROPOSAL.

    In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by TMA shareholders at the Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the TMA Merger Proposal and includes information about TMA and Avant!.

    ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                                          Sincerely,

                                          /s/ Roy E. Jewell

                                          Roy E. Jewell

                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

                      TECHNOLOGY MODELING ASSOCIATES, INC.
                            595 LAWRENCE EXPRESSWAY
                          SUNNYVALE, CALIFORNIA 95086
                                 (408) 328-0930
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 15, 1998
                            ------------------------

    Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Technology Modeling Associates, Inc., a California corporation ("TMA"), will be held at the principal executive offices of TMA, 595 Lawrence Expressway, Sunnyvale, California, on January 15, 1998, at 10:00 a.m., local time, for the following purposes:

        (1) To consider and vote upon a proposal (the "TMA Merger Proposal") to approve an Agreement and Plan of Reorganization dated September 7, 1997 (the "Plan of Reorganization"), among TMA, Avant! Corporation, a Delaware corporation ("Avant!"), and Cardinal Merger Corporation, a California corporation and a wholly owned subsidiary of Avant! ("Merger Sub"), and the related Agreement of Merger to be entered into among Avant!, TMA and Merger Sub, pursuant to which, among other things, (a) Merger Sub will be merged with and into TMA (the "Merger"), following which TMA will become a wholly owned subsidiary of Avant!, (b) each share of TMA common stock, no par value (the "TMA Common Stock"), outstanding as of the closing of the Merger (other than shares that are owned by Avant! or any direct or indirect wholly owned subsidiary of Avant! or of TMA, or shares as to which dissenters' rights have been perfected under California law) will be converted into the right to receive a fraction of a share (the "Exchange Ratio") of Avant! common stock, $.0001 par value (the "Avant! Common Stock"), the numerator of which is equal to $17.00, and the denominator of which is equal to the average of the per share closing price of Avant! Common Stock as quoted on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days prior to the closing date of the Merger (the "Average Nasdaq Per Share Price"), which as of December 19, 1997 was $21.241, provided, that notwithstanding anything to the contrary set forth above, in the event that the Average Nasdaq Per Share Price is greater than $35.678, then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678, then the Exchange Ratio shall be 0.662045, and (c) all TMA stock options and subscription rights, together with the underlying TMA stock plans, will be assumed by Avant! and converted into options and subscription rights to purchase shares of Avant! Common Stock. The Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus; and

        (2) To transact such other business that may properly come before the Special Meeting or any postponements or adjournments thereof.

    If the Merger is approved, Avant! intends to appoint Roy E. Jewell, the President and Chief Executive Officer of TMA, to be the head of Avant!'s TCAD division.

    Only shareholders of record at the close of business on December 19, 1997 are entitled to notice of and to vote at the Special Meeting, or at any postponements or adjournments thereof. The affirmative vote of a majority of the outstanding shares of TMA Common Stock is required to approve the TMA Merger Proposal.

    Under Sections 1300-1312 of the California General Corporation Law (the "CGCL"), a shareholder who objects to the Merger can assert statutory dissenters' rights to dissent from and obtain payment of the fair value of his or her TMA Common Stock by strict compliance with the requirements of the CGCL. See "The Merger and Related Transactions--Dissenters' Rights" in the Joint Proxy Statement/Prospectus for a more detailed description of dissenters' rights with respect to the Merger. The entire text of Sections 1300-1312 of the CGCL is included as Appendix C to the Joint Proxy Statement/Prospectus. It is a condition to the effectiveness of the Merger that no more than ten percent (10%) of the outstanding shares of TMA Common Stock shall be eligible to exercise dissenters' rights.

                                   IMPORTANT

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ John DiGirolamo

                                          John DiGirolamo
                                          SECRETARY

Sunnyvale, California
December 24, 1997

                           PLEASE DO NOT SEND IN ANY
                        SHARE CERTIFICATES AT THIS TIME.

                          JOINT PROXY STATEMENT
        [LOGO]              AVANT! CORPORATION                      [LOGO]
                     SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON JANUARY 15, 1998

                   TECHNOLOGY MODELING ASSOCIATES, INC.
                     SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON JANUARY 15, 1998

                            ------------------------

                                   PROSPECTUS

                               AVANT! CORPORATION
                             ---------------------

    This Joint Proxy Statement of Avant! Corporation, a Delaware corporation ("Avant!"), and Technology Modeling Associates, Inc., a California corporation ("TMA"), is being used (a) to solicit proxies on behalf of the Avant! Board of Directors (the "Avant! Board") from holders of the outstanding Avant! common stock, $.0001 par value ("Avant! Common Stock"), in connection with a Special Meeting of Stockholders to be held at the principal executive offices of Avant!, 46871 Bayside Parkway, Fremont, California, on January 15, 1998 at 10:00 a.m., local time (the "Avant! Special Meeting"), and (b) to solicit proxies on behalf of the TMA Board of Directors (the "TMA Board") from holders of the outstanding TMA common stock, no par value ("TMA Common Stock"), in connection with a Special Meeting of Shareholders to be held at the principal executive offices of TMA, 595 Lawrence Expressway, Sunnyvale, California, on January 15, 1998 at 10:00 a.m., local time (the "TMA Special Meeting"). This Joint Proxy Statement/Prospectus and the accompanying proxies are first being mailed to stockholders of Avant! and shareholders of TMA on or about December 24, 1997.

    At the Avant! Special Meeting, stockholders of Avant! will be asked to consider and vote upon a proposal (the "Avant! Share Issuance Proposal") to issue shares of Avant! Common Stock to shareholders of TMA in connection with the merger (the "Merger") of Cardinal Merger Corporation, a California corporation and a wholly owned subsidiary of Avant! ("Merger Sub"), with and into TMA pursuant to the terms of an Agreement and Plan of Reorganization dated September 7, 1997 (the "Plan of Reorganization"), among Avant!, TMA and Merger Sub, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A.

    At the TMA Special Meeting, shareholders of TMA will be asked to consider and vote upon a proposal (the "TMA Merger Proposal") to approve the Plan of Reorganization and the related Agreement of Merger, pursuant to which, among other things, (a) Merger Sub will be merged with and into TMA, following which TMA will become a wholly owned subsidiary of Avant!, (b) each share of TMA Common Stock outstanding as of the closing of the Merger (other than shares that are owned by Avant! or any direct or indirect wholly owned subsidiary of Avant! or of TMA, or shares as to which dissenters' rights have been perfected under California law ("Dissenting Shares")) will be converted into the right to receive a fraction of a share of Avant! Common Stock (the "Exchange Ratio"), the numerator of which is equal to $17.00, and the denominator of which is equal to the average of the per share closing price of Avant! Common Stock as quoted on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days prior to the closing date of the Merger (the "Average Nasdaq Per Share Price"), which as of December 19, 1997 was $21.241, provided, that notwithstanding anything to the contrary set forth above, in the event that the Average Nasdaq Per Share Price is greater than $35.678, then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678, then the Exchange Ratio shall be 0.662045, and (c) all TMA stock options and subscription rights, together with the underlying TMA stock plans including the 1989 Option Plan, the 1995 Option Plan, the TMA Employee Stock Purchase Plan (the "ESPP"), and the 1996 Equity Incentive Plan (collectively, the "TMA Stock Plans"), will be assumed by Avant! and converted into options and subscription rights to purchase shares of Avant! Common Stock. If the Merger were consummated as of December 19, 1997, based on the Average Nasdaq Per Share Price on such date, the shares of Avant! Common Stock issued to TMA's shareholders in connection with the Merger would represent 16.66% of the outstanding capital stock of the combined company. However, there can be no assurance that the Average Nasdaq Per Share Price and the number of outstanding shares of Avant! Common Stock and/or TMA Common Stock will not change prior to the effective time of the Merger. Therefore, there can be no assurance that the Avant! Common Stock issued to TMA's shareholders in connection with the Merger will represent 16.66% of the outstanding capital stock of the combined company at the effective time of the Merger. If the Merger is approved, Avant! intends to appoint Roy E. Jewell, the President and Chief Executive Officer of TMA, to be the head of Avant!'s TCAD division.

    This Joint Proxy Statement/Prospectus also constitutes the prospectus of Avant! under the Securities Act of 1933, as amended (the "Securities Act"), for the offering of shares of Avant! Common Stock in connection with the Merger. Avant! Common Stock is traded on the Nasdaq National Market under the symbol "AVNT." On December 19, 1997, the closing sale price of the Avant! Common Stock and TMA Common Stock as reported on the Nasdaq National Market was $17.938 and $10.750 per share, respectively. The information set forth in this Joint Proxy Statement/Prospectus concerning Avant! and Merger Sub has been furnished by Avant!, and the information set forth in this Joint Proxy Statement/Prospectus concerning TMA has been furnished by TMA. The current market quotations for the Avant! Common Stock and the TMA Common Stock may be obtained on the World Wide Web at http://www.nasdaq.com.

    Under Sections 1300-1312 of the California General Corporation Law (the "CGCL"), a TMA shareholder who objects to the Merger can assert statutory dissenters' rights to dissent from and obtain payment of the fair value of his or her TMA Common Stock by strict compliance with the requirements of the CGCL. See "The Merger and Related Transactions--Dissenters' Rights" in the Joint Proxy Statement/Prospectus for a more detailed description of dissenters' rights with respect to the Merger. The entire text of Sections 1300-1312 of the CGCL is included as Appendix C to the Joint Proxy Statement/Prospectus. It is a condition to the effectiveness of the Merger that no more than 10% of the outstanding shares of TMA of Common Stock shall be eligible to exercise dissenters' rights. See "The Merger and Related Transactions-- Dissenters' Rights" for a more detailed description of dissenters' rights of TMA shareholders with respect to the Merger.
                         ------------------------------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY BOTH AVANT! STOCKHOLDERS AND TMA SHAREHOLDERS IN EVALUATING THE MERGER AND THE ACQUISITION OF SECURITIES OFFERED HEREBY.

    THE SHARES OF AVANT! COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS DECEMBER 22, 1997

                             AVAILABLE INFORMATION

    Avant! and TMA are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, each files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The SEC's Internet address is http://www.sec.gov. The SEC web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Avant! Common Stock and TMA Common Stock are quoted on the Nasdaq National Market, and the reports, proxy statements and other information referred to above can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. After the consummation of the Merger, TMA will no longer file reports, proxy statements or other information with the SEC or the Nasdaq National Market. Instead, such information will be provided, to the extent required, in filings made by Avant!.

    Avant! has filed with the SEC a registration statement on Form S-4, including this Joint Proxy Statement/Prospectus and other information (herein, together with all amendments and exhibits, referred to as the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Avant! Common Stock to be issued to holders of TMA Common Stock in the Merger. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or obtained from the SEC web site.

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AVANT! OR TMA SINCE SUCH DATE. THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES OF AVANT! TO BE ISSUED IN THE MERGER, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                   TRADEMARKS

    ArcCell, VeriCheck, VeriView and LTL are registered trademarks of Avant!, and Aquarius, Hercules, Planet, Solar and Star are trademarks of Avant!. TMA and the TMA logo are registered trademarks of TMA, and T SUPREM-4, Depict, Terrain, Medici, Davinci, Raphael, Aurora, TMA Visual, TMA Layout and Liquid are trademarks of TMA. This Joint Proxy Statement/Prospectus also includes trademarks of companies other than Avant! and TMA.

                           FORWARD-LOOKING STATEMENTS

    THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT (THE "FORWARD-LOOKING STATEMENTS"). ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH UNDER "RISK FACTORS" HEREIN. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS, TMA SHAREHOLDERS AND AVANT! STOCKHOLDERS SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS UNDER "RISK FACTORS."

    NEITHER AVANT! NOR TMA MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED OR ESTIMATED FINANCIAL INFORMATION REFERENCED OR SET FORTH HEREIN UNDER "THE MERGER AND RELATED TRANSACTIONS--OPINION OF TMA FINANCIAL ADVISOR" OR ELSEWHERE HEREIN OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED OR ESTIMATED INFORMATION IS DERIVED. PROJECTIONS OR ESTIMATIONS OF THE COMBINED COMPANY'S FUTURE PERFORMANCE ARE NECESSARILY SUBJECT TO A HIGH DEGREE OF UNCERTAINTY AND MAY VARY MATERIALLY FROM ACTUAL RESULTS. REFERENCE IS MADE TO THE PARTICULAR DISCUSSIONS SET FORTH UNDER "RISK FACTORS," "AVANT! MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "TMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
SUMMARY....................................................................................................          1
  The Parties to the Merger................................................................................          1
  Avant! Special Meeting of Stockholders...................................................................          2
  TMA Special Meeting of Shareholders......................................................................          2
  The Merger...............................................................................................          3
  Market Price and Dividends on Avant! and TMA Common Stock................................................         11
  Risk Factors.............................................................................................         13
  Selected Consolidated Financial Information..............................................................         13
  Comparative Per Share Data...............................................................................         15
RISK FACTORS...............................................................................................         17
  Litigation Risk..........................................................................................         17
  Uncertainty Relating to Integration of Multiple Operations and Product Lines; Management of Growth.......         20
  Interests of Certain Persons in the Merger...............................................................         21
  Risks Associated with Exchange Ratio.....................................................................         21
  Dependence Upon Key Personnel............................................................................         22
  Competition..............................................................................................         22
  Potential Fluctuations in Quarterly Results..............................................................         23
  Potential Volatility of Stock Price......................................................................         23
  Cost of Integration; Transaction Expenses................................................................         24
  Potential Dilutive Effect to Stockholders................................................................         24
  Shares Eligible for Public Sale..........................................................................         24
  Lengthy Sales Cycle......................................................................................         25
  Product Concentration....................................................................................         25
  Substantial Dependence on International Sales............................................................         25
  Dependence Upon Distributors and Manufacturer's Representatives..........................................         26
  New Products and Rapid Technological Change..............................................................         27
  Dependence Upon Semiconductor and Electronics Industries; General Economic and Market Conditions.........         27
  Limitations on Protection of Intellectual Property and Proprietary Rights................................         27
  Risk of Product Defects..................................................................................         28
  Rights of Holders of TMA Common Stock Following the Merger...............................................         28
INTRODUCTION...............................................................................................         29
VOTING AND PROXIES.........................................................................................         29
  Date, Time and Place of Avant! Special Meeting and TMA Special Meeting...................................         29
  Record Date and Outstanding Shares.......................................................................         29
  Avant! Stockholder Vote Required.........................................................................         30
  TMA Shareholder Vote Required............................................................................         30
  Solicitation of Proxies; Expenses........................................................................         31
DISSENTERS' RIGHTS.........................................................................................         31
THE MERGER AND RELATED TRANSACTIONS........................................................................         33
  General..................................................................................................         33
  Material Contacts and Board Deliberations................................................................         33
  Reasons for the Merger...................................................................................         34
  Opinion of TMA Financial Advisor.........................................................................         37
  Conversion of TMA Shares.................................................................................         40
  No Termination Right in the Event of a Decline in Avant! Trading Price...................................         41

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
                                                                                                               PAGE
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
  Assumption of TMA Options and Subscription Rights........................................................         41
  Exchange of Certificates.................................................................................         42
  Operations Following the Merger; Management of Combined Company..........................................         43
  Representations and Warranties and Covenants.............................................................         43
  Other Offers.............................................................................................         45
  Resale of Avant! Common Stock; Agreements with Affiliates................................................         46
  Interests of Certain Persons in the Merger...............................................................         46
  Conditions to the Merger.................................................................................         47
  Shareholder Agreement....................................................................................         49
  Closing..................................................................................................         49
  Termination..............................................................................................         49
  Expenses and Termination Fees............................................................................         49
  Amendment................................................................................................         50
  Certain Federal Income Tax Considerations................................................................         51
  Accounting Treatment.....................................................................................         53
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................................................         54
  Avant! and TMA...........................................................................................         55
  Avant! and Compass.......................................................................................         63
  Avant!/TMA and Compass...................................................................................         69
AVANT! MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............         73
  Overview.................................................................................................         73
  Results of Operations....................................................................................         73
  Comparison of Years Ended December 31, 1994, 1995 and 1996, and the Six Months Ended June 30, 1996 and
    1997...................................................................................................         74
  Recent Pronouncements....................................................................................         76
  Quarterly Results........................................................................................         78
  Liquidity and Capital Resources..........................................................................         79
  Litigation Risk..........................................................................................         79
AVANT! BUSINESS............................................................................................         83
  Introduction.............................................................................................         83
  Recent Developments......................................................................................         83
  Products.................................................................................................         85
  Customers................................................................................................         87
  Sales and Marketing......................................................................................         88
  Customer Service and Support.............................................................................         89
  Research and Development.................................................................................         89
  Competition..............................................................................................         90
  Proprietary Rights.......................................................................................         91
  Environmental Affairs....................................................................................         91
  Employees................................................................................................         92
  Properties...............................................................................................         92
  Litigation...............................................................................................         93
AVANT! MANAGEMENT..........................................................................................         97
EXECUTIVE COMPENSATION.....................................................................................         99
  Stock Ownership of Certain Beneficial Owners and Management..............................................        102
  Director Compensation....................................................................................        103
  Certain Relationships and Related Transactions...........................................................        103
  Employee Contracts and Change in Control Arrangements....................................................        104

                                                                                                               PAGE
                                                                                                             ---------
TMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................        105
  Overview.................................................................................................        105
  Results of Operation.....................................................................................        106
  Nine months ended September 30, 1997 and 1996............................................................        106
  Years Ended December 31, 1996 and 1995...................................................................        108
  Years Ended December 31, 1995 and 1994...................................................................        110
  Selected Quarterly Financial Data........................................................................        111
  Liquidity and Capital Resources..........................................................................        112
TMA BUSINESS...............................................................................................        113
  Overview.................................................................................................        113
  Products and Services....................................................................................        113
  Technology...............................................................................................        114
  Customers................................................................................................        114
  Sales and Marketing......................................................................................        114
  Research and Development.................................................................................        115
  Competition..............................................................................................        116
  Proprietary Rights.......................................................................................        117
  Employees................................................................................................        117
  Properties...............................................................................................        118
  Legal Proceeding.........................................................................................        118
CHANGES IN AND DISAGREEMENTS WITH TMA'S ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.................        119
STOCK OWNERSHIP OF TMA MANAGEMENT AND PRINCIPAL TMA SHAREHOLDERS...........................................        120
TMA MANAGEMENT.............................................................................................        122
CERTAIN INFORMATION WITH RESPECT TO TMA....................................................................        123
  Summary of the 1996 Equity Incentive Plan................................................................        123
  TMA 1996 Directors Stock Option Plan.....................................................................        125
  TMA ESPP.................................................................................................        125
EXECUTIVE COMPENSATION.....................................................................................        130
  Employment Contracts and Change-In-Control Arrangements..................................................        132
  Compensation of Directors................................................................................        132
  Certain Transactions.....................................................................................        133
DESCRIPTION OF AVANT! CAPITAL STOCK........................................................................        134
  Common Stock.............................................................................................        134
  Preferred Stock..........................................................................................        134
  Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law..........        134
  Registration Rights......................................................................................        135
  Transfer Agent and Registrar.............................................................................        135
COMPARISON OF RIGHTS OF HOLDERS OF AVANT! COMMON STOCK AND HOLDERS OF TMA COMMON STOCK.....................        136
LEGAL MATTERS..............................................................................................        142
EXPERTS....................................................................................................        142
INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

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
APPENDICES
A-- Agreement and Plan of Reorganization By and Among Avant! Corporation, Cardinal Merger Corporation and
   Technology Modeling Associates, Inc.
B-- Written Opinion of Wessels, Arnold & Henderson, L.L.C.
C-- California General Corporation Law, Chapter 13, Dissenters' Rights

                                    SUMMARY

    THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES TO THE MERGER WHEREBY, AMONG OTHER THINGS, TMA WILL BECOME A WHOLLY OWNED SUBSIDIARY OF AVANT! AND SHARES OF AVANT! COMMON STOCK WILL BE ISSUED TO THE TMA SHAREHOLDERS UPON THE CLOSING OF THE MERGER. THE FOLLOWING IS INTENDED AS A SUMMARY OF THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, IS NOT INTENDED TO BE A COMPLETE STATEMENT OF ALL MATERIAL FEATURES OF THE PROPOSALS TO BE VOTED ON, AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS JOINT PROXY STATEMENT. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUMMARY HAVE THE MEANINGS GIVEN TO THEM ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS.

    FOR PURPOSES OF THIS JOINT PROXY STATEMENT/PROSPECTUS, "AVANT!" REFERS TO AVANT! CORPORATION AND ITS SUBSIDIARIES, "TMA" REFERS TO TECHNOLOGY MODELING ASSOCIATES, INC. AND ITS SUBSIDIARIES AND "COMBINED COMPANY" REFERS TO THE COMBINED BUSINESS OF AVANT! AND TMA FORMED AS A RESULT OF THE MERGER.

                           THE PARTIES TO THE MERGER

    AVANT!. Avant! develops, markets and supports integrated circuit design automation ("ICDA") software (also known as electronic design automation or "EDA") for the physical design of high-density, high-performance integrated circuits ("ICs"). Avant!'s product architecture is designed to solve the problems inherent in submicron (less than 1.0-micron feature size) and deep submicron (less than 0.5-micron feature size) IC design and to offer improved time-to-market, reduced development and manufacturing costs and enhanced IC performance when compared to previous generations of ICDA software. Avant!'s products, Aquarius, Hercules, Planet, H-spice, Polaris and Star, are designed to be compatible with the most commonly used ICDA tools and to be easily integrated into the customer's existing design environment and methodology. Avant! markets its products to major customer accounts worldwide through its direct sales force, distributors and manufacturer's representatives and offers comprehensive customer service, training and support. End users of Avant!'s products include a number of leading electronics companies, such as, Matsushita, Motorola, National Semiconductor, Fujitsu, Toshiba, Mitsubishi, Hitachi, Samsung and Sony. Avant!'s principal executive offices are located at 46871 Bayside Parkway, Fremont, California 94538, and its telephone number is (510) 413-8000.

    Avant! acquired Compass Design Automation, Inc., a Delaware corporation ("Compass") on September 12, 1997 (the "Compass Acquisition"). Prior to the Compass Acquisition, Compass was a subsidiary of VLSI Technology, Inc., a Delaware corporation ("VLSI"). Upon the closing of the Compass Acquisition (the "Compass Closing"), Compass became a wholly owned subsidiary of Avant! and (a) each share of Compass capital stock owned directly or indirectly by Compass or by any entity controlled by Compass was canceled and no stock of Avant! or other consideration was delivered in exchange therefor, (b) the outstanding shares of Compass preferred stock (other than those shares canceled under (a)), all of which were owned by VLSI, were canceled and converted into the right to receive an aggregate of $2,699,174 and 98,552 shares of Avant! common stock, (c) the shares of Compass common stock owned by VLSI (other than those shares canceled under (a)) were converted into the right to receive an aggregate of $11,602,831 and 423,640 shares of Avant!'s common stock, (d) the shares of Compass common stock not owned by VLSI (other than those shares canceled under (a)) were converted into the right to receive an aggregate of $2,447,725 and (e) the unexpired and unexercised, vested options to purchase shares of Compass common stock were converted into the right to receive an aggregate of $750,270 to the extent exercisable. See "Risk Factors--Uncertainty Relating to Integration of Multiple Operations and Product Lines; Management of Growth," "--Cost of Integration; Transaction Expenses" and "Avant! Business--Recent Developments."

    Avant! also acquired the assets of Datalink Far East Ltd., a Taiwan corporation ("Datalink") on September 30, 1997, pursuant to an asset purchase agreement (the "Datalink Acquisition"). Avant! will pay $900,000 to acquire Datalink over five installments at specified times during the next two years.

    Avant! and certain of its officers are currently the subject of certain civil and criminal litigation, an adverse outcome of which would have a material and adverse effect on the business, operating results and financial condition of the combined company. See "Risk Factors--Litigation Risk."

    MERGER SUB. Merger Sub is a wholly owned subsidiary of Avant! with no business operations other than in connection with facilitating the Merger. Merger Sub's principal executive offices are located at 46871 Bayside Parkway, Fremont, California 94538, and its telephone number is (510) 413-8000.

    TMA. TMA is a leading provider of physical simulation software to support IC design and manufacturing. TMA's technology computer-aided design ("TCAD") software enables customers to design next-generation ICs with a focus not only on performance but also on manufacturability and reliability early in the design process. The migration to deep submicron (less than 0.5 micron) and other leading edge technologies has resulted in the emergence of a new set of design problems not adequately addressed by traditional EDA tools. TMA's software allows designers to model on-chip physical devices, such as transistors and interconnect structures, at a detailed level and to analyze various effects related to semiconductor physics. Through the use of TMA's software, semiconductor companies are able to reduce the need to manufacture costly and time-consuming experimental wafers to test new technology designs and accurately predict circuit performance. This allows customers to evaluate a broader range of technologies in the production of more innovative products with higher yields while reducing time-to-market. TMA sells to more than 240 commercial customers in 19 countries.

                     AVANT! SPECIAL MEETING OF STOCKHOLDERS

    TIME, DATE AND PURPOSE. The Avant! Special Meeting will be held at the principal executive offices of Avant!, 46871 Bayside Parkway, Fremont, California, on January 15, 1998 at 10:00 a.m. local time. The purpose of the meeting is to consider and vote upon the Avant! Share Issuance Proposal.

    RECORD DATE; VOTE REQUIRED. The record date for determining stockholders of Avant! entitled to notice of and to vote at the Avant! Special Meeting is December 10, 1997 (the "Avant! Record Date"). On the Avant! Record Date there were 26,883,548 shares of Avant! Common Stock outstanding, held by approximately 161 holders of record. Each share of Avant! Common Stock entitles the holder thereof to one vote upon all matters submitted to a vote of stockholders. The presence at the Avant! Special Meeting in person or by proxy of the holders of a majority of the outstanding shares of Avant! Common Stock constitutes a quorum.

    The affirmative vote of the holders of a majority of the outstanding shares of Avant! Common Stock represented at the Avant! Special Meeting, in person or by proxy, is required to approve the Avant! Share Issuance Proposal. A vote in favor of the Avant! Share Issuance Proposal constitutes a vote in favor of the assumption by Avant! of all TMA stock options and subscriptions rights, which, as adjusted to give effect to the Exchange Ratio, will become options and subscription rights to purchase Avant! Common Stock. On the Avant! Record Date, Avant! directors, executive officers and their affiliates held in the aggregate approximately 2.2% of the outstanding shares of Avant! Common Stock entitled to vote at the Avant! Special Meeting. See "Voting and Proxies."

                      TMA SPECIAL MEETING OF SHAREHOLDERS

    TIME, DATE AND PURPOSE. The TMA Special Meeting will be held at the principal executive offices of TMA, 595 Lawrence Expressway, Sunnyvale, California, on January 15, 1998, at 10:00 a.m. local time. The purpose of the TMA Special Meeting is to consider and vote upon the TMA Merger Proposal.

    RECORD DATE; VOTE REQUIRED. The record date for determining shareholders of TMA entitled to notice of and to vote at the TMA Special Meeting is December 19, 1997 (the "TMA Record Date"). On the TMA Record Date there were approximately 8,121,066 shares of TMA Common Stock outstanding, held by approximately 79 holders of record (although TMA has been informed that there are in excess of 900 beneficial owners of TMA Common Stock). Each share of TMA Common Stock entitles the holder thereof to one vote upon all matters submitted to a vote of shareholders. The presence at the TMA Special Meeting in person or by proxy of a majority of the outstanding shares of TMA Common Stock constitutes a quorum.

    The affirmative vote of the holders of a majority of the outstanding shares of TMA Common Stock is required for the approval of the TMA Merger Proposal. On the TMA Record Date, TMA directors and executive officers held in the aggregate approximately 32.3% of the outstanding shares of TMA Common Stock entitled to vote at the TMA Special Meeting. Certain officers and directors of TMA holding an aggregate of 2,619,149 shares of TMA Common Stock, or approximately 32.3% of the outstanding shares of TMA Common Stock, have agreed in a Shareholder Agreement to vote their shares in favor of the TMA Merger Proposal. See "Voting and Proxies."

                                   THE MERGER

    GENERAL. At the time and on the date the Agreement of Merger is filed with the Office of the Secretary of State of the State of California (the "Effective Time" and "Effective Date" or "Closing Date", respectively, of the Merger), Merger Sub will be merged with and into TMA, the business, assets, liabilities and obligations of Merger Sub will be assumed by TMA, the separate existence of Merger Sub will cease and TMA will become a wholly owned subsidiary of Avant!. In addition, at the Effective Time of the Merger, (a) each share of TMA Common Stock outstanding as of the closing of the Merger (other than Shares that are owned by Avant! or any direct or indirect wholly owned subsidiary of Avant! or of TMA, or Shares as to which dissenters' rights have been perfected under California law) will be converted into the right to receive a fraction of a share of Avant! Common Stock, the numerator of which is equal to $17.00, and the denominator of which is equal to the average of the per share closing price of Avant! Common Stock as quoted on the Nasdaq National Market for the ten consecutive trading days ending three business days prior to the closing date of the Merger (the "Average Nasdaq Per Share Price"), which as of December 19, 1997 was $21.241, provided that, notwithstanding anything to the contrary set forth above, in the event that the Average Nasdaq Per Share Price is greater than $35.678, then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678, then the Exchange Ratio shall be 0.662045, and (b) all TMA stock options, together with the underlying TMA Stock Plans, will be assumed by Avant! and converted into options to purchase shares of Avant! Common Stock at an exercise price based upon the Exchange Ratio. The options issued under the 1996 Directors Stock Option Plan will accelerate, by their terms, automatically upon consummation of the Merger.

    The TMA Employee Stock Purchase Plan (the "TMA ESPP") and each outstanding subscription to purchase shares of TMA Common Stock thereunder (a "TMA Purchase Right") will be assumed by Avant! at the Effective Time of the Merger. The TMA Purchase Rights so assumed by Avant! will continue to be exercisable upon the same terms and conditions applicable to those rights immediately prior to the Effective Time in accordance with the terms of the TMA ESPP, except that (a) each such assumed TMA Purchase Right will be exercisable for shares of Avant! Common Stock and (b) the purchase price payable per share of Avant! Common Stock under the assumed right will be equal to 85% of the lower of (i) the fair market value per share of the TMA Common Stock on the date the TMA Purchase Right was granted, divided by the Exchange Ratio and rounded up to the nearest whole cent and (ii) the fair market value per share of Avant! Common Stock on the date such right is exercised. Other than the TMA Purchase Rights, no additional purchase rights will be granted under the TMA ESPP.

    As of December 19, 1997, the Exchange Ratio would have been 0.662045 shares of Avant! Common Stock for each outstanding share of TMA Common Stock. As the Exchange Ratio is subject to adjustment based on the determination of the Average Nasdaq Per Share Price, holders of TMA Common Stock may not know the exact number of shares of Avant! Common Stock to be received in respect of each share of TMA Common Stock or the value of such shares until the Closing Date. Assuming that all conditions to the Merger are met or waived prior thereto, and that the TMA Merger Proposal and the Avant! Share Issuance Proposal are approved, it is anticipated that the Effective Date of the Merger will occur on the date of or promptly following the TMA Special Meeting and the Avant! Special Meeting. The Exchange Ratio is subject to adjustment in the event that the Average Nasdaq Per Share Price is between $35.678 and $25.678, such that the number of shares of Avant! Common Stock to be issued for each share of TMA Common Stock will increase or decrease so that the aggregate value of the consideration to be received by TMA shareholders in the Merger remains fixed. In the event the Average Nasdaq Per Share Price decreases below $25.678 the number of shares of Avant! Common Stock to be issued to TMA shareholders will remain constant and accordingly, the value of the consideration to be received by TMA shareholders in the Merger will decrease. In the event the Average Nasdaq Per Share Price increases above $35.678, the number of shares of Avant! Common Stock to be issued to TMA shareholders will remain constant and accordingly, the value of the consideration to be received by TMA shareholders will increase. As an example, a holder of 1,000 shares of TMA Common Stock would receive 476 shares of Avant! Common Stock at an Average Nasdaq Per Share Price of $35.678 or higher, between 476 and 662 shares of Avant! Common Stock at an Average Nasdaq Per Share Price of between $35.678 and $25.678 and 662 shares of Avant! Common Stock at an Average Nasdaq Per Share Price of $25.678 or less (plus in each case cash in lieu of fractional shares). As of December 19, 1997, the Average Nasdaq Per Share Price was $21.241. Based on this Average Nasdaq Per Share Price, in the Merger, a holder of 1,000 shares of TMA Common Stock would receive 662 shares of Avant! Common Stock. TMA shareholders are advised to obtain current market quotations for Avant! Common Stock and TMA Common Stock. The current market quotations for the Avant! Common Stock and the TMA Common Stock may be obtained on the World Wide Web at http://www.nasdaq.com. See "Risk Factors--Risks Associated with the Exchange Ratio." Since no fractional shares of Avant! Common Stock will be issued in the Merger, cash will be paid in lieu of the issuance of fractional shares. See "The Merger and Related Transactions--Conversion of TMA Shares."

    In connection with the Merger, Avant! will assume outstanding options to purchase an aggregate of approximately 1,555,375 shares of TMA Common Stock (based on the number of shares subject to outstanding TMA stock options on November 30, 1997), which, as adjusted to give effect to the Exchange Ratio of
0.662045 (the Exchange Ratio as of December 19, 1997), will become options to purchase an aggregate of approximately 1,029,728 shares of Avant! Common Stock. Within ten days after the Closing Date, Avant! will file a registration statement on Form S-8 with respect to the shares of Avant! Common Stock issuable with respect to TMA stock options or TMA Purchase Rights under the TMA ESPP assumed by Avant! pursuant to the Merger. See "The Merger and Related Transactions--Assumption of TMA Options and Subscription Rights."

    The following table presents the fully diluted equity interests in the combined company of Avant! stockholders and TMA shareholders on a pro forma combined basis as of December 19, 1997 (including shares issuable upon the exercise of outstanding options to purchase shares of Avant! Common Stock and TMA Common Stock):

                                                                                     SHARES
                                                                                       (IN
                                                                                   THOUSANDS)        %
                                                                                  -------------  ---------
Avant! stockholders.............................................................    30,109,737        82.5
                                                                                  -------------  ---------
TMA shareholders (1)............................................................     6,406,239        17.5
                                                                                  -------------  ---------
Total pro forma Avant! stockholders.............................................    36,515,976       100.0
                                                                                  -------------  ---------
                                                                                  -------------  ---------

------------------------

(1) Assumes an Exchange Ratio of 0.662045. For further information, see "Unaudited Pro Forma Condensed Combined Financial Statements" and "Avant! Business--Recent Developments."

    Exchange of certificates evidencing TMA Common Stock for certificates evidencing Avant! Common Stock will be made upon surrender of certificates evidencing TMA Common Stock to Avant!'s exchange agent.

    CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE PRIOR TO THE RECEIPT OF THE NECESSARY APPROVALS OF THE AVANT! STOCKHOLDERS AT THE AVANT! SPECIAL MEETING AND OF THE TMA SHAREHOLDERS AT THE TMA SPECIAL MEETING. IN ADDITION, FORMER TMA SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY ARE PROVIDED WITH A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS AND MATERIALS FOR THE EXCHANGE OF THEIR CERTIFICATES AFTER THE EFFECTIVE TIME. SEE "THE MERGER AND RELATED TRANSACTIONS--EXCHANGE OF CERTIFICATES."

EFFECT OF AVANT! STOCK VALUE AND PER TMA COMMON STOCK MARKET PRICE

    As described above, the Exchange Ratio varies inversely with the Avant! trading price over the ten consecutive trading days ending three days prior to the closing date of the Merger ("the Average Nasdaq Per Share Price"). Accordingly, the value of the consideration received by TMA shareholders in the Merger will vary depending on the market price per share of Avant! Common Stock on the Nasdaq National Market during the price measurement period and the resulting number of shares of Avant! Common Stock to be issued in the Merger. The Plan of Reorganization is not subject to termination in the event the Average Nasdaq Per Share Price declines to any particular amount. The table below illustrates the Exchange Ratio determined at various illustrative Average Nasdaq Per Share Prices, and the value per share of TMA Common Stock at each such illustrative Average Nasdaq Per Share Price and the approximate total number of shares of Avant! Common Stock to be issued in the Merger at each such Average Nasdaq Per Share Price. As illustrated by the table, in the event that the Average Nasdaq Per Share Price is greater than $35.678, then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678, then the Exchange Ratio shall be 0.662045. The trading price of the Avant! Common Stock is subject to fluctuation. See "Risk Factors--Potential Volatility of Stock Price."

                                                                                               APPROXIMATE TOTAL
                                                     ILLUSTRATIVE               VALUE OF EACH  NUMBER OF AVANT!
                                                    AVERAGE NASDAQ              SHARE OF TMA     COMMON STOCK
                                                      PER SHARE      EXCHANGE      COMMON        ISSUED IN THE
                                                        PRICE        RATIO(3)     STOCK(1)         MERGER(2)
                                                    --------------  ----------  -------------  -----------------
                                                      $    50.00      0.476484    $   23.82         3,869,558
Exchange Ratio fixed at minimum...................    $    40.00      0.476484    $   19.06         3,869,558
                                                      $   35.678      0.476484    $   17.00         3,869,558

                                                      $    32.00      0.531250    $   17.00         4,314,316
Exchange Ratio variable...........................    $    30.00      0.566666    $   17.00         4,601,931
                                                      $    28.00      0.607142    $   17.00         4,930,640

                                                      $   25.678      0.662045    $   17.00         5,376,511
Exchange Ratio fixed at maximum...................    $    25.00      0.662045    $   16.55         5,376,511
                                                      $    20.00      0.662045    $   13.24         5,376,511

------------------------

(1) The value of each share of TMA Common Stock is calculated by multiplying the illustrative Avant! Nasdaq Per Share Price by the corresponding Exchange Ratio.

(2) Based on 8,121,066 shares of TMA Common Stock outstanding as of December 19, 1997.

(3) Represents ($17.00/Average Nasdaq Per Share Price) with a maximum value of
    0.662045 and a minimum value of 0.476484.

    NO TERMINATION RIGHT IN THE EVENT OF A DECLINE IN AVANT! TRADING PRICE. The Plan of Reorganization is not subject to termination in the event that the Average Nasdaq Per Share Price increases or declines to a certain price. In the event that the trading price of the Avant! Common Stock declines to below $25.678 per share for the ten consecutive trading days ending three days prior to the Effective Time, the dollar value of the consideration to be received by TMA shareholders would decline because the Exchange Ratio would not be adjusted any further. In addition, TMA would not be able to terminate the Plan of Reorganization solely as a result of such decline in the trading price of the Avant! Common Stock. Furthermore, in light of the recent substantial volatility in the stock markets, particularly in the trading prices of securities of technology companies, there can be no assurance that the Average Nasdaq Per Share Price will not decrease below $25.678. As of December 19, 1997, the Average Nasdaq Per Share Price was $21.241. See "Risk Factors--Risks Associated with Exchange Ratio."

    AVANT! BOARD RECOMMENDATION; AVANT!'S REASONS FOR THE MERGER. The Avant! Board believes that the Merger will be potentially beneficial in several respects. In reaching its determination to recommend approval of the Merger and related transactions, the Avant! Board considered a number of factors, including, but not limited to, the following:

        (a) the combination of Avant! with TMA will create a combined company with significantly greater resources, a more complete product offering for the physical design, verification and simulation of ICs and greater sales and marketing capabilities than those of Avant! alone, and may enable the combined company to compete more effectively with competitors having greater resources and broader product offerings than Avant! alone;

        (b) the combination of TMA's TCAD technologies with Avant!'s ECAD software provides an opportunity for the combined company to offer an integrated line of IC design products, including products focused on physical design and deep-submicron manufacturability, thereby addressing the customer need for deep-submicron solutions;

        (c) the Merger will permit Avant! to broaden and diversify its product offerings with complementary software tools that it currently does not offer, which may reduce the risk of dependence on individual products;

        (d) Avant! believes that the management team of the combined company will have greater depth and experience than that of Avant! alone; and

        (e) a larger combined customer base and complementary distribution channels will provide leverage for expanded sales and marketing opportunities for the combined company.

    TMA BOARD RECOMMENDATION; TMA'S REASONS FOR THE MERGER. The TMA Board has unanimously approved the Plan of Reorganization, has unanimously determined that the Merger is fair to, and in the best interests of TMA and its shareholders, and unanimously recommends that holders of shares of TMA Common Stock vote FOR approval and adoption of the Plan of Reorganization and the Merger.

    The TMA Board identified several potential strategic benefits of the Merger that TMA believes will contribute to the success of the combined company. These potential benefits include:

        (a) the combination of TMA's TCAD technologies with Avant!'s ECAD software provides an opportunity for the combined company to offer an integrated line of IC design products, including products focused on physical design and deep-submicron manufacturability, thereby addressing the customer need for deep-submicron solutions, a capability that is not possible if TMA remains independent;

        (b) Avant!'s market presence, larger customer base and larger sales and distribution network offer expanded sales and marketing opportunities for TMA's products;

        (c) the combination of TMA and Avant! will create a combined company with significantly greater resources and greater sales and marketing capabilities than those of TMA alone, and may enable TMA to compete more effectively in the marketplace;

        (d) the opportunity to expand TMA's international distribution of its products by using Avant!'s worldwide sales and distribution presence; and

        (e) the opportunity for the combined company to offer a broader and more complete product line will provide TMA increased leverage for customers who have entered into volume purchase orders with Avant!. See "The Merger and Related Transactions--Reasons for the Merger."

    OPINION OF FINANCIAL ADVISOR. On September 7, 1997, Wessels, Arnold & Henderson, L.L.C. ("WA&H") rendered a written opinion (the "WA&H Opinion") to the TMA Board that, as of such date, and based on the procedures followed, factors considered and assumptions made as set forth therein, the consideration to be received by the holders of TMA Common Stock upon completion of the Merger was fair from a financial point of view to the holders of TMA Common Stock. The full text of the WA&H Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached hereto as Appendix B to this Joint Proxy Statement/Prospectus and should be read carefully and in its entirety in connection with this Joint Proxy Statement/Prospectus. The WA&H Opinion is directed to the TMA Board, addresses only the fairness as of September 7, 1997, from a financial point of view, of the consideration to be received by holders of TMA Common Stock pursuant to the Plan of Reorganization and does not constitute a recommendation to any holder of TMA Common Stock as to how such shareholder should vote at the TMA Special Meeting. A summary of all material provisions of the WA&H Opinion is set forth in this Joint Proxy Statement/Prospectus and such summary is qualified in its entirety by reference to the full text of such opinion. This opinion was updated as of November 18, 1997. Cowen and Company has also provided certain preliminary financial advisory services to TMA but has not rendered any fairness opinion in connection with the Merger. See "The Merger and Related Transactions--Opinion of TMA Financial Advisor" and "Appendix B."

    OPERATIONS FOLLOWING THE MERGER; MANAGEMENT OF COMBINED COMPANY. Upon consummation of the Merger, TMA will operate as a wholly owned subsidiary of Avant!. If the Merger is approved, the Avant! Board intends to appoint Roy E. Jewell, the President and Chief Executive Officer of TMA, to be the head of Avant!'s TCAD division. See "The Merger and Related Transactions--Operations Following the Merger; Management of Combined Company" and "--Interests of Certain Persons in the Merger."

    REPRESENTATIONS AND WARRANTIES AND COVENANTS. Under the Plan of Reorganization, Avant! and TMA made a number of representations and warranties regarding their respective capital structures, operations, financial conditions and other matters. Each of Avant! and TMA has agreed that, until the closing of the Merger or the termination of the Plan of Reorganization, it will (a) carry on its business in the ordinary course and attempt to preserve its present business and relationships with customers, suppliers and others, (b) not take certain actions without the other's consent and (c) use its best efforts to complete the Merger. See "The Merger and Related Transactions--Representations and Warranties and Covenants."

    OTHER OFFERS. TMA has agreed not to solicit, initiate discussions with or engage in negotiations with any person relating to a possible acquisition of TMA, except that if the TMA Board receives an unsolicited proposal (a "Takeover Proposal") that it reasonably believes is more favorable to its shareholders from a financial point of view than the Merger (a "Superior Proposal"), then the TMA Board will not be prevented from providing information to or negotiating with the party making the Superior Proposal or from making such disclosures to the TMA shareholders as may be required to discharge the directors' fiduciary duties. However, in the event either TMA or Avant! terminates the Plan of Reorganization following a failure of the shareholders of TMA to approve the Plan of Reorganization, and a Takeover Proposal with respect to TMA shall not have been rejected by TMA and withdrawn by the third party, then TMA must promptly pay Avant! a termination fee of $5,250,000. See "--Expenses and Termination Fees" and "The Merger and Related Transactions--Other Offers."

    RESALE OF AVANT! COMMON STOCK; AGREEMENTS WITH AFFILIATES. The shares of Avant! Common Stock to be issued in the Merger have been registered under the Securities Act and will be freely transferable, subject to certain limitations on resale described in this Joint Proxy Statement/Prospectus. As a condition to the obligations of the parties under the Plan of Reorganization, Avant! and TMA have each received agreements from each person or entity who may be deemed an affiliate (as defined in the Securities Act and the rules and regulations thereunder) of Avant! or TMA, as appropriate pursuant to which such persons have agreed not to sell, transfer or otherwise dispose of shares of TMA Common Stock or Avant! Common Stock until such time after the Effective Time as Avant! has publicly released a report including the combined financial results of Avant! and TMA for a period of at least 30 days of combined operations of Avant! and TMA. Furthermore, pursuant to such agreements, the affiliates of TMA have agreed to refrain from the sale or transfer of any Avant! Common Stock received in connection with the Merger, except in accordance with the provisions of the Securities Act and the general rules and regulations thereunder. Such agreements also limit the ability of the affiliates of Avant! to sell, transfer or otherwise dispose of shares of Avant! Common Stock during the period preceding and following the Merger. See "The Merger and Related Transactions--Resale of Avant! Common Stock; Agreements with Affiliates."

    INTERESTS OF CERTAIN PERSONS. In considering the recommendation of the TMA Board with respect to the Merger, TMA shareholders should be aware that certain members of TMA's management and Board have interests in connection with the Merger and the agreements and transactions contemplated thereby that are in addition to those of TMA shareholders generally. See "The Merger and Related Transactions-- Interests of Certain Persons in the Merger."

    CONDITIONS TO THE MERGER. The closing of the Merger is subject to various conditions, including the approval by Avant!'s stockholders of the Avant! Share Issuance Proposal, the approval by TMA's shareholders of the TMA Merger Proposal, the receipt of certain consents and approvals from various third parties and governmental agencies, including the approval of the Federal Trade Commission and the Department of Justice pursuant to the filings made by the parties under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, receipt of opinions of counsel to the effect that the Merger should qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the absence of a material adverse change in the business, prospects or financial condition of TMA and/or Avant!, and receipt of a letter from KPMG Peat Marwick LLP, independent accountants, concurring with Avant!'s management's conclusion that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with the Plan of Reorganization. TMA shall also receive a letter from Arthur Andersen LLP to the effect that TMA qualifies for participation in this pooling of interests transaction consummated in accordance with the Plan of Reorganization. Except for matters required by law, each of the parties to the Plan of Reorganization may, at its option, waive compliance with any condition to its obligation to consummate the Merger. See "The Merger and Related Transactions--Conditions to the Merger."

    SHAREHOLDER AGREEMENT. Roy E. Jewell, Bennet L. Weintraub, Jue-Hsien Chern, Lung Chu, David M. Lee, Milan G. Lazich, Louis A. Delmonico, Robert A. Dutton, William E. Drobish, and Ronald A. Rohrer beneficially own an aggregate of 2,619,149 shares of TMA Common Stock, representing approximately 32.3% of the votes entitled to be cast by holders of shares of TMA Common Stock issued and outstanding as of the TMA Record Date. These individuals have entered into a Shareholder Agreement with Avant!, pursuant to which each has (a) agreed to vote the shares of TMA Common Stock held by him in favor of the TMA Merger Proposal,
(b) granted Avant! an irrevocable proxy to vote such individual's shares in favor of the Merger and (c) granted Avant! an exclusive and irrevocable option to purchase such individual's shares of TMA Common Stock in the event the Merger does not occur, subject to certain conditions specified in the Shareholder Agreement. These individuals' obligations under the Shareholder Agreement are not impacted by TMA's receipt of a superior proposal. See "The Merger and Related Transactions--Shareholder Agreement."

    CLOSING. The Merger will be completed on the date that the Agreement of Merger, is filed with the Office of the Secretary of State of the State of California. The Effective Time is expected to occur as soon as practicable after the receipt of the necessary approvals at the Avant! Special Meeting and the TMA Special Meeting and satisfaction or waiver of the other conditions precedent to the Merger, as set forth in the Plan of Reorganization (the "Closing"). It is anticipated that the Closing will occur no later than two business days of the obtaining of the necessary approvals at the Avant! Special Meeting and the TMA Special Meeting. See "The Merger and Related Transactions--Closing."

    TERMINATION. The Plan of Reorganization may be terminated by mutual agreement of Avant! and TMA, or by either Avant! or TMA (a) if the closing of the Merger has not occurred on or before January 31, 1998, (b) as a result of a breach by the other party of a representation, warranty, or obligation set forth in the Plan of Reorganization, which breach would result in a material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such other party or its subsidiaries, and such breach has not been cured within ten business days after written notice from the other party, (c) if there shall have occurred a material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the other party or its subsidiaries and such other party shall have failed to propose a reasonably acceptable plan to mitigate the effect of such material adverse change within 20 business days after notice of intent to terminate, (d) if the Board of the other party withdraws or modifies, in an adverse manner, its recommendation of the Plan of Reorganization or the Merger, (e) if there is a permanent injunction or order of a court or other competent authority in effect preventing the Merger which has become final and nonappealable or (f) if the required approval of the Avant! stockholders or TMA shareholders is not obtained at the respective Special Meetings. The Plan of Reorganization is not subject to termination solely as a result of a decline in the Average Nasdaq Per Share Price. See "The Merger and Related Transactions--No Termination Right in the Event of a Decline in Avant! Trading Price" and "--Termination."

    EXPENSES AND TERMINATION FEES. All costs and expenses incurred in connection with the Plan of Reorganization and the transactions contemplated thereby (including, without limitation, the fees and expenses of advisors, accountants and legal counsel) will be paid by the party incurring such expense, except that, in the event the Merger is not consummated for any reason or if the Plan of Reorganization is terminated for any reason, other than in certain specified circumstances relating to the conduct of Avant! in the period following execution of the Plan of Reorganization, expenses incurred in connection with printing the proxy materials and the Registration Statement, and registration and filing fees incurred in connection with the Registration Statement and the proxy materials in connection with the Merger, will be shared equally by Avant! and TMA.

    If either (a) Avant! or TMA terminates the Plan of Reorganization following a failure of the TMA shareholders to approve the Plan of Reorganization and, prior to the time of the TMA Special Meeting, there shall have been a Trigger Event (as used herein, a "Trigger Event" shall occur if any Person commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 25% or more of the voting power of TMA) with respect to TMA that TMA's Board of Directors has not recommended that its shareholders reject or a Takeover Proposal not rejected by TMA or withdrawn by the third party making such Takeover Proposal or (b) Avant! terminates the Plan of Reorganization under certain circumstances permitted by the Plan of Reorganization, and TMA is not entitled to terminate the Plan of Reorganization for certain reasons permitted by the Plan of Reorganization, and prior thereto there shall have been (i) a Trigger Event with respect to TMA or (ii) a Takeover Proposal with respect to TMA which shall not have been rejected by TMA and withdrawn by the third party, then TMA shall promptly pay Avant! a termination fee of $5,250,000. If the Plan of Reorganization is terminated by TMA under certain circumstances permitted by the Plan of Reorganization and Avant! is not entitled to terminate the Plan of Reorganization for the same reasons, then Avant! shall promptly pay TMA a termination fee of $5,250,000. If TMA terminates the Plan of Reorganization due in whole or in part to any failure by Avant! to use its reasonable best efforts to perform and comply with all agreements and conditions required to be performed or complied with under the Plan of Reorganization then, Avant! shall promptly pay to TMA a termination fee of $5,250,000. See "The Merger and Related Transactions--Expenses and Termination Fees."

    AMENDMENT. The Plan of Reorganization may be amended by the agreement of the board of directors of Avant! and TMA at any time before or after approval by the TMA shareholders or the Avant! stockholders, except that, after such approval, no amendment may be made which (a) alters or changes the amount or kind of consideration to be received upon conversion of the TMA Common Stock,
(b) alters or changes any term of the Articles of Incorporation of Merger Sub or
(c) alters or changes any of the terms and conditions of the Plan of Reorganization if such alteration or change would adversely affect the holders of TMA Common Stock or Avant! Common Stock. See "The Merger and Related Transactions-- Termination" and "--Amendment."

    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. Avant! and TMA have received opinions from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Fenwick & West LLP, respectively, that the Merger should qualify as a reorganization for federal income tax purposes under Section 368(a) of the Code (a "Reorganization"). Provided that the Merger does qualify as a Reorganization, no gain or loss should be recognized for federal income tax purposes by TMA shareholders upon their receipt of shares of Avant! Common Stock in exchange for their shares of TMA Common Stock, except to the extent of cash received in lieu of fractional shares or in respect of Dissenting Shares. Such legal opinions have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, are subject to certain limitations and qualifications and are based upon certain factual assumptions and representations. Furthermore, such legal opinions are not binding on the Internal Revenue Service. ALL TMA SHAREHOLDERS SHOULD READ CAREFULLY THE DISCUSSION UNDER "THE MERGER AND RELATED TRANSACTIONS--CERTAIN FEDERAL INCOME TAX CONSIDERATIONS." IN VIEW OF THE COMPLEXITIES OF FEDERAL INCOME AND OTHER TAX LAWS, EACH TMA SHAREHOLDER SHOULD CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR REGARDING, AMONG OTHER THINGS, THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF THE MERGER APPLICABLE TO SUCH SHAREHOLDER'S SPECIFIC CIRCUMSTANCES.

    The Merger will not have any tax consequences for Avant! stockholders.

    ACCOUNTING TREATMENT. The Merger is expected to be accounted for as a pooling of interests in accordance with the provisions of Accounting Principles Board Opinion No. 16. As a condition to the consummation of the Merger, Avant! will receive a letter from KPMG Peat Marwick LLP, independent accountants, concurring with Avant!'s management's conclusion that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with the Plan of Reorganization. TMA shall also receive a letter from Arthur Andersen LLP to the effect that TMA qualifies for participation in this pooling of interests transaction if consummated in accordance with the Plan of Reorganization. See "The Merger and Related Transactions--Accounting Treatment."

    DISSENTERS' RIGHTS. Under Chapter 13 of the CGCL, TMA shareholders who object to the Merger may, under certain circumstances and by following prescribed statutory procedures, have the right to dissent from the Merger and seek a determination of, and receive payment for, the "fair value" of such shareholder's shares. A complete copy of Chapter 13 of the CGCL is attached hereto as Appendix C. The failure of such a dissenting shareholder to follow such procedures, described more fully elsewhere in this Joint Proxy Statement/Prospectus, may result in termination or waiver of such dissenters' rights. However, no TMA shareholder will have dissenter's rights unless Dissenting Shares represent at least five percent of the outstanding shares of TMA Common Stock. It should be noted that if holders of more than an insignificant number of shares of TMA Common Stock elect to exercise their dissenters' rights, such action could adversely impact the ability of Avant! to account for the business combination contemplated by the Merger as a pooling of interests under generally accepted accounting principles, a condition to the consummation of the Merger. Under the Plan of Reorganization, if Dissenting Shares represent more than ten percent of the then outstanding shares of TMA Common Stock, then Avant! and Merger Sub will not be obligated to consummate and effect the Plan of Reorganization and the transactions contemplated thereby. See "Dissenters' Rights" for a more detailed description of TMA shareholders' dissenters' rights with respect to the Merger.

    No statutory appraisal rights are available to Avant! stockholders in connection with the Merger.

    COMPARATIVE RIGHTS OF SHAREHOLDERS. As a result of the Merger, holders of TMA Common Stock will be exchanging their shares of a California corporation, which is governed by the CGCL and TMA's Articles of Incorporation and Bylaws, for shares of Avant! Common Stock issued by a Delaware corporation, which is governed by the Delaware General Corporation Law ("DGCL") and Avant!'s Certificate of Incorporation and Bylaws. Holders of TMA Common Stock should be aware that certain significant differences exist between the rights of a shareholder of a California corporation and those of a stockholder of a Delaware corporation. There are certain differences between California corporate law and Delaware corporate law, as well as between TMA's Bylaws and Articles of Incorporation and Avant!'s Bylaws and Certificate of Incorporation. See "Comparison of Rights of Holders of Avant! Common Stock and Holders of TMA Common Stock."

    REGULATORY MATTERS. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and the specified waiting periods have been satisfied. Each of Avant! and TMA made the required filings under the HSR Act, and the HSR Act waiting period expired at 11:59 p.m. on November 5, 1997.

           MARKET PRICE AND DIVIDENDS ON AVANT! AND TMA COMMON STOCK

    Avant! Common Stock is traded on the Nasdaq National Market under the symbol "AVNT," and TMA Common Stock is traded on the Nasdaq National Market under the symbol "TMAI." Trading of Avant! Common Stock began on June 7, 1995, and trading of TMA Common Stock began on September 20, 1996.

    The following table sets forth the closing sales price per share of Avant! Common Stock and TMA Common Stock, as reported by the Nasdaq National Market, on
(a) September 5, 1997, the last full trading day preceding the date of the announcement of the execution of the Plan of Reorganization by Avant! and TMA and (b) December 19, 1997, the latest practicable trading day before printing this Joint Proxy Statement/Prospectus. The "equivalent per share price" for TMA Common Stock as of such dates equals the closing sale price per share of Avant! Common Stock on such dates multiplied by the Exchange Ratio on such dates (0.565893 and 0.662045, respectively). Avant! stockholders and TMA shareholders are strongly encouraged to obtain current market information for shares of Avant! Common Stock and TMA Common Stock. The current market quotations for the Avant! Common Stock and the TMA Common Stock may be obtained on the World Wide Web at http://www.nasdaq.com. See "Risk Factors--Potential Volatility of Stock Price."

                                                   AVANT!           TMA         EQUIVALENT
                                                COMMON STOCK    COMMON STOCK     PER SHARE
                                                   PRICE           PRICE           PRICE
                                               --------------  --------------  -------------
September 5, 1997............................    $   33.625      $   13.500      $  19.028
December 19, 1997............................    $   17.938      $   10.750      $  11.876

    Avant! and TMA believe that TMA Common Stock presently trades on the basis of the value of the Avant! Common Stock expected to be issued in exchange for such TMA Common Stock in the Merger, discounted primarily for the uncertainties associated with the Merger. Apart from the publicly disclosed information concerning Avant! which is included in this Joint Proxy Statement/Prospectus, Avant! cannot state with certainty what factors account for changes in the market price of the Avant! Common Stock. See "Risk Factors--Potential Volatility of Stock Price."

    The following table sets forth the high and low closing sale prices on Avant!'s Common Stock for the periods indicated.

                                                                               HIGH          LOW
                                                                           -------------  ---------
Fiscal Year Ended December 31, 1995
  Second Quarter (from June 7, 1995).....................................  $      34.00   $   26.50
  Third Quarter..........................................................  $      49.25   $   33.63
  Fourth Quarter.........................................................  $      45.625  $   14.25

Fiscal Year Ended December 31, 1996
  First Quarter..........................................................  $      25.75   $   14.25
  Second Quarter.........................................................  $      25.50   $   16.50
  Third Quarter..........................................................  $      33.50   $   20.75
  Fourth Quarter.........................................................  $      36.00   $   25.63

Fiscal Year Ended December 31, 1997
  First Quarter..........................................................  $      39.88   $   24.25
  Second Quarter.........................................................  $      32.38   $    9.81
  Third Quarter..........................................................  $      35.00   $   28.75
  Fourth Quarter (through December 19, 1997).............................  $      30.938  $   15.50

    No cash dividends have been paid on the Avant! Common Stock since Avant!'s initial public offering. Avant! does not anticipate paying cash dividends in the foreseeable future.

    Prior to TMA's initial public offering on September 20, 1996, there was no public market for TMA's Common Stock. The following table sets forth the high and low closing sale prices on TMA's Common Stock for the periods indicated.

Fiscal Year Ended December 31, 1996                              HIGH          LOW
                                                             ------------  -----------
Third Quarter (from September 20, 1996)....................  $      16.25  $      12.00
Fourth Quarter.............................................  $      15.00  $       9.50

Fiscal Year Ending December 31, 1997
First Quarter..............................................  $      17.00  $       9.75
Second Quarter.............................................  $      14.50  $       8.00
Third Quarter..............................................  $      16.875 $      11.00
Fourth Quarter (through December 19, 1997).................  $      16.313 $       9.00

    On September 5, 1997, the last full trading day before the date of the commencement of the execution of the Plan of Reorganization by Avant! and TMA, the closing sale price of TMA Common Stock as reported by the Nasdaq National Market was $13.50 per share. On December 19, 1997, the last trading day for which quotations were available at the time of printing this Joint Proxy Statement/Prospectus, the closing sale price of TMA Common Stock as reported by the Nasdaq National Market was $10.75 per share.

    As of December 19, 1997, there were approximately 79 holders of record of TMA Common Stock (although TMA has been informed that there are in excess of 900 beneficial owners).

    TMA has not paid any cash dividends on its capital stock in recent years. TMA currently anticipates that it will retain any future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                  RISK FACTORS

    The completion of the Merger and an investment in shares of Avant! Common Stock each involve substantial risks. Shareholders of TMA and stockholders of Avant! should consider the information set forth in "Risk Factors" and the other information contained herein before deciding whether or not to approve the TMA Merger Proposal or the Avant! Share Issuance Proposal, as applicable.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following selected financial information of Avant! and TMA as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 has been derived from audited financial statements included elsewhere herein. It is qualified by reference to, and should be read in conjunction with, Avant!'s and TMA's consolidated financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The balance sheet information as of September 30, 1997 and the statement of operations information for the nine-month periods ended September 30, 1996 and 1997 are derived from unaudited financial statements included elsewhere herein and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of Avant! and TMA for the unaudited interim period. Avant!'s statement of income information for the years ended December 31, 1992 and 1993, and balance sheet information as of December 31, 1992 and 1993 are derived from audited consolidated financial statements not included herein. TMA's statement of income information for the year ended December 31, 1993 and balance sheet information as of December 31, 1994 is derived from audited consolidated financial statements not included herein. TMA's statement of income information for the year ended December 31, 1992 and balance sheet information as of December 31, 1992 and 1993 are derived from and qualified by reference to unaudited consolidated financial statements of TMA, not included herein.

    The pro forma financial information does not purport to represent what Avant!'s financial position or results of operations would actually have been had the Merger occurred at the beginning of the earliest period presented or to project Avant!'s financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from cost savings or synergies of operations that may be realized by the combined company. For further information, see "Unaudited Pro Forma Condensed Combined Financial Statements" and "Avant! Business--Recent Developments."

                            SELECTED FINANCIAL DATA
                                     AVANT!

                                                                                                NINE MONTHS
                                                                                              ENDED SEPTEMBER
                                                          YEAR ENDED DECEMBER 31,                   30,
                                                --------------------------------------------  ----------------
                                                 1992     1993     1994     1995      1996     1996     1997
                                                -------  -------  -------  -------  --------  -------  -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Total revenue.................................  $14,806  $22,560  $39,344  $68,868  $106,087  $77,293  $104,332
Income (loss) from operations.................    1,171    1,231    5,348   11,790    19,232   20,828   (8,057)
Net income (loss) (2).........................      307    2,389    4,009    8,350    12,484   15,264   (2,858)
Net income (loss) per share (2)...............  $  0.03  $  0.15  $  0.20  $  0.35  $   0.47  $  0.57  $ (0.11)
Weighted average number of common and common
  equivalent shares outstanding...............    8,954   16,284   20,457   24,159    26,761   26,621   25,616

                                                                     DECEMBER 31,                  SEPTEMBER
                                                     --------------------------------------------     30,
                                                      1992     1993     1994     1995      1996       1997
                                                     -------  -------  -------  -------  --------  ----------
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................  $ 6,966  $ 9,682  $ 9,925  $50,010  $ 33,067  $ 73,565
Working capital (1)................................    7,397   12,530   36,464   93,005   115,977    89,587
Total assets.......................................   13,397   24,277   52,222  123,173   156,103   202,657
Long-term obligations..............................      152      173    1,021    1,730     1,017       539
Mandatorily redeemable convertible preferred
  stock............................................    3,830    8,312    8,312    --        --        --
Shareholders' equity...............................  $ 5,868  $ 7,177  $31,525  $99,411  $124,823  $150,169

                                      TMA

                                                                                                 NINE MONTHS
                                                                                                    ENDED
                                                            YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                   ------------------------------------------  ----------------
                                                    1992     1993    1994     1995     1996     1996     1997
                                                   -------  ------  -------  -------  -------  -------  -------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Total revenue....................................  $ 5,466  $8,088  $12,078  $12,593  $17,959  $12,825  $13,778
Income (loss) from operations....................     (262)  1,199    2,298    2,098    1,732    1,230   (1,204)
Net income.......................................     (168)    768    1,454    1,282    1,224      592       69
Net income per share.............................  $ (0.02) $ 0.09  $  0.23  $  0.23  $  0.20  $  0.11  $  0.01
Weighted average number of common and common
  equivalent shares outstanding..................    9,236   8,238    6,389    5,508    6,217    5,486    8,379

                                                                       DECEMBER 31,                SEPTEMBER
                                                          ---------------------------------------     30,
                                                           1992    1993    1994    1995    1996      1997
                                                          ------  ------  ------  ------  -------  ---------
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............................  $1,110  $1,597  $4,011  $3,284  $21,074  $12,420
Working capital (1).....................................     583   1,063   1,909   2,742   34,454   34,253
Total assets............................................   2,530   4,115   6,899   8,068   41,965   43,003
Long-term obligations...................................    --       350   1,031     728      858      519
Shareholders' equity....................................  $1,304  $1,526  $2,033  $3,455  $36,357  $36,551

------------------------

(1) Working capital is computed as current assets less current liabilities.

(2) Amounts for 1992, 1993, 1994 and 1995 are pro forma. See Notes 1 and 6 of Consolidated Financial Statements of Avant! included elsewhere in this Joint Proxy Statement/Prospectus.

                                 AVANT! AND TMA
         UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                                                                                                 NINE MONTHS
                                                                                                    ENDED
                                                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                                   --------------------------  ----------------
                                                                    1994     1995      1996     1996     1997
                                                                   -------  -------  --------  -------  -------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME DATA(1):
Total revenue....................................................  $51,422  $81,461  $124,046  $90,118  $118,110
Income (loss) from operations....................................    7,646   13,888    20,964   22,058   (9,261)
Net income (loss) (2)............................................    5,463    9,632    13,708   15,856   (2,789)
Net income (loss) per share (2)..................................  $  0.22  $  0.35  $   0.44  $  0.52  $ (0.09)
Weighted average number of common and common equivalent shares
  outstanding....................................................   24,687   27,806    30,877   30,253   31,163

                                                                                                    SEPTEMBER
                                                                                                       30,
                                                                                                      1997
                                                                                                    ---------
                                                                                                    (IN
                                                                                                    THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................................................................  $85,985
Working capital (3)(4)............................................................................  117,040
Total assets......................................................................................  245,660
Long-term obligations.............................................................................    1,058
Shareholders' equity (4)..........................................................................  $179,920

------------------------

(1) The unaudited selected pro forma condensed combined financial data gives effect to the completion of the Merger as if it had occurred on January 1, 1994. See "Unaudited Pro Forma Condensed Combined Financial Statements."

(2) Amounts for 1994 and 1995 are pro forma. See Notes 1 and 6 of Consolidated Financial Statements of Avant! included elsewhere in this Joint Proxy Statement/Prospectus.

(3) Working capital is computed as current assets less current liabilities.

(4) Includes the effect of estimated expenses of approximately $6.8 million expected to be incurred by the combined company in connection with the Merger.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain per share data of Avant! and TMA and combined per share data on an unaudited pro forma and equivalent pro forma basis, after giving effect to the Merger on a pooling of interests basis. The pro forma combined per share data gives effect to the Merger at the estimated Exchange Ratio of 0.662045 (the Exchange Ratio as of December 19, 1997) shares of Avant! Common Stock for each outstanding share of TMA Common Stock. The actual number of shares of Avant! Common Stock to be issued in the Merger will be determined at the Effective Time based on the Exchange Ratio at the Effective Time. The pro forma combined per share data does not purport to represent what Avant!'s financial position or results of operations would actually have been had the Merger occurred at the beginning of the earliest period presented or to project Avant!'s financial position or results of operations for any future date or period. This data should be read in conjunction with the selected historical financial data and pro forma condensed combined financial statements included elsewhere herein and the separate historical financial statements and notes thereto of TMA and Avant! included elsewhere herein. Neither Avant! nor TMA declared any cash dividends during the periods presented.

                                                                                             NINE MONTHS
                                                                                                ENDED
                                                                        YEAR ENDED DECEMBER   SEPTEMBER
                                                                                31,              30,
                                                                        -------------------  ------------
                                                                        1994   1995   1996   1996   1997
                                                                        -----  -----  -----  -----  -----
AVANT!
Net income (loss) (1).................................................  $0.20  $0.35  $0.47  $0.57  $(0.11)
Book value (2)........................................................                $5.00         $5.65

                                                                                              NINE MONTHS
                                                                                                 ENDED
                                                                         YEAR ENDED DECEMBER   SEPTEMBER
                                                                                 31,              30,
                                                                         -------------------  ------------
                                                                         1994   1995   1996   1996   1997
                                                                         -----  -----  -----  -----  -----
TMA
Net income.............................................................  $0.23  $0.23  $0.20  $0.11  $0.01
Book value (2).........................................................                $4.73         $4.52

                                                                                             NINE MONTHS
                                                                                                ENDED
                                                                        YEAR ENDED DECEMBER   SEPTEMBER
                                                                                31,              30,
                                                                        -------------------  ------------
                                                                        1994   1995   1996   1996   1997
                                                                        -----  -----  -----  -----  -----
PRO FORMA COMBINED PER AVANT! SHARE
Net income (loss) (1).................................................  $0.22  $0.35  $0.44  $0.52  $(0.09)
Book value (2)(3).....................................................                $5.14         $5.63

                                                                                             NINE MONTHS
                                                                                                ENDED
                                                                        YEAR ENDED DECEMBER   SEPTEMBER
                                                                                31,              30,
                                                                        -------------------  ------------
                                                                        1994   1995   1996   1996   1997
                                                                        -----  -----  -----  -----  -----
EQUIVALENT PRO FORMA PER TMA SHARE (4)
Net income (loss).....................................................  $0.15  $0.23  $0.29  $0.34  $(0.06)
Book value (2)(3).....................................................                $3.40         $3.72

------------------------

(1) Amounts for 1994 and 1995 are pro forma. See Notes 1 and 6 of Consolidated Financial Statements of Avant! included elsewhere in this Joint Proxy Statement/Prospectus.

(2) Book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of common stock outstanding at the end of each period. Book value per share information as of December 31, 1994 and 1995 and September 30, 1996 is not presented.

(3) The parties anticipate that the combined company will incur direct transaction costs and merger-related integration expenses totaling approximately $6.8 million in connection with the Merger. Such costs include financial advisory fees, transaction costs and other direct costs associated with the Merger, including the following: (a) employee termination costs;
    (b) charges for duplicate facilities; and (c) legal, accounting and printing expenses. These costs are expected to be charged to the combined company. The effects of these costs have not been reflected in the above pro forma combined net income per share data, but are reflected in the above pro forma book value per share data as of December 31, 1996 and September 30, 1997.

(4) The unaudited equivalent pro forma combined per TMA share amounts are calculated by multiplying the pro forma combined per Avant! share amounts by the estimated Exchange Ratio of 0.662045 (the Exchange Ratio as of December 19, 1997) shares of Avant! Common Stock for each outstanding share of TMA Common Stock.

                                  RISK FACTORS

    THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH BELOW AND OTHER MATTERS DESCRIBED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. SEE "FORWARD-LOOKING STATEMENTS." THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE PROPOSALS TO BE CONSIDERED AND VOTED UPON AT EACH OF THE AVANT! SPECIAL MEETING AND THE TMA SPECIAL MEETING AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY. FOR PERIODS FOLLOWING THE MERGER, REFERENCES TO THE SERVICES, BUSINESS, FINANCIAL RESULTS OR FINANCIAL CONDITION OF AVANT!, AND REFERENCES TO THE "COMBINED COMPANY," SHOULD BE CONSIDERED TO REFER TO AVANT! AND ITS SUBSIDIARIES, INCLUDING TMA, UNLESS THE CONTEXT REQUIRES OTHERWISE.

LITIGATION RISK

    Avant! is subject to a number of related litigation matters, including a civil action brought by Cadence Design Systems, Inc. ("Cadence"), a criminal complaint filed by the Santa Clara County District Attorney's office against Avant! and certain of its employees and securities class action claims resulting from these lawsuits. In addition, default judgments in the aggregate amount of $31.4 million will be entered against Meta Software, Inc., which Avant! acquired in October 1996 and which is now a wholly owned subsidiary of Avant! ("Meta").

    CADENCE LITIGATION.

    On December 6, 1995, Cadence filed an action against Avant! and certain of its officers in the United States District Court for the District of Northern California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain Avant! employees who formerly were Cadence employees misappropriated and improperly copied source code for certain important functions of Avant! place and route products from Cadence, and that Avant! has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that Avant! induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. The matter is currently awaiting trial, pending further pretrial matters. A trial date has not been set. On July 25, 1997, a federal judge stayed the Cadence civil action pending completion of the criminal proceedings described below, except for limited discovery on certain matters approved by the District Court. Avant! posted a $5.0 million bond pending the resumption of the civil action.

    In addition to actual and punitive damages, which were not quantified by Cadence, Cadence seeks to enjoin the sale of Avant!'s place and route products pending trial of the action. On March 18, 1997, the District Court denied Cadence's motion for a preliminary injunction. Cadence appealed the order denying a preliminary injunction. On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to Avant!'s ArcCell product, a product that Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin Avant!'s Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if Avant!'s Aquarius products are determined to infringe Cadence products, the sale of the Aquarius products should be enjoined. Avant! requested a rehearing on the issue, but on November 21, 1997 the Ninth Circuit denied this request. On December 19, 1997, the District Court stated its intention to enjoin Avant! from directly or indirectly marketing, selling, licensing, copying or transferring any work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, Avant!'s ArcCell, ArcCellBV and ArcCellXO products. The District Court also stated that it would direct Avant! to deliver a copy of its order to all present or former customers that have received copies of any such infringing products and, to the extent it has a legal right to do so, request that such customers return or destroy any such products. Avant! also will be directed to furnish to Cadence a list of any customers that still maintain a functioning copy of such products. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of Avant!'s Aquarius place and route products from which Avant! derives a significant portion of its total revenue. The District Court will hold future hearings regarding the Aquarius products. There can be no assurance that the District Court will not, upon further consideration, grant a preliminary injunction with respect to the sale of the Aquarius products, which would have a material adverse effect on the combined company's business, consolidated financial position and consolidated results of operations.

    On January 16, 1996, Avant! filed a counterclaim against Cadence alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. On December 19, 1997, Avant! stipulated to temporarily dismissing its counterclaim in order to file more detailed allegations. Avant! intends to refile its counterclaim in January 1998.

    Avant! believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, Avant!'s defenses are unsuccessful, Avant! may ultimately be permanently enjoined from selling certain place and route products and may be required to pay damages to Cadence. In addition, upon further consideration by the District Court, Avant! could be preliminarily enjoined from selling its Aquarius place and route products. In such event, Avant!'s business, consolidated financial condition and consolidated results of operations may be materially adversely affected. In addition, it is likely that an adverse judgment against Avant! would result in a steep decline in the market price of Avant! Common Stock. Although it is reasonably possible Avant! may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, based on information Avant! presently possesses. There can be no assurance that an adverse judgment, if granted on any claim would not have a material adverse effect on Avant!'s business, consolidated financial position or consolidated results of operations. Furthermore, Cadence terminated TMA's participation in its Platinum Partners Program after the announcement of the proposed Merger. There can be no assurance that other customer relationships of Avant!, TMA or the combined company will not be adversely affected in the future as a result of the Cadence litigation.

    CRIMINAL COMPLAINT.

    The Santa Clara County District Attorney's office also is investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On April 11, 1997, the Santa Clara County District Attorney filed a criminal complaint alleging felony level offenses against, among others, Avant! and the following Avant! employees and/or directors, Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff, Operations, Leigh Huang, Marketing Manager and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code sections relating to the theft of trade secrets. Avant! and the individuals have pleaded not guilty and are awaiting further proceedings. The criminal complaint could result in criminal fines against Avant!, as well as the potential incarceration of certain members of its management team. Such outcomes could result in canceled or postponed customer orders, increased future expenditures, the loss of management and other key personnel, additional stockholder litigation, loss of goodwill and would have other material adverse effects on the business, consolidated financial position or consolidated results of operations of the combined company.

    SILVACO LITIGATION.

    In March 1993, Meta filed a complaint in Santa Clara Superior Court against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the

Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of Avant!'s Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

    In August 1997, the Superior Court entered a default judgment against Mr. Hailey for failure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20.0 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and, on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product development claim. Silvaco's claims based on the marketing program and abuse of process were dismissed.

    Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco, including filing an appeal as quickly as practicable. Meta believes it has substantial appellate issues which could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Although it is reasonably possible Meta will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    SECURITIES CLASS ACTION CLAIMS.

    On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint against Avant!. In addition, on December 19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California a class action complaint against Avant! for violations of the federal securities laws. These class action lawsuits allege certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim described above. In February 1997, plaintiff Tarca voluntarily dismissed his action and the Margetis plaintiffs were certified as class representatives in their action. On July 25, 1997, a federal judge stayed the Margetis action, except for certain documentary and third-party discovery, pending resolution of the Cadence suit.

    On May 30, 1997, Joanne Hoffman filed in the United States District Court for the Northern District of California a purported class action alleging securities claims on behalf of purchasers of Avant! Common Stock between March 29, 1996 and April 11, 1997, the date of the filing of the criminal complaints against Avant! and six of its employees. Plaintiff alleges that Avant! and various of its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations. Avant!

has moved to dismiss the Hoffman complaint for failure to state a claim, but the court has not yet heard argument on that motion.

    Avant! believes it has defenses to all of the plaintiffs' claims and intends to defend itself vigorously. There can be no assurance, however, that Avant!'s defenses will be successful. Although it is reasonably possible Avant! will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to the securities class action plaintiffs, and such a judgment could have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    POTENTIAL IMPACT ON TMA SHAREHOLDERS.

    Although TMA has the right to terminate the Plan of Reorganization prior to the Effective Time under certain circumstances, it is possible that developments in the pending litigation described above that would give TMA the right to terminate the Plan of Reorganization may occur only after the Effective Time. In such event, TMA shareholders would bear the risk of any decline in the market price of the Avant! Common Stock following an adverse outcome of the pending litigation described above.

    LITIGATION COSTS.

    The pending litigation and any future litigation against the combined company or its employees, regardless of the outcome, is expected to result in substantial costs and expenses to the combined company. For example, during 1996 Avant! incurred and charged to operations approximately $6.8 million in litigation expenses and expects to incur approximately $7.5 million in litigation expenses in 1997. While litigation is inherently unpredictable, Avant! currently expects that its litigation expenses during 1998 will be at least as much as those incurred in 1997. Accordingly, any such litigation could have a material adverse effect on the combined company's business, operating results or financial condition. Furthermore, if Avant! is required to satisfy the default judgments in full in the Silvaco litigation, Avant! could be required to pay up to $31.4 million in damages, which would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

UNCERTAINTY RELATING TO INTEGRATION OF MULTIPLE OPERATIONS AND PRODUCT LINES;
  MANAGEMENT OF GROWTH

    In addition to the proposed acquisition of TMA in the Merger, Avant! has also recently acquired Compass. The integration of TMA's and Compass' business and personnel following the TMA and Compass acquisitions present difficult challenges for Avant!'s management, particularly in light of the increased time and resources required to effect the combination with these parties. Further, both Avant! and TMA entered into the Plan of Reorganization with the expectation that the Merger will result in synergies for the combined company. The combined company, however, will be more complex and diverse than either Avant! or TMA individually, and the combination and continued operation of their distinct business operations, together with Compass will be difficult. While the management and Boards of both Avant! and TMA believe that the combination of Avant!, Compass and TMA can be effected in a manner that will realize the value of the combined company, the management group of the combined company has limited experience in combinations of this complexity or size. Accordingly, there can be no assurance that the process of effecting these business combinations can be effectively managed to realize the synergies anticipated to result therefrom.

    Avant! and TMA entered into the Plan of Reorganization, among other reasons, in order to achieve potential mutual benefits from combining each of their respective expertise and product lines for the physical design of high-density, high-performance ICs. Realization of these potential benefits will require, among other things, integrating the companies' (including Compass') respective product offerings and coordinating the combined company's (including Compass') sales and marketing and research and development efforts. Avant!, Compass and TMA each have different systems and procedures in many operational areas that must be rationalized and integrated. There can be no assurance that such integration will be accomplished effectively, expeditiously or efficiently. The difficulties of such integration may be increased by the necessity of coordinating geographically separated divisions, integrating personnel with disparate business backgrounds and combining three different corporate cultures. The integration of certain operations following the Compass Acquisition and the Merger will require the dedication of management resources that may temporarily distract attention from the day-to-day business of the combined company. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during such integration. In fact, a substantial number of Compass employees have been terminated by Avant! in an effort to streamline and integrate the operations of Avant! and Compass. There can also be no assurance that the combined company will be able to retain all of its key technical, sales and other key personnel. Failure to effectively accomplish the integration of the operations of Avant!, Compass and TMA could have a material adverse effect on the combined company's business, operating results and financial condition. Moreover, uncertainty in the marketplace or customer hesitation relating to the Compass Acquisition or the Merger could negatively affect the combined company's business, operating results and financial condition.

    Each of Avant! and TMA has experienced periods of rapid growth and expansion that has placed and will continue to place significant strains upon their respective management systems and resources. The combined company's ability to compete effectively and to manage future growth, if any, will require the combined company to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the combined company's personnel, systems, procedures and control will be adequate to support the combined company's operations.

    Avant! has also recently acquired the assets of Datalink Far East Ltd., a Taiwanese distribution corporation ("Datalink"). Pursuant to an asset purchase agreement (the "Datalink Acquisition"), Avant! will pay $900,000 to acquire Datalink over five installments at specified times during the next two years. TMA has also recently acquired Precim Corporation, an Oregon Corporation ("Precim"), in a merger in which TMA issued 387,000 shares of TMA Common Stock to the shareholders of Precim.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of the management of TMA have certain interests in the Merger that are different from or in addition to, the interests of TMA shareholders generally. These certain interests include the acceleration of vesting of outstanding options under the Directors Plan, the appointment of Roy
E. Jewell as the head of Avant!'s TCAD division and the entering into of severance arrangements with three TMA executive officers. See "Description of Merger--Interests of Certain Persons in the Merger."

RISKS ASSOCIATED WITH EXCHANGE RATIO

    As a result of the Merger, each share of TMA Common Stock will represent the right to receive a number of shares of Avant! Common Stock equal to the Exchange Ratio. The Exchange Ratio is subject to adjustment in the event that the Average Nasdaq Per Share Price is between $35.678 and $25.678, such that the aggregate value of the consideration to be received by TMA shareholders in the Merger remains fixed at $17.00 per share. In the event the Average Nasdaq Per Share Price decreases below $25.678 the value of the consideration to be received by TMA shareholders in the Merger will decrease. In the event the Average Nasdaq Per Share Price increases above $35.678, the value of the consideration to be received by TMA shareholders will increase. The Plan of Reorganization is not subject to termination in the event the Average Nasdaq Per Share Price increases or declines to a certain price. As of December 19, 1997, the Average Nasdaq Per Share Price was $21.241. The market prices of Avant! Common Stock and TMA Common Stock are set forth herein under "Summary--Market Price and Dividends on Avant! and TMA Common Stock." TMA shareholders and Avant! stockholders are advised to obtain current market quotations for Avant! Common Stock and TMA Common Stock. The Avant! Common Stock and the TMA Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of the Avant! Common Stock or the TMA Common Stock, particularly in light of the recent volatility of the stock markets, at any time before the Effective Time or of the Avant! Common Stock at any time thereafter.

DEPENDENCE UPON KEY PERSONNEL

    The combined company's future operating results depend in significant part upon the continued service of its key management and technical personnel. Few of the combined company's employees are bound by employment or non-competition agreements, and due to the intense competition for such personnel, as well as the uncertainty caused by the integration of Avant!'s, Compass' and TMA's businesses, it is possible that the combined company will be unable to retain such key technical and managerial personnel. In fact, Avant! terminated a significant number of Compass employees following the Compass Acquisition thereby adding to any uncertainty which may be felt by the combined company's employees. There are only a limited number of qualified ICDA engineers, and competition for such individuals is intense. If the combined company is unable to attract, hire and retain qualified personnel in the future, the development of new products and the management of an increasingly complex business would be impaired which would materially adversely affect the combined company's business, operating results and financial condition. Additionally, if the criminal complaint filed relating to the matters underlying the pending litigation between Avant! and Cadence results in a loss of Avant! personnel, then the combined company's business, operating results and financial condition may be materially adversely affected. See "--Litigation Risk," "Avant! Business--Employees" and "TMA Business--Employees."

COMPETITION

    The ICDA software market in which Avant! and TMA compete is intensely competitive and subject to rapid change. Avant! and TMA currently face competition from major ICDA vendors, including Cadence, which currently holds a dominant share of the market for IC physical design software, Mentor Graphics Corporation ("Mentor") and Synopsys, Inc. ("Synopsys"). As the combined company expands its product offerings to include other library generation tools and other EDA tools, it will compete increasingly with these established EDA vendors. Certain of these established vendors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer bases than the combined company. It is possible that these large, well established EDA companies may acquire the technology of one or more of the combined company's competitors in order to gain access to the markets in which the combined company competes. With significantly more financial resources than the combined company and large existing customer bases, these potential competitors could increase the competition faced by the combined company. Each of these competitors will likely be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than the combined company. Moreover, the industry in which Avant! and TMA compete is undergoing a trend toward consolidation that is expected to result in large, more financially flexible competitors with a broad range of product offerings. In addition to competition from EDA vendors, the combined company also faces competition from semiconductor companies that have internal design groups that develop their own customized EDA tools for their own particular needs and therefore may be reluctant to purchase products offered by the combined company or other independent vendors. There can be no assurance that the combined company will be able to compete successfully against current and future competitors or that competitive pressures faced by the combined company will not have a material adverse effect on its business, operating results and financial condition. Each of Avant! and TMA has experienced pricing pressures in the past, and increased competition from current competitors or new market entrants could result in additional price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on the combined company's business, operating results and financial condition. If the combined company is unable to compete successfully against current and future competitors, the combined company's business, operating results and financial condition will be materially adversely affected. See "Avant! Business--Competition" and "TMA Business--Competition."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    The quarterly operating results of each of TMA and Avant! have varied, and it is anticipated that the quarterly operating results of the combined company will vary, substantially from period to period depending on factors such as the outcome of the litigation described under "--Litigation Risk", increased competition, the size, timing and structure of significant licenses, the timing of revenue recognition under its time-based license agreements, the timing of new or enhanced product announcements, introductions, or delays in the introductions of new or enhanced versions of the combined company's products, changes in pricing policies by the combined company or its competitors, market acceptance of new and enhanced versions of the combined company's products, conditions in the semiconductor industry, the cancellation of time-based licenses or maintenance agreements, the unavailability of technology of third parties, including that of Cadence and Mentor, which is incorporated in certain of the products of the combined company, the mix of direct and indirect sales, changes in operating expenses, changes in the combined company's strategy, seasonal factors, personnel changes, economic conditions in the Asian markets, the ability of the combined company to continue to market its products in Asian markets, foreign currency exchange rates and general economic factors. Due to the foregoing factors, and particularly the variability of the size, timing and structure of significant licenses, quarterly revenue and operating results are difficult to forecast. In particular, Avant! has adopted a flexible pricing strategy pursuant to which Avant! offers both perpetual and time-based software licenses to customers, depending on customer requirements and financial constraints. Because each time-based license may have a different structure and could be subject to cancellation, future revenue is unpredictable. In addition, TMA's revenue and operating results depend on the volume and timing of orders received during the quarter. A significant portion of TMA's revenue in each period results from licenses entered into during that period and TMA's quarterly operating results have in the past fluctuated as a result of seasonality of customer buying patterns, with revenues for the first quarter of a year often lower than those for the last quarter of the preceding year, and a significant portion of revenue in a quarter typically is received in the last few weeks or days of that quarter. Avant!'s and TMA's expense levels are based, in part, on expectations as to future revenue levels. Accordingly, net income, if any, may be disproportionately affected by a reduction in revenue in a quarter because only a small portion of Avant!'s and TMA's expenses fluctuate with revenue. If revenue levels are below expectations, the combined company's business, operating results and financial condition are likely to be materially adversely affected. Such shortfalls in the combined company's revenue or operating results from levels expected by public market analysts and investors could have an immediate and significant material adverse effect on the market price of Avant!'s Common Stock. Additionally, the combined company may not learn of such revenue shortfalls or earnings shortfalls or other failures to meet market expectations for results of operations until late in a fiscal quarter, which could result in an even more immediate and material adverse effect on the trading price of the Avant! Common Stock. In such event, the market price of Avant!'s Common Stock would be materially adversely affected. Due to the foregoing, Avant! and TMA believe that period to period comparisons of their results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. See "Avant! Financial Statements and Independent Auditor's Report" and "TMA Financial Statements and Independent Auditor's Report."

POTENTIAL VOLATILITY OF STOCK PRICE

    The market prices of the Avant! and the TMA Common Stock have fluctuated significantly in the past and the market price of the shares of Avant! Common Stock is likely to be highly volatile and may be significantly affected by many factors, including, but not limited to, the outcome of outstanding Avant! litigation, actual or anticipated fluctuations in the combined company's operating results, announcements of technological innovations and new products by competitors, new contractual relationships with strategic partners by the combined company or its competitors, proposed acquisitions by the combined company or competitors and financial results that fail to meet public market analyst expectations of performance. In addition, the U.S. equity markets have from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may materially adversely affect the market price of Avant! Common Stock in future periods, including prior to consummation of the Merger. See "Summary-- Market Price and Dividends on Avant! and TMA Common Stock."

COST OF INTEGRATION; TRANSACTION EXPENSES

    Transaction costs relating to the Merger and the anticipated combination of certain operations of Avant! and TMA are expected to result in one-time charges to the combined company's earnings. Although it will not be feasible to determine the actual amount of these charges until the operational and transition plans are completed, the management of Avant! and TMA believe that the aggregate charge will be approximately $6.8 million before taxes, although such amount may be increased by unanticipated additional expenses incurred in connection with the Merger. This aggregate charge is expected to include the estimated costs associated with financial advisory, accounting and legal fees, printing expenses, filing fees and other merger-related costs. While the exact timing of these expenses cannot be determined at this time, the management of Avant! anticipates that this aggregate charge to earnings will be recorded primarily in the quarter ending March 31, 1998, the time at which the Merger is expected to be consummated. In addition, in the third quarter of 1997, Avant! incurred an expense of approximately $41.2 million for acquired in-process research and development costs associated with the Compass Acquisition. See "Unaudited Pro Forma Condensed Combined Financial Statements."

POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS

    Although Avant! and TMA believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of Avant!'s, Compass' and TMA's businesses, even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition superior to that which would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Avant! Common Stock in connection with the Merger is likely to have a dilutive effect on Avant!'s earnings per share and there is no assurance that Avant! stockholders would not achieve greater returns on investment were Avant! to remain an independent company. There also is no assurance that TMA shareholders would not achieve greater returns on investment if TMA were to remain an independent company.

SHARES ELIGIBLE FOR PUBLIC SALE

    Sales of substantial amounts of Avant! Common Stock in the public market after the consummation of the Merger could materially adversely affect prevailing market prices of Avant!'s Common Stock. Avant! has issued an aggregate of 522,192 shares of its Common Stock in connection with the Compass Acquisition and, assuming an Exchange Ratio of 0.662045, the Exchange Ratio as of December 19, 1997, Avant! will issue an additional approximately 5,376,511 shares of Common Stock in the Merger (based upon 8,121,066 shares of TMA Common Stock outstanding as of December 19, 1997, but not including shares subject to options to purchase TMA Common Stock to be assumed by Avant!). The shares of Avant! Common Stock to be issued in the Merger as well as the shares issued in the Compass Acquisition will be eligible for immediate sale in the public market, subject to certain limitations under the Securities Act applicable to affiliates of the combined company and certain agreements to be entered into by certain affiliates of TMA which prohibit such persons from disposing of any Avant! Common Stock during the period immediately following the Effective Time. See "The Merger and Related Transactions--Resale of Avant! Common Stock; Agreements with Affiliates."

LENGTHY SALES CYCLE

    Because of the complexity and substantial cost of Avant!'s and TMA's products, licensing these products to customers typically involves a significant technical evaluation and commitment of cash and other resources, with the attendant delays frequently associated with customers' internal procedures to approve large expenditures and to evaluate and accept new technologies that affect key operations. In addition, certain of Avant!'s and TMA's foreign customers have lengthy purchasing cycles that may increase the amount of time each company must dedicate to placing its products with these customers. For these and other reasons, the sales cycle associated with the licensing of the combined company's products has been and is expected to continue to be lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance evaluations that are beyond the combined company's control. Because of the lengthy sales cycle and the large size of customers' average orders, if revenue projected from a specific customer for a particular period is not realized in that period, the combined company's operating results for that period could be materially adversely affected.

PRODUCT CONCENTRATION

    TMA derived a significant majority of its total revenue in 1996 and in the nine months ended September 30, 1997 from the licensing and maintenance of two software products, TSUPREM-4 and Medici.

    Avant! derives a significant portion of its total revenue from the licensing and support of Aquarius products which are the subject of pending litigation with Cadence. See "--Litigation Risk."

    Each of Avant! and TMA expects that revenue from the licensing and support of TSUPREM-4 and Medici will account for a substantial percentage of the combined company's revenues for the foreseeable future. As a result, the combined company's business, operating results and financial condition are significantly dependent upon continued market acceptance and purchases of TSUPREM-4 and Medici. A decline in demand for any of these products as a result of competition, technological change or other factors would have a material adverse effect on the business, operating results and financial condition of the combined company. These products could be rendered obsolete by future technical advances by the combined company's competitors or even by certain of its customers or marketing partners. There can be no assurance that TSUPREM-4 and Medici will achieve continued market acceptance, that the combined company will be successful in marketing such products or any new or enhanced products, or that competitors will not introduce competing products that gain market acceptance. Failure to develop or acquire additional products or product lines, or to successfully market such products on a profitable basis, could have a material adverse effect on the combined company's business, operating results and financial condition. See "TMA Business."

SUBSTANTIAL DEPENDENCE ON INTERNATIONAL SALES

    International revenue, principally to customers in Asia, accounted for approximately 38%, 37%, 38% and 44% of the combined company's pro forma total revenue in 1994, 1995, 1996 and the first nine months of 1997, respectively. The combined company expects that international license and service revenue, particularly in Asia, will continue to account for a significant portion of the combined company's total revenue. Avant!'s and TMA's international revenue involves a number of risks, including the impact of possible recessionary environments in economies outside the U.S., longer receivables collection periods and greater difficulty in accounts receivable collection, difficulties in staffing and managing foreign operations, political and economic instability, unexpected changes in regulatory requirements, reduced protection of intellectual property rights in some countries and tariffs and other trade barriers. Currency exchange fluctuations in countries in which the combined company licenses its products could also materially adversely affect the combined company's business, operating results and financial condition by resulting in pricing that is not competitive with products priced in local currencies. Furthermore, there can be no assurance that in the future the combined company will be able to continue to price its products and services internationally in U.S. dollars because of changing sovereign restrictions on importation and exportation of foreign currencies as well as other practical considerations. In addition, the laws of certain countries do not protect the combined company's products and intellectual property rights to the same extent as do the laws of the U.S. Accordingly, there can be no assurance that these factors will not have a material adverse effect on the combined company's future international sales and, consequently, on the combined company's business, operating results and financial condition. In addition, there can be no assurance that the combined company will be able to sustain or increase revenue derived from international licensing and service or that the foregoing factors will not have a material adverse effect on the combined company's future international license and service revenue, and, consequently, on the combined company's business, operating results and financial condition. See "TMA Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE UPON DISTRIBUTORS AND MANUFACTURER'S REPRESENTATIVES

    Each of Avant! and TMA relies on distributors and manufacturer's representatives ("Third Party Sellers") for licensing and support of its products in Asia. A substantial portion of Avant!'s international license and service revenue results from a limited number of these Third Party Sellers, although Avant! had no individual customer representing over ten percent of revenue in any of 1994, 1995, 1996, or the first nine months of 1997. In 1997, Avant! consolidated its Japanese sales channel by forming a distributor, MainGate Electronics, Inc. ("MainGate"), owned by Avant!, Gerald C. Hsu, Avant!'s Chairman of the Board, President and Chief Executive Officer, and other parties (including other Avant! employees and former employees of Avant!'s third party distributors). See "The Merger and Related Transactions-- Interests of Certain Persons in the Merger," "Avant! Business--Sales and Marketing" and "Executive Compensation--Certain Relationships and Related Transactions." Sales of TMA product licenses to customers in Japan are made exclusively through a single distributor, Innotech Corporation ("Innotech") a company in which Cadence, a competitor of Avant!, holds a minority interest. There can be no assurance that Innotech will continue to serve as a distributor of TMA product licenses to customers in Japan following the Merger in view of Cadence's pending litigation with Avant!. In Korea, licenses to TMA customers have been made through a single independent sales representative, C&G Technology, Inc. ("C&G"); however, TMA terminated its relationship with C&G and now sells directly in Korea through a newly formed subsidiary in Korea. Sales to customers in Taiwan were also carried out through a single independent sales representative, Business Technology, Inc. ("BTI"). TMA expects that sales to customers in Japan, Korea and Taiwan will continue to make up a significant proportion of TMA's total product revenue for the foreseeable future. Furthermore, TMA's agreement with BTI renews automatically every year but may be terminated if either party gives notice 90 days prior to expiration. There can be no assurance that any or all of the agreements with Innotech and BTI will continue for any substantial period of time or that these companies will continue to distribute TMA's software products after the Merger, and there is no assurance that the combined company could replace these entities without significant difficulty. There can be no assurance that Avant!'s or TMA's current Third Party Sellers or MainGate will choose to or be able to market or service and support the combined company's products effectively, that economic conditions or industry demand will not materially adversely affect these or other Third Party Sellers or that these Third Party Sellers or MainGate will not devote greater resources to marketing and supporting products of the combined company's competitors. Additionally, because the combined company's products are used by highly skilled professional engineers, a Third Party Seller must possess sufficient technical, marketing and sales resources in order to be effective and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of Third Party Sellers possess such resources. Accordingly, the loss of, or a significant reduction in revenue from, one of Avant!'s or TMA's Third Party Sellers, or MainGate or any other Third Party Sellers on which the combined company's revenues may, in the future, become dependent, could have a material adverse effect on the combined company's business, operating results and financial condition. See "Avant! Management's

Discussion and Analysis of Financial Condition and Results of Operations," "Avant! Business--Sales and Marketing," "TMA Management's Discussion and Analysis of Financial Condition and Results of Operations" and "TMA Business--Sales and Marketing."

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

    The ICDA industry is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The combined company's future business, operating results and financial condition will depend in part upon its ability to enhance its current products and to develop and introduce new products on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards and methodologies, as well as address the increasingly sophisticated needs of the combined company's customers. New technologies developed by the combined company or its competitors could render existing products obsolete. The combined company's success will depend upon its ability to enhance existing products and to introduce new products on a timely and cost-effective basis that meet changing customer requirements. There can be no assurance that the combined company will be successful in developing new products or enhancing existing products or that such new or enhanced products will receive market acceptance. On occasion, each of Avant! and TMA has experienced delays in the scheduled introductions of new and enhanced products, and there can be no assurance that they will be able to introduce products on a timely basis in the future. Delays in the scheduled availability of products, for technological or other reasons, or a lack of market acceptance of such products, or the combined company's failure to accurately anticipate customer demand, would have a material adverse effect on its business, operating results and financial condition. See "Avant! Business" and "TMA Business."

DEPENDENCE UPON SEMICONDUCTOR AND ELECTRONICS INDUSTRIES; GENERAL ECONOMIC AND
  MARKET CONDITIONS

    Avant! and TMA are each dependent upon the semiconductor and, more generally, the electronics industries. Each of these industries is characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Segments of these industries have from time to time experienced significant economic downturns characterized by decreased product demand, production over-capacity, price erosion, work slowdowns and layoffs. Over the past few years, these industries have experienced an extended period of significant economic growth. There can be no assurance that economic growth in these industries will continue, and if it does not, any downturn could be especially severe on the combined company. During such downturns, the number of new IC design projects often decreases. Because acquisitions of new licenses from the combined company are largely dependent upon the commencement of new design projects, any slowdown in these industries could have a material adverse effect on the combined company's business, operating results and financial condition. For example, in 1995, TMA derived a substantial majority of its product revenue from sales to manufacturers of memory chips and other products that use advanced semiconductor technology. Recently, manufacturers of memory chips have experienced intense market pressure to reduce prices and manufacturing costs. These market pressures could lead these or other manufacturers to reduce their research and development efforts and consequently reduce or eliminate their use of the combined company's products. The combined company's business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of patterns and general economic conditions in either the semiconductor or electronics industry.

LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    Avant! and TMA rely on a combination of patents, trade secrets, copyrights and trademarks, as well as contractual commitments, to protect their proprietary rights in their software products. The companies generally enter into confidentiality or license agreements with their employees, distributors and customers, and limit access to and distribution of their software, documentation and other proprietary information. Despite these precautions, there can be no assurance that a third party will not copy or otherwise obtain and use the combined company's products or technology without authorization, or develop similar technology independently. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries. The combined company expects that software companies will increasingly be subject to infringement claims as the number of products and competitors in the industry in which Avant! and TMA currently compete grows and the functionality of products in different industry segments overlaps. In particular, Avant!'s current litigation with Cadence involves such infringement claims. Responding to such claims, regardless of merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the combined company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if available, may not be available on terms acceptable to the combined company, which could have a material adverse effect upon the combined company's business, operating results and financial condition. There can be no assurance that infringement claims will not be asserted against the combined company in the future or that any such claims will not require the combined company to enter into royalty arrangements or result in costly litigation, which could materially adversely affect the combined company's business, operating results and financial condition. TMA licenses from third parties software code that has been incorporated into certain of TMA's products. Such licenses contain provisions that could lead to termination upon TMA's breach or abandonment. Any such termination could have a material adverse effect upon the combined company's business, operating results and financial condition. See "--Litigation Risk," "Avant! Business--Proprietary Rights," and "TMA Business--Proprietary Rights."

RISK OF PRODUCT DEFECTS

    Software products as complex as those offered by the combined company may contain defects or failures when introduced or when new versions are released. Avant! and TMA have in the past discovered software defects in certain of their products and may experience delays or lost revenue to correct such defects in the future. There can be no assurance that, despite testing by the combined company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon the combined company's business, operating results and financial condition.

RIGHTS OF HOLDERS OF TMA COMMON STOCK FOLLOWING THE MERGER

    Following the Merger, holders of TMA Common Stock outstanding as of the Effective Date will become holders of Avant! Common Stock. Certain material differences exist between the rights of TMA shareholders under California law, TMA's Articles of Incorporation and TMA's Bylaws and the rights of Avant! stockholders under Delaware law, Avant!'s Certificate of Incorporation and Avant!'s Bylaws. These material differences include, but are not limited to, (a) loss of the right to act by written consent, (b) loss of cumulative voting rights, (c) limitation on the availability of appraisal rights with respect to mergers, (d) more limited standing to bring shareholder derivative actions, (e) limitations on the ability to call special shareholder meetings and (f) stricter anti-takeover measures. As a result of these material differences, the right of holders of Avant! Common Stock may be generally more limited than those of holders of TMA Common Stock. See "Comparison of the Rights of Holders of Avant! Common Stock and Holders of TMA Common Stock" for a complete description of the material differences between the rights of holders of Avant! Common Stock and the rights of holders of TMA Common Stock.

                                  INTRODUCTION

    This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by Avant! and by TMA of proxies to be voted, respectively, at the Avant! Special Meeting to be held on January 15, 1998 and the TMA Special Meeting to be held on January 15, 1998. This Joint Proxy Statement/Prospectus is first being mailed to stockholders of Avant! and shareholders of TMA on or about December 24, 1997.

    The purpose of the Avant! Special Meeting is to consider and vote upon the Avant! Share Issuance Proposal. The purpose of the TMA Special Meeting is to consider and vote upon the approval of the TMA Merger Proposal. At the Effective Time, Merger Sub will be merged with and into TMA, the separate existence of Merger Sub will cease, all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Merger Sub will be vested in TMA and TMA will become a wholly owned subsidiary of Avant!. See "The Merger and Related Transactions."

    THE AVANT! BOARD UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS UNANIMOUSLY DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF AVANT! AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE AVANT! BOARD UNANIMOUSLY RECOMMENDS THAT AVANT! STOCKHOLDERS VOTE FOR THE AVANT! SHARE ISSUANCE PROPOSAL.

    THE TMA BOARD UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS UNANIMOUSLY DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF TMA AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, THE TMA BOARD UNANIMOUSLY RECOMMENDS THAT TMA SHAREHOLDERS VOTE FOR THE TMA MERGER PROPOSAL.

    This Joint Proxy Statement/Prospectus also constitutes the prospectus of Avant! under the Securities Act for the offering of Avant! Common Stock in connection with the Merger.

                               VOTING AND PROXIES

DATE, TIME AND PLACE OF AVANT! SPECIAL MEETING AND TMA SPECIAL MEETING

    The Avant! Special Meeting will be held at the principal executive offices of Avant!, 46871 Bayside Parkway, Fremont, California, on January 15, 1998, at 10:00 a.m., local time. The TMA Special Meeting will be held at the principal executive offices of TMA, 595 Lawrence Expressway, Sunnyvale, California on January 15, 1998, at 10:00 a.m. local time.

RECORD DATE AND OUTSTANDING SHARES

    Stockholders of record of Avant! Common Stock at the close of business on December 10, 1997 (the "Avant! Record Date") are entitled to notice of and to vote at the Avant! Special Meeting. On the Avant! Record Date, there were approximately 161 holders of record of Avant! Common Stock, and 26,883,548 shares of Avant! Common Stock were issued and outstanding. Each share of Avant! Common Stock is entitled to one vote per share.

    Shareholders of record of TMA Common Stock at the close of business on December 19, 1997 (the "TMA Record Date") are entitled to notice of and to vote at the TMA Special Meeting. On the TMA Record Date, there were approximately 79 holders of record of TMA Common Stock (although TMA has been informed that there are in excess of 900 beneficial owners of TMA Common Stock), and approximately 8,121,066 shares of TMA Common Stock were issued and outstanding. Each share of TMA Common Stock is entitled to one vote per share.

    All properly executed proxies given by holders of Avant! Common Stock or TMA Common Stock that are not revoked will be voted at the Avant! Special Meeting or the TMA Special Meeting, as the case may be, and at any postponements or adjournments of either such meeting, in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposal specified in the proxy will be voted, in the case of the Avant! Special Meeting, in favor of the Avant! Share Issuance Proposal and, in the case of the TMA Special Meeting, in favor of the TMA Merger Proposal. If any other matters are properly brought before either the Avant! Special Meeting or the TMA Special Meeting, all proxies will be voted in accordance with the judgment of the proxies. Either Special Meeting may be adjourned, and additional proxies solicited, if the vote necessary to approve a proposal has not been obtained. Any adjournment of either Special Meeting will require the affirmative vote of the holders of at least a majority of the shares represented, whether in person or by proxy, at such Special Meeting (regardless of whether those shares constitute a quorum).

    An Avant! stockholder or a TMA shareholder who has executed and returned a proxy may revoke such proxy at any time before it is voted at the Avant! Special Meeting or the TMA Special Meeting, as the case may be, by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of Avant! or the Secretary of TMA, as appropriate, which states that such proxy is revoked, or by attending the Avant! Special Meeting or the TMA Special Meeting, as the case may be, and voting in person.

AVANT! STOCKHOLDER VOTE REQUIRED

    The approval of the Avant! Share Issuance Proposal requires the affirmative vote of a majority of the shares of Avant! Common Stock represented in person or by proxy at the Avant! Special Meeting. On the Avant! Record Date, Avant! directors, executive officers and their affiliates held in the aggregate approximately 2.2% of the outstanding Avant! Common Stock. The holders of a majority of the outstanding shares of Avant! Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Avant! Special Meeting or any adjournment thereof.

    Votes cast by proxy or in person at the Avant! Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

TMA SHAREHOLDER VOTE REQUIRED

    Approval of the TMA Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of TMA Common Stock. On the TMA Record Date, TMA directors and executive officers held in the aggregate approximately 32.3% of the outstanding shares of TMA Common Stock. Roy E. Jewell, Bennet L. Weintraub, Jue-Hsien Chern, Lung Chu, David M. Lee, Milan G. Lazich, Louis A. Delmonico, Robert A. Dutton, William E. Drobish and Ronald A. Rohrer, the holders of an aggregate of 2,619,149 shares of TMA Common Stock (approximately 32.3% of the outstanding TMA Common Stock), have agreed in a Shareholder Agreement to vote their shares in favor of the TMA Merger Proposal. The holders of a majority of the outstanding shares of TMA Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the TMA Special Meeting or any adjournment thereof.

    Votes cast by proxy or in person at the TMA Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum since the required vote of TMA shareholders is based upon the number of outstanding shares of TMA Common Stock, and such abstentions and broker non-votes will have the effect of a vote against the TMA Merger Proposal.

SOLICITATION OF PROXIES; EXPENSES

    Avant! and TMA will bear their respective costs of solicitation of proxies from their respective stockholders and shareholders. Avant! will bear the cost of printing and filing this Joint Proxy Statement/ Prospectus and the Registration Statement of which it is a part unless the Merger is not completed for certain reasons, in which case such expenses will be divided equally between Avant! and TMA. In addition to solicitation by mail, the directors, officers and employees of Avant! and TMA and stockholders and shareholders of Avant! and TMA, respectively, may solicit proxies from the stockholders and shareholders of Avant! and TMA, respectively, by telephone, telegram or letter or in person for no additional compensation. Brokers, nominees, fiduciaries and other custodians have been requested by Avant! and TMA to forward proxy solicitation materials to the beneficial owners of Avant! Common Stock and TMA Common Stock held of record by such custodians. Such custodians will be reimbursed by Avant! and TMA for their expenses.

    In addition, although it is not currently anticipated, Avant! and/or TMA may retain a proxy solicitation firm to aid in the solicitation of proxies from its stockholders. If such a firm or firms are retained, they would be paid customary fees (which, in each case, are not expected to exceed $10,000) and reimbursement for out-of-pocket expenses.

                               DISSENTERS' RIGHTS

    THE FOLLOWING SUMMARY OF TMA SHAREHOLDERS' DISSENTERS' RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS APPENDIX C.

    FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. A TMA SHAREHOLDER WHO FAILS TO EITHER SIGN AND RETURN A PROXY CARD DISAPPROVING THE PLAN OF REORGANIZATION OR TO ATTEND THE TMA SPECIAL MEETING AND VOTE HIS OR HER SHARES AGAINST THE MERGER WILL NOT HAVE A RIGHT TO EXERCISE DISSENTERS' RIGHTS. A TMA SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS' RIGHTS ALSO MUST SUBMIT A WRITTEN DEMAND FOR PAYMENT TO TMA ON OR BEFORE THE DATE OF THE TMA SPECIAL MEETING. IN ADDITION, NO TMA SHAREHOLDER, UNDER ANY CIRCUMSTANCES, WILL HAVE A RIGHT TO DISSENT FROM THE PLAN OF REORGANIZATION UNLESS THE HOLDERS OF AT LEAST FIVE PERCENT OF THE OUTSTANDING SHARES OF TMA COMMON STOCK PERFECT THEIR RIGHT TO DISSENT IN ACCORDANCE WITH CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW.

    NO STATUTORY DISSENTERS' OR APPRAISAL RIGHTS ARE AVAILABLE TO AVANT! STOCKHOLDERS IN CONNECTION WITH THE MERGER.

    Prior to the TMA Special Meeting, each TMA shareholder who elects to exercise his or her dissenters' rights must make a written demand upon TMA for the purchase of his or her TMA shares. The TMA shareholder's demand must state the number and class of shares held of record by such TMA shareholder which such TMA shareholder demands that TMA purchase, as well as a statement by such TMA shareholder as to what such TMA shareholder claims the fair market value of such shares was as of the last trading day prior to the date of the announcement of the Merger (September 5, 1997). The statement of fair market value constitutes an offer by such TMA shareholder to sell the shares at such price. Voting against the Merger, abstaining from voting or failing to vote on the Merger will not constitute such written demand within the meaning of Chapter 13 of the CGCL. Any notice should be addressed to Technology Modeling Associates, Inc., 595 Lawrence Expressway, Sunnyvale, California 95086, Attention: Vice President Finance and Administration and Chief Financial Officer.

    A TMA shareholder wishing to exercise his or her right to dissent from the Merger and to demand payment for the value of his or her shares of TMA Common Stock must vote against the Merger. A failure to vote, a vote in favor of the Merger, by proxy or in person, or a direction to abstain will constitute a waiver of such dissenters' rights.

    Unless TMA shareholders holding at least five percent of the outstanding shares of TMA Common Stock in the aggregate perfect their right to dissent and exercise their dissenters' rights in accordance with Chapter 13 of CGCL, no TMA shareholder will have a right to dissent from the Plan of Reorganization. It should be noted that if holders of more than an insignificant number of shares of TMA Common Stock elect to exercise their dissenters' rights, such action could adversely impact the ability of Avant! to account for the business combination contemplated by the Merger as a pooling of interests under generally accepted accounting principles, a condition to the consummation of the Merger.

    If the Merger is approved at the TMA Special Meeting and dissenters' rights are perfected with respect to at least five percent of the outstanding TMA Common Stock, TMA will mail by registered or certified mail, return receipt requested, no later than ten days after the TMA Special Meeting, a written notice of the approval of the Merger by the TMA shareholders (the "TMA Notice") to all shareholders who have perfected their dissenters' rights, accompanied by Sections 1300-1304 of the CGCL. The TMA Notice also shall state the price determined by TMA to be the fair market value of shares of TMA Common Stock with respect to which dissenters' rights are perfected under Chapter 13 of the CGCL ("TMA Dissenting Shares") and a brief description of the procedure to be followed by a shareholder who elects to dissent.

    Within the 30-day period following the mailing of the TMA Notice, each dissenting TMA shareholder must submit to TMA for endorsement certificates for any of such shareholder's TMA Dissenting Shares. If TMA and the TMA shareholder agree upon the price of the TMA Dissenting Shares, the dissenting TMA shareholder is entitled to the agreed price with interest at the legal rate on judgment from the date of such agreement. Payment must be made within 30 days of the later of the date of the agreement between the TMA shareholder and TMA or the date the contractual conditions to closing of the transactions contemplated by the Plan of Reorganization are satisfied.

    A shareholder who perfects his or her dissenters' rights in accordance with Chapter 13 of the CGCL retains all other rights of a shareholder until the fair market value of his or her shares is agreed upon or determined. A dissenting TMA shareholder may not withdraw a demand for payment without the consent of TMA.

    If TMA and the TMA shareholder cannot agree as to the fair market value or as to the fact that such shareholder's shares are TMA Dissenting Shares, such TMA shareholder may file within six months of the date of mailing of the TMA Notice a complaint with the California Superior Court for the proper county demanding judicial determination of such matters. TMA will then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six months, the shareholder's rights as a dissenter are lost.

    TMA Dissenting Shares lose their status as such if (a) TMA abandons the Merger, (b) the shares are transferred prior to submission for endorsement or are surrendered for conversion into shares of another class in accordance with the Articles of Incorporation, (c) the TMA shareholder and TMA do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date the TMA Notice was mailed or (d) the dissenting TMA shareholder withdraws, with the consent of TMA, his or her demand for purchase of shares.

    If TMA Dissenting Shares constitute more than ten percent of the outstanding shares of TMA Common Stock, then neither Avant! nor Merger Sub will be obligated to close the Merger.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

    The Plan of Reorganization provides for the merger of a newly formed, wholly owned subsidiary of Avant! with and into TMA, with TMA to be the surviving corporation of the Merger and thus becoming a wholly owned subsidiary of Avant!. The discussion of the Merger in this Joint Proxy Statement/Prospectus and the description of the principal terms of the Plan of Reorganization are subject to and qualified in their entirety by reference to the Plan of Reorganization, which is attached hereto as Appendix A.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

    Beginning in early August 1997, representatives of Avant! and TMA conducted a series of meetings to consider the possibility of a strategic transaction or business combination between the two companies.

    On August 13, 1997, Roy E. Jewell, TMA's President, Chief Executive Officer and Chairman of the Board met with Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Avant! to discuss a possible business combination.

    On August 13, 1997, TMA retained Wessels, Arnold & Henderson L.L.C. ("WA&H") as its financial advisor.

    On August 23, 1997, Mr. Jewell and most of the members of the TMA Board met with representatives of WA&H to discuss a proposed business combination with Avant!.

    On August 25, 1997, Mr. Jewell met with representatives of WA&H to further discuss a proposed business combination with Avant!.

    On August 29, 1997, the Avant! Board met informally and decided to make a proposed offer of Avant! Common Stock with a value of $17.00 per share of TMA Common Stock.

    On August 29, 1997, the TMA Board met informally and considered Avant!'s proposed offer of Avant! Common Stock with a value of $17.00 per share of TMA Common Stock and determined to study such possibilities further.

    During the period from August 29 through September 7, TMA and Avant! conducted due diligence with respect to each other.

    On September 1, 1997, Mr. Jewell, representatives of WA&H and Mr. Hsu met and discussed the other proposed terms and conditions of the Merger.

    On September 2, 1997, an initial draft of the Plan of Reorganization was delivered by Avant! to TMA.

    During the period from September 2 through September 7, negotiations with respect to the Merger and the Plan of Reorganization continued.

    On September 4, 1997, Avant! and TMA entered into a non-disclosure agreement and continued to negotiate terms of the proposed Merger.

    On September 5, 1997, the TMA Board met and discussed the terms of the proposed transaction.

    On September 5, 1997, the Avant! Board met and concluded that the Merger was fair and in the best interests of Avant! and its stockholders and unanimously approved and adopted the Plan of Reorganization.

    On September 6, 1997, the TMA Board met and discussed due diligence issues with respect to Avant! and the proposed Merger, including the litigation described herein under "Risk Factors--Litigation Risk."

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
    On September 7, 1997, the TMA Board met and concluded that the Merger was fair and in the best interests of TMA and its shareholders and unanimously approved and adopted the Plan of Reorganization. The Plan of Reorganization was then executed by TMA and Avant! on September 7, 1997.

    A joint press release announcing execution of the Plan of Reorganization and the terms of the Merger was issued in the morning on September 8, 1997.

    On October 16, 1997, the TMA Board met, reviewed the proposed Merger and the developments in the Cadence litigation through such date and unanimously determined that, based on this review, the Merger continued to be fair and in the best interests of TMA and its shareholders.

    On November 18, 1997, the TMA Board met, reviewed the proposed Merger and the Silvaco litigation through such date and unanimously determined that, based on this review, the Merger continued to be fair and in the best interests of TMA and its shareholders.

REASONS FOR THE MERGER

    AVANT!'S REASONS FOR THE MERGER. In reaching its determination to recommend approval of the Merger and related transactions, the Avant! Board considered a number of factors, including, but not limited to, the following:

    - the combination of Avant! with TMA will create a combined company with significantly greater resources, and provide the opportunity to market a more complete product offering for the physical design, verification and simulation of ICs and greater sales and marketing capabilities than those of Avant! alone, and may enable the combined company to compete more effectively with competitors having greater resources and broader product offerings than Avant!;

    - the combination of TMA's TCAD technologies with Avant!'s ECAD software provides an opportunity for the combined company to offer an integrated line of IC design products, including products focused on physical design and deep-submicron manufacturability, thereby addressing the customer need for deep-submicron solutions;

    - the Merger will provide Avant! with the opportunity to broaden and diversify its product offerings with complementary software tools that it currently does not offer, which may reduce the risk of dependence on individual products;

    - Avant! believes that the management team of the combined company will have greater depth and experience than that of Avant! alone; and

    - a larger combined customer base and complementary distribution channels will provide leverage for expanded sales and marketing opportunities for the combined company.

    In the course of its deliberations, the Avant! Board reviewed and considered the terms and conditions of the Plan of Reorganization and the presentations by Avant's executive officers. The Avant! Board also considered, among other matters, (a) information concerning Avant!'s and TMA's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, (b) the historical financial condition, results of operations and businesses of Avant! and TMA, (c) current financial market conditions and historical market prices, volatility and trading information with respect to Avant! Common Stock and TMA Common Stock, (d) the consideration to be received by TMA shareholders in the Merger and the relationship between the market value of Avant! Common Stock to be issued in exchange for each share of TMA Common Stock and each TMA Stock Option and Avant!'s per share reported earnings, earnings before interest and taxes and certain other measures, (e) a comparison of selected recent acquisition and merger transactions involving high-technology companies, (f) the belief that the terms of the Plan of Reorganization, including the parties' respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable, (g) the ability of Avant! to devote management time and energy to the integration and assimilation of TMA's business and organization should the Merger be consummated, (h) the fact that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the financial statements of Avant! as a result thereof, (i) the impact of the Merger on Avant!'s and TMA's customers, including the potential loss of revenue that might result due to uncertainty among customers caused by the Merger, and (j) reports from management, accounting advisors and legal advisors as to the results of their due diligence investigation of TMA. The Avant! Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to, (a) the adverse effects on the operating results of the combined company due to the expenses expected to be incurred, primarily in the third and fourth quarters of 1997, in connection with the Compass Acquisition and the Merger, including costs of integrating the businesses of TMA and Avant! and transaction expenses arising from the Merger, (b) the risk that benefits sought to be achieved in the Merger will not be realized, which may have a material adverse effect on the combined company's business, operating results and financial condition, (c) the risk that the operations of Avant! and TMA will not be effectively integrated or that potential synergies expected to result from the consolidation of the operations of the companies will not occur, and (d) the other risks described under "Risk Factors."

    In view of the wide variety of factors considered by the Avant! Board, the Avant! Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in approving the Plan of Reorganization and Merger. However, after taking into account all of the factors set forth above, the Avant! Board unanimously determined that the Plan of Reorganization and the Merger were in the best interests of Avant! and its stockholders and that Avant! should enter into the Plan of Reorganization and complete the Merger. Accordingly, the Avant! Board unanimously recommends that stockholders of Avant! vote for approval and adoption of the Avant! Share Issuance Proposal.

    TMA'S REASONS FOR THE MERGER. The TMA Board has unanimously approved the Plan of Reorganization, has unanimously determined that the Merger is fair to, and in the best interests of TMA and its shareholders, and unanimously recommends that holders of shares of TMA Common Stock vote for approval and adoption of the Plan of Reorganization and the Merger.

    The TMA Board identified several potential strategic benefits of the Merger that TMA believes will contribute to the success of the combined company. These potential benefits include:

    - the combination of TMA's TCAD technologies with Avant!'s ECAD software provides an opportunity for the combined company to offer an integrated line of IC design products, including products focused on physical design and deep-submicron manufacturability, thereby addressing the customer need for deep-submicron solutions, a capability that is not possible if TMA remains independent;

    - Avant!'s market presence, larger customer base and larger sales and distribution network offer expanded sales and marketing opportunities for TMA's products;

    - the combination of TMA and Avant! will create a combined company with significantly greater resources and greater sales and marketing capabilities than those of TMA alone, and may enable TMA to compete more effectively with competitors;

    - the opportunity to expand TMA's international distribution of its products by using Avant!'s worldwide sales and distribution presence; and

    - the opportunity for the combined company to provide a broader and more complete product offering will provide TMA with increased leverage with customers who have entered into volume purchase orders with Avant!.

    TMA further evaluated the merits of an investment in the Avant! Common Stock and concluded that the Avant! Common Stock represents a more liquid investment than the TMA Common Stock and is followed by a much greater number of stock analysts. In this regard, the TMA Board considered the fact that the Exchange Ratio is designed to partially reduce the risk to TMA shareholders from stock price fluctuations in the trading price of the Avant! Common Stock prior to consummation of the Merger.

    In the course of its deliberations, the TMA Board reviewed with TMA's management a number of other factors relevant to the Merger. In particular, the TMA Board considered, among other things, (a) the proposed terms of the Merger,
(b) the likelihood of realizing superior benefits through alternative business strategies, (c) information concerning TMA's and Avant!'s respective businesses, historical financial performances, operations and products, including public SEC and analysts' reports and due diligence reports from management and TMA's financial advisers, (d) comparative stock prices of TMA and Avant!, (e) comparative volatility and trading volumes of the two companies' stock, (f) an analysis of the relative value that TMA might contribute to the future business and prospects of the combined organization, (g) the compatibility of the management and businesses of TMA and Avant! and the benefits described earlier that management hopes to attain through the Merger and (h) the detailed financial analysis with respect to the companies presented by WA&H, including their opinion that as of September 7, 1997, the consideration proposed to be paid to TMA shareholders upon completion of the Merger was fair from a financial point of view to the shareholders of TMA.

    The TMA Board also considered certain risks arising in connection with the Merger, including, (a) the results of an investigation and analysis into the pending civil and criminal litigation against Avant! and certain of its management initiated by Cadence and the other parties described under "Risk Factors-- Litigation Risk," and the likelihood of potential disruption to Avant!'s management if those matters were to go to trial, as well as the potential disruption to Avant!'s business if the matters were adversely determined, (b) the potential disruption of TMA's business that might result from employee, distributor and customer uncertainty and lack of focus following announcement of the Merger in connection with integrating the operations of TMA and Avant!, (c) the possibility that the Merger might not be consummated, (d) the effects of the public announcement of the Merger on TMA's sales and operating results, its ability to attract and retain key management, marketing and technical personnel, (e) the risk that the announcement of the Merger could result in decisions by customers to defer purchases of products of TMA or Avant!, (f) the risk that Avant!'s stock price might decline prior to the closing, thus reducing the value per share to be received by TMA's shareholders, as well as the fact that TMA does not have a right to terminate the Plan of Reorganization solely as a result of a decline in the Average Nasdaq Per Share Price to any particular price, (g) the risk that the combined companies do not successfully integrate their products and operations, (h) the risk that the other benefits sought to be achieved by the Merger will not be achieved and (i) the other factors set forth under "Risk Factors."

    Since the announcement of the proposed Merger, the United States Court of Appeals for the Ninth District on September 23, 1997 overruled the Northern California United States District Court's denial of a motion by Cadence for a preliminary injunction against Avant!'s ArcCell and Aquarius products. The TMA Board met on October 16, 1997 to review the Cadence litigation. Subsequent to the October meeting, on December 19, 1997, the District Court stated its intention to enjoin Avant! from directly or indirectly marketing, selling, licensing, copying or transferring any work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, Avant!'s ArcCell, ArcCellBV and ArcCellXO products. The District Court also indicated that it will hold future hearings regarding Avant!'s Aquarius products. See "Risk Factors--Litigation Risk."

    On November 5 and 6, 1997, the Santa Clara County Superior Court announced that it will enter default judgments aggregating $31.4 million against Meta Software, Inc., a wholly-owned subsidiary of Avant!, in connection with the Silvaco litigation described under "Risk Factors--Litigation Risk." The TMA Board met on November 18, 1997 and discussed the effect of these default judgments and the pending Silvaco litigation. The Board considered an investigation and analysis of the risks relating to this litigation. It was also noted that Avant! has informed TMA's management that it has not currently been required to establish a reserve on its consolidated balance sheet as a result of these judgments, because Avant! currently is unable to estimate the actual loss or range of loss. In addition, WA&H confirmed to the

TMA Board that it would deliver an updated fairness opinion as of November 18, 1997 although as described below the WA&H opinion does not consider the possible effects of any litigation.

    In view of the wide variety of factors considered by the TMA Board, the TMA Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in approving the Plan of Reorganization and Merger. However, after taking into account all of the factors set forth above, the TMA Board unanimously determined that the Plan of Reorganization and the Merger continue to be in the best interests of TMA and it shareholders and that TMA should enter into the Plan of Reorganization and complete the Merger. Accordingly, the TMA Board unanimously recommends that shareholders of TMA vote for approval the TMA Merger Proposal.

OPINION OF TMA FINANCIAL ADVISOR

    Wessels, Arnold & Henderson, L.L.C. ("WA&H") was retained, pursuant to an engagement letter dated August 13, 1997 (the "WA&H Engagement Letter"), to furnish an opinion as to the fairness, from a financial point of view, to the TMA shareholders of the consideration to be paid in the Merger. Cowen and Company has also provided certain preliminary financial advisory services to TMA but has not rendered any fairness opinion in connection with the Merger.

    On September 7, 1997 WA&H rendered its opinion (the "WA&H Opinion") to the TMA Board that, as of such date and based on the procedures followed, factors considered and assumptions made by WA&H and certain other limitations, all as set forth therein, the consideration proposed to be paid to the holders of TMA Common Stock upon completion of the Merger was fair from a financial point of view. A copy of the WA&H Opinion is attached as Appendix B to this Joint Proxy Statement/Prospectus. On November 18, 1997, WA&H confirmed the WA&H Opinion as of such date. TMA shareholders are urged to read the WA&H Opinion in its entirety. This discussion is a summary of all material provisions of the opinion and is qualified in its entirety by reference to the full text of the WA&H Opinion.

    The WA&H Opinion applies only to the fairness, from a financial point of view, of the consideration to be paid to the TMA shareholders as provided by the terms of the Agreement and should not be understood to be a recommendation by WA&H to vote in favor of any matter presented in this Joint Proxy Statement/Prospectus. TMA shareholders should note that the opinion expressed by WA&H was provided for the information of the TMA Board in its evaluation of the Merger, and is not intended to be a recommendation to any particular shareholder as to how to vote on the Merger. The TMA Board did not impose any limitations on the scope of the investigation of WA&H with respect to rendering its opinion.

    WA&H assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by TMA and Avant! and certain other publicly available information and did not independently verify such information. Additionally, WA&H has not been asked and did not consider the possible effects of any litigation (whether civil or criminal), other legal claims or any other contingent matters. WA&H did not perform any independent evaluation or appraisal of any of the respective assets or liabilities of TMA or Avant!, nor was WA&H furnished with any such evaluations or appraisals. The WA&H Opinion speaks only as of its date, is based on the conditions as they existed and the information which was supplied to WA&H as of the date of the WA&H Opinion, and is without regard to any market, economic, financial, legal or other circumstance or event of any kind or nature which may exist or occur after such date. Events occurring after the date of the WA&H Opinion may materially affect the assumptions used in preparing the WA&H Opinion.

    In connection with its review of the Merger, and in arriving at its opinion, WA&H has, (a) reviewed and analyzed the financial terms of the Agreement, (b) reviewed and analyzed certain publicly available financial and other data with respect to TMA and Avant! and certain other relevant historical operating data relating to TMA and Avant! made available to WA&H from published sources and from the internal records of TMA and Avant!, (c) conducted discussions with members of the senior management of TMA with respect to the business and prospects of TMA relative to published industry analyst estimates,

(d) conducted discussions with members of the senior management of Avant! with respect to the business and prospects of Avant! relative to published industry analyst estimates, (e) reviewed the reported prices and trading activity for Avant! Common Stock and TMA Common Stock, (f) compared the financial performance of Avant! and TMA and the prices of Avant! Common Stock and TMA Common Stock with that of certain other comparable publicly traded companies and their securities and (g) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions. In addition, WA&H has conducted such other analyses and examinations and considered such other financial, economic and market criteria as it has deemed necessary in arriving at its opinion. In its opinion, WA&H noted that it had not been provided with any financial forecasts for either TMA or Avant!.

    The following is a summary of the financial analyses performed by WA&H in connection with the delivery of the WA&H Opinion and made available to the TMA
Board:

    COMPARABLE COMPANY ANALYSIS. WA&H used a comparable company analysis to analyze TMA's operating performance relative to a group of publicly traded companies that WA&H deemed for purposes of its analysis to be comparable to TMA. In such analysis, WA&H compared the value to be achieved by the TMA shareholders in the Merger, expressed as a multiple of certain operating data, to the market trading values of the comparable companies expressed as a multiple of the same operating results. WA&H compared multiples of selected financial data for TMA with those of the following publicly traded companies in the EDA industry:
Cadence Design Systems Inc., Mentor Graphics Corporation ("Mentor"), OrCAD, Inc., Synopsys, Inc. and Viewlogic Systems, Inc. (collectively referred to as the "Comparable Companies"). Although such companies were considered comparable to TMA for the purpose of this analysis based on certain characteristics of their respective businesses, none of such companies possesses characteristics identical to those of TMA. WA&H calculated the following valuation multiples based on an implied value of $17.00 per share of TMA Common Stock and, as to the Comparable Companies, on market prices and other information available as of the same date. Multiples of future earnings were based on projected earnings as estimated publicly by First Call Consensus. The mean and median price per share as a multiple of each of the indicated statistics for TMA as compared to those of the Comparable Companies were as follows: (a) projected calendar year 1997 earnings per share, 47.2x for TMA, as compared to a mean of 37.1x (23.2x excluding Mentor) and a median of 22.7x (22.4x excluding Mentor) for the Comparable Companies; and (b) projected calendar year 1998 earnings per share, 30.4x for TMA, compared to a mean of 19.3x and a median of 18.1x for the Comparable Companies. The mean and median market capitalization as a multiple of each of the indicated statistics for TMA as compared to those of the Comparable Companies were as follows: (a) trailing 12 months revenue, 7.6x for TMA, as compared to a mean of 3.7x and a median of 3.5x for the Comparable Companies; and (b) annualized last quarter revenue, 6.5x for TMA, as compared to a mean of 3.4x and median of 3.0x for the Comparable Companies. In each of the comparisons of the value to be achieved by the TMA shareholders in the Merger as compared to the mean and median of the multiples of operating results realized by the stockholders of the Comparable Companies, the multiples of operating results achieved by the TMA shareholders was superior to those realized by the Comparable Companies.

    COMPARABLE TRANSACTIONS. WA&H compared multiples of selected financial data and other financial data relating to the Merger with multiples paid in, and other financial data from, 21 selected mergers (the "Comparable Transactions") since 1992 of publicly traded companies in the software industry with aggregate transaction values between $100 and $550 million. The Comparable Transactions were selected primarily on the aggregate transaction value of the business acquired and the target companies' involvement in the software industry. WA&H noted that none of the target companies involved in these transactions had a business that was directly comparable to TMA. This analysis produced multiples of transaction value to latest 12-month revenues for the Comparable Transactions ranging from 1.3x to 19.6x, with a mean and median of 7.1x and 4.8x, respectively, compared with 7.6x for TMA. The multiple of transaction value to latest 12-month operating income for the Comparable Transactions ranged from 4.5x to 259.9x, for companies with operating income, with a mean and median of 75.6x and 46.8x, respectively, compared with 75.0x for TMA. The multiple of transaction value to latest 12-month net income for the Comparable Transactions ranged from 21.5x to 185.6x, for companies with net income, with a mean and median of 74.1x and 52.4x, respectively, compared with 81.5x for TMA. WA&H also compared the premium of the equity value per share over the target stock price four weeks and one day prior to the announcement of the transaction. The premium of the equity value per share over the stock price of the target four weeks prior to the announcement of the transaction ranged from 1% to 59.9%, with a mean and a median of 37.1% and 40.6%, respectively, compared with 43.2% for TMA. The premium of the equity value per share over the stock price of the target one day prior to the announcement of the transaction ranged from -5.5% to 61.4%, with a mean and a median of 24.2% and 23.1%, respectively, compared with 25.9% for TMA. In each of the comparisons of the value to be achieved by the TMA shareholders in the Merger as compared to the mean and median of the multiples of operating results realized in the Comparable Transactions, the multiples of operating results achieved by the TMA shareholders was superior to those realized by the Comparable Transactions.

    DISCOUNTED CASH FLOW ANALYSIS. WA&H estimated present values of TMA using a discounted cash flow analysis using projections of future operations based in part on information provided by TMA's management. WA&H calculated present values of projected operating cash flows after net changes to working capital over the period between December 31, 1996 and December 31, 2001 using a discount rate of 16.3%. WA&H calculated an approximate terminal value of TMA as of December 31, 1997 of 20.8x TMA's projected calendar year 2001 operating income. WA&H determined this multiple by analyzing the current market multiple of operating income for the Comparable Companies and applying this relationship to estimated future operating income as of calendar year 2001. The terminal value was discounted to present value using the same discount rate as the cash flows. WA&H calculated an implied valuation of TMA by adding the present value of the cash flows and the terminal value. The implied value of TMA based on this analysis was $147.8 million. WA&H determined that, at the time of the WA&H Opinion, the value of the consideration to be received by the TMA shareholders in the Merger of approximately $153.2 million was greater than the present value of TMA cash flows under the discounted cash flow valuation discussed above.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. WA&H believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, WA&H considered the results of all such analyses. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the Merger consideration, WA&H did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No company or transaction used in the above analyses as a comparison is identical to TMA or Avant! or the proposed Merger. The analyses were prepared solely for purposes of WA&H providing its opinion as to the fairness of the Merger consideration pursuant to the Agreement to TMA shareholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, the WA&H Opinion and presentation to the TMA Board was one of the many factors taken into consideration by the TMA Board in making its determination to approve the Agreement.

    WA&H is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. WA&H is familiar with TMA, having acted as a managing underwriter of the initial public offering of TMA Common Stock in September 1996. TMA selected WA&H to render the fairness opinion based on WA&H's familiarity with TMA, its knowledge of the EDA industry and its experience in mergers and acquisitions and in securities valuation generally.

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
    In the ordinary course of business, WA&H acts as a market maker and broker in the publicly traded securities of TMA and Avant! and receives customary compensation in connection therewith, and also provides research coverage of TMA and Avant!. In the ordinary course of business, WA&H actively trades in the publicly traded securities of TMA and Avant! for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities which positions, on occasion, may be material in size or relative to the volume of trading activity. On the close of trading on September 5, 1997 (the day before the execution and announcement of the Agreement), WA&H held positions of 66,237 shares of Avant! Common Stock and 7,744 shares of TMA Common Stock.

    Pursuant to the WA&H Engagement Letter, TMA paid WA&H a nonrefundable opinion fee (the "Opinion Fee") of $300,000 upon the rendering of the WA&H Opinion; payment of the Opinion Fee to WA&H is not contingent upon the closing of the Merger. In addition, pursuant to the WA&H Engagement Letter, TMA has agreed to pay WA&H, upon the closing of the Merger pursuant to the Agreement, a transaction fee (the "Transaction Fee") of approximately $2,000,000. The Opinion Fee will be credited against the Transaction Fee. Payment of the Transaction Fee is contingent upon the closing of the Merger. TMA has also agreed to reimburse WA&H for its reasonable out-of-pocket expenses and to indemnify WA&H against certain liabilities relating to or arising out of services performed by WA&H in connection with the Merger. The terms of the WA&H Engagement Letter, which are customary for transactions of this nature, were negotiated at arm's length between TMA and WA&H, and the TMA Board was aware of such fee arrangement at the time of its approval of the Agreement.

    In addition, TMA had initially considered retaining Cowen & Company ("Cowen") as its financial advisor in connection with the Merger. TMA understands that Cowen began its due diligence work and began to analyze TMA and other companies in its industry. TMA later decided to retain WA&H as its financial advisor, but agreed to pay Cowen a fee of $500,000 in order to reimburse Cowen for work it may have already undertaken, and to retain Cowen to provide consulting services to TMA, and if requested by TMA to render a fairness opinion in connection with transactions other than in the ordinary course of TMA's business in which control or a material interest in TMA or its business or a material amount of TMA's assets is transferred or acquired. TMA has not requested Cowen to render any analyses or reports with respect to the Merger and Cowen did not render any formal or informal opinion as to the Merger to TMA or the TMA Board.

CONVERSION OF TMA SHARES

    Upon the consummation of the Merger, each outstanding share of TMA Common Stock will automatically be converted into a fraction of a share of Avant! Common Stock, the numerator of which is equal to $17.00, and the denominator of which is equal to the average of the per share closing price of Avant! Common Stock as quoted on the Nasdaq National Market for the ten consecutive trading days ending three business days prior to the closing date of the Merger (the "Average Nasdaq Per Share Price"). Notwithstanding anything to the contrary set forth above, in the event that the Average Nasdaq Per Share Price is greater than $35.678, then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678, then the Exchange Ratio shall be 0.662045. The Exchange Ratio is estimated to be 0.662045 (based on an Average Nasdaq Per Share Price of $21.241 as of December 19, 1997) shares of Avant! Common Stock for each outstanding share of TMA Common Stock. No fractional shares of Avant! Common Stock will be issued in the Merger. Instead, each TMA shareholder who would otherwise be entitled to receive a fraction of a share of Avant! Common Stock will receive an amount of cash equal to the per share market value of Avant! Common Stock multiplied by the fraction of a share of Avant! Common Stock to which the shareholder would otherwise be entitled. Based upon the capitalization of TMA and Avant! on their respective Record Dates (and assuming no further changes in the capitalization of Avant! and TMA), the TMA shareholders will own Avant! Common Stock

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
representing approximately 16.66% of the Avant! Common Stock outstanding immediately after consummation of the Merger. See "Risk Factors--Risks Associated with Exchange Ratio."

NO TERMINATION RIGHT IN THE EVENT OF A DECLINE IN AVANT! TRADING PRICE

    The Plan of Reorganization is not subject to termination in the event that the Average Nasdaq Per Share Price increases or declines to a certain price. In the event that the trading price of the Avant! Common Stock declines to below $25.678 per share for the ten consecutive trading days ending three days prior to the Effective Time, the dollar value of the consideration to be received by TMA shareholders would decline because the Exchange Ratio would not be adjusted any further. In addition, TMA would not be able to terminate the Plan of Reorganization solely as a result of such decline in the trading price of the Avant! Common Stock. Furthermore, in light of the recent substantial volatility in the stock markets, particularly in the trading prices of securities of technology companies, there can be no assurance that the price of the Avant! Common Stock will not decrease below $25.678 per share. See "Risk Factors--Risks Associated with Exchange Ratio."

ASSUMPTION OF TMA OPTIONS AND SUBSCRIPTION RIGHTS

    At the Effective Time, the TMA Stock Plans and each outstanding option to purchase shares of TMA Common Stock under the TMA Stock Plans, whether vested or unvested, will be assumed by Avant!. Each such option so assumed by Avant! will continue to have, and be subject to, the same terms and conditions set forth in each of the TMA Stock Plans and the documents governing the outstanding options immediately prior to the Effective Time, including a right of first refusal and a repurchase right with respect to certain of such options, except that (a) such option will be exercisable for that number of whole shares of Avant! Common Stock equal to the product of the number of shares of TMA Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Avant! Common Stock and (b) the per share exercise price for the shares of Avant! Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of TMA Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the TMA Stock Plans and the documents governing the outstanding options under those plans and except with respect to options granted under the TMA 1996 Directors Stock Option Plan, which options will accelerate, by their terms, automatically upon consummation of the Merger, the Merger will not accelerate the exercisability or vesting of such options or the shares of Avant! Common Stock which will be subject to those options solely as a result of the consummation of the Merger and Avant!'s assumption of the options in connection therewith. Avant! will take all necessary steps to ensure that the options so assumed by Avant! qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within ten business days after the Effective Time, Avant! will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under any of the TMA Stock Plans, a document in form and substance reasonably satisfactory to TMA evidencing the foregoing assumption of such option by Avant!. Avant! will take all corporate and other action necessary to reserve a sufficient number of shares of Avant! Common Stock for issuance upon the exercise of the options assumed by Avant! and upon the exercise of TMA Purchase Rights described below.

    As of November 30, 1997, there were outstanding, under the TMA Stock Plans, options to purchase 1,555,375 shares of TMA Common Stock at exercise prices ranging from $0.1485 to $15.50, with a weighted average exercise price of approximately $7.09 per share.

    The TMA Employee Stock Purchase Plan (the "TMA ESPP") and each outstanding subscription to purchase shares of TMA Common Stock thereunder (a "TMA Purchase Right") will be assumed by Avant! at the Effective Time of the Merger. The TMA Purchase Rights so assumed by Avant! will continue

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
to be exercisable upon the same terms and conditions applicable to those rights immediately prior to the Effective Time in accordance with the terms of the TMA ESPP, except that (a) each such assumed TMA Purchase Right will be exercisable for shares of Avant! Common Stock and (b) the purchase price payable per share of Avant! Common Stock under the assumed right will be equal to 85% of the lower of (x) the fair market value per share of the TMA Common Stock on the date the TMA Purchase Right was granted, divided by the Exchange Ratio and rounded up to the nearest whole cent and (y) the fair market value per share of Avant! Common Stock on the date such right is exercised. Within ten business days after the Effective Time, Avant! will issue to each person who, immediately prior to the Effective Time, was a holder of an outstanding TMA Purchase Right, a document in form and substance reasonably satisfactory to TMA evidencing the foregoing assumption of such TMA Purchase Right by Avant!.

    Avant! will file within ten days after the closing of the Merger a Registration Statement on Form S-8 under the Securities Act covering the shares of Avant! Common Stock issuable upon the exercise of Avant! Common Stock options and purchase rights created by the assumption by Avant! of the TMA Stock Plans and the outstanding options thereunder and the TMA ESPP and the outstanding TMA Purchase Rights thereunder.

EXCHANGE OF CERTIFICATES

    Following effectiveness of the Merger, a letter of transmittal with instructions will be mailed to each TMA shareholder of record for use in exchanging TMA Common Stock certificates for Avant! Common Stock certificates. Upon surrender of a TMA Common Stock certificate for cancellation to Harris Trust Company of California, Avant!'s transfer agent, or to such other agent or agents as may be appointed by Avant!, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Avant! Common Stock equal to a fraction of a share of Avant! Common Stock equal to the Exchange Ratio.

    Following the Merger, each outstanding TMA Common Stock certificate will be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Avant! Common Stock into which such shares of TMA Common Stock shall have been so converted as a result of the Merger and the right to receive an amount in cash in lieu of the issuance of any fractional shares. No dividends or other distributions in respect of Avant! Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered TMA Common Stock certificate with respect to the shares of Avant! Common Stock represented thereby until the holder of record of such certificate surrenders such certificate. Subject to applicable law, following surrender of any such certificate, there will be paid to the record holder of the certificates representing whole shares of Avant! Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time of the Merger theretofore payable with respect to such shares of Avant! Common Stock.

    If any certificate for shares of Avant! Common Stock is to be issued in a name other than that in which the TMA Common Stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the TMA Common Stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Avant! or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Avant! Common Stock in any name other than that of the registered holder of the TMA Common Stock certificate surrendered, or established to the satisfaction of Avant! or any agent designated by it that such tax has been paid or is not payable.

        HOLDERS OF TMA COMMON STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF
                TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

OPERATIONS FOLLOWING THE MERGER; MANAGEMENT OF COMBINED COMPANY

    Upon consummation of the Merger, TMA will operate as a wholly owned subsidiary of Avant!. If the Merger is approved, Avant! intends to appoint Roy
E. Jewell, the President and Chief Executive Officer of TMA, to be the head of Avant!'s TCAD division.

REPRESENTATIONS AND WARRANTIES AND COVENANTS

    The Plan of Reorganization contains various representations and warranties of the parties, including representations by Avant!, TMA and Merger Sub as to their organization and capitalization, their authority to enter into the Plan of Reorganization and to complete the transactions contemplated thereby, the existence of certain liabilities, the absence of certain material undisclosed liabilities and changes in their businesses, the status of their respective filings with the SEC, the status of their intellectual property rights and other matters relating to their respective operations. Such representations and warranties will not survive consummation of the Merger.

    Under the terms of the Plan of Reorganization, and for the period from the date of the Plan of Reorganization and continuing until the earlier of the termination of the Plan of Reorganization or the Effective Time, TMA has agreed (except to the extent expressly contemplated by the Plan of Reorganization or the TMA Disclosure Schedules or as consented to in writing by Avant!) (a) to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (b) to pay and to cause its subsidiaries to pay debts and taxes when due, subject (i) to good faith disputes over such debts or taxes and (ii) in the case of taxes of TMA or any of its subsidiaries, to Avant!'s consent to the filing of material tax returns, if applicable, (c) to pay or perform other obligations when due, (d) to use all reasonable efforts, consistent with past practice and policies, to preserve intact its and its subsidiaries' present business organizations, (e) to use reasonable best efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and (f) to use commercially reasonable efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses will be unimpaired at the Effective Time. TMA has agreed to promptly notify Avant! of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have an effect that is materially adverse to its or its subsidiaries' (taken as a whole) condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations.

    Moreover, under the terms of the Plan of Reorganization, TMA has agreed that, during the period from the date of the Plan of Reorganization and continuing until the earlier of the termination of the Plan of Reorganization or the Effective Time, except as expressly contemplated by the Plan of Reorganization or the TMA Disclosure Schedule, it will not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Avant!, which consent will not be unreasonably withheld or delayed, (a) enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the material terms of any of its material contracts, other than in the ordinary course of business consistent with past practice, (b) transfer to any person or entity any rights to its intellectual property other than in the ordinary course of business consistent with past practice, (c) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology, (d) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than in the ordinary course of business and consistent with past practice, which in the aggregate do not exceed $100,000, (e) enter into any operating lease in excess of $100,000, (f) pay, discharge or satisfy in an amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in TMA's financial statements, (g) make any capital expenditures, capital additions or capital improvements over $100,000 except in the ordinary course of business and consistent with past practice, (h) materially reduce the amount of any material insurance coverage provided by existing insurance policies, (i) adopt or amend any employee benefit or stock purchase or option plan, accept any new or additional subscriptions under the TMA ESPP, or hire any officer level employee without prior consultation with Avant!, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees, except in the ordinary course of business and consistent with past practices or as previously disclosed to Avant!, (j) grant any severance or termination pay
(i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or
(B) grants which are made in the ordinary course of business in accordance with its standard past practice, (k) cause or permit any amendments to its Articles of Incorporation or Bylaws or similar organizational documents, (l) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions (including subscription rights under the TMA ESPP), rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefore permitted under the Plan of Reorganization; provided, however, that TMA may, in the ordinary course of business consistent with past practice, grant options for the purchase of up to an aggregate of 40,000 shares of TMA Common Stock under the TMA Stock Plans to existing employees and options to purchase Common Stock under the TMA Stock Plans to new employees provided that TMA may not grant an individual options to purchase an aggregate of more than 10,000 shares of TMA Common Stock, (m) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries, (n) accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock option agreements or stock plans or authorize cash payments in exchange for any options or other rights granted under any of such agreements or plans, (o) to the knowledge of TMA, take any action that would interfere with Avant!'s ability to account for the Merger as a pooling of interests, (p) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice, (q) commence a lawsuit other than (i) for the routine collections of bills, (ii) in such case where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Avant! prior to the filing of such a suit, or (iii) for a breach of the Plan of Reorganization, (r) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, (s) other than in the ordinary course of business, make or change any material election in respect of taxes, except where such change or election would not have a material adverse effect on TMA and its subsidiaries, taken as a whole, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, (t) revalue in any material respect any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (u) take, or agree in writing or otherwise to take, any of the actions described in (a) through (t) above, or any action which would make any of its representations or warranties contained in the Plan of Reorganization untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder.

OTHER OFFERS

    TMA and its subsidiaries and the officers, directors, employees or other agents of TMA and its subsidiaries will not, directly or indirectly, (a) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (b) engage in negotiations with, or disclose any nonpublic information relating to TMA or any of it subsidiaries to, or afford access to the properties, books or records of TMA or any of its subsidiaries to, any person that has advised TMA that it may be considering making, or that has made, a Takeover Proposal; provided, however, that none of these provisions and nothing in the Plan of Reorganization shall prohibit TMA's Board of Directors from taking and disclosing to TMA's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. TMA will promptly notify Avant! after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to TMA or any of its subsidiaries or for access to the properties, books or records of TMA or any of its subsidiaries by any person that has advised TMA that it may be considering making, or that has made, a Takeover Proposal and will keep Avant! fully informed of the status and details of any such Takeover Proposal notice or request. A "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving TMA or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, TMA or any of its subsidiaries, other than the transactions contemplated by the Plan of Reorganization. Notwithstanding the above, prior to the Effective Time, TMA may, to the extent the Board of Directors of TMA determines, in good faith, based upon and consistent with advice received in consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements below, furnish information to any person, entity or group after such person, entity or group has delivered to TMA in writing, an unsolicited bona fide Takeover Proposal which the Board of Directors of TMA in its good faith reasonable judgment determines, based upon and consistent with advice received in consultation with its independent legal and financial advisors, would result in a transaction more favorable than the Merger to the shareholders of TMA from a financial point of view (a "TMA Alternative Proposal"). In the event TMA receives a TMA Alternative Proposal, nothing contained in the Plan of Reorganization (but subject to the terms thereof) will prevent the Board of Directors of TMA from recommending such TMA Alternative Proposal to its shareholders, if the Board determines, in good faith, based upon and consistent with advice received in consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law. In such case, the Board of Directors of TMA may withdraw, modify or refrain from making its recommendation for the Merger and, to the extent it does so, TMA may refrain from soliciting proxies to secure the vote of its shareholders for the Merger; provided, however, that TMA shall (a) provide at least 48 hours prior notice to Avant! of any TMA Board meeting at which it is reasonably expected to contemplate a TMA Alternative Proposal and (b) not recommend to its shareholders a TMA Alternative Proposal for a period of not less than five business days after Avant!'s receipt of a copy of such TMA Alternative Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided, further, that nothing stated above shall limit TMA's obligation to hold and convene the TMA Special Meeting (regardless of whether the recommendation of the Board of Directors of TMA shall have been withdrawn, modified or not yet made) or to provide the TMA shareholders with material information relating to such a meeting. Notwithstanding the above, TMA will not provide any non-public information to a third party unless (a) TMA provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the confidentiality agreement entered into between Avant! and TMA on September 4, 1997, (b) such non-public information has been previously delivered to Avant! and (c) TMA advises Avant! in writing of such disclosure, including the party to whom disclosed. In addition, Avant! will not acquire or agree to acquire any direct competitor of TMA if such acquisition would be reasonably likely to prevent or delay the Merger.

RESALE OF AVANT! COMMON STOCK; AGREEMENTS WITH AFFILIATES

    The shares of Avant! Common Stock to be issued in the Merger have been registered under the Securities Act and will be freely transferable, except that shares of Avant! Common Stock to be received by TMA shareholders who are deemed to be "affiliates" of Avant! or TMA prior to the Merger (as "affiliates" is defined for purposes of Rule 145 ("Rule 145") under the Securities Act) may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 under the Securities Act in the case of such persons who become affiliates of the combined company). Persons who may be deemed to be affiliates of TMA or the combined company include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders or stockholders of such party. As a condition to the obligations of the parties under the Plan of Reorganization, Avant! shall have received agreements from each person or entity who may be deemed an affiliate (as defined in the Securities Act and the rules and regulations thereunder) of TMA pursuant to which such persons will agree not to sell, transfer or otherwise dispose of shares of TMA Common Stock or Avant! Common Stock until such time after the Effective Time as Avant! has publicly released a report including financial results covering at least 30 days of combined operations of Avant! and TMA. Furthermore, pursuant to such agreements, the affiliates of TMA will agree to refrain from the sale or transfer of any Avant! Common Stock received in connection with the Merger, except in accordance with the provisions of the Securities Act and the general rules and regulations promulgated thereunder. Affiliates of Avant! will also be subject to certain similar limitations on their ability to sell, transfer or otherwise dispose of shares of Avant! Common Stock during the period preceding and following the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the TMA Board with respect to the Merger, TMA shareholders should be aware that certain officers and directors of TMA have interests in connection with the Merger which are different than the interests of TMA shareholders generally.

    If the Merger is approved, Avant! will appoint Roy E. Jewell to be the head of Avant!'s TCAD division.

    With the consent of Avant!, TMA has entered into letter agreements with the following individuals providing the following severance arrangements upon Termination (defined as termination without just cause or a resignation following a reduction in compensation within 12 months of the Effective Date):
(a) Roy Jewell will be retained as a consultant for 18 months, receiving his present base salary and full benefits; and (b) the following TMA employees will be retained as consultants for the terms specified, and each will receive their present base salary, full benefits and continued vesting of stock options for such term: (i) Bennet Weintraub (6 months) and (ii) Jue-Hsien Chern (12 months). Avant! intends to retain Mr. Jewell and Mr. Chern as the head of its TCAD Division and TCAD Research and Development, respectively, following the Merger.

    Each member of the TMA Board holds an option to purchase 5,000 shares of TMA Common Stock at an exercise price of $10.00 per share. Such options were issued pursuant to the 1996 Directors Stock Option Plan, which provides for automatic acceleration of options upon consummation of the Merger. If the Merger had been consummated on September 8, 1997, the date that the Merger was approved by the TMA Board, the aggregate value of the Shares of Avant! Common Stock upon the exercise of such options would have been $95,143.96.

    Avant! has agreed that, after the Effective Time, Avant! will indemnify each officer, director and employee of TMA and any of its subsidiaries serving as such on the date of the Plan of Reorganization as provided in TMA's Articles of Incorporation and Bylaws, and existing indemnification agreements between TMA and such officers, directors and employees.

    If the Merger is completed and Avant!'s Japanese distributor, MainGate Electronics, Inc. ("MainGate"), begins to distribute TMA's products in Japan and other Asian markets, Gerald C. Hsu, Avant!'s Chairman of the Board, President and Chief Executive Officer, and several other Avant! employees that own an equity interest in MainGate, may realize an indirect benefit as a result of increased revenues for MainGate. See "Avant! Business--Sales and Marketing" and "Executive Compensation--Certain Relationships and Related Transactions."

CONDITIONS TO THE MERGER

    Each party's respective obligation to complete the Merger is subject to, among other things, the approval of the Plan of Reorganization and the Merger by the requisite votes of the stockholders of Avant! and the shareholders of TMA, the SEC having declared the Registration Statement effective, and the satisfaction at or prior to the Effective Time of the following additional conditions: (a) the absence of any temporary restraining order, preliminary or permanent injunction or other legal action or regulatory restraint or prohibition preventing the closing of the Merger; the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the closing of the Merger illegal; the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint limiting or restricting Avant!'s conduct or operation of the business of TMA and its subsidiaries following the Merger; and the absence of any proceeding brought by any administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing; (b) all approvals, waivers, authorizations and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated thereby, including such approvals, waivers, authorizations and consents as may be required under the HSR Act, the Securities Act, the Exchange Act and under state Blue Sky laws having been received; (c) Avant! and TMA having received substantially identical written opinions of their respective counsel, in form and substance reasonably satisfactory to them, and dated on or about the Effective Time, to the effect that, based upon certain representations and assumptions, the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn; and (d) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Avant! Common Stock issuable in connection with the Merger.

    In addition, the obligations of TMA to complete the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by TMA: (a) the representations and warranties of Avant! and Merger Sub in the Plan of Reorganization shall be true and correct in all material respects (other than representations and warranties regarding litigation connected with the Merger or other proceedings connected with the Merger, which shall be governed solely by the standard set forth in clause (a) of the preceding paragraph and except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except to the extent such representations and warranties speak as of an earlier date) except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not resulted in, nor reasonably would be expected to result in liabilities aggregating in excess of $10.0 million or have not substantially impaired nor reasonably would be expected to substantially impair, Avant!'s ability after the Effective Time to continue to develop, produce, sell and distribute the products and services that are material to Avant!'s business in a manner that has resulted in or would reasonably be expected to have a material adverse effect on Avant!; (b) Avant! and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of the Plan of Reorganization required to be performed and complied with by them as of the Effective Time; (c) TMA shall have been provided with an officers' certificate, dated the Effective Date, executed on behalf of Avant! by the President and Chief Financial Officer of Avant! to the effect that, as of the Effective Time, the conditions provided for in clauses (a) and

(b) of this paragraph have been satisfied; (d) TMA shall have received a legal opinion dated the Effective Date as to certain matters from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, legal counsel to Avant! and Merger Sub, in form and substance reasonably satisfactory to TMA; (e) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or, results of operations or prospects of Avant!, taken as a whole, provided, however, that any developments, changes or results arising out of or related to the litigation and other court proceedings described herein that do not otherwise result in a material adverse effect on Avant! shall not be considered for purposes of this provision; (f) TMA shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Avant! or any of its subsidiaries or otherwise; and (g) certain affiliates of Avant! shall have executed a suitable Affiliates Agreement.

    In addition, the obligations of Avant! and Merger Sub to complete the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Avant!: (a) the representations and warranties of TMA in the Plan of Reorganization shall be true and correct in all material respects (other than representations and warranties regarding litigation connected with the Merger or other proceedings connected with the Merger, which shall be governed solely by the standard set forth in clause (a) of the first paragraph of this section ("--Conditions to the Merger"), and except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time except for changes contemplated by the Plan of Reorganization except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not resulted in, nor reasonably would be expected to result in liabilities aggregating in excess of $2.0 million or, have not substantially impaired nor reasonably would be expected to substantially impair, TMA's ability after the Effective Date to continue to develop, produce, sell and distribute the products and services that are material to TMA's business in a manner that has resulted in or would reasonably be expected to result in a material adverse effect on TMA; (b) TMA shall have performed and complied in all material respects with all covenants, obligations and conditions of the Plan of Reorganization required to be performed and complied with by it as of the Effective Time; (c) Avant! shall have been provided with an officers' certificate, dated the Effective Date, executed on behalf of TMA by its President and Chief Financial Officer to the effect that, as of the Effective Time, the conditions provided for in clauses
(a) and (b) of this paragraph have been satisfied; (d) Avant! shall have received a legal opinion, dated the Effective Time, from Fenwick & West LLP, legal counsel to TMA, in form and substance reasonably satisfactory to Avant!;
(e) Avant! shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of TMA or any of its subsidiaries or otherwise; (f) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of TMA and its subsidiaries, taken as a whole; (g) Avant! shall have received a letter from KPMG Peat Marwick LLP, independent accountants, concurring with Avant!'s management's conclusion that the Merger will qualify for pooling of interests accounting if consummated in accordance with the Plan of Reorganization; (h) Avant! shall have received from each of the affiliates of TMA identified in the TMA Disclosure Schedule an executed Affiliate Agreement; (i) Dissenting Shares shall consist of no more than ten percent of the then outstanding shares of TMA Common Stock; and (j) Avant! shall have received a sufficient number of executed Continuity of Interest Certificates, such that counsel to Avant! shall have concluded that the continuity of interest requirement shall be satisfied for purposes of issuing the tax opinion pursuant to the Plan of Reorganization.

SHAREHOLDER AGREEMENT

    Roy E. Jewell, Bennet L. Weintraub, Jue-Hsien Chern, Lung Chu, David M. Lee, Milan G. Lazich, Louis A. Delmonico, Robert A. Dutton, William E. Drobish and Ronald A. Rohrer beneficially own an aggregate of 2,619,149 shares of TMA Common Stock, representing 32.3% of the votes entitled to be cast by holders of shares of TMA Common Stock issued and outstanding as of the TMA Record Date. These individuals have entered into a Shareholder Agreement with Avant!, pursuant to which each has (a) agreed to vote the shares of TMA Common Stock held by him in favor of the approval of the Plan of Reorganization and the Merger, (b) granted Avant! an irrevocable proxy to vote such individual's shares in favor of the Merger and (c) granted Avant! an exclusive and irrevocable option to purchase such individual's shares of TMA Common Stock in the event the Merger does not occur, subject to certain conditions specified in the Shareholder Agreement. These individuals' obligations under the Shareholder Agreement are not impacted by TMA's receipt of a superior proposal.

CLOSING

    As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Plan of Reorganization, Merger Sub and TMA will file the Agreement of Merger, in form reasonably satisfactory to Avant! and TMA, with the Secretary of State of the State of California. The Merger will become effective upon such filing. It is anticipated that, assuming all conditions are met, the Merger will occur and a closing will be held on January 16, 1998.

TERMINATION

    At any time prior to the Effective Date, whether before or after approval of the matters presented in connection with the Merger by the shareholders of TMA, the Plan or Reorganization may be terminated (a) by mutual consent of Avant! and TMA, (b) by either Avant! or TMA, if the Effective Date shall not have occurred on or before January 31, 1998 (provided that the right to terminate the Plan of Reorganization for this reason shall not be available to any party whose failure to fulfill any obligation under the Plan of Reorganization has been a significant cause of, or resulted in, the failure of the Effective Date to occur on or before such date), (c) by either Avant! or TMA, if the other party shall breach any of its representations, warranties or obligations under the Plan of Reorganization, which breach would result in a material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or, results of operations of such other party and its subsidiaries, taken as a whole, and such breach shall not have been cured within ten business days following receipt by such other party of written notice of such breach, (d) by either Avant! or TMA, if there shall have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the other party and its subsidiaries, taken as a whole, and such other party shall not have proposed a plan to mitigate the effect of such material adverse change which is reasonably acceptable to such party, within 20 business days after written notice from such party that it intends to terminate the Plan of Reorganization,
(e) by either Avant! or TMA, if the Board of the other party withdraws or modifies, in an adverse manner, its recommendation of the Plan of Reorganization or the Merger or shall have resolved to do so, (f) by either Avant! or TMA, if any permanent injunction of a court or other competent authority preventing consummation of the Merger shall have become final and nonappealable, or (g) by either Avant! or TMA, if the required approval of the shareholders of TMA or the stockholders of Avant! is not obtained at the respective shareholder and stockholder meetings.

EXPENSES AND TERMINATION FEES

    All costs and expenses incurred in connection with the Plan of Reorganization and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) will be paid by the party incurring such expense, except that, in the event the Merger is not closed for any reason or if the Plan of Reorganization is terminated for any reason other than any of the reasons, as they apply to permitted terminations by TMA, set forth in (c), (d) or (e) above in "--Termination," expenses incurred in connection with printing the proxy materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement and the proxy materials in connection with the Merger will be shared equally by TMA and Avant!.

    In the event that (a) either Avant! or TMA shall terminate the Plan of Reorganization following a failure of the shareholders of TMA to approve the Plan of Reorganization and, prior to the time of the meeting of TMA's shareholders, there shall have been (i) a Trigger Event (as defined below) with respect to TMA that TMA's Board of Directors has not recommended that its shareholders reject or (ii) a Takeover Proposal with respect to TMA which at the time of the meeting of TMA's shareholders shall not have been rejected by TMA and withdrawn by the third party, or (b) Avant! shall terminate the Plan of Reorganization pursuant to any of the reasons, as they apply to permitted terminations by Avant!, set forth in clauses (c), (d) and (e) above in "--Termination," due in whole or in part to any failure by TMA to use its reasonable best efforts to perform and comply with all agreements and conditions required by the Plan of Reorganization to be performed or complied with by TMA prior to or on the Effective Date or any failure by TMA's affiliates to take any actions required to be taken hereby, (and if TMA is not entitled to terminate the Plan of Reorganization pursuant to any of the reasons, as they apply to permitted terminations by Avant!, set forth in clauses (c), (d) and (e) above in "--Termination," and prior thereto there shall have been (i) a Trigger Event with respect to TMA or (ii) a Takeover Proposal with respect to TMA which shall not have been rejected by TMA and withdrawn by the third party, then TMA shall promptly pay to Avant! the sum of $5,250,000; provided, however, that with respect to this paragraph, a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing ten percent or more of TMA if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of TMA, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation (w) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving TMA, (x) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of TMA (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of TMA, (y) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of TMA or (z) otherwise acting, alone or in concert with others, to seek control of TMA or to seek to control or influence the management or policies of TMA. As used herein, a "Trigger Event" shall occur if any Person commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 25% or more of the voting power of TMA.

    If the Plan of Reorganization is terminated by TMA because of any of the reasons, as they apply to permitted terminations by TMA, set forth in clauses
(c), (d) or (e) above in "--Termination," due in whole or in part to Avant!'s failure to use the requisite efforts required by the Plan of Reorganization or any failure by Avant!'s affiliates to take any actions required to be taken by the Plan of Reorganization, and if Avant! is not entitled to terminate the Plan of Reorganization because of any of the reasons, as they apply to permitted terminations by Avant!, set forth in clauses (c), (d) and (e) above in "--Termination," then Avant! must promptly pay to TMA a termination fee of $5,250,000.

AMENDMENT

    The boards of directors of Avant! and TMA may cause the Plan of Reorganization to be amended at any time by execution of an instrument in writing signed on behalf of each of Avant! and TMA, provided that an amendment made subsequent to adoption of the Plan of Reorganization by the shareholders of

TMA or Merger Sub, or the Avant! stockholders, shall not (a) alter or change the amount or kind of consideration to be received upon conversion of the TMA Common Stock, (b) alter or change any term of the Articles of Incorporation of TMA after giving effect to the Merger or (c) alter or change any of the terms and conditions of the Plan of Reorganization if such alteration or change would adversely affect the holders of TMA Common Stock or Avant! Common Stock.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material federal income tax considerations relevant to the Merger that are applicable to holders of TMA Common Stock. This discussion is based on currently existing provisions of the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Avant!, TMA or TMA's shareholders as described herein.

    TMA shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular TMA shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or entities, who do not hold their TMA Common Stock as capital assets, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions or who receive cash for their TMA Common Stock pursuant to the exercise of their dissenters' rights under the CGCL. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of TMA Common Stock are acquired or shares of Avant! Common Stock are disposed of, or the tax consequences of the assumption by Avant! of outstanding options and subscriptions to acquire TMA Common Stock. ACCORDINGLY, TMA SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

    Avant! and TMA have received opinions (the "Tax Opinions") from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Fenwick & West LLP, respectively, that the Merger should constitute a "reorganization" within the meaning of Section 368(a) of the Code (a "Reorganization") and that the material tax consequences of the Merger to the TMA shareholders that are described in clauses (a) through (e) below will result from the Merger. The Tax Opinions have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. Assuming the Merger is a Reorganization, then, subject to the assumptions, limitations and qualifications referred to herein and in the Tax Opinions, the Merger should result in the following federal income tax consequences:

        (a) No gain or loss should be recognized by holders of TMA Common Stock solely upon their receipt in the Merger of Avant! Common Stock in exchange therefor (except to the extent of cash received in lieu of a fractional share of Avant! Common Stock).

        (b) The aggregate tax basis of the Avant! Common Stock received by TMA shareholders in the Merger (including any fractional share of Avant! Common Stock not actually received) should be the same as the aggregate tax basis of the TMA Common Stock surrendered in exchange therefor.

        (c) The holding period of the Avant! Common Stock received by each TMA shareholder in the Merger should include the period for which the TMA Common Stock surrendered in exchange therefor was considered to be held, provided that the TMA Common Stock so surrendered is held as a capital asset at the time of the Merger.

        (d) Cash payments received by holders of TMA Common Stock in lieu of a fractional share should be treated as if such fractional share of Avant! Common Stock had been issued in the Merger and then redeemed by Avant!. A TMA shareholder receiving such cash should recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

        (e) Holders of TMA Common Stock who exercise dissenters' rights with respect to their shares of TMA Common Stock and who receive payment for the shares in cash should generally recognize gain or loss measured by the difference between the amount of cash received and the shareholder's basis in the shares surrendered, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of TMA Common Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of TMA Common Stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger. If, however, a shareholder's sale for cash of TMA Common Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such shareholder may recognize income for federal income tax purposes in an amount equal to the entire amount of cash so received.

    Although Avant! and TMA have received the Tax Opinions from their respective counsel that the Merger should qualify as a Reorganization and that the material tax consequences of the Merger to the TMA shareholders that are described in clauses (a) through (e) above will result from the Merger, a recipient of shares of Avant! Common Stock could recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely TMA Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that a TMA shareholder was treated as receiving (directly or indirectly) consideration other than Avant! Common Stock in exchange for such shareholder's TMA Common Stock.

    The parties will not request a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. TMA shareholders should be aware that the Tax Opinions do not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, the Tax Opinions are subject to certain assumptions, limitations and qualifications, including but not limited to the truth and accuracy of certain representations made by Avant!, TMA, Merger Sub and certain shareholders of TMA, including representations in certain certificates to be delivered to counsel by the respective managements of Avant!, TMA and Merger Sub and by certain shareholders of TMA. Of particular importance is the assumption that the "continuity of interest" requirement for treatment of the Merger as a Reorganization is satisfied.

    To satisfy the continuity of interest requirement, TMA shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (a) their TMA Common Stock in anticipation of the Merger or (b) the Avant! Common Stock to be received in the Merger (collectively, "Planned Dispositions") such that TMA shareholders, as a group, would no longer have a significant equity interest in the TMA business being conducted after the Merger. TMA shareholders will generally be regarded as having a significant equity interest as long as the number of shares of Avant! Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the TMA shareholders in the Merger. TMA and Avant! have represented to respective counsel for Avant! and TMA that they have no knowledge of any plan or intent on the part of TMA shareholders to engage in a Planned Disposition of shares of TMA Common Stock. In addition, certain TMA shareholders have represented that they have no plan or intent to make a Planned Disposition of shares of TMA Common Stock. However, notwithstanding such representations, no assurance can be made that the "continuity of interest" requirement will be satisfied. If such requirement is not satisfied, the Merger would not be treated as a Reorganization.

    A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in TMA shareholders recognizing taxable gain or loss with respect to each share of TMA Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Avant! Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Avant! Common Stock so received would equal its fair market value as of the Effective Time, and the shareholder's holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling of interests for accounting purposes. Accordingly, the affiliates of TMA have entered into agreements imposing certain resale limitations on their stock. The affiliates of Avant! will be subject to certain similar restrictions. See "--Resale of Avant! Common Stock; Agreements with Affiliates." It is a condition to Avant!'s obligations to consummate the Merger that, among other things, it receive a letter from KPMG Peat Marwick LLP, the independent accountants for Avant!, concurring with Avant!'s management's conclusion that the Merger will be treated as a pooling of interests for accounting purposes if consummated in accordance with the Plan of Reorganization. TMA shall also receive a letter from Arthur Andersen LLP to the effect that TMA qualifies for participation in this pooling of interests transaction consummated in accordance with the Plan of Reorganization.

                                 AVANT! AND TMA

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial data including the notes thereto are based on and are qualified in their entirety by reference to, and should be read in conjunction with, the consolidated financial statements of Avant! and TMA included elsewhere in this Joint Proxy Statement/Prospectus.

    The financial statement data as of September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 are unaudited, and have been prepared on the same basis as the financial information derived from the audited financial statements, and in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods.

    The unaudited pro forma condensed combined balance sheet data combine Avant! and TMA balance sheets as of September 30, 1997, giving effect to the Merger as if it had occurred on September 30, 1997. The unaudited pro forma condensed combined statements of income combine Avant! and TMA results of operations for the nine months ended September 30, 1996 and 1997 and each of the years in the three-year period ended December 31, 1996, giving effect to the Merger as if it had occurred on January 1, 1994.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition that would have occurred had the Merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial condition.

                                 AVANT! AND TMA

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1997

                                 (IN THOUSANDS)

                                                                                                        PRO
                                                                                       PRO FORMA       FORMA
                                                                   AVANT!     TMA     ADJUSTMENTS     COMBINED
                                                                  --------  -------  --------------   --------
                                                    ASSETS
Current assets:
  Cash and cash equivalents.....................................  $ 73,565  $12,420   $ --            $ 85,985
  Short-term investments........................................    24,205   22,164     --              46,369
  Accounts receivable, net......................................    25,487    4,498     --              29,985
  Deferred income taxes.........................................     5,867    --        --               5,867
  Prepaid income taxes..........................................     --         310     --                 310
  Other assets..................................................    12,412      794     --              13,206
                                                                  --------  -------     ------        --------
      Total current assets......................................   141,536   40,186     --             181,722
  Equipment, furniture and fixtures, net........................    27,823    2,567     --              30,390
  Deferred income taxes.........................................    17,423    --        --              17,423
  Intangibles and other assets..................................    15,875      250     --              16,125
                                                                  --------  -------     ------        --------
      Total assets..............................................  $202,657  $43,003   $ --            $245,660
                                                                  --------  -------     ------        --------
                                                                  --------  -------     ------        --------
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of notes payable..............................  $  --     $   303   $ --            $    303
  Current portion of capital lease obligations..................         4      148     --                 152
  Accounts payable..............................................     6,918      445     --               7,363
  Accrued compensation..........................................     8,622    --        --               8,622
  Accrued merger transaction costs..............................     --       --         6,800(4)        6,800
  Other accrued liabilities.....................................    17,473    2,516     --              19,989
  Current portion technology acquisition payable................       406    --        --                 406
  Deferred revenue..............................................    18,526    2,521     --              21,047
                                                                  --------  -------     ------        --------
      Total current liabilities.................................    51,949    5,933      6,800          64,682
Notes payable, less current portion.............................     --         198     --                 198
Capital lease obligations, less current portion.................     --         321     --                 321
Deferred rent...................................................        42    --        --                  42
Long-term portion technology acquisition payable................       497    --        --                 497
                                                                  --------  -------     ------        --------
      Total liabilities.........................................    52,488    6,452      6,800          65,740
Shareholders' equity
  Common stock..................................................         3      478     --                 481
  Additional paid-in capital....................................   137,951   32,884     --             170,835
  Notes receivable from shareholders............................     --        (262)    --                (262)
  Deferred compensation.........................................    (2,031)    (784)    --              (2,815)
  Net unrealized gain (loss) on short-term investments..........       (28)   --        --                 (28)
  Retained earnings.............................................    14,274    4,235     (6,800)         11,709
                                                                  --------  -------     ------        --------
      Total shareholders' equity................................   150,169   36,551     (6,800)        179,920
                                                                  --------  -------     ------        --------
      Total liabilities and shareholders' equity................  $202,657  $43,003   $ --            $245,660
                                                                  --------  -------     ------        --------
                                                                  --------  -------     ------        --------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                 AVANT! AND TMA

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1994

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    PRO FORMA
                                                                                  AVANT!     TMA    COMBINED
                                                                                  -------  -------  ---------
Revenue:
  Software......................................................................  $30,929  $ 8,361   $39,290
  Services and other............................................................    8,415    1,909    10,324
  Funded development............................................................    --       1,808     1,808
                                                                                  -------  -------  ---------
    Total revenue...............................................................   39,344   12,078    51,422
Costs and expenses:
  Costs of software.............................................................    1,122      626     1,748
  Costs of services and other...................................................    2,940      341     3,281
  Costs of funded development...................................................    --       1,563     1,563
  Selling and marketing.........................................................   14,476    3,508    17,984
  Research and development......................................................    9,728    2,707    12,435
  General and administrative....................................................    4,130    1,035     5,165
  Acquisition of technology.....................................................    1,600    --        1,600
                                                                                  -------  -------  ---------
    Total operating expenses....................................................   33,996    9,780    43,776
                                                                                  -------  -------  ---------
    Income from operations......................................................    5,348    2,298     7,646
Other income (expense), net.....................................................      836      (83)      753
                                                                                  -------  -------  ---------
    Income before income taxes..................................................    6,184    2,215     8,399
Provision for income taxes (5)..................................................    2,175      761     2,936
                                                                                  -------  -------  ---------
    Net income..................................................................  $ 4,009  $ 1,454   $ 5,463
                                                                                  -------  -------  ---------
                                                                                  -------  -------  ---------
Net income per share............................................................  $  0.20  $  0.23   $  0.22
                                                                                  -------  -------  ---------
                                                                                  -------  -------  ---------
Weighted average common and common equivalent shares outstanding................   20,457    6,389    24,687
                                                                                  -------  -------  ---------
                                                                                  -------  -------  ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                 AVANT! AND TMA

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    PRO FORMA
                                                                                  AVANT!     TMA    COMBINED
                                                                                  -------  -------  ---------
Revenue:
  Software......................................................................  $55,164  $ 8,773   $63,937
  Services and other............................................................   13,704    3,467    17,171
  Funded development............................................................    --         353       353
                                                                                  -------  -------  ---------
    Total revenue...............................................................   68,868   12,593    81,461
Costs and expenses:
  Costs of software.............................................................    1,529      486     2,015
  Costs of services and other...................................................    4,845      671     5,516
  Costs of funded development...................................................    --         268       268
  Selling and marketing.........................................................   22,741    3,469    26,210
  Research and development......................................................   15,318    4,178    19,496
  General and administrative....................................................    6,362    1,423     7,785
  Acquisition of technology.....................................................    2,693    --        2,693
  Merger expenses...............................................................    3,590    --        3,590
                                                                                  -------  -------  ---------
    Total operating expenses....................................................   57,078   10,495    67,573
                                                                                  -------  -------  ---------
    Income from operations......................................................   11,790    2,098    13,888
Other income, net...............................................................    2,787       49     2,836
                                                                                  -------  -------  ---------
  Income before income taxes....................................................   14,577    2,147    16,724
Provision for income taxes (5)..................................................    6,227      865     7,092
                                                                                  -------  -------  ---------
  Net income....................................................................  $ 8,350  $ 1,282   $ 9,632
                                                                                  -------  -------  ---------
                                                                                  -------  -------  ---------
Net income per share............................................................  $  0.35  $  0.23   $  0.35
                                                                                  -------  -------  ---------
                                                                                  -------  -------  ---------
Weighted average common and common equivalent shares outstanding................   24,159    5,508    27,806
                                                                                  -------  -------  ---------
                                                                                  -------  -------  ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                 AVANT! AND TMA

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    PRO FORMA
                                                                                  AVANT!     TMA    COMBINED
                                                                                 --------  -------  ---------
Revenue:
  Software.....................................................................  $ 82,134  $12,418  $ 94,552
  Services and other...........................................................    23,953    5,153    29,106
  Funded development...........................................................     --         388       388
                                                                                 --------  -------  ---------
    Total revenue..............................................................   106,087   17,959   124,046
Costs and expenses:
  Costs of software............................................................     2,512    1,109     3,621
  Costs of services and other..................................................     7,269    1,607     8,876
  Costs of funded development..................................................     --         408       408
  Selling and marketing........................................................    29,928    6,310    36,238
  Research and development.....................................................    20,696    5,037    25,733
  General and administrative...................................................    15,450    1,756    17,206
  Acquisition of technology....................................................     1,700    --        1,700
  Merger expenses..............................................................     9,300    --        9,300
                                                                                 --------  -------  ---------
    Total operating expenses...................................................    86,855   16,227   103,082
                                                                                 --------  -------  ---------
    Income from operations.....................................................    19,232    1,732    20,964
Other income, net..............................................................     4,204      439     4,643
                                                                                 --------  -------  ---------
    Income before income taxes.................................................    23,436    2,171    25,607
Provision for income taxes.....................................................    10,952      947    11,899
                                                                                 --------  -------  ---------
  Net income...................................................................  $ 12,484  $ 1,224  $ 13,708
                                                                                 --------  -------  ---------
                                                                                 --------  -------  ---------
  Net income per share.........................................................  $   0.47  $  0.20  $   0.44
                                                                                 --------  -------  ---------
                                                                                 --------  -------  ---------
Weighted average common and common equivalent shares outstanding...............    26,761    6,217    30,877
                                                                                 --------  -------  ---------
                                                                                 --------  -------  ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                 AVANT! AND TMA

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    PRO FORMA
                                                                                   AVANT!    TMA    COMBINED
                                                                                   -------  ------  ---------
Revenue:
  Software.......................................................................  $60,030  $9,058   $69,088
  Services and other.............................................................   17,263   3,767    21,030
                                                                                   -------  ------  ---------
    Total revenue................................................................   77,293  12,825    90,118
Costs and expenses:
  Costs of software..............................................................    1,802     852     2,654
  Costs of services and other....................................................    5,383   1,328     6,711
  Selling and marketing..........................................................   22,318   4,412    26,730
  Research and development.......................................................   15,133   3,784    18,917
  General and administrative.....................................................   11,529   1,219    12,748
  Acquired in-process research and development...................................      300    --         300
                                                                                   -------  ------  ---------
    Total operating expenses.....................................................   56,465  11,595    68,060
                                                                                   -------  ------  ---------
    Income from operations.......................................................   20,828   1,230    22,058
Other income, net................................................................    3,100      27     3,127
                                                                                   -------  ------  ---------
    Income before income taxes...................................................   23,928   1,257    25,185
Provision for income taxes.......................................................    8,664     665     9,329
                                                                                   -------  ------  ---------
    Net income...................................................................  $15,264  $  592   $15,856
                                                                                   -------  ------  ---------
                                                                                   -------  ------  ---------
    Net income per share.........................................................  $  0.57  $ 0.11   $  0.52
                                                                                   -------  ------  ---------
                                                                                   -------  ------  ---------
Weighted average common and common equivalent shares outstanding.................   26,621   5,486    30,253
                                                                                   -------  ------  ---------
                                                                                   -------  ------  ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                 AVANT! AND TMA

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    PRO FORMA
                                                                                  AVANT!     TMA    COMBINED
                                                                                  -------  -------  ---------
Revenue:
  Software......................................................................  $77,669  $ 8,530   $86,199
  Services and other............................................................   26,663    5,248    31,911
                                                                                  -------  -------  ---------
    Total revenue...............................................................  104,332   13,778   118,110
Costs and expenses:
  Costs of software.............................................................    1,635      953     2,588
  Costs of services and other...................................................    8,664    1,483    10,147
  Selling and marketing.........................................................   29,596    5,358    34,954
  Research and development......................................................   19,690    5,299    24,989
  General and administrative....................................................   11,618    1,889    13,507
  Acquired in-process research and development..................................   41,186    --       41,186
                                                                                  -------  -------  ---------
    Total operating expenses....................................................  112,389   14,982   127,371
                                                                                  -------  -------  ---------
    Loss from operations........................................................   (8,057)  (1,204)   (9,261)
Other income, net...............................................................    3,592    1,315     4,907
                                                                                  -------  -------  ---------
  Income (loss) before income taxes.............................................   (4,465)     111    (4,354)
Income tax expense (benefit)....................................................   (1,607)      42    (1,565)
                                                                                  -------  -------  ---------
  Net income (loss).............................................................  $(2,858) $    69   $(2,789)
                                                                                  -------  -------  ---------
                                                                                  -------  -------  ---------
Net income (loss) per share.....................................................  $ (0.11) $  0.01   $ (0.09)
                                                                                  -------  -------  ---------
                                                                                  -------  -------  ---------
Weighted average common and common equivalent shares outstanding................   25,616    8,379    31,163
                                                                                  -------  -------  ---------
                                                                                  -------  -------  ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                 AVANT! AND TMA

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

    The Avant! and TMA statements of income for each of the years in the three years ended December 31, 1996 and for each of the nine months ended September 30, 1996 and 1997 have been combined. The balance sheets for Avant! and TMA have been combined as of September 30, 1997. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the consolidated financial statements of Avant! and TMA included elsewhere herein.

    No adjustments have been made to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, will be based upon further study and analysis and are not expected to be significant.

(2) UNAUDITED PRO FORMA COMBINED NET INCOME PER SHARE

    The unaudited pro forma condensed combined statements of income for Avant! and TMA have been prepared as if the Merger was completed at the beginning of the earliest period presented. The unaudited pro forma combined net income per share is based on the combined weighted average number of common and common equivalent shares of Avant! and TMA Common Stock for each period, based upon an exchange ratio of 0.662045 (the Exchange Ratio as of December 19, 1997) shares of Avant! Common Stock for each outstanding share of TMA Common Stock.

(3) PRO FORMA UNAUDITED COMBINED SHARES OUTSTANDING

    These unaudited pro forma condensed combined financial statements reflect the issuance of approximately 5,357,000 shares of Avant! Common Stock in exchange for all the outstanding shares of TMA Common Stock (approximately 8,092,000 at September 30, 1997) and assumption of approximately 1,550,950 TMA Common Stock options in connection with the Merger resulting in an exchange ratio of 0.662045 (the Exchange Ratio as of December 19, 1997) shares of Avant! Common Stock for each outstanding share of TMA Common Stock.

    The following table details the pro forma share issuances (as of September 30, 1997) in connection with the Merger:

                                                                                      AVANT!
                                                                                      COMMON
                                                           SHARES                     SHARES
                                                         OUTSTANDING    ESTIMATED   OUTSTANDING
                                                             (IN        EXCHANGE        (IN
                                                         THOUSANDS)       RATIO     THOUSANDS)        %
                                                        -------------  -----------  -----------  -----------
Avant! shares outstanding as of September 30, 1997....       26,586        --           26,586          83%
TMA shares outstanding as of September 30, 1997.......        8,092       .662045        5,357          17%
                                                                                    -----------        ---
Pro forma shares of Avant! Common Stock outstanding
  after completion of the Merger (as of September 30,
  1997)...............................................                                  31,943         100%
                                                                                    -----------        ---
                                                                                    -----------        ---

    The actual Exchange Ratio will be determined at the effective time of the Merger based on the Average Nasdaq Per Share Price on such date.

                                 AVANT! AND TMA

(4) TRANSACTION COSTS AND MERGER RELATED EXPENSES

    Avant! estimates that it will incur direct transaction costs and merger-related integration expenses of approximately $6.8 million associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $4 million and severance costs, charges for duplicate facilities, and certain other related costs of approximately $2.8 million. As of September 30, 1997, no transaction-related expenses had been incurred. These nonrecurring transaction costs will be charged to operations primarily during the quarter in which the Merger closes. The charge is a preliminary estimate only, and is therefore subject to change.

    The unaudited pro forma condensed combined balance sheet gives effect to estimated direct transaction expenses and merger-related integration expenses as if such costs and expenses had been incurred as of September 30, 1997. These costs and expenses are assumed to be nondeductible for income tax purposes. These costs and expenses are not reflected in the unaudited pro forma condensed combined statement of income.

(5) PROVISION FOR INCOME TAXES

    The provision for income taxes for Avant! is on a pro forma basis for 1994 and 1995, reflecting a tax expense that would have been reported if Meta-Software, Inc. (an S corporation merged with Avant! in 1996) had been a C corporation during those periods. See Notes 1 and 6 to Avant!'s financial statements.

                               AVANT! AND COMPASS

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements including the notes thereto, give effect to the September 12, 1997 acquisition of Compass by Avant! in exchange for $17,500,000 cash, 522,192 shares of Avant! common stock, and $4,948,000 of direct transaction costs in a transaction accounted for as a purchase. The condensed combined financial statements are based on and are qualified in their entirety by reference to, and should be read in conjunction with, the consolidated financial statements of Avant! and Compass included elsewhere in this Joint Statement/Prospectus.

    The financial statement data as of September 30, 1997 and for the nine-month periods ended September 30, 1996 and 1997 are unaudited, and have been prepared on the same basis as the financial information derived from the audited financial statements, and in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods.

    An unaudited pro forma condensed combined balance sheet is not presented herein because the Compass acquisition is reflected in Avant!'s historical balance sheet as of September 30, 1997. The unaudited pro forma condensed combined statements of operations combine Avant! results of operations for the nine months ended September 30, 1996 and 1997 and the year ended December 31, 1996 with Compass results of operations for the six months ended June 30, 1996 and 1997 and the year ended December 31, 1996, giving effect to the acquisition as if it had occurred on January 1, 1996. Compass' condensed combined statements of operations are presented for the six months ended June 30, 1996 and 1997 because the three months ended June 30, 1997 was the last complete quarter of Compass operations prior to its acquisition. Upon consummation of the acquisition in September 1997, the Company expensed approximately $41,186,000 of acquired in-process research and development.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition that would have occurred had the acquisition been consummated at January 1, 1996, nor is it necessarily indicative of future operating results or financial position.

                               AVANT! AND COMPASS

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA    PRO FORMA
                                                                  AVANT!     COMPASS   ADJUSTMENTS   COMBINED
                                                                ----------  ---------  -----------  -----------
Revenue:
  Software....................................................  $   82,134  $  33,942   $  --        $ 116,076
  Services....................................................      23,953     20,243      --           44,196
                                                                ----------  ---------  -----------  -----------
    Total revenue.............................................     106,087     54,185      --          160,272
                                                                ----------  ---------  -----------  -----------
Costs and expenses:
  Costs of software...........................................       2,512      5,003      --            7,515
  Costs of services and other.................................       7,269      6,006      --           13,275
  Selling and marketing.......................................      29,928     22,169      --           52,097
  Research and development....................................      20,696     22,234       2,815(a)     45,745
  General and administrative..................................      15,450      6,274      --           21,724
  Acquisition of technology...................................       1,700     --          --            1,700
  Merger expenses.............................................       9,300     --          --            9,300
                                                                ----------  ---------  -----------  -----------
      Total operating expenses................................      86,855     61,686       2,815      151,356
                                                                ----------  ---------  -----------  -----------
      Income (loss) from operations...........................      19,232     (7,501)     (2,815)       8,916
Other income (expense), net...................................       4,204     (1,220)     --            2,984
                                                                ----------  ---------  -----------  -----------
      Income (loss) before income taxes.......................      23,436     (8,721)     (2,815)      11,900
Income tax expense (benefit)..................................      10,952     (3,311)     (1,015)(a)      6,626
                                                                ----------  ---------  -----------  -----------
      Net income (loss).......................................  $   12,484  $  (5,410)  $  (1,800)   $   5,274
Cumulative dividends on Series A redeemable preferred stock...      --           (220)     --             (220)
                                                                ----------  ---------  -----------  -----------
Net income (loss) available to common shareholders............  $   12,484  $  (5,630)  $  (1,800)   $   5,054
                                                                ----------  ---------  -----------  -----------
                                                                ----------  ---------  -----------  -----------
Net income (loss) per common share............................  $     0.47                           $    0.19
                                                                ----------                          -----------
                                                                ----------                          -----------
Weighted average shares outstanding...........................      26,761                              27,283
                                                                ----------                          -----------
                                                                ----------                          -----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                               AVANT! AND COMPASS

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA    PRO FORMA
                                                                  AVANT!     COMPASS   ADJUSTMENTS   COMBINED
                                                                ----------  ---------  -----------  -----------
Revenue:
  Software....................................................  $   60,030  $  17,990   $  --        $  78,020
  Services....................................................      17,263     10,658      --           27,921
                                                                ----------  ---------  -----------  -----------
      Total revenue...........................................      77,293     28,648      --          105,941
                                                                ----------  ---------  -----------  -----------
Costs and expenses:
  Costs of software...........................................       1,802      3,068      --            4,870
  Costs of services and other.................................       5,383      3,306      --            8,689
  Selling and marketing.......................................      22,318     11,021      --           33,339
  Research and development....................................      15,133     11,779       1,408(a)     28,320
  General and administrative..................................      10,609      2,566      --           13,175
  Acquired in-process research and development................         300     --          --              300
  Merger expenses.............................................         920     --          --              920
                                                                ----------  ---------  -----------  -----------
      Total operating expenses................................      56,465     31,740       1,408       89,613
                                                                ----------  ---------  -----------  -----------
      Income (loss) from operations...........................      20,828     (3,092)     (1,408)      16,328
Other income (expense), net...................................       3,100       (532)     --            2,568
                                                                ----------  ---------  -----------  -----------
      Income (loss) before income taxes.......................      23,928     (3,624)     (1,408)      18,896
Income tax expense (benefit)..................................       8,664     (1,247)       (508)(a)      6,909
                                                                ----------  ---------  -----------  -----------
      Net income (loss) ......................................  $   15,264  $  (2,377)  $    (900)   $  11,987
Cumulative dividends on Series A redeemable preferred stock...      --           (110)     --             (110)
                                                                ----------  ---------  -----------  -----------
Net income (loss) available to common shareholders............  $   15,264  $  (2,487)  $    (900)   $  11,877
                                                                ----------  ---------  -----------  -----------
                                                                ----------  ---------  -----------  -----------
Net income (loss) per share...................................  $     0.57                           $    0.44
                                                                ----------                          -----------
                                                                ----------                          -----------
Weighted average shares outstanding...........................      26,621                              27,143
                                                                ----------                          -----------
                                                                ----------                          -----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                               AVANT! AND COMPASS

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA    PRO FORMA
                                                                  AVANT!     COMPASS   ADJUSTMENTS   COMBINED
                                                                ----------  ---------  -----------  -----------
Revenue:
  Software....................................................  $   77,669  $  15,747   $  --        $  93,416
  Services....................................................      26,663      8,997      --           35,660
                                                                ----------  ---------  -----------  -----------
      Total revenue...........................................     104,332     24,744      --          129,076
                                                                ----------  ---------  -----------  -----------
Costs and expenses:
  Costs of software...........................................       1,635      1,862      --            3,497
  Costs of services and other.................................       8,664      2,696      --           11,360
  Selling and marketing.......................................      29,596     12,517      --           42,113
  Research and development....................................      19,690      8,997       1,408(a)     30,095
  General and administrative..................................      11,618      2,960      --           14,578
  Acquired in-process research and development................      41,186     --          --           41,186
                                                                ----------  ---------  -----------  -----------
      Total operating expenses................................     112,389     29,032       1,408      142,829
                                                                ----------  ---------  -----------  -----------
      Income (loss) from operations...........................      (8,057)    (4,288)     (1,408)     (13,753)
Other income (expense), net...................................       3,592       (876)     --            2,716
                                                                ----------  ---------  -----------  -----------
      Income (loss) before income taxes.......................      (4,465)    (5,164)     (1,408)     (11,037)
Income tax expense (benefit)..................................      (1,607)    (1,508)       (508)(a)     (3,623)
                                                                ----------  ---------  -----------  -----------
      Net income (loss) ......................................  $   (2,858) $  (3,656)  $    (900)   $  (7,414)
Cumulative dividends on Series A redeemable preferred stock...      --           (110)     --             (110)
                                                                ----------  ---------  -----------  -----------
Net income (loss) available to common shareholders............  $   (2,858) $  (3,766)  $    (900)   $  (7,524)
Net income (loss) per common share............................  $    (0.11)                          $   (0.29)
                                                                ----------                          -----------
                                                                ----------                          -----------
Weighted average shares outstanding...........................      25,616                              26,138
                                                                ----------                          -----------
                                                                ----------                          -----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                               AVANT! AND COMPASS

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

    The Avant! and Compass statements of operations for the year ended December 31, 1996 and for each of the nine months ended September 30, 1996 and 1997 have been combined, giving effect to the business combination as if it had occurred on January 1, 1996. The balance sheet is not presented herein because the Compass acquisition is reflected in Avant!'s historical balance sheet as of September 30, 1997. The statements of operations combine Avant! results of operations for the nine months ended September 30, 1996 and 1997 and the year ended December 31, 1996 with Compass results of operations for the six months ended June 30, 1996 and 1997 and the year ended December 31, 1996. The condensed combined statements of operations include Compass through the June 30, 1997 quarter, as that was the last complete quarter of Compass operations. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the consolidated financial statements of Avant! and Compass included elsewhere herein.

    No adjustments have been made to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, will be based upon further study and analysis and are not expected to be significant.

(2) PRO FORMA ADJUSTMENTS

    The unaudited pro forma combined condensed statements of operations give effect to the following pro forma adjustment (in thousands):

    (a) Represents amortization of goodwill and other intangibles over expected useful lives ranging from four to five years and related tax benefit.

                             AVANT!/TMA AND COMPASS

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements, including the notes thereto, give effect to the Merger in a transaction accounted for as a pooling of interests and to the September 12, 1997 acquisition of Compass in a transaction accounted for as a purchase. The condensed combined financial statements are based on and are qualified in their entirety by reference to, and should be read in conjunction with, the consolidated financial statements of Avant!, TMA and Compass included elsewhere in this Joint Statement/Prospectus.

    The financial statement data as of September 30, 1997 and for the nine-month periods ended September 30, 1996 and 1997 are unaudited, and have been prepared on the same basis as the financial information derived from the audited financial statements, and in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods.

    An unaudited pro forma condensed combined balance sheet is not presented because the Compass acquisition is reflected in Avant!'s historical balance sheet as of September 30, 1997 and the Avant!/TMA unaudited pro forma combined balance is included elsewhere herein. The unaudited pro forma condensed combined statements of operations combine pro forma Avant!/TMA results of operations for the nine months ended September 30, 1996 and 1997 and the year ended December 31, 1996 with the historical Compass results of operations for the six months ended June 30, 1996 and 1997 and the year ended December 31, 1996, giving effect to the Merger and Compass acquisition as if they had occurred on January 1, 1996. Compass' condensed combined statements of operations are presented for the six months ended June 30, 1996 and 1997 because the three months ended June 30, 1997 was the last complete quarter of Compass operations prior to its acquisition.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results of financial condition that would have occurred had the Merger and the Compass acquisition been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial condition.

                   AVANT!/TMA PRO FORMA COMBINED AND COMPASS

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             AVANT! TMA
                                                              PRO FORMA                PRO FORMA    PRO FORMA
                                                              COMBINED     COMPASS    ADJUSTMENTS   COMBINED
                                                             -----------  ----------  -----------  -----------
Revenue:
  Software.................................................   $  94,552   $   33,942   $  --        $ 128,494
  Services.................................................      29,106       20,243      --           49,349
  Funded development.......................................         388       --          --              388
                                                             -----------  ----------  -----------  -----------
      Total revenue........................................     124,046       54,185      --          178,231
                                                             -----------  ----------  -----------  -----------
Costs and expenses:
  Costs of software........................................       3,621        5,003      --            8,624
  Costs of services and other..............................       8,876        6,006      --           14,882
  Costs of funded development..............................         408       --          --              408
  Selling and marketing....................................      36,238       22,169      --           58,407
  Research and development.................................      25,733       22,234       2,815(a)     50,782
  General and administrative...............................      17,206        6,274      --           23,480
  Acquisition of technology................................       1,700       --          --            1,700
  Merger expenses..........................................       9,300       --          --            9,300
                                                             -----------  ----------  -----------  -----------
      Total operating expenses.............................     103,082       61,686       2,815      167,583
                                                             -----------  ----------  -----------  -----------
    Income (loss) from operations..........................      20,964       (7,501)     (2,815)      10,648
Other income (expense), net................................       4,643       (1,220)     --            3,423
                                                             -----------  ----------  -----------  -----------
    Income (loss) before income taxes......................      25,607       (8,721)     (2,815)      14,071
Income tax expense (benefit)...............................      11,899       (3,311)     (1,015)(a)      7,573
                                                             -----------  ----------  -----------  -----------
      Net income (loss)....................................      13,708       (5,410)     (1,800)       6,498
Cummulative dividends on Series A redeemable preferred
  stock....................................................      --             (220)     --             (220)
                                                             -----------  ----------  -----------  -----------
Net income (loss) available to common shareholders.........   $  13,708   $   (5,630)     (1,800)   $   6,278
                                                             -----------  ----------  -----------  -----------
                                                             -----------  ----------  -----------  -----------
Net income (loss) per common share.........................   $    0.44                             $    0.20
                                                             -----------                           -----------
                                                             -----------                           -----------
Weighted average shares outstanding........................      30,877                                31,399
                                                             -----------                           -----------
                                                             -----------                           -----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                   AVANT!/TMA PRO FORMA COMBINED AND COMPASS

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              AVANT! TMA
                                                               PRO FORMA               PRO FORMA    PRO FORMA
                                                               COMBINED     COMPASS   ADJUSTMENTS   COMBINED
                                                              -----------  ---------  -----------  -----------
Revenue:
  Software..................................................   $  69,088   $  17,990   $  --        $  87,078
  Services and other........................................      21,030      10,658      --           31,688
                                                              -----------  ---------  -----------  -----------
      Total revenue.........................................      90,118      28,648      --          118,766
                                                              -----------  ---------  -----------  -----------
Costs and expenses:
  Costs of software.........................................       2,654       3,068      --            5,722
  Costs of services and other...............................       6,711       3,306      --           10,017
  Selling and marketing.....................................      26,730      11,021      --           37,751
  Research and development..................................      18,917      11,779       1,408(a)     32,104
  General and administrative................................      12,748       2,566      --           15,314
  Acquired in-process research and development..............         300      --          --              300
                                                              -----------  ---------  -----------  -----------
      Total operating expenses..............................      68,060      31,740       1,408      101,208
                                                              -----------  ---------  -----------  -----------
    Income (loss) from operations...........................      22,058      (3,092)     (1,408)      17,558
Other income (expense), net.................................       3,127        (532)     --            2,595
                                                              -----------  ---------  -----------  -----------
    Income (loss) before income taxes.......................      25,185      (3,624)     (1,408)      20,153
Income tax expense (benefit)................................       9,329      (1,247)       (508)(a)      7,574
                                                              -----------  ---------  -----------  -----------
      Net income(loss)......................................      15,856      (2,377)       (900)      12,579
Cummulative dividends on Series A redeemable preferred
  stock.....................................................      --            (110)     --             (110)
                                                              -----------  ---------  -----------  -----------
Net income (loss) available to common shareholders..........   $  15,856   $  (2,487)       (900)   $  12,469
                                                              -----------  ---------  -----------  -----------
                                                              -----------  ---------  -----------  -----------
Net income (loss) per common share..........................   $    0.52                            $    0.41
                                                              -----------                          -----------
                                                              -----------                          -----------
Weighted average shares outstanding.........................      30,253                               30,775
                                                              -----------                          -----------
                                                              -----------                          -----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                   AVANT!/TMA PRO FORMA COMBINED AND COMPASS

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              AVANT! TMA
                                                               PRO FORMA               PRO FORMA    PRO FORMA
                                                               COMBINED     COMPASS   ADJUSTMENTS   COMBINED
                                                              -----------  ---------  -----------  -----------
Revenue:
  Software..................................................   $  86,199   $  15,747   $  --        $ 101,946
  Services and other........................................      31,911       8,997      --           40,908
                                                              -----------  ---------  -----------  -----------
    Total revenue...........................................     118,110      24,744      --          142,854
                                                              -----------  ---------  -----------  -----------
Costs and expenses:
  Costs of software.........................................       2,588       1,862      --            4,450
  Costs of services and other...............................      10,147       2,696      --           12,843
  Selling and marketing.....................................      34,954      12,517      --           47,471
  Research and development..................................      24,989       8,997       1,408(a)     35,394
  General and administrative................................      13,507       2,960      --           16,467
Acquired in-process research and development................      41,186      --          --           41,186
                                                              -----------  ---------  -----------  -----------
    Total operating expenses................................     127,371      29,032       1,408      157,811
                                                              -----------  ---------  -----------  -----------
    Income (loss) from operations...........................      (9,261)     (4,288)     (1,408)     (14,957)
Other income (expense), net.................................       4,907        (876)     --            4,031
                                                              -----------  ---------  -----------  -----------
  Income (loss) before income taxes.........................      (4,354)     (5,164)     (1,408)     (10,926)
Income tax expense (benefit)................................      (1,565)     (1,508)       (508)(a)     (3,581)
                                                              -----------  ---------  -----------  -----------
    Net income (loss).......................................      (2,789)     (3,656)       (900)      (7,345)
Cummulative dividends on Series A redeemable preferred
  stock.....................................................      --            (110)     --             (110)
Net income (loss) available to common shareholders..........   $  (2,789)  $  (3,766)       (900)   $  (7,455)
                                                              -----------  ---------  -----------  -----------
                                                              -----------  ---------  -----------  -----------
Net income (loss) per common share..........................   $   (0.09)  $   (0.20)               $    0.24
                                                              -----------  ---------               -----------
                                                              -----------  ---------               -----------
Weighted average shares outstanding.........................      31,163      19,162                   31,685
                                                              -----------  ---------               -----------
                                                              -----------  ---------               -----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                   AVANT!/TMA PRO FORMA COMBINED AND COMPASS

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

    The Avant!/TMA pro forma combined and Compass historical statements of operations for the year ended December 31, 1996 and for each of the nine months ended September 30, 1996 and 1997 have been combined, giving effect to the business combinations as if they had occurred on January 1, 1996. The Avant!/TMA pro forma combined balance sheet is not presented herein because the Compass acquisition is reflected in Avant!'s historical balance sheet included in the Avant!/TMA pro forma balance sheet. The statements of operations combine Avant!/TMA results of operations for the nine months ended September 30, 1996 and 1997 and for the year ended December 31, 1996 and Compass results of operations for the six months ended June 30, 1996 and 1997 and for the year ended December 31, 1996. the condensed combined statements of operations include Compass through the June 30, 1997 quarter as that was the last complete quarter of Compass operations. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the consolidated financial statements of Avant!, TMA and Compass included elsewhere herein.

    No adjustments have been made to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, will be based upon further study and analysis and are not expected to be significant.

(2) PRO FORMA ADJUSTMENTS

    The unaudited pro forma combined condensed statements of operations gives effect to the following pro forma adjustment (in thousands):

    (a) Represents amortization of goodwill and other intangibles over useful lives ranging from four to five years and related tax benefit.

       AVANT! MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    Avant! develops, markets and supports software products that assist design engineers in the physical layout, design, verification, simulation and timing analysis of advanced ICs. Avant!'s strategy is to focus on productivity enhancing software for the ICDA segment of the EDA market.

    Avant! resulted from the merger of ArcSys, Inc. and Integrated Silicon Systems, Inc. ("ISS") on November 27, 1995. Effective September 27, 1996, October 29, 1996 and November 27, 1996, Avant! merged with Anagram, Inc. ("Anagram"), Meta-Software, Inc. ("Meta") and FrontLine Design Automation, Inc. ("FrontLine"), respectively. These mergers have been accounted for by the pooling-of-interests method, and accordingly, Avant!'s consolidated financial statements give retroactive effect for all periods presented to include the results of operations, financial position and cash flows of Anagram, Meta and FrontLine. Effective September 12, 1997, Avant! acquired Compass Design Automation, Inc., a Delaware corporation ("Compass"). The Compass acquisition has been accounted for by the purchase method, and accordingly, Avant!'s consolidated financial statements do not include the results of operations, financial position, and cash flows of Compass prior to September 12, 1997.

    Avant! began shipping Hercules-TM- (formerly VeriCheck), its hierarchical physical verification software, in the third quarter of 1992, and Aquarius-TM- (formerly ArcCell), its cell-based place and route software product, in 1993. Anagram was founded in March 1993, and began shipping Star-Sim-TM-, its high-capacity circuit simulation and high-accuracy timing analysis software, in December 1994. Meta was founded in 1980, when it introduced its simulation and library software products including Star-Hspice-TM-. FrontLine was founded in 1993. Substantially all of the Company's revenue for the years ended December 31, 1996, 1995 and 1994 and for the nine months ended September 30, 1997 and 1996 was derived from the licensing and support of Aquarius, Hercules, Star-Sim and Star-Hspice.

RESULTS OF OPERATIONS

    The following table sets forth the percentage of total revenue for certain items in Avant!'s Consolidated Financial Statements (after giving effect to rounding) for the periods indicated:

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                                   YEAR ENDED                 SEPTEMBER
                                                                                  DECEMBER 31,                   30,
                                                                      -------------------------------------  -----------
                                                                         1994         1995         1996         1996
                                                                      -----------  -----------  -----------  -----------
Percentage of total revenue
Total revenue.......................................................        100%         100%         100%         100%
  Software..........................................................         79%          80%          77%          78%
  Services and other................................................         21%          20%          23%          22%
Costs and expenses:
  Costs of software.................................................          3%           2%           2%           2%
  Costs of services and other.......................................          7%           7%           7%           7%
  Selling and marketing.............................................         37%          33%          28%          29%
  Research and development..........................................         25%          23%          20%          20%
  General and administrative........................................         10%           9%          14%          14%
  Acquired in-process research and development......................          4%           4%           2%           1%
  Merger expenses...................................................          0%           5%           9%           1%
                                                                            ---          ---          ---          ---
    Total operating expenses........................................         86%          83%          82%          74%
                                                                            ---          ---          ---          ---
    Income (loss) from operations...................................         14%          17%          18%          26%
Other income (expense), net.........................................          2%           4%           4%           4%
                                                                            ---          ---          ---          ---
  Income (loss) before income taxes.................................         16%          21%          22%          30%
Provision for income taxes (pro forma in 1994 and 1995).............          6%           9%          10%          11%
                                                                            ---          ---          ---          ---
  Net income (loss) (pro forma in 1994 and 1995)....................         10%          12%          12%          19%


                                                                          1997
                                                                      ------------
Percentage of total revenue
Total revenue.......................................................        100%
  Software..........................................................         74%
  Services and other................................................         26%
Costs and expenses:
  Costs of software.................................................          2%
  Costs of services and other.......................................          8%
  Selling and marketing.............................................         28%
  Research and development..........................................         19%
  General and administrative........................................         11%
  Acquired in-process research and development......................         40%
  Merger expenses...................................................       --
                                                                            ---
    Total operating expenses........................................        108%
                                                                            ---
    Income (loss) from operations...................................         (8)%
Other income (expense), net.........................................          3%
                                                                            ---
  Income (loss) before income taxes.................................         (5)%
Provision for income taxes (pro forma in 1994 and 1995).............         (1)%
                                                                            ---
  Net income (loss) (pro forma in 1994 and 1995)....................         (4)%

COMPARISON OF YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996, AND THE NINE MONTHS
  ENDED SEPTEMBER 30, 1996 AND 1997

    REVENUE. Revenue consists primarily of fees for licenses of Avant!'s software products, maintenance and customer support. Revenue from the sale of software licenses is recognized after shipment of the products, delivery of permanent authorization codes, and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remain and collection of the related receivable is probable. Any remaining insignificant vendor or post-contract support obligations are accrued at the time the revenue is recognized. In instances where there is a contingency regarding the sale, revenue recognition is delayed until the contingency has been resolved. When Avant! receives advance payment for software products, such payments are reported as deferred revenue until all conditions for revenue recognition are met. Avant! has entered into certain license agreements under which software, support and other services are provided to a customer for a bundled price for a specific period. Generally, revenue under such agreements is recognized ratably over the contract period. Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically twelve months. Revenue from customer training, support and other services is recognized as the service is performed.

    Avant!'s total revenue increased 75% from $39,344,000 in 1994 to $68,868,000 in 1995 and 54% from 1995 to $106,087,000 in 1996, and increased 35% from
$77,293,000 in the first nine months of 1996 to $104,332,000 in the first nine months of 1997. The percentage of Avant!'s revenue attributable to software licenses decreased slightly from 79% and 80% in 1994 and 1995, respectively, to 77% in 1996 and 74% in the first nine months of 1997, due to the larger user base and resulting increase in maintenance revenue.

    Software revenue increased 78% from $30,929,000 in 1994 to $55,164,000 in 1995 and 49% to $82,134,000 in 1996, and increased 30% from $60,030,000 in the first nine months of 1996 to $77,669,000 in the first nine months of 1997. Increases in software revenue were due primarily to increased license revenue from Avant!'s place and route, physical verification and simulation and timing software. Services revenue increased 63% from $8,415,000 in 1994 to $13,704,000 in 1995 and 75% to $23,953,000 in 1996, and increased 54% from $17,263,000 in the first nine months of 1996 to $26,663,000 in the first nine months of 1997, all such increases reflecting the growing base of installed systems. Through September 30, 1997, price increases have not been a material factor in Avant!'s revenue growth. Avant! does not believe that period-to-period comparisons of past revenue growth should be relied upon as indications of future performance. See "Risk Factors--Potential Fluctuations in Quarterly Results."

    As discussed in the notes to the consolidated financial statements, Avant! is involved in litigation with Cadence and in other litigation issues. As a result of such litigation, some customers may cancel or postpone orders of Avant!'s products. As of September 30, 1997, such cancellations and postponements had not had a material financial impact on Avant!; however, significant order delays or cancellations in the future may impact Avant!'s business, financial condition and results of operations. An adverse ruling in the litigation could result in Avant!'s inability to sell certain of its products and, as a result, could materially affect Avant!'s business, financial condition and results of operations. See "Risk Factors--Litigation Risk."

    COSTS OF SOFTWARE. Costs of software consist primarily of expenses associated with product documentation and production costs as well as amortization of capitalized software costs and other intangibles. Costs of software increased from $1,122,000 in 1994 to $1,529,000 in 1995, and $2,512,000
in 1996, and decreased from $1,802,000 in the first nine months of 1996 to $1,635,000 in the first nine months of 1997. Costs of software were higher for the first nine months of 1996 than the first nine months of 1997 due to a major product launch which occurred in 1996. Costs of software included amortization of capitalized software amounting to $199,000, $228,000 and $88,000 in 1994, 1995 and 1996, respectively, and $70,000 and $49,000 in the first nine months of 1996 and 1997, respectively.

    COSTS OF SERVICES. Costs of services consist of costs of maintenance and customer support, and direct costs associated with providing other services. Maintenance includes activities undertaken after the product is available for general release to customers to correct errors, make routine changes and provide additional features. Customer support includes any installation assistance, training classes, telephone question and answer services, newsletters, on-site visits and software or data modifications. Costs of services increased from $2,940,000 in 1994 to $4,845,000 in 1995 and $7,269,000 in 1996 representing
35%, 35% and 30% of services revenue for 1994, 1995 and 1996, respectively, and increased from $5,383,000 in the first nine months of 1996 to $8,664,000 in the first nine months of 1997, representing 31% and 32% of services revenue for the first nine months of 1996 and 1997, respectively. The increases in costs of services were due primarily to an increase in personnel and expenses necessary to support Avant!'s growing base of installed software and customers.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses consist primarily of costs, including sales commissions, of all personnel involved in the sales process. This includes sales representatives, marketing associates, benchmarking personnel and field application engineers. Selling and marketing expenses also include costs of advertising, public relations, conferences and trade shows. Selling and marketing expenses increased from $14,476,000 in 1994 to $22,741,000 in 1995 and $29,928,000 in 1996, and increased from $22,318,000 in the first nine months of 1996 to $29,596,000 in the first nine months of 1997. The increases reflect significant increases in sales personnel, new sales offices, increases in marketing and advertising costs and increased foreign sales commission due to higher revenue growth. Selling and marketing expenses represented 37%, 33% and 28% of total revenue in 1994, 1995 and 1996, respectively, and 29% and 28% of total revenue for the nine months ended September 30, 1996 and 1997, respectively. The decrease in selling and marketing expenses as a percentage of total revenue from 1994 through 1996 resulted primarily from revenue growth and improved sales productivity. The increase in the first nine months of 1997 reflects additional costs related to new sales offices. Avant! expects to hire additional sales and marketing personnel and to increase promotion and advertising expenditures throughout the remainder of 1997.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses include all costs associated with the development of new products and significant enhancements of existing products. Research and development expenses increased from $9,728,000 in 1994 to $15,318,000 in 1995 and to $20,696,000 in
1996, and increased from $15,133,000 in the nine months ended September 30, 1996 to $19,690,000 in the nine months ended September 30, 1997. Research and development expenses represented 25%, 23% and 20% of total revenue in 1994, 1995 and 1996, respectively, and 20% and 19% of total revenue in the nine months ended September 30, 1996 and 1997, respectively. The increases in research and development expenses resulted from increased personnel-related costs associated with the development of new products and significant enhancements of existing products. The decreases in research and development as a percentage of total revenue were due primarily to a higher growth rate in revenue. Avant! anticipates that it will continue to devote substantial resources to product research and development.

    Software development costs are accounted for in accordance with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 86, under which Avant! capitalizes software development costs once technological feasibility has been established. Avant! amortizes such amounts over three years. Software costs capitalized have not been material as products are made available for general release upon achievement of technological feasibility.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $4,130,000 in 1994 to $6,362,000 in 1995 and to $15,450,000 in
1996, and increased from $10,609,000 in the nine months ended September 30, 1996 to $11,618,000 in the nine months ended September 30, 1997. The increases were primarily due to increases in legal and personnel costs. General and administrative expenses represented 10%, 9% and 14% of total revenue, in 1994, 1995 and 1996, respectively, and 14% and 11% of total revenue in the first nine months of 1996 and 1997, respectively. Avant! charged to expenses approximately $6,850,000 during 1996, net of expected recoveries from insurance related to the Cadence litigation. Avant! expects these legal expenditures to continue throughout 1997.

    ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. In September 1997, Avant! acquired Compass Design Automation, Inc. In connection with the acquisition, net intangibles of $56,008,000 were acquired, of which $41,186,000 was expensed as acquired in-process research and development. It was expensed since it had not reached technological feasibility and, in management's opinion, had no probable alternative future use. In 1996, Avant! acquired rights to certain software technology under development. As the acquired software had not reached technological feasibility at the date of acquisition, it was expensed upon acquisition. Acquisition of technology expenses were $1,600,000 in 1994, $2,693,000 in 1995 and $1,700,000 in 1996.

    MERGER EXPENSES. Avant! expects to incur costs of approximately $6,800,000 in the fourth quarter of 1997, related to the merger with TMA.

    In connection with the 1996 mergers with Anagram, Meta and FrontLine, Avant! incurred direct transaction costs and merger-related integration expenses of approximately $9,300,000, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $5,352,000, charges for the elimination of duplicate facilities of approximately $2,250,000, and severance and other related costs of approximately $1,698,000.

    In connection with the 1995 merger with ISS, the Company incurred direct transaction costs and merger-related integration expenses of approximately $3,590,000 consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $2,858,000, charges for the elimination of duplicate facilities of approximately $233,000 and severance and certain other related costs of approximately $499,000.

    INCOME (LOSS) FROM OPERATIONS. Avant! had income (loss) from operations of $5,348,000, $11,790,000 and $19,232,000 in 1994, 1995 and 1996, respectively, and $20,828,000 and $(8,057,000) in the first nine months of 1996 and 1997, respectively. The changes in operating results are attributable to revenue growth net of increased expenses necessary to support Avant!'s growth and the loss in the first nine months of 1997 was attributable to the acquisition of Compass and the related expense for acquired in-process research and development. Operating income represented 14%, 17% and 18% of total revenue in 1994, 1995 and 1996, respectively, and 27% and (8)% of total revenue for the nine months ended September 30, 1996 and 1997, respectively.

    INTEREST INCOME AND OTHER, NET. Interest income and other was $836,000, $2,787,000, $4,204,000 in 1994, 1995 and 1996, respectively, and was $3,100,000 and $3,592,000 in the first nine months of 1996 and 1997, respectively. Interest income and other increased in 1994, 1995, 1996 and the first nine months of 1997 due to larger cash and investment balances.

    INCOME TAX EXPENSE (BENEFIT). Avant! accounts for income taxes in accordance with SFAS No. 109. Pro forma income taxes have been provided for 1994 and 1995 as if Meta (an S corporation for income tax reporting purposes) had been a C corporation. The provision (benefit) for income taxes (pro forma in 1994 and 1995) as a percentage of pre-tax income was 35%, 43%, 47%, 36% and
(36)% for 1994, 1995, 1996 and the nine months ended September 30, 1996 and 1997, respectively. The percentage in 1995 and 1996 was higher than the federal statutory rate of approximately 35% due to the effect of certain merger expenses that were not deductible for income tax purposes. As of September 30, 1997, the increase in deferred tax asset relates to future tax benefits attributable to the Compass acquired in-process research and development.

RECENT PRONOUNCEMENTS

    The Financial Accounting Standards Board (FASB) recently issued Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE. SFAS No. 128 requires the presentation of basic earnings per share ("EPS") and, for companies with complex capital structures, diluted EPS. SFAS No. 128 is effective for annual and interim periods ending after December 15, 1997. Avant! expects that basic EPS will be higher than earnings per share as presented in the accompanying unaudited pro forma condensed combined financial statements and the diluted EPS will not differ materially from earnings per share as presented in the accompanying unaudited pro forma condensed combined financial statements.

    In June 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME. This Statement establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. It does not, however, require a specific format for the statement, but requires Avant! to display an amount representing total comprehensive income for the period in that financial statement. Avant! is in the process of determining its preferred format. This Statement is effective for fiscal years beginning after December 15, 1997.

    In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Statement establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This Statement is effective for financial statements for periods beginning after December 31, 1997.

    On October 27, 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, which supersedes SOP 91-1, SOFTWARE REVENUE RECOGNITION. The adoption of the provisions of SOP 97-2 is not expected to have a material effect on the Company's consolidated results of operations. The Company intends to adopt the provisions of SOP 97-2 for transactions entered into after September 30, 1997.

QUARTERLY RESULTS

    The following table sets forth certain unaudited quarterly financial data for each of the eight three-month periods through the three-month period ending September 30, 1997. In the opinion of Avant!'s management, this unaudited financial information has been prepared on the same basis as the audited consolidated financial statements contained herein and includes all necessary adjustments (consisting only of normal recurring adjustments) that Avant! management believes are necessary to present fairly the information set forth therein. The operating results for any three-month period are not necessarily indicative of results for any future period.

                                                                     THREE MONTH PERIOD ENDED
                                      --------------------------------------------------------------------------------------
                                        1995                        1996                                  1997
                                      ---------  ------------------------------------------  -------------------------------
                                       DEC. 31    MAR. 31    JUNE 30   SEPT. 30    DEC. 31    MAR. 31    JUNE 30   SEPT. 30
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                    (UNAUDITED, IN THOUSANDS)
Revenue:
  Software..........................  $  17,093  $  18,603  $  19,807  $  21,620  $  22,104  $  23,998  $  25,370  $  28,301
  Services..........................      4,125      4,944      6,011      6,308      6,690      7,195      9,134     10,334
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenue...................     21,218     23,547     25,818     27,928     28,794     31,193     34,504     38,635
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Costs of software.................        452        615        509        678        710        448        488        698
  Costs of services.................      1,435      1,798      1,750      1,835      1,886      3,018      2,823      2,823
  Selling and marketing.............      6,971      6,867      7,641      7,810      7,610      8,222     10,679     10,696
  Research and development..........      4,642      4,781      4,814      5,538      5,563      5,965      6,507      7,218
  General and administrative........      1,920      2,735      3,852      4,022      4,841      3,806      3,519      4,293
  Acquisition of technology.........      2,693     --         --            300      1,400     --         --         41,186
  Merger expenses...................      3,590     --         --            920      8,380     --         --         --
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses........     21,703     16,796     18,566     21,103     30,390     21,459     24,016     66,914
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) from operations...       (485)     6,751      7,252      6,825     (1,596)     9,734     10,488    (28,279)
Other income (expense), net.........      1,002        908      1,135      1,057      1,104        929      1,374      1,289
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before income
    taxes...........................        517      7,659      8,387      7,882       (492)    10,663     11,862    (26,990)
Income tax expense (benefit) (pro
  forma in 1995)....................      1,396      2,745      3,019      2,900      2,288      3,839      4,270     (9,716)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) (pro forma in
    1995)...........................  $    (879) $   4,914  $   5,368  $   4,982  $  (2,780) $   6,824  $   7,592  $ (17,274)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per common share
  (pro forma in 1995)...............  $   (0.03) $    0.19  $    0.20  $    0.18  $   (0.11) $    0.25  $    0.28  $   (0.66)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of common
  and common equivalent shares
  outstanding.......................     26,593     26,120     26,618     27,125     24,775     27,298     26,831     26,054
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

    Avant!'s quarterly results have varied in the past and may be subject to fluctuations resulting from a variety of international factors, including without limitation, developments in litigation involving Avant!, purchasing patterns of customers, the completion of product evaluations by customers, the timing of product enhancements and product introductions by Avant! and its competitors and the timing of significant orders. The customer evaluation process for Avant!'s products is lengthy, and the timing and outcome of such evaluations have affected Avant!'s historical quarterly performance and may impact future quarterly results. A substantial portion of Avant!'s revenue in each quarter results from orders received in the same quarter. Avant!'s expense levels are based, in part, on its expectations as to future revenue. Avant! continues to expand and increase its operating expenses in order to generate and support future revenue. If revenue levels are below expectations, operating results are likely to be disproportionately affected because only a small portion of Avant!'s expenses varies with its revenue. As a result, Avant! believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

    Due to the factors noted above, Avant!'s future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenues or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of Avant!'s Common Stock. Additionally, Avant! may not learn of such shortfalls until late in a fiscal quarter, which could result in an even more immediate and adverse effect on the trading price of Avant!'s Common Stock. See "Risk Factors--Potential Fluctuations in Quarterly Results".

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operations was $5,568,000, $20,089,000 and $21,414,000 in 1994, 1995 and 1996, respectively, and $10,385,000 and $4,534,000 in the nine months ended September 30, 1996 and 1997, respectively. The increases in cash provided by operations primarily result from increases in net income through December 31, 1996. The Company's net loss for the nine-month period ended September 30, 1997 was largely due to a charge for in-process research and development, so the Company generated cash from operations for the nine-month period. Avant! used $23,488,000, $28,267,000 and $42,020,000 of net cash in
1994, 1995 and 1996, respectively, and used $47,211,000 and provided $28,708,000 in the nine months ended September 30, 1997 and 1996, respectively, for investing activities. Net cash provided by, (used in), investing activities relates primarily to net purchases of short-term "available-for-sale" securities. These securities, which are accounted for in accordance with SFAS No. 115, consist of short-term debt securities, U.S. Government Agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock, municipal bonds and demand deposit investments in limited-maturity fixed-income mutual funds. Cash has also been used for the purchase of Compass, purchase of leasehold improvements for Avant!'s new headquarters facilities, along with furniture and fixtures, including workstations and file servers, for use by Avant! employees. Avant! expects that purchases of equipment will likely increase as Avant!'s employee base grows. Net cash provided by financing activities was $17,953,000, $48,263,000 and $3,663,000 in 1994, 1995, and 1996
respectively, and $1,887,000 and $7,256,000 in the nine months ended September 30, 1996 and 1997, respectively. Net cash provided by financing activities was lower in 1996 than in 1995 and 1994 due to Avant! receiving the proceeds from the ISS initial public offering, which was completed in June 1995 and the Meta initial public offering, which was completed in November 1995.

    Avant!'s stated payment terms generally are net 30 days. However, in Avant!'s experience, many customers do not comply with stated payment terms due to industry or local practice, slower payment by certain major companies and most foreign customers and general economic conditions. Avant! periodically increases its allowance for doubtful accounts to reflect increased sales levels and collection experience. Avant! believes that its allowance for doubtful accounts is adequate.

    As of September 30, 1997, Avant! had $97,770,000 of cash and short-term investments and $89,587,000 in working capital. As of September 30, 1997, Avant! had $51,949,000 in current liabilities, including $18,526,000 of deferred revenue. As of September 30, 1997, there was no bank indebtedness outstanding and Avant! had no long-term commitments other than technology acquisition payable and operating and capital lease obligations.

    Based on its operating plan, and absent any adverse judgments in the pending litigation described under "Risk Factors--Litigation Risk", Avant! believes that it has available cash and short-term investments sufficient to fund Avant!'s operations through at least the next 12 months.

LITIGATION RISK

    Avant! is subject to a number of related litigation matters, including a civil action brought by Cadence Design Systems, Inc. ("Cadence"), a criminal complaint filed by the Santa Clara County District Attorney's office against Avant! and certain of its employees and securities class action claims resulting from these lawsuits. In addition, default judgments in the aggregate amount of $31.4 million will be entered against Meta Software, Inc., which Avant! acquired in October 1996 and which is now a wholly owned subsidiary of Avant! ("Meta").

    CADENCE LITIGATION.

    On December 6, 1995, Cadence filed an action against Avant! and certain of its officers in the United States District Court for the District of Northern California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain Avant! employees who formerly were Cadence employees misappropriated and improperly copied source code for certain important functions of Avant! place and route products from Cadence, and that Avant! has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that Avant! induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. The matter is currently awaiting trial, pending further pretrial matters. A trial date has not been set. On July 25, 1997, a federal judge stayed the Cadence civil action pending completion of the criminal proceedings described below, except for limited discovery on certain matters approved by the District Court. Avant! posted a $5.0 million bond pending the resumption of the civil action.

    In addition to actual and punitive damages, which were not quantified by Cadence, Cadence seeks to enjoin the sale of Avant!'s place and route products pending trial of the action. On March 18, 1997, the District Court denied Cadence's motion for a preliminary injunction. Cadence appealed the order denying a preliminary injunction. On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to Avant!'s ArcCell product, a product that Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin Avant!'s Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if Avant!'s Aquarius products are determined to infringe Cadence products, the sale of the Aquarius products should be enjoined. Avant! requested a rehearing on the issue, but on November 21, 1997 the Ninth Circuit denied this request. On December 19, 1997, the District Court stated its intention to enjoin Avant! from directly or indirectly marketing, selling, licensing, copying or transferring any work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, Avant!'s ArcCell, ArcCellBV and ArcCellXO products. The District Court also stated that it would direct Avant! to deliver a copy of its order to all present or former customers that have received copies of any such infringing products and, to the extent it has a legal right to do so, request that such customers return or destroy any such products. Avant! also will be directed to furnish to Cadence a list of any customers that still maintain a functioning copy of such products. At the December 19, 1997 hearing, the District Court did not rule on Cedence's request to enjoin the sale, license or support of Avent!'s Aquarius place and route products from which Avant! derives a significant portion of its total revenue. The District Court will hold future hearings regarding the Aquarius products. There can be no assurance that the District Court will not, upon further consideration, grant a preliminary injunction with respect to the sale of the Aquarius products, which would have a material adverse effect on the combined company's business, consolidated financial position and consolidated results of operations.

    On January 16, 1996, Avant! filed a counterclaim against Cadence alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. On December 19, 1997, Avant! stipulated to temporarily dismissing its counterclaim in order to file more detailed allegations. Avant! intends to refile its counterclaim in January 1998.

    Avant! believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, Avant!'s defenses are unsuccessful, Avant! may ultimately be permanently enjoined from selling certain place and route products and may be required to pay damages to Cadence. In addition, upon further consideration by the District Court, Avant! could be preliminarily enjoined from selling its Aquarius place and route products. In such event, Avant!'s business, consolidated financial condition and consolidated results of operations may be materially adversely affected. In addition, it is likely that an adverse judgment against Avant! would result in a steep decline in the market price of Avant! Common Stock. Although it is reasonably possible Avant! may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, based on information Avant! presently possesses. There can be no assurance that an adverse judgment, if granted on any claim would not have a material adverse effect on Avant!'s business, consolidated financial position or consolidated results of operations. Furthermore, Cadence terminated TMA's participation in its Platinum Partners Program after the announcement of the proposed Merger. There can be no assurance that other customer relationships of Avant!, TMA or the combined company will not be adversely affected in the future as a result of the Cadence litigation.

    CRIMINAL COMPLAINT.

    The Santa Clara County District Attorney's office also is investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On April 11, 1997, the Santa Clara County District Attorney filed a criminal complaint alleging felony level offenses against, among others, Avant! and the following Avant! employees and/or directors, Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff, Operations, Leigh Huang, Marketing Manager and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code sections relating to the theft of trade secrets. Avant! and the individuals have pleaded not guilty and are awaiting further proceedings. The criminal complaint could result in criminal fines against Avant!, as well as the potential incarceration of certain members of its management team. Such outcomes could result in canceled or postponed customer orders, increased future expenditures, the loss of management and other key personnel, additional stockholder litigation, loss of goodwill and would have other material adverse effects on the business, consolidated financial position or consolidated results of operations of the combined company.

    SILVACO LITIGATION.

    In March 1993, Meta filed a complaint in Santa Clara Superior Court against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of Avant!'s Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

    In August 1997, the Superior Court entered a default judgment against Mr. Hailey for failure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20.0 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and, on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product development claim. Silvaco's claims based on the marketing program and abuse of process were dismissed.

    Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco, including filing an appeal as quickly as practicable. Meta believes it has substantial appellate issues which could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Although it is reasonably possible Meta will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    SECURITIES CLASS ACTION CLAIMS.

    On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint against Avant!. In addition, on December 19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California a class action complaint against Avant! for violations of the federal securities laws. These class action lawsuits allege certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim described above. In February 1997, plaintiff Tarca voluntarily dismissed his action and the Margetis plaintiffs were certified as class representatives in their action. On July 25, 1997, a federal judge stayed the Margetis action, except for certain documentary and third-party discovery, pending resolution of the Cadence suit.

    On May 30, 1997, Joanne Hoffman filed in the United States District Court for the Northern District of California a purported class action alleging securities claims on behalf of purchasers of Avant! Common Stock between March 29, 1996 and April 11, 1997, the date of the filing of the criminal complaints against Avant! and six of its employees. Plaintiff alleges that Avant! and various of its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations. Avant! has moved to dismiss the Hoffman complaint for failure to state a claim, but the court has not yet heard argument on that motion.

    Avant! believes it has defenses to all of the plaintiffs' claims and intends to defend itself vigorously. There can be no assurance, however, that Avant!'s defenses will be successful. While it is reasonably possible Avant! will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to the securities class action plaintiffs, and such a judgment could have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    POTENTIAL IMPACT ON TMA SHAREHOLDERS.

    Although TMA has the right to terminate the Plan of Reorganization prior to the Effective Time under certain circumstances, it is possible that developments in the pending litigation described above that would give TMA the right to terminate the Plan of Reorganization may occur only after the Effective Time. In such event, TMA shareholders would bear the risk of any decline in the market price of the Avant! Common Stock following an adverse outcome of the pending litigation described above.

    LITIGATION COSTS.

    The pending litigation and any future litigation against the combined company or its employees, regardless of the outcome, is expected to result in substantial costs and expenses to the combined company. For example, during 1996 Avant! incurred and charged to operations approximately $6.8 million in litigation expenses and expects to incur approximately $7.5 million in litigation expenses in 1997. While litigation is inherently unpredictable, Avant! currently expects that its litigation expenses during 1998 will be at least as much as those incurred in 1997. Accordingly, any such litigation could have a material adverse effect on the combined company's business, operating results or financial condition. Furthermore, if Avant! is required to satisfy the default judgments in full in the Silvaco litigation, Avant! could be required to pay up to $31.4 million in damages, which would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

                                AVANT! BUSINESS

INTRODUCTION

    Avant! resulted from the merger of ArcSys, Inc. and Integrated Silicon Systems, Inc. on November 27, 1995. Avant! merged with Anagram, Inc. on September 27, 1996, Meta-Software, Inc. on October 29, 1996, FrontLine Design Automation, Inc. on November 27, 1996 and acquired Nexsyn Design Technology Inc. on December 31, 1996. Avant! is a Delaware corporation that develops, markets and supports software products that assist design engineers in the physical layout, design, verification, simulation, timing and analysis of ICs.

    Avant!'s objective is to establish a significant market position as a supplier of design software for the ICDA market. To achieve this objective, Avant! has adopted its mission, which is to provide innovative technology, products, and business models that enable customers to solve the toughest problems in deep submicron (less than 0.5-micron feature size) IC design, improve their productivity and achieve a high return on their investment. To effect its mission, Avant! has adopted the strategies of maintaining focus on technological innovation and creating strategic relationships with customers.

RECENT DEVELOPMENTS

    LITIGATION DEVELOPMENTS

    On December 6, 1995, Cadence Design Systems, Inc. ("Cadence") filed an action against Avant! and certain of its officers in the United States District Court for the District of Northern California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising.

    On April 11, 1997, the Santa Clara County District Attorney's office filed a criminal complaint alleging felony level offenses against, among others, Avant! and the following Avant! employees and/or directors, Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff, Operations, Leigh Huang, Marketing Manager, and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code sections relating to the theft of trade secrets. Avant! and the individuals have pleaded not guilty and are awaiting further proceedings. The criminal complaint could result in criminal fines against Avant!, as well as the potential incarceration of certain members of its management team.

    On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to Avant!'s ArcCell product, a product which Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin Avant!'s Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if Avant!'s Aquarius products are determined to infringe Cadence products, the sale of the Aquarius products should be enjoined. Avant! requested a rehearing on the issue, but on November 21, 1997 the Ninth Circuit denied this request. On December 19, 1997, the District Court stated its intention to enjoin Avant! from directly or indirectly marketing, selling, licensing, copying or transferring any work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, Avant!'s ArcCell, ArcCellBV and ArcCellXO products. The District Court also stated that it would direct Avant! to deliver a copy of its order to all present or former customers that have received copies of any such infringing products and, to the extent it has a legal right to do so, request that such customers return or destroy any such products. Avant! also will be directed to furnish to Cadence a list of any customers that still maintain a functioning copy of such products. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of Avant!'s

Aquarius place and route products. The District Court will hold future hearings regarding the Aquarius products. See "--Litigation" and "Risk
Factors--Litigation Risk."

    In March 1993, Meta Software, Inc., which Avant! acquired in October 1996 and which is now a wholly owned subsidiary of Avant! ("Meta"), filed a complaint in Santa Clara Superior Court against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of Avant!'s Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents. See "Risk Factors--Litigation Risk."

    In August 1997, the Superior Court entered a default judgment against Mr. Hailey for failure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20.0 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and, on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product development claim. Silvaco's claims based on the marketing program and abuse of process were dismissed.

    Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco, including filing an appeal as quickly as practicable. Meta believes it has substantial appellate issues which could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Although it is reasonably possible Meta will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    ACQUISITIONS

    Avant! acquired Compass Design Automation, Inc., a Delaware corporation ("Compass") on September 12, 1997 (the "Compass Acquisition"). Prior to the Compass Acquisition, Compass was a subsidiary of VLSI Technology, Inc., a Delaware corporation ("VLSI"). Upon the closing of the Compass Acquisition (the "Compass Closing"), Compass became a wholly owned subsidiary of Avant! and (a) each share of Compass capital stock owned directly or indirectly by Compass or by any entity controlled by Compass was canceled and no stock of Avant! or other consideration was delivered in exchange therefor, (b) the outstanding shares of Compass preferred stock (other than those shares canceled under (a)), all of which were owned by VLSI, were canceled and converted into the right to receive an aggregate of $2,699,174 and 98,552 shares of Avant! common stock, (c) the shares of Compass common stock owned by VLSI (other than those shares canceled under (a)) were converted into the right to receive an aggregate of $11,602,831 and 423,640 shares of Avant!'s common stock, (d) the shares of Compass common stock not owned by VLSI (other than those shares canceled under (a)) were converted into the right to receive an aggregate of $2,447,725 and (e) the unexpired and unexercised vested options to purchase shares of Compass common stock were converted into the right to receive an aggregate of $750,270 to the extent exercisable. Avant! accounted for the Compass Acquisition as a purchase. In the third quarter of 1997, Avant! incurred an expense of approximately $41.2 million for acquired in-process research and development costs associated with the Compass Acquisition. See "Risk Factors--Uncertainty Relating to Integration of Multiple Operations and Product Lines; Management of Growth," "--Cost of Integration; Transaction Expense."

    Avant! has also recently acquired Datalink Far East Ltd., a Taiwan corporation ("Datalink") pursuant to an asset purchase agreement (the "Datalink Acquisition"). Avant! will pay $900,000 to acquire Datalink over five installments at specified times during the next two years.

PRODUCTS

    Avant! products are based on Avant!'s proprietary architecture and technology, which provide a breadth of automated IC physical design capabilities. Avant!'s product architecture is designed to solve the problems inherent in submicron (less than 1.0-micron feature size) and deep submicron (less than 0.5-micron feature size) IC design and to offer improved time-to-market, reduced development and manufacturing costs, and enhanced IC performance when compared to previous generations of ICDA software.

    Avant! products are designed to be compatible with the most commonly used ICDA tools and to be easily integrated into the customer's existing design environments and methodologies through industry standard interfaces. Avant!'s products are primarily written in C, run on UNIX workstations such as those from Sun Microsystems, Inc. and Hewlett-Packard Company, and support industry standards such as Motiff, Xwindows, GDSII Stream format, EDIF, SDF, SPICE and Verilog.

    Avant!'s Aquarius family of cell-based place and route products includes Aquarius-BV, Aquarius-XO and Aquarius-GA. All products are based on Avant!'s patented cell-path timing-driven algorithms which increase circuit performance and reduce design iterations. Aquarius-BV is used for standard-cell IC designs with up to three layers of metal, and Aquarius-XO is used for more complex standard-cell and mixed-block IC designs with up to six layers of metal. Aquarius-BV and -XO reduce die size and shorten the design cycle by combining the advantages of over-the-cell channel routing, channel routing and channel compaction with the flexibility of area-based maze routing.

    Avant!'s Aquarius-GA product is an advanced multi-layer place and route system for gate-array ICs. Aquarius-GA increases gate utilization and minimizes design congestion by using proprietary congestion-driven placement and routing algorithms. Aquarius-GA includes many of the same features as Aquarius-BV and -XO to improve circuit performance. Aquarius-GA supports embedded designs through its horizontal integration with Aquarius-BV and -XO.

    Avant!'s Planet product complements the Aquarius products and is a physical floorplanning and analysis solution for accurate prediction of the impact of physical effects on design performance and routability early in the design process.

    Avant!'s Solar family of products are synthesis-oriented layout refinement tools designed to optimize the performance and area of ICs to meet new deep submicron "golden file" needs. Solar is tightly integrated with Avant!'s Aquarius family of place and route tools.

    Avant! believes its Hercules family of design verification software is the industry's most advanced suite of IC physical verification products. The Hercules family of products provide geometric and electrical verification physical design layouts. Hercules' first module for design rule checking ("DRC") was introduced in January 1992 and is the first hierarchical system offered for complex submicron design.

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    Avant!'s Star-Hspice product is the industry-standard circuit simulator that validates critical paths, performs noise margin analysis and optimizes the tradeoffs between IC speed and power prior to commencement of fabrication. Star-Hspice incorporates special analysis features for performance and for yield optimization, which has become increasingly important in deep submicron chip design.

    Avant!'s Star-Sim family of products are high-capacity circuit simulators for deep submicron process applications such as graphics, memory, communications and mixed-signal IC designs. The Star-Sim family of products help increase IC performance and reliability and increase designer productivity by enabling designers to characterize large blocks; to accurately simulate mixed-signal, dynamic logic and memory circuits where performance, signal integrity and power analyses are essential; and to reuse high-performance intellectual property without changing the design process. Star-RC is a full-chip hierarchical capacitance extractor and a critical net resistance and capacitance extractor.

    All of Avant!'s Star products are tightly integrated with Avant!'s hierarchical layout and verification tools, Aquarius and Hercules, to provide efficient, accurate and predictable IC performance.

    Avant!'s Polaris family of products utilize innovative Verilog simulation solutions to ease the simulation, automated design verification and optimization of IC design. To handle the complexity of large designs, the Polaris family of products is capable of several levels of design abstraction and uses a variety of design capture techniques. The products run on Unix and Windows workstation platforms and are therefore attractive tools for a variety of hardware logic designers.

    During each of 1994, 1995 and 1996, Avant! derived substantially all of its total revenue from the licensing and support of Aquarius, its cell-based place and route software product, Hercules, its hierarchical physical verification software product, Star-Hspice, its circuit simulator, Star-Sim products, its high-capacity circuit simulation and high-accuracy timing analysis software, and Polaris products, its Verilog simulation product. Absent any extraordinary results from existing litigation, the company currently expects that these products will continue to account for a significant portion of Avant!'s revenue for the foreseeable future. See "Risk Factors--Litigation Risk." As a result, Avant!'s future operating results are significantly dependent upon continued market acceptance of these products. Avant! believes that a number of factors will be necessary for its products to achieve continued market acceptance. These factors include performance of Avant!'s existing products, successful development of advanced features, adaptability into the user's design environment, Avant!'s technical, managerial, service and support expertise, and the customer's assessment of Avant!'s financial resources. A decline in demand for these products as a result of competition, technological change or other factors would have a material adverse effect on the business, operating results and financial condition of Avant!. There can be no assurance that these products will achieve continued market acceptance or that Avant! will be successful in marketing any new or enhanced products.

    During 1994, 1995, 1996, and during the first nine months of 1997, Avant! derived 33%, 32%, 34%, and 44%, respectively, of its total revenue from the licensing and support of its software products internationally, principally in Asia. Avant! currently expects that the percentage from the license and support of its software products in Asia will continue to be a significant percentage of its total revenue. Any significant decline in demand for Avant!'s products in Asia would have a material adverse effect on Avant!'s business, operating results and financial condition. Avant!'s international revenue involves a number of risks, including the impact of possible recessionary environments in economies outside the U.S., longer receivables collection periods and greater difficulty in accounts receivable collection, difficulties in staffing and managing foreign operations, political and economic instability, unexpected changes in regulatory requirements, reduced protection for intellectual property rights in some countries and tariffs and other trade barriers. There can be no assurance that Avant! will be able to sustain or increase revenue derived from international licensing and service or that the foregoing factors will not have a material adverse effect on Avant!'s future international license and service revenue, and consequently, on Avant!'s business, operating results and financial condition. Failure to sustain or increase such revenue would materially and adversely affect Avant!'s business, operating results and financial condition. Although Avant! has attempted to reduce the risk of fluctuations in

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exchange rates associated with international revenue by pricing its products and services in U.S. dollars, Avant! pays the expenses of its international operations in local currencies and does not currently engage in hedging transactions with respect to such obligations. Currency exchange fluctuations in countries in which Avant! licenses its products could have a material adverse effect on Avant!'s business, operating results or financial condition by resulting in prices that are not competitive with products priced in local currencies. Furthermore, there can be no assurance that in the future Avant!
will be able to continue to price its products and services internationally in U.S. dollars. See "Avant! Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The ICDA industry is characterized by extremely rapid technological change, frequent new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The development of more complex ICs embodying new technologies will require increasingly sophisticated design tools. Avant!'s future results of operations will depend in part upon its ability to enhance its current products and to develop and introduce new products on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards and methodologies, as well as address the increasingly sophisticated needs of Avant!'s customers. For example, all of Avant!'s current products operate in, and planned future products will operate in, the Unix operating system. In the event that another operating system, such as Windows NT, were to achieve broad acceptance in the ICDA industry, Avant! would be required to port its products to such an operating system, which would be costly, time consuming and could have a material adverse effect on Avant!'s business, operating results or financial condition. Avant! has in the past and may in the future experience delays in new product development. The introduction of certain products in the past have been delayed by as much as 12 months beyond their original scheduled release dates. There can be no assurance that Avant! will be successful in developing and marketing product enhancements or new products that respond to technological change, evolving industry standards and changing customer requirements, that Avant! will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or product enhancements, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. Failure of Avant!, for technological or other reasons, to develop and introduce new products and product enhancements in a timely and cost-effective manner would have a material adverse effect on Avant!'s business, operating results and financial condition. In addition, the introduction or even announcement of products by Avant! or one or more of the competitors embodying new technologies or changes in industry standards or customer requirements could render Avant!'s existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of new product offerings by Avant! or one or more of its competitors will not cause customers to defer purchases of existing Avant! products. Such deferment of purchases could have a material adverse effect on Avant!'s business, operating results or financial condition.

CUSTOMERS

    Avant! focuses its sales and marketing efforts on creating strategic relationships with technology leaders in IC design and with early adopters of the most advanced EDA tools. By creating strong relationships with industry leaders, Avant! receives critical technical feedback that enables it to develop and implement proprietary design technologies and methodologies. In addition, strategic relationships with these companies can create influential references for other prospective customers.

    The market for Avant!'s physical layout, verification and analysis products encompasses a wide range of industries, including semiconductor, computer, consumer electronics, multimedia and telecommunications IC companies worldwide. End-users of Avant!'s products range from small companies to a number of the world's largest manufacturing organizations.

    No one customer accounted for greater than 10% of Avant!'s revenue in 1994, 1995, 1996 or the first nine months of 1997. Avant! does not believe that seasonality is a significant factor in sales.

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SALES AND MARKETING

    Avant! markets its products in North America and Europe primarily through its direct sales and support force. Avant! employs highly skilled engineers and technically proficient sales persons capable of serving the sophisticated needs of its prospective customers' engineering and management staffs. Avant! has domestic sales and support offices in or near Austin, Texas; Boston, Massachusetts; Chicago, Illinois; Dallas, Texas; Los Angeles, California; Phoenix, Arizona; Portland, Oregon; Philadelphia, Pennsylvania; Research Triangle Park, North Carolina and Fremont, California; international sales and support offices in London, England; Paris, France and Tokyo, Japan; and international support offices in Munich, Germany; Geneva, Switzerland and Seoul, South Korea. In addition to its direct sales and marketing efforts, Avant! participates in industry trade shows and organizes seminars to promote the adoption of its products and methodologies.

    In Asia, Avant! markets its products primarily through a limited number of "Third Party Sellers" that license and service Avant! products in this market. Avant! also supports these distributors and representatives and their customers with technical, sales and management personnel.

    Avant! has relied on Third Party Sellers for licensing and support of its products in Japan, Korea, Taiwan and Singapore. A substantial portion of Avant!'s international license and service revenue has resulted from a limited number of these Third Party Sellers. During 1994, 1995, 1996, and the first nine months of 1997, revenue from these channels accounted for an aggregate of approximately 30%, 28%, 27%, and 34%, respectively, of Avant!'s total revenue.

    In 1997, Avant! consolidated its Japanese sales channel by forming a distributor, MainGate Electronics, Inc. ("MainGate"), owned by Avant!, Gerald C. Hsu, Avant!'s Chairman of the Board, President and Chief Executive Officer, and other parties (including other Avant! employees and former employees of Avant!'s third party distributors). Mr. Hsu owns approximately 40% and Avant! owns approximately 35% of the outstanding shares of MainGate. See "The Merger--Interests of Certain Persons in the Merger" and "Executive Compensation--Certain Relationships and Related Transactions." Avant! believes that this arrangement optimizes its competitive advantage in the Asian market to an extent that could not be achieved by using another distributor or by directly selling into these markets. Distribution and marketing in these markets are dominated by local companies, making it difficult for non-local manufacturers to distribute their products directly. Thus, Avant! created MainGate, which is locally managed and operated and has significant local ownership. By providing for local ownership of MainGate through equity incentives, Avant! believes that it is best able to attract and retain top local talent. However, there can be no assurance that MainGate will be successful. If it is not successful, it could have a material adverse effect on Avant!'s business, operating results or financial condition. See "Risk Factors--Dependence Upon Distributors and Manufacturer's Representatives."

    Since Avant!'s products are used by highly skilled professional engineers, in order to be effective, a Third Party Seller must possess sufficient technical, marketing and sales resources and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of Third Party Sellers possess such resources. In addition, Avant!'s Third Party Sellers generally offer products of several different companies, including, in some cases, products that are competitive with Avant!'s products. There can be no assurance that Avant!'s current Third Party Sellers or MainGate will choose to or be able to market or service and support Avant!'s products effectively, that economic conditions or industry demand will not adversely affect these or other Third Party Sellers, that any Third Party Seller or MainGate will continue to market and support Avant!'s products or that these Third Party Sellers or MainGate will not devote greater resources to marketing and supporting products of other companies. The loss of, or a significant reduction in revenue from, one of Avant!'s Third Party Sellers or MainGate could have a material adverse effect on Avant!'s business, operating results or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

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
    The license of Avant!'s software products generally involves a significant commitment of capital by prospective customers, with the attendant delays frequently associated with large capital expenditures and lengthy acceptance procedures. For these and other reasons, the sales cycle associated with the license of Avant!'s products is typically lengthy and subject to a number of significant risks over which Avant! has little or no control and, as a result, Avant! believes that its quarterly operating results are likely to vary significantly in the future. Due to the nature of Avant!'s business, Avant! does not believe any of its backlog orders to be firm.

CUSTOMER SERVICE AND SUPPORT

    Avant!'s product management group provides customers with technical support, training and consulting services. Avant! believes that a high level of customer service and support is critical to the adoption and successful utilization of its physical design technology and products.

    To address technical issues, Avant! has established both field and corporate technical application engineering groups that understand the design methodologies of Avant!'s customers and generally have IC design backgrounds. Most of Avant!'s customers currently have maintenance agreements that entitle them to receive software updates, documentation updates and a formal problem identification and resolution process through a support hotline. Questions or suggestions may be submitted by facsimile or through the Internet network mail system. Avant! also offers additional training and consulting services for a fee. Avant! provides on-site and in-house training on all products.

    Avant! consultants are available to work closely with customer design engineering teams for all phases of physical design from conception through implementation. Avant! consultants provide customers with in-depth technical expertise in the use of Avant!'s physical design methodology and products.

RESEARCH AND DEVELOPMENT

    The ICDA industry is characterized by extremely rapid technological change, frequent product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The development of more complex ICs embodying new technologies will require increasingly sophisticated design tools. Avant! believes its future competitive positions and future results of operations will depend in large part on its ability to quickly and cost-effectively develop new products, maintain and enhance its current product line, maintain technological competitiveness and meet an expanding range of customer requirements. In addition to supporting and enhancing its existing physical layout, design, verification, simulation, timing and analysis products, Avant! maintains an advanced research group that is responsible for exploring new directions and applications of Avant's proprietary technologies, migrating new technologies into the existing product lines and maintaining strong research relationships outside Avant! with industry and academia.

    During 1994, 1995, 1996 and the nine months ended September 30, 1997, Avant!'s research and development expenditures were approximately $9.7 million, $15.3 million, $20.7 million and $19.7 million, respectively (excluding capitalized software development costs of $143,000, $63,000, none and none, respectively, for the same periods). The amount of capitalized software development costs amortized was $199,000, $228,000, $88,000 and $49,000 for 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively.

    Avant! believes that it must continue to commit substantial resources to enhance and extend its product lines in order to remain competitive in the ICDA market. Avant! intends to continue to increase its internally funded product development program and, if appropriate, to enter into development agreements with customers and other third parties to develop specific new product applications and features. Avant! currently has no material third-party funded development agreements.

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COMPETITION

    The ICDA software market, in which Avant! competes, is intensely competitive and subject to rapid change. Avant! currently faces competition from major ICDA vendors, including Cadence, which currently holds a dominant share of the market for IC physical design software, and Mentor Graphics Corporation ("Mentor"). As Avant! expands its product offerings to include other library generation tools and other EDA tools, it will compete increasingly with these EDA vendors. Each of these major ICDA vendors has a longer operating history, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than Avant!. In addition, each of these competitors will likely be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than Avant!. These companies also have established relationships with current and potential customers of Avant! and can devote substantial resources aimed at preventing Avant! from enhancing relationships with existing customers or establishing relationships with potential customers. Moreover, the industry in which Avant! competes is undergoing a trend toward consolidation that is expected to result in large, more financially flexible competitors with a broad range of product offerings. Further, other companies may develop and bring new products to the market which could create significant competition for Avant! and its products. Competition from EDA companies that currently offer only functional or logic design products and that choose to enter the physical design market could present particularly formidable competition due to their relationships with Avant!'s current and potential customers, their ability to offer a complete integrated IC design solution which Avant! does not currently offer and their knowledge of the EDA industry.

    Avant! also competes with the internal ICDA development groups of its existing and potential customers, many of whom design and develop customized design tools for their particular needs and therefore may be reluctant to purchase products offered by independent vendors, such as Avant!. Furthermore, because there are relatively low barriers to entry in the software industry, Avant! expects additional competition from other established and emerging companies. There can be no assurance that Avant!'s current or potential competitors will not develop products comparable or superior to those developed by Avant! or adapt more quickly than Avant! to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect Avant!'s business, operating results or financial condition. In addition, the EDA industry has become increasingly concentrated in recent years as a result of consolidations, acquisitions and strategic alliances. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Alliances among competitors could present particularly formidable competition to Avant! by combining their resources. There can be no assurance that Avant! will be able to compete successfully against current and future competitors or that competitive pressures faced by Avant! will not have a material adverse effect on its business, operating results and financial condition. If Avant! is unable to compete successfully against current and future competitors, Avant!'s business, operating results and financial condition will be materially and adversely affected.

    Avant!'s competes on the basis of certain factors, including first-to-market product capabilities, product performance, price, support of industry standards, ease of use and customer technical support and service. Avant! believes that it currently competes favorably overall with respect to these factors, particularly first-to-market product capabilities, technical support and customer service.

    In addition, competitors and potential competitors may resort to litigation as a means of competition. Cadence has initiated litigation against Avant! and certain of its officers and employees alleging trade secret misappropriation and other claims. See "Risk Factors--Litigation Risk." There can be no assurance that competitors of Avant!, in particular Cadence, will not initiate additional litigation against Avant! and its officers, directors, employees or consultants. The pending litigation against Avant! and any future litigation against Avant! or its employees, regardless of the outcome, may result in substantial costs and expenses to Avant! and significant diversion of effort by Avant!'s technical and management personnel.

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
Any such litigation could have a material adverse effect on Avant!'s business, operating results or financial condition. See "Risk Factors--Competition."

PROPRIETARY RIGHTS

    Avant! relies on a combination of license agreements, patents, copyright, trademarks and trade secrets to establish and protect proprietary rights to its technology. Avant! holds three U.S. patents covering certain aspects of its products expiring between August 8, 2012 and September 1, 2013, and has seven U.S. patent applications pending. Avant! also has foreign patent applications corresponding to one of its U.S. patents and one of its U.S. patent applications pending in certain foreign countries. In addition, Avant! acquired certain rights to certain technology owned by VLSI pursuant to licenses granted by VLSI to Compass which were acquired by Avant! pursuant to the Compass Acquisition and pursuant to licenses granted directly by VLSI to Avant!. Avant! generally provides products to end-users under non-exclusive licenses, which typically have a perpetual term unless terminated for breach. The license provides that the software may be used solely for internal operations in designated computers at specified sites. Avant!'s software is shipped with a software security lock which limits software access to authorized users. The source code of Avant!'s products is protected both as a trade secret and as an unpublished copyrighted work, and is not made available to third parties. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use Avant!'s products or technology without authorization or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Avant! believes that, due to the rapid pace of innovation within the IC CAD software industry, factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more important to establishing and maintaining a technology leadership position than are the various legal protections of its technology.

    Avant! is heavily dependent upon its proprietary software technology. Avant! currently holds several patents and also relies on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights in its products. Although Avant! holds several patents, there can be no assurance that Avant! will develop additional proprietary products or technologies that are patentable, that any issued patent will provide Avant! with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on Avant!'s ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate Avant!'s products or design around the patents currently issued or patents that may be issued in the future to Avant!. There can be no assurance that the steps taken by Avant! will prevent misappropriation of its technology, and such protections may not preclude competitors from developing products with functionality or features similar to Avant!'s products. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Avant! expects that software companies will increasingly be subject to infringement claims as the number of products and competitors in the industry in which Avant! competes grows and the functionality of products in different industry segments overlaps. In particular, Avant!'s current litigation with Cadence involves such infringement claims. Avant! believes that its products and trademarks do not infringe upon the proprietary rights of third parties. See "Risk Factors--Litigation Risk." There can be no assurance, however, that third parties will not assert infringement claims, regardless of merit, against Avant! in the future or that such claims will not require Avant! to cease use of certain technology or enter into expensive royalty arrangements, if licenses are available, or result in costly litigation, any of which could materially and adversely affect Avant!'s business, operating results or financial condition. See "Risk Factors--Limitations on Protection of Intellectual Property and Proprietary Rights."

ENVIRONMENTAL AFFAIRS

    Avant!'s operations are subject to numerous federal, state and local laws and regulations designed to protect the environment. There are no administrative or judicial proceedings pending or threatened

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against Avant! alleging violations of such environmental laws and regulations.
Compliance with these laws and regulations has not had, and is not expected to have, a material adverse effect on the capital expenditures, earnings and competitive position of Avant!.

EMPLOYEES

    As of November 20, 1997, Avant! had 572 employees, including 271 in research and development, 201 in sales, marketing and related customers support services, and 100 in finance and administration. Of these employees, 476 were located in the United States, 72 in Europe, 4 in Japan and 20 in Taiwan. None of Avant!'s employees is represented by a labor union or is subject to a collective bargaining agreement, nor has Avant! experienced any work stoppage. Avant! considers its relations with its employees to be good.

    Avant! has recently experienced a period of rapid growth and expansion, especially the mergers of four companies in a four month period in late 1996 and the Compass Acquisition in the third quarter of 1997, that has placed and continues to place a significant strain upon its management systems and resources. Avant! currently plans to continue to expand its staff. To accommodate this recent growth, Avant! will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, some of which currently require substantial management effort. There can be no assurance that Avant! will be able to do so successfully. The increase in the number of Avant!'s employees and Avant!'s market diversification and product development activities have resulted in increased responsibility for Avant!'s management. Avant! anticipates that continued growth, if any, will require it to recruit and hire a substantial number of new engineering, managerial, finance, sales and marketing and support personnel; however, there can be no assurance that Avant! will be successful at hiring or retaining these personnel. Avant!'s ability to compete effectively and to manage future growth, if any, will require Avant! to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that Avant!'s personnel, systems, procedures and controls will be adequate to support Avant!'s operations. Any failure to implement and improve Avant!'s operational, financial and management systems or to expand, train, motivate or manage employees, could have a material adverse effect on Avant!'s business, operating results or financial condition.

    Avant!'s future operating results depend in significant part upon the continued service of its key technical and senior management personnel, including in particular, Gerald C. Hsu, Avant!'s President and Chief Executive Officer. None of Avant!'s employees is bound by an employment agreement. Avant!'s business, operating results and financial condition also depend on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that Avant! will retain its key technical and managerial personnel or attract such personnel in the future.

PROPERTIES

    In February 1997, Avant! signed four leases for its new headquarters in Fremont, California. The leases cover four buildings with an aggregate of approximately 281,000 square feet of space with an aggregate annual base rent amount of approximately $4.8 million. The leases for three of the buildings expire on September 1, 2010 and the lease for the fourth building expires on August 31, 2012. Avant! also occupies a facility near Research Triangle Park in Durham, North Carolina with an annual base rent of approximately $666,000. The lease expires on November 30, 2005. Avant! also leases sales and support offices in the United States, Europe, Japan and Taiwan. Avant! believes that its existing facilities are adequate for its current needs.

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LITIGATION

    Avant! is subject to a number of related litigation matters, including a civil action brought by Cadence Design Systems, Inc. ("Cadence"), a criminal complaint filed by the Santa Clara County District Attorney's office against Avant! and certain of its employees and securities class action claims resulting from these lawsuits. In addition, default judgments in the aggregate amount of $31.4 million will be entered against Meta Software, Inc., which Avant! acquired in October 1996 and which is now a wholly owned subsidiary of Avant! ("Meta").

    CADENCE LITIGATION.

    On December 6, 1995, Cadence filed an action against Avant! and certain of its officers in the United States District Court for the District of Northern California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain Avant! employees who formerly were Cadence employees misappropriated and improperly copied source code for certain important functions of Avant! place and route products from Cadence, and that Avant! has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that Avant! induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. The matter is currently awaiting trial, pending further pretrial matters. A trial date has not been set. On July 25, 1997, a federal judge stayed the Cadence civil action pending completion of the criminal proceedings described below, except for limited discovery on certain matters approved by the District Court. Avant! posted a $5.0 million bond pending the resumption of the civil action.

    In addition to actual and punitive damages, which were not quantified by Cadence, Cadence seeks to enjoin the sale of Avant!'s place and route products pending trial of the action. On March 18, 1997, the District Court denied Cadence's motion for a preliminary injunction. Cadence appealed the order denying a preliminary injunction. On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to Avant!'s ArcCell product, a product that Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin Avant!'s Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if Avant!'s Aquarius products are determined to infringe Cadence products, the sale of the Aquarius products should be enjoined. Avant! requested a rehearing on the issue, but on November 21, 1997 the Ninth Circuit denied this request. On December 19, 1997, the District Court stated its intention to enjoin Avant! from directly or indirectly marketing, selling, licensing, copying or transferring any work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, Avant!'s ArcCell, ArcCellBV and ArcCellXO products. The District Court also stated that it would direct Avant! to deliver a copy of its order to all present or former customers that have received copies of any such infringing products and, to the extent it has a legal right to do so, request that such customers return or destroy any such products. Avant! also will be directed to furnish to Cadence a list of any customers that still maintain a functioning copy of such products. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of Avant!'s Aquarius place and route products from which Avant! derives a significant portion of its total revenue. The District Court will hold future hearings regarding the Aquarius products. There can be no assurance that the District Court will not, upon further consideration, grant a preliminary injunction with respect to the sale of the Aquarius products, which would have a material adverse effect on the combined company's business, consolidated financial position and consolidated results of operations.

    On January 16, 1996, Avant! filed a counterclaim against Cadence alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. On December 19, 1997, Avant! stipulated to temporarily dismissing its counterclaim in order to file more detailed allegations. Avant! intends to refile its counterclaim in January 1998.

    Avant! believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, Avant!'s defenses are unsuccessful, Avant! may ultimately be permanently enjoined from selling certain place and route products and may be required to pay damages to Cadence. In addition, upon further consideration by the District Court, Avant! could be preliminarily enjoined from selling its Aquarius place and route products. In such event, Avant!'s business, consolidated financial condition and consolidated results of operations may be materially adversely affected. In addition, it is likely that an adverse judgment against Avant! would result in a steep decline in the market price of Avant! Common Stock. Although it is reasonably possible Avant! may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, based on information Avant! presently possesses. There can be no assurance that an adverse judgment, if granted on any claim would not have a material adverse effect on Avant!'s business, consolidated financial position or consolidated results of operations. Furthermore, Cadence terminated TMA's participation in its Platinum Partners Program after the announcement of the proposed Merger. There can be no assurance that other customer relationships of Avant!, TMA or the combined company will not be adversely affected in the future as a result of the Cadence litigation.

    CRIMINAL COMPLAINT.

    The Santa Clara County District Attorney's office also is investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On April 11, 1997, the Santa Clara County District Attorney filed a criminal complaint alleging felony level offenses against, among others, Avant! and the following Avant! employees and/or directors, Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff, Operations, Leigh Huang, Marketing Manager and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code sections relating to the theft of trade secrets. Avant! and the individuals have pleaded not guilty and are awaiting further proceedings. The criminal complaint could result in criminal fines against Avant!, as well as the potential incarceration of certain members of its management team. Such outcomes could result in canceled or postponed customer orders, increased future expenditures, the loss of management and other key personnel, additional stockholder litigation, loss of goodwill and would have other material adverse effects on the business, consolidated financial position or consolidated results of operations of the combined company.

    SILVACO LITIGATION.

    In March 1993, Meta filed a complaint in Santa Clara Superior Court against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of Avant!'s Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

    In August 1997, the Superior Court entered a default judgment against Mr. Hailey for failure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20.0 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and, on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product development claim. Silvaco's claims based on the marketing program and abuse of process were dismissed.

    Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco, including filing an appeal as quickly as practicable. Meta believes it has substantial appellate issues which could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Although it is reasonably possible Meta will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    SECURITIES CLASS ACTION CLAIMS.

    On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint against Avant!. In addition, on December 19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California a class action complaint against Avant! for violations of the federal securities laws. These class action lawsuits allege certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim described above. In February 1997, plaintiff Tarca voluntarily dismissed his action and the Margetis plaintiffs were certified as class representatives in their action. On July 25, 1997, a federal judge stayed the Margetis action, except for certain documentary and third-party discovery, pending resolution of the Cadence suit.

    On May 30, 1997, Joanne Hoffman filed in the United States District Court for the Northern District of California a purported class action alleging securities claims on behalf of purchasers of Avant! Common Stock between March 29, 1996 and April 11, 1997, the date of the filing of the criminal complaints against Avant! and six of its employees. Plaintiff alleges that Avant! and various of its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations. Avant! has moved to dismiss the Hoffman complaint for failure to state a claim, but the court has not yet heard argument on that motion.

    Avant! believes it has defenses to all of the plaintiffs' claims and intends to defend itself vigorously. There can be no assurance, however, that Avant!'s defenses will be successful. Although it is reasonably possible Avant! will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to the securities class action plaintiffs, and such a judgment could have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    POTENTIAL IMPACT ON TMA SHAREHOLDERS.

    Although TMA has the right to terminate the Plan of Reorganization prior to the Effective Time under certain circumstances, it is possible that developments in the pending litigation described above that would give TMA the right to terminate the Plan of Reorganization may occur only after the Effective Time. In such event, TMA shareholders would bear the risk of any decline in the market price of the Avant! Common Stock following an adverse outcome of the pending litigation described above.

    LITIGATION COSTS.

    The pending litigation and any future litigation against the combined company or its employees, regardless of the outcome, is expected to result in substantial costs and expenses to the combined company. For example, during 1996 Avant! incurred and charged to operations approximately $6.8 million in litigation expenses and expects to incur approximately $7.5 million in litigation expenses in 1997. While litigation is inherently unpredictable, Avant! currently expects that its litigation expenses during 1998 will be at least as much as those incurred in 1997. Accordingly, any such litigation could have a material adverse effect on the combined company's business, operating results or financial condition. Furthermore, if Avant! is required to satisfy the default judgments in full in the Silvaco litigation, Avant! could be required to pay up to $31.4 million in damages, which would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

                               AVANT! MANAGEMENT

    The executive officers and directors of Avant!, all of whom will continue in such capacities after the Merger, are as follows:

NAME                              AGE                                        POSITION
----------------------------      ---      -----------------------------------------------------------------------------
Gerald C. Hsu...............          50   President, Chief Executive Officer and Chairman of the Board of Directors

John P. Huyett..............          44   Vice President of Finance, Treasurer and Principal Accounting Officer

Y. Eric Cho.................          50   Director

Tench Coxe..................          39   Director

Eric A. Brill...............          47   Director and Secretary

Charles L. St. Clair........          67   Director

    MR. HSU joined Avant! in March 1994 as President, Chief Executive Officer and a director, and has been Chairman of the Avant! Board of Directors since November 1995. From July 1991 to March 1994, Mr. Hsu was employed by Cadence, where his last position was President and General Manager of the IC Design Group. From June 1988 to July 1991, Mr. Hsu was employed by Sun Microsystems, Inc., an engineering workstation company, where his last position was Director of Strategic Business Development. Mr. Hsu holds an S.M. in Ocean Engineering from the Massachusetts Institute of Technology, an M.S. in Mechanics and Hydraulics from the University of Iowa and a B.S. in Applied Mathematics from the National Chung-Hsing University.

    MR. HUYETT has served as Vice President of Finance, Treasurer and Principal Accounting Officer since he joined Avant! in connection with the merger of Integrated Silicon Solutions, Inc. ("ISS") with and into Avant! in November 1995. From July 1993 to November 1995, Mr. Huyett served as Vice President of Finance and Chief Financial Officer of ISS. Mr. Huyett also served as Treasurer and Secretary of ISS from October 1994 to November 1995. Prior to July 1993, Mr. Huyett was a partner with KPMG Peat Marwick LLP, independent auditors to Avant!.

    DR. CHO co-founded Avant! in February 1991 and has been a director of Avant! since such date. From January 1996 until his resignation in October 1997, Dr. Cho served as the Senior Vice President of Corporate Operations. From October 1993 until January 1996, he served as the Vice President of Asian Operations. From the inception of Avant! until October 1993, Dr. Cho served as Vice President of Sales and Marketing. From September 1986 to February 1991, Dr. Cho was employed by Cadence where his last position was a Marketing Director of the IC Division. Dr. Cho holds an M.B.A. from New York University, an M.S. and a Ph.D. in Electrical Engineering and Computer Science from the University of California, Berkeley and a B.S. in Electrical Engineering from the National Chiao-Tung University, Taiwan.

    MR. COXE has been a director of Avant! since February 1992. Mr. Coxe is a general partner of the general partner of Sutter Hill Ventures, a venture capital investment firm, and has been associated with Sutter Hill Ventures since 1987. Mr. Coxe holds a B.A. in Economics from Dartmouth College and an M.B.A. from the Harvard Business School.

    MR. BRILL has been a director and the Secretary of Avant! since November 1996. Mr. Brill is a corporate and securities attorney whose practice focuses principally on technology companies and private investment partnerships. He has been in private practice since 1993, and previously practiced with the San Francisco law firm of Farella, Braun & Martel. Mr. Brill holds a B.S. in History from Cleveland State University and a J.D. from the Harvard Law School.

    MR. ST. CLAIR has served as a consultant to Avant! since April 1996 and has been a director of Avant! since September 1997. From September 1987 to March 1996, Mr. St. Clair was employed as an Advisor for

Industrial Development to the Government of Botswana's Development Corporation. From September 1981 to August 1987, Mr. St. Clair served as President of St. Clair International, an international management consulting firm. Mr. St. Clair holds a B.S. in Management and Economics from Arizona State University and a B.F.T., Latin America from the American Graduate School for International Management (Thunderbird).

    There are no family relationships amongst any executive officers or directors of Avant!.

    A criminal complaint has been filed by the Santa Clara County District Attorney's office against Gerald C. Hsu and Y. Eric Cho for alleged misappropriation of trade secrets as set forth in the Cadence lawsuit. See "Risk Factors--Litigation Risk."

                             EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the compensation earned by Avant!'s Chief Executive Officer and the three other most highly compensated officers who were serving as such at the end of 1996 (collectively, the "Named Officers"), each of whose salary and bonus for 1996 exceeded $100,000 for services rendered in all capacities to Avant! and its subsidiaries for that fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                        -------------
                                                                                           AWARDS
                                                                                        -------------
                                                               ANNUAL COMPENSATION       SECURITIES
                                                            --------------------------   UNDERLYING      ALL OTHER
                                                               SALARY                      OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION                        YEAR        ($)(1)     BONUS ($)(1)     (#)(2)           ($)
-----------------------------------------------  ---------  ------------  ------------  -------------  -------------
Gerald C. Hsu .................................       1996   $  250,000    $  350,000       175,000         --
  President, Chief Executive Officer and              1995      150,000       250,000        50,000         --
  Chairman of the Board of Directors

Y. Eric Cho (3) ...............................       1996      120,000       237,491        20,000         --
  Senior Vice President of Corporate Operations       1995       90,000       206,536        --             --
  and Director

John P. Huyett ................................       1996      200,000        30,000        20,000          4,770(4)
  Vice President of Finance and Treasurer             1995      150,000        95,000        67,500         16,500(4)

Shawn M. Hailey ...............................       1996      185,966        --            --             --
  Senior Vice President of Silicon Division           1995      180,000        98,010        --              1,648(5)

------------------------

(1) Amounts in this column include amounts earned in the stated year but not yet paid or paid in the subsequent year. Also, includes amounts deferred under the 401(k) plan.

(2) Avant! did not grant any stock appreciation rights or make any long-term incentive payments during the years covered by the table.

(3) Bonus amounts include commissions earned in the year listed. Mr. Cho resigned in October 1997.

(4) Includes reimbursed moving expenses of $13,500 in 1995, and includes matching contributions by Avant! to the 401(k) Plan in 1995 and 1996.

(5) Consists of matching contributions of $1,000 under a predecessor 401(k) Profit Sharing Plan and $648 paid in premiums for Life and Accidental Death, Disability and Dismemberment Insurance.

    The following table contains information concerning the stock option grants made to each of the Named Officers in 1996. No stock appreciation rights were granted to these individuals during such year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                                      ---------------------------------------------------     VALUE AT ASSUMED
                                       NUMBER OF   % OF TOTAL                              ANNUAL RATES OF STOCK
                                      SECURITIES     OPTIONS                               PRICE APPRECIATION FOR
                                      UNDERLYING   GRANTED TO    EXERCISE                     OPTION TERM (4)
                                        OPTIONS     EMPLOYEES      PRICE      EXPIRATION   ----------------------
NAME                                  GRANTED (#)    IN 1996     ($/SH)(3)       DATE        5%($)       10%($)
------------------------------------  -----------  -----------  -----------  ------------  ----------  ----------
Gerald C. Hsu (1)...................     175,000         9.93%   $   19.00     5/29/06      2,091,075   5,299,194
Y. Eric Cho (2).....................      20,000         1.14        21.75     7/16/06        273,569     693,278
John P. Huyett (2)..................      20,000         1.14        21.75     7/16/06        273,569     693,278
Shawn M. Hailey.....................      --           --           --            --           --          --

------------------------

(1) The option becomes exercisable as to 25% of the option shares one year from the grant date and as to the balance ratably upon the optionee's completion of the next thirty-six (36) months of service.

(2) These options become exercisable as to 1/3 of the option shares on the third anniversary of the vesting commencement date, and as to the balance of the option shares in equal annual installments ending on the tenth anniversary of the vesting commencement date. These options can be accelerated at the discretion of Gerald C. Hsu provided that certain performance objectives are met.

(3) The exercise price for the options may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. Avant! may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The plan administrator has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the regrant date. The options have a maximum term of 10 years measured from the option grant date, subject to earlier termination in the event of the optionee's cessation of service with Avant! Under each of the options, the option shares will vest upon an acquisition of Avant! by merger or asset sale, unless the options are assumed by the acquiring entity.

(4) The potential realizable value of the options reported above was calculated by assuming that the market price of the Common Stock of Avant! appreciates 5% and 10% from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of Avant!. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options. Unless the executive officer remains employed until he vests in the option shares and the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

    The following table sets forth information concerning option exercises in 1996 and option holdings as of the end of 1996 with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                              VALUE REALIZED      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                 SHARES      (MARKET PRICE AT            OPTIONS              IN-THE-MONEY OPTIONS AT
                               ACQUIRED ON    EXERCISE LESS           AT FY-END (#)                FY-END ($)(2)
                                EXERCISE         EXERCISE       --------------------------  ---------------------------
NAME                               (#)         PRICE($)(1)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------  ------------------  -----------  -------------  ------------  -------------
Gerald C. Hsu (2)............      70,000      $  1,615,600        497,396        127,604     14,756,797     1,626,953
Y. Eric Cho..................      --               --              --             20,000        --            200,000
John P. Huyett (2)...........       9,000           177,030         31,500         80,000        541,080     1,214,900
Shawn M. Hailey..............      --               --              --            --             --            --

------------------------

(1) The amounts reported above under the column "Value Realized" merely reflect the amount by which the fair market value of the Common Stock of Avant! on the date the option was exercised exceeded the exercise price of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.

(2) Based on the closing price of the Common Stock of Avant! at December 31, 1996, as reported on the Nasdaq National Market, of $31.75 per share, less the exercise price payable for such shares.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of October 15, 1997 certain information with respect to shares beneficially owned by (a) each person who is known by Avant! to be the beneficial owner of more than five percent of Avant!'s outstanding shares of Common Stock, (b) each of Avant!'s directors and the executive officers named in the Summary Compensation Table and (c) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                                 SHARES BENEFICIALLY OWNED  SHARES BENEFICIALLY OWNED
                                                                    PRIOR TO THE MERGER         AFTER THE MERGER
                                                                 -------------------------  -------------------------
BENEFICIAL OWNER (1)                                               NUMBER     PERCENT (2)     NUMBER     PERCENT (2)
---------------------------------------------------------------  ----------  -------------  ----------  -------------
Amerindo Investment Advisors Inc. (3)..........................   6,104,903       23.39%     6,104,903       19.77%
FMR Corp. (4)..................................................   2,772,500       10.62      2,772,500        8.98
Van Wagoner Capital Management, Inc. (5).......................   1,317,646        5.05      1,317,646        4.27
Gerald C. Hsu (6)..............................................     461,500        1.77        461,500        1.49
Y. Eric Cho....................................................     385,200        1.48        385,200        1.25
John P. Huyett (7).............................................      83,978        *            83,978        *
Shawn M. Hailey................................................   1,570,727        6.02      1,570,727        5.09
Eric A. Brill (8)..............................................       5,000        *             5,000        *
Tench Coxe (9).................................................      49,856        *            49,856        *
Charles L. St. Clair (10)......................................       9,187        *             9,187        *
All directors and executive officers as a group
  (7 persons) (11).............................................   2,565,448        9.83      2,565,448        8.31

------------------------

 *  Less than 1% of the outstanding shares of Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Unless otherwise indicated, the address for each listed stockholder is c/o Avant! Corporation, 46871 Bayside Parkway, Fremont, California 94538. To Avant!'s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Percentage of beneficial ownership is based on 26,096,494 shares of Common Stock outstanding as of October 15, 1997, and 30,874,443 shares of Common Stock outstanding after the Merger. The number of shares of Common Stock outstanding after the Merger is calculated assuming that the Effective Date of the Merger is October 15, 1997. There can be no assurance that the shares of Common Stock outstanding at the Effective Time of the Merger will be 30,874,443, and therefore the percentages indicated may differ from the actual percentages at the Effective Time of the Merger. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that are exercisable within sixty (60) days of October 15, 1997. Shares issuable pursuant to stock options deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.

 (3) Based on Schedule 13D filed with the Securities and Exchange Commission as of June 20, 1997. Excludes 14,500 shares of Common Stock for which beneficial ownership has been disclaimed. Amerindo Investment Advisors Inc.'s address is One Embarcadero Center, Suite 2300, San Francisco, California 94111.

 (4) Based on Schedule 13G filed with the Securities and Exchange Commission as of February 14, 1997. FMR Corp.'s address is 82 Devonshire Street Boston, MA 02109.

 (5) Based on Schedule 13G filed with the Securities and Exchange Commission as of February 14, 1997. Van Wagoner Capital Management, Inc.'s address is One Bush Street, Suite 1150, San Francisco, California 94104.

 (6) Includes options exercisable into 283,375 shares of Common Stock under the Option Plan.

(7) Includes options exercisable into 82,500 shares of Common Stock under the Option Plan.

(8) Includes options exercisable into 5,000 shares of Common Stock under the Option Plan.

(9) Includes options exercisable into 22,500 shares of Common Stock under the Option Plan, and 2,994 shares beneficially owned by the retirement trust for the benefit of the reporting person.

(10) Includes options exercisable into 6,666 shares of Common Stock under the Option Plan.

(11) Includes options exercisable into 400,041 shares of Common Stock under the Option Plan.

DIRECTOR COMPENSATION

    Except for grants of stock options, directors of Avant! generally do not receive compensation for services provided as a director. Avant! also does not pay compensation for committee participation or special assignments of the Board of Directors.

    Non-employee Board members are eligible for option grants pursuant to the provisions of the Automatic Option Grant Program under Avant!'s 1995 Stock Option/Stock Issuance Plan. On November 22, 1996, Mr. Brill was granted an option to purchase 20,000 shares of Common Stock at an exercise price of $26.00 per share under the Automatic Option Grant Program. Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member after the date of Avant!'s initial public offering will be granted an option to purchase 20,000 shares on the date such individual joins the Board, provided such individual has not been in the prior employ of Avant!. In addition, at the 1996 Annual Stockholders Meeting and each Annual Stockholders Meeting thereafter, each individual who continues to serve and has served as a non-employee Board member for at least six months prior to such Annual Meeting will receive an additional option grant to purchase 5,000 shares of Common Stock, whether or not such individual has been in the prior employ of Avant!. Thus, on May 30, 1996, Mr. Coxe received an additional option grant to purchase 5,000 shares of Common Stock.

    Non-employee Board members not serving on the Compensation Committee and directors who are also employees of the Company are eligible to receive options and be issued shares of Common Stock directly under the 1995 Stock Option/Stock Issuance Plan. Employee-directors are also eligible to participate in the Company's Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Before joining the Board of Directors of Avant! in November, 1996, Mr. Brill was an attorney with the law firm of Farella Braun & Martel, LLP. Farella Braun & Martel has represented, and continues to represent, Avant! in certain litigation matters. In addition, Farella Braun & Martel represents Gerald C. Hsu, individually, in the Cadence litigation. Through December 31, 1996, Mr. Brill has received approximately $160,000 in connection with legal services rendered by Mr. Brill to Avant! and in connection with a contract between Mr. Brill and Farella Braun & Martel pursuant to which Mr. Brill received a portion of the legal fees paid by Avant! to Farella Braun & Martel.

    In 1997, Avant! consolidated its Japanese sales channel by forming a distributor, MainGate Electronics, Inc. ("MainGate"), owned by Avant!, Gerald C. Hsu, and other parties (including other Avant! employees and former employees of Avant!'s third party distributors). Mr. Hsu owns approximately 40% and Avant! owns approximately 35% of the outstanding shares of MainGate. Other than possible appreciation of his investment in MainGate, Mr. Hsu has not derived, directly or indirectly, any remuneration as a result of the distribution agreement between Avant! and MainGate. The distributorship agreement that Avant! entered into with MainGate is comparable, from a financial point of view, with the agreement Avant! had with its previous distributors in the region and contains no better terms, from a financial point of view, than Avant! could have negotiated with other potential distributors. Avant! provided MainGate with a working capital advance of approximately $1.6 million and has also made an equity investment of approximately $294,000 in MainGate. The working capital advance is evidenced by a promissory note in favor of Avant! payable upon demand and bearing an interest rate of 5% compounded annually. See "The Merger--Interests of Certain Persons in the Merger" and "Avant! Business--Sales and Marketing."

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    None of Avant!'s executive officers has an employment or severance agreement with Avant!, and their employment may be terminated at any time at the discretion of the Board of Directors, with the exception of Gerald C. Hsu, who can only be terminated upon at least 30 days' notice.

    The Compensation Committee has the authority under the 1995 Stock Option/Stock Issuance Plan to provide for the acceleration of vesting of the shares of Common Stock subject to the outstanding options held by the Chief Executive Officer and Avant!'s other executive officers under that Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following a hostile take-over of Avant! effected through a successful tender offer for more than 50% of Avant!'s outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

                  TMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    TMA was founded in 1979 to develop, market and support physical simulation software for IC design and manufacturing. TMA's original products were based on research done at Stanford University, and, until 1988, TMA was focused primarily on research and development. In 1988, TMA hired additional management, established an engineering strategy, added distribution channels and marketing capabilities and began to position its products with a more commercial focus. Today, TMA sells twelve products in six product groups and strives to offer regular updates for its products.

    TMA's revenue consists primarily of fees for licenses of TMA's software products and fees for maintenance and customer support. Products typically are licensed on a perpetual basis, with pricing determined by the number of concurrent users. TMA recognizes revenue from software licenses when software has been shipped and there are no significant remaining vendor obligations. When TMA receives payment prior to shipment and fulfillment of significant vendor obligations, such payments are recorded as deferred revenue and customer deposits and are recognized as revenue only upon shipment and fulfillment of any significant vendor obligations.

    TMA sells its products directly through its own sales organization in North America and Europe. In Asia, TMA uses an exclusive distributor in Japan and exclusive sales representatives in Korea, Taiwan and other markets. The Japanese distributor purchases TMA's products at a fixed price and, in turn, resells them to its customers. The Asian sales representative firms are paid commissions directly by TMA based on their licensing of TMA's products. On September 30, 1997, TMA terminated its representative relationship with C&G Technology, Inc. ("C&G"), its Korean sales representative. TMA subsequently established a wholly-owned subsidiary in Korea in October 1997. The subsidiary, Technology Modeling Associates Korea, Inc. will serve primarily as a sales and engineering support office for TMA's customers in Korea. TMA does not expect that this termination and establishment of a sales subsidiary will have a material adverse effect on TMA's revenue from Korea in future periods.

    TMA also earns revenue from maintenance agreements for customer and technical support and product enhancements. Maintenance fees are paid in advance and are not refundable. Maintenance revenue for ongoing customer support and product enhancements is recognized ratably over the term of the maintenance agreement, which is generally twelve months.

    Beginning in the second quarter of 1996, TMA began offering professional services, whereby TMA provides customers with methodologies for integrated circuit design and manufacturing to improve design and production efficiencies and calibration services to customize TMA's products to each customer's unique manufacturing processes. TMA recognizes revenue under professional service agreements on the percentage of completion method of accounting based upon the achievement of contractual goals. Funded development revenue consists of revenue earned on development contracts with government-sponsored and private entities and is recognized under the percentage of completion method. In 1995, TMA began reducing its participation in funded development programs.

    On August 29, 1997, TMA completed the acquisition of Precim Corporation, ("Precim"). Precim is located in Portland, Oregon, and develops computer automated products for optimizing the performance and quality of semiconductor tooling (pattern transfer) activities in wafer fabrication. In connection with the acquisition of Precim, which was in the form of merger accounted for as a pooling-of-interests, TMA issued 387,000 shares of TMA Common Stock to the shareholders of Precim. The acquisition of Precim does not have a material impact on the historical financial statements of TMA. Accordingly, the results of Precim have been combined with TMA's financial results commencing on the date of acquisition and prior period financial statements will not be restated to include Precim results.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain statements of operations data of TMA expressed as a percentage of total revenue.

                                                                                                        NINE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                              -------------------------------------  ------------------------
                                                                 1994         1995         1996         1996         1997
                                                              -----------  -----------  -----------  -----------  -----------
Revenue:
  License...................................................       69.2%        69.7%        69.1%        70.6%        61.9%
  Maintenance and other.....................................       15.8         27.5         24.0         23.8         30.8
  Professional services.....................................      --           --             4.7          3.2          7.3
                                                                  -----        -----        -----        -----        -----
    Total product revenue...................................       85.0         97.2         97.8         97.6        100.0
  Funded development........................................       15.0          2.8          2.2          2.4          0.0
                                                                  -----        -----        -----        -----        -----
    Total revenue...........................................      100.0        100.0        100.0        100.0        100.0
Cost of revenue:
  License...................................................        5.2          3.9          6.2          6.6          6.9
  Maintenance and other.....................................        2.8          5.3          5.3          4.8          4.4
  Professional services.....................................      --           --             3.6          3.0          6.4
  Funded development........................................       13.0          2.1          2.3          2.6          0.0
                                                                  -----        -----        -----        -----        -----
    Total cost of revenue...................................       21.0         11.3         17.4         17.0         17.7
                                                                  -----        -----        -----        -----        -----
    Gross margin............................................       79.0         88.7         82.6         83.0         82.3
Operating expenses:
  Sales and marketing.......................................       29.0         27.5         35.1         34.4         38.9
  Research and development..................................       22.4         33.2         28.0         29.5         38.5
  General and administrative................................        8.6         11.3          9.9          9.5         11.4
  Cost of Mergers...........................................      --           --           --           --             2.2
                                                                  -----        -----        -----        -----        -----
    Total operating expenses................................       60.0         72.0         73.0         73.4         91.0
                                                                  -----        -----        -----        -----        -----
    Income (loss) from operations...........................       19.0         16.7          9.6          9.6         (8.7)
Other income (expense), net.................................       (0.7)         0.4          2.5          0.2          9.5
                                                                  -----        -----        -----        -----        -----
  Income before provision for income taxes..................       18.3         17.1         12.1          9.8          0.8
Provision for income taxes..................................        6.3          6.9          5.3          5.2          0.3
                                                                  -----        -----        -----        -----        -----
  Net income................................................       12.0%        10.2%         6.8%         4.6%         0.5%
                                                                  -----        -----        -----        -----        -----
                                                                  -----        -----        -----        -----        -----

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    REVENUE

    Total revenue increased 7.4% to $13.8 million for the nine months ended September 30, 1997 from $12.8 million for the nine months ended September 30, 1996.

    International sales were $9.0 million and $9.4 million for the nine months ended September 30, 1997 and 1996, respectively, representing 65.0% and 73.4% of total revenue for the respective periods. The increase in both total and international revenue was due primarily to increased licensing and maintenance and other revenue from North America offset by the delay of a number of orders, primarily in the U.S. and by TMA's exclusive distributor in Japan, Innotech. Additionally, the poor economic climate for semiconductor companies in Korea continued in the third quarter of 1997, resulting in lower Korean revenue. Despite a shortfall in revenue from Korea that is expected to continue for the foreseeable future, it is anticipated that international revenue will continue to constitute a significant portion of TMA's total revenue for the foreseeable future. International revenues are subject to certain additional risks normally associated with international operations, including, among others, adoption and expansion of government trade restrictions, volatile foreign exchange rates, foreign withholding taxes, limitations on repatriation of earnings and reduced protection of intellectual property rights. It has been TMA's experience that some of its large Korean customers institute significant upgrades of their design tools relatively infrequently and their purchasing patterns are hard to predict.

    License revenue decreased 5.8% to $8.5 million for the nine months ended September 30, 1997 from $9.1 million for the nine months ended September 30, 1996. The primary reason for the decrease in license revenue was lower licensing of TMA's process simulation and device simulation products in Japan, Korea and Europe.

    Maintenance and other revenue increased 38.7% to $4.2 million for the nine months ended September 30, 1997 from $3.1 million for the nine months ended September 30, 1996. The increase in maintenance and other revenue was primarily due to an increase in TMA's installed base of products and TMA's continued effort toward obtaining customer renewals of maintenance.

    Professional services revenue increased to $1.0 million for the nine months ended September 30, 1997 from $400,000 for the nine months ended September 30, 1996. It was not until the second quarter of 1996 that the Company commenced performing services and recognizing revenue from professional services contracts.

    In 1995, TMA deliberately reduced its participation in funded development programs and decided not to pursue new contracts. Consequently, there was no funded development revenue for the nine months ended September 30, 1997.

    COST OF REVENUE

    Cost of revenue consists primarily of the costs of media and shipping of licensed products, the costs of providing maintenance support to TMA's customers, royalties payable and the costs of TMA's professional services group. Cost of license revenue as a percentage of license revenue increased to 11.2% for the six months ended September 30, 1997 from 9.4% of license revenue for the nine months ended September 30, 1996. The increase corresponds to decreases in revenue in the third quarter. Cost of license revenue increased primarily due to increased royalty expenses incurred on revenues from third party software products sold by TMA. Cost of maintenance and other revenue as a percentage of maintenance and other revenue decreased to 14.4% for the nine months ended September 30, 1997 from 20.4% for the nine months ended September 30, 1996, as maintenance and other revenue increased at a faster rate than the costs of providing maintenance support to TMA's customers. The cost of professional services increased to $874,000 for the nine months ended September 30, 1997 from $623,000 for the nine months ended September 30, 1996, as TMA hired additional personnel to meet the obligations under the revenue contracts obtained by TMA.

    OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses include the costs associated with sales and marketing personnel, commissions, promotional events (such as trade show and technical conference attendance) and advertising and public relations programs. Sales and marketing expenses increased to $5.4 million for the nine months ended September 30, 1997 from $4.4 million for the nine months ended September 30, 1996 and increased as a percentage of total revenue to 38.9% from 34.4% for the six months ended June 30, 1997 and 1996, respectively. Sales and marketing expenses increased primarily due to the addition of sales and marketing personnel, the costs associated with the sales reorganization completed in the second quarter of 1997 and the ongoing expenses of sales offices opened in mid-1996 in Boston, Portland and Milan, Italy.

    RESEARCH AND DEVELOPMENT. Research and development expenses include engineering and operations personnel, the costs of creating new products and developing enhancements to existing products and providing operations support. Software development costs have been expensed as incurred, because software development has generally been completed concurrently with the establishment of technological feasibility. Research and development expenses increased to $5.3 million for the nine months ended September 30, 1997 from $3.8 million for the nine months ended September 30, 1996, and increased as a percentage of total revenue to 38.5% from 29.5% for the nine months ended September 30, 1997 and 1996, respectively. Research and development costs increased primarily due to increased headcount.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses include the costs associated with the Company's executive office, human resources and finance functions. For the nine months ended September 30, 1997 and 1996, general and administrative expenses increased to $1.6 million from $1.2 million, and increased as a percentage of total revenue to 11.5% from 9.5% for the nine months ended September 30, 1997 and 1996, respectively. General and administrative expenses increased primarily due to increased headcount, the costs of being a public company, additional increases to bad debt reserves and compensation accruals.

    COST OF MERGERS

    During the third quarter of 1997, TMA completed its merger with Precim Corporation and announced its intent to merge with Avant!. TMA incurred approximately $300,000 of costs associated with the mergers, primarily legal and accounting fees.

    OTHER INCOME (EXPENSE), NET

    Other income consists primarily of interest income earned on excess cash balances. Other expense consists primarily of interest paid on notes payable and under capitalized lease obligations. Other income was $1.4 million and $132,000 for the nine months ended September 30, 1997 and 1996, respectively. Other expense was $24,000 and $39,000 for the nine months ended September 30, 1997 and 1996, respectively. The increase in other income was due to the interest earned on proceeds received from TMA's initial public offering during the third quarter of 1996.

    PROVISION FOR INCOME TAX

    Provision for income tax consists primarily of federal income taxes, state taxes and international withholding taxes. TMA's effective rate of taxation was 37.8% for the nine months ended September 30, 1997 as compared with 52.9% for the nine months ended September 30, 1996. Because TMA generates a significant portion of its total revenue from international sales, TMA historically has had a significant amount of foreign tax withheld, and has not been able to utilize all of its available tax credits. Accordingly, TMA generated significant tax credit carryforwards. Given the uncertainty over ultimate utilization of these credits, they have not been fully benefited in the 1996 tax provision, which resulted in an effective rate of taxation in excess of the U.S. statutory rate. Because of increases in domestic income, TMA's effective tax rate in 1997 has declined, due to the anticipated utilization of available tax credits.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    REVENUE

    Total revenue increased 42.6% to $18.0 million for the year ended December 31, 1996 from $12.6 million for the year ended December 31, 1995.

    International sales were $12.8 million and $9.1 million for the years ended December 31, 1996 and 1995, respectively, representing 71.1% and 72.2% of total revenue for the respective periods. The increase in both total and international revenue was primarily due to increased licensing and maintenance and other revenue from Asia.

    License revenue increased 41.5% to $12.4 million for 1996 from $8.8 million for 1995. The increase in license revenue was primarily due to additional licensing of TMA's process simulation and device simulation products.

    Maintenance and other revenue increased 48.6% to $5.2 million for 1996 from $3.5 million for 1995. The increase in maintenance and other revenue was primarily due to an increase in TMA's installed base of products, TMA's continued effort toward obtaining customer renewals of maintenance, and the commencement of revenue from professional services contracts.

    Revenue from funded development contracts increased slightly to $388,000 in 1996 from $353,000 in 1995 as TMA concluded work on outstanding funded development projects. In 1995, TMA deliberately reduced its participation in funded development programs and did not pursue new contracts in 1996.

    COST OF REVENUE

    Cost of license revenue as a percent of license revenue increased to 8.9% for 1996 from 5.5% of license revenue for 1995. Cost of license revenue increased primarily due to increased royalty expenses incurred on revenues from third party software products sold by TMA. Cost of maintenance and other revenue as a percent of maintenance and other revenue increased to 31.2% for 1996 from 19.4% for 1995. The increase in the cost of maintenance and other revenue was attributable primarily to the start-up costs associated with TMA's professional services group and additional personnel who are providing maintenance support to TMA's customers. Cost of funded development revenue as a percentage of funded development revenue increased to 105.0% for 1996 from 76.0% for 1995 as a result of the timing of milestone payments associated with funded development programs.

    OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses increased to $6.3 million for 1996 from $3.5 million for 1995 and increased as a percentage of total revenue to 35.1% from 27.5% for 1996 and 1995, respectively. Sales and marketing expenses increased primarily due to the addition of sales and marketing personnel and the opening of new sales offices in Boston, Portland and Milan, Italy. TMA expects that its sales and marketing expenses will continue to increase in absolute dollars.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased to $5.0 million for 1996 from $4.2 million for 1995, but decreased as a percentage of total revenue to 28.0% from 33.2% for 1996 and 1995, respectively. Research and development costs increased primarily due to increased headcount. The decrease as a percentage of revenue was primarily due to revenues increasing at a faster rate than the increase in research and development expenses.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $1.8 million for 1996 from $1.4 million for 1995, but decreased as a percentage of total revenue to 9.9% from 11.3% for 1996 and 1995, respectively. General and administrative expenses increased primarily due to increased headcount and the costs of being a public company. The decrease as a percentage of revenue was due to revenues increasing at a faster rate than the increase in general and administrative expenses. TMA expects general and administrative expenses will continue to decrease as a percentage of revenue.

    OTHER INCOME (EXPENSE), NET

    Other income was $568,000 and $192,000 for 1996 and 1995, respectively. Other expense was $129,000 and $143,000 for 1996 and 1995, respectively. The increase in other income was due to the interest earned on proceeds received from TMA's initial public offering.

    PROVISION FOR INCOME TAX

    Provision for income tax consists primarily of federal income taxes, state taxes and international withholding taxes. TMA's effective rate of taxation was 43.6% for 1996 and 40.3% for 1995. Because TMA generates a significant portion of its total revenue from international sales that require the withholding of foreign tax, it has not been able to utilize all of its available tax credits. Accordingly, TMA has generated significant tax credit carryforwards. Given the uncertainty over ultimate utilization of these credits, they have not been fully benefited in the tax provision, which has resulted in an effective rate of taxation in excess of the U.S. statutory rate. TMA expects its effective tax rate to decline in 1997 as it begins to utilize its foreign tax credits.

YEARS ENDED DECEMBER 31, 1995 AND 1994

    REVENUE

    Total revenue increased 4.3% to $12.6 million for the year ending December 31, 1995 from $12.1 million for the year ending December 31, 1994. International sales were $9.1 million and $7.8 million for 1995 and 1994, respectively, representing 72.2% and 64.6% of total revenue for the respective periods. The increase in both total and international revenue was due primarily to higher unit sales in Japan and other parts of the world that more than offset a decrease in sales in Korea and in North America.

    License revenue increased 4.9% to $8.8 million for 1995 from $8.4 million for 1994. The increase in license revenue was primarily due to additional licensing of TMA's process simulation and device simulation products.

    Maintenance and other revenue increased 81.6% to $3.5 million for 1995 from $1.9 million for 1994. The increase in maintenance and other revenue was primarily due to the continuation of renewals of maintenance contracts and the sales of additional licenses to existing and new customers.

    Revenue from funded development contracts decreased to $353,000 in 1995 from $1.8 million in 1994 as TMA deliberately reduced its participation in funded development programs in 1995.

    COST OF REVENUE

    Cost of license revenue as a percent of license revenue decreased to 5.5% for 1995 from 7.5% of license revenue for 1994, primarily as a result of TMA's selling a higher percentage of non-royalty products. Cost of maintenance and other revenue as a percent of maintenance and other revenue increased to 19.4% for 1995 from 17.9% for 1994, as TMA put more resources in its sales support operations. Cost of funded development revenue decreased to $268,000 in 1995 from $1.6 million in 1994, as TMA made a strategic decision not to pursue additional funded development projects in order to focus its resources on increasing product sales.

    OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses remained constant in absolute dollars at $3.5 million, but decreased as a percent of revenue to 27.5% for 1995 from 29.0% for 1994 primarily due to a large decline in commissions on lower sales in Korea that offset an increase in headcount.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased to $4.2 million for 1995 from $2.7 million for 1994 and increased as a percentage of total revenue to 33.2% from 22.4% for 1995 and 1994, respectively. Research and development expenses increased as TMA increased engineering headcount in 1995 by approximately one-third.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $1.4 million for 1995 from $1.0 million for 1994 and increased as a percentage of total revenue to 11.3% from 8.6% for 1995 and 1994, respectively. The increase in general and administrative expenses was primarily due to additional personnel and higher legal and accounting fees.

    OTHER INCOME (EXPENSE), NET

    Other income increased to $192,000 from $32,000 for 1995 and 1994, respectively, due to interest earned on cash balances. Other expense increased to $143,000 from $115,000 for 1995 and 1994, respectively, due to interest paid on notes payable.

    PROVISION FOR INCOME TAX

    Provision for income tax consists primarily of federal income taxes, state taxes and international withholding taxes. TMA's effective rate of taxation was 40.3% for 1995 and 34.4% for 1994. Because TMA generates a significant portion of its total revenue from international sales that require withholding of foreign tax, it has not been able to utilize all of its available tax credits. Accordingly, TMA has generated significant tax credit carryforwards. Given the uncertainty over ultimate utilization of these credits, they have not been benefited in the tax provision, which has resulted in an effective rate of taxation in excess of the U.S. statutory rate.

SELECTED QUARTERLY FINANCIAL DATA

    The following table sets forth certain unaudited quarterly financial data for each of the 11 quarters through the quarter ending September 30, 1997. This unaudited information has been prepared on the same basis as the audited consolidated financial statements contained herein and includes all necessary adjustments (consisting of normal recurring adjustments) that TMA Management believes are necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                    1997 QUARTER ENDED                     1996 QUARTER ENDED
                                              -------------------------------  ------------------------------------------
                                               SEP 30     JUNE 30    MAR 31     DEC 31     SEP 30     JUN 30     MAR 31
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Total product revenue.....................  $   3,459  $   5,264  $   5,055  $   5,055  $   4,735  $   4,098  $   3,683
  Funded development........................     --         --         --             79         82        146         81
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenue...........................      3,459      5,264      5,055      5,134      4,817      4,244      3,764
Gross profit................................      2,583      4,490      4,269      4,190      3,978      3,579      3,088
Income (loss) from operations...............     (2,127)       506        417        502        616        362        252
Net income (loss)...........................  $  (1,000) $     560  $     509  $     632  $     298  $     174  $     120
Net income (loss) per share.................  $   (0.13) $    0.07  $    0.06  $    0.08  $    0.05  $    0.03  $    0.02
Weighted average common and common
  equivalent shares.........................      7,820      8,222      8,480      8,412      5,521      5,426      5,510

                                                                                         1995 QUARTER ENDED
                                                                             ------------------------------------------
                                                                              DEC 31     SEP 30     JUN 30     MAR 31
                                                                             ---------  ---------  ---------  ---------
Revenue:
  Total product revenue....................................................  $   3,888  $   2,845  $   3,171  $   2,336
  Funded development.......................................................        249         30         74     --
                                                                             ---------  ---------  ---------  ---------
    Total revenue..........................................................      4,137      2,875      3,245      2,336
Gross profit...............................................................      3,654      2,572      2,874      2,068
Income from operations.....................................................        857        382        502        357
Net income.................................................................  $     526  $     248  $     310  $     198
Net income per share.......................................................  $    0.09  $    0.04  $    0.06  $    0.04
Weighted average common and common equivalent shares.......................      5,744      5,570      5,314      5,403

    TMA's operating results have varied in the past, and may vary significantly in the future, depending on factors such as size and timing of significant customer orders, timing and levels of operating expenses, increased competition, timing of new product announcements and releases by TMA and its competitors, market acceptance of new and enhanced versions of TMA's products, gain or loss of significant customers, distributors or sales representatives, renewal rates of maintenance contracts, pricing changes by TMA or its competitors, personnel changes, and economic conditions in general and in the semiconductor industry specifically. Any unfavorable change in these or other factors could have a material adverse effect on TMA's operating results.

    In particular, revenue and operating results depend on the volume and timing of orders received during the quarter. A significant portion of TMA's revenue in each period results from licenses entered into during that period, and TMA historically has operated with little order backlog. There can be no assurance that TMA will attain a significant backlog in the future. TMA's expense levels are relatively fixed and are based, in part, on expectations regarding future revenue. Furthermore, TMA often recognizes a substantial portion of its license revenue in the last month or even weeks of a quarter, and, therefore its net income, if any, may be disproportionately affected by a reduction in revenue because only a small portion of TMA's expenses vary with its revenue. Because of the relatively large dollar size of TMA's typical software license, any delay in the closing of a transaction may have a significant impact on TMA's operating results for a particular period.

    In addition, TMA's revenue and results of operations have been and may continue to be affected by seasonal trends, which may result in higher revenue in certain periods due to customers' purchasing and budgetary practices. There can be no assurance that seasonal trends in customer purchasing will not materially adversely affect TMA's results of operations in future periods. Consequently, operating results in any period should not be considered indicative of the results to be expected for any future period.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, TMA has financed its operations through private sales of equity securities and with cash generated from operations. During 1996, approximately, $31.0 million in cash, net of expenses, was raised through the Company's initial public offering.

    For the nine months ended September 30, 1997, the Company generated $564,000 in cash for operating activities. The funds resulted primarily from net income and an increase in accrued liabilities and deferred revenue, offset by an increse in accounts receivable. Net cash provided by operating activities was $2.3 million for 1996 which resulted primarily from net income and an increase in deferred revenue. Cash used in investing activities was $8.7 million and $2.1 million for the nine months ended September 30, 1997 and 1996, respectively, which resulted primarily from net purchases of short-term investments and capital equipment.

    As of September 30, 1997, TMA had working capital of $34.3 million and cash and equivalents and short-term investments of $34.6 million. As of September 30, 1997, TMA had no bank indebtedness and no long-term commitments other than operating lease obligations. TMA expects to spend approximately $1.0 million on capital items in the next 12 months. TMA believes that the existing cash and cash equivalents, short-term investments and funds generated from operations will provide TMA with sufficient funds to finance its operations for at least the next 12 months. TMA may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private financing or from other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to TMA or its shareholders.

                                  TMA BUSINESS

OVERVIEW

    TMA is a leading provider of physical simulation software to support integrated circuit design and manufacturing. TMA's TCAD software enables customers to design next-generation ICs with a focus not only on performance but also on manufacturability and reliability early in the design process. The migration to deep submicron (less than 0.5 micron) and other leading edge technologies has resulted in the emergence of a new set of design problems not adequately addressed by traditional EDA tools. TMA's software allows designers to model on-chip physical devices, such as transistors and interconnect structures, at a detailed level and to analyze various effects related to semiconductor physics. Through the use of TMA's software, semiconductor companies are able to reduce the need to manufacture costly and time-consuming experimental wafers to test new technology designs and accurately predict circuit performance. This allows customers to evaluate a broader range of technologies in the production of more innovative products with higher yields while reducing time-to-market. TMA sells to more than 240 commercial customers in 19 countries.

    On August 29, 1997, TMA completed the acquisition of Precim Corporation ("Precim"). Precim is located in Portland, Oregon, and develops computer automated products for optimizing the performance and quality of semiconductor tooling (pattern transfer) activities in wafer fabrication. In connection with the acquisition of Precim, which was in the form of merger accounted for as a pooling-of-interests, TMA issued 387,000 shares of TMA Common Stock to the shareholders of Precim.

PRODUCTS AND SERVICES

    TMA provides a suite of software products for physical simulation of IC technology, consisting of six product categories: process simulation, topography simulation, device simulation, technology characterization, simulation environment and application-specific solutions. Process and device simulation products accounted for more than 70% of TMA's total revenue for 1996. TMA's products are designed to be used as stand-alone tools or as part of an integrated system. An initial set of tools licensed by a new customer might include TMA WorkBench, TSUPREM-4 and Medici. This set of products would typically be priced at $100,000 to $200,000 depending on the number of copies licensed and the computer platform upon which they are installed. TMA's software products are available for use on a variety of UNIX-based engineering workstations.

             CATEGORY                    TMA PRODUCT                            APPLICATION
----------------------------------  ---------------------  ------------------------------------------------------
Process Simulation                  TSUPREM-4              Simulate ion implantation, diffusion and oxidation
Topography Simulation               DEPICT                 Simulate photolithography
                                    TERRAIN                Simulate deposition and etch
                                    PROTEUS                Optical proximity correction
Device Simulation                   MEDICI                 Simulate electrical behavior of 2D device structures
                                    DAVINCI                Simulate electrical behavior of 3D device structures
Technology Characterization         RAPHAEL                Extract models for multilayer interconnect structures
                                    AURORA                 Extract transistor models
Simulation Environment              TMA WORKBENCH          Integrated system for simulation control and data
                                                           management
                                    TMA VISUAL             Analyze data graphically
                                    TMA LAYOUT             Graphical interface to layout
                                    DFM WORKBENCH          Design for manufacturability for yield optimization
Application-Specific Solutions      LIQUID                 Design system for active matrix liquid crystal
                                                           displays (LCDs)

    TMA has also recently begun to provide dedicated engineering personnel to strategic customers to assist them in improving operational efficiency. For this purpose, TMA maintains a staff of experienced IC technologists that are assigned as consultants to the customer's development or design staff. Contracted projects are priced at a negotiated fixed fee and provide both direct revenue contributions to TMA and indirect revenue contributions by encouraging additional licensing of TMA's software.

TECHNOLOGY

    TMA's technical expertise includes semiconductor process and device physics, algorithms for solving the equations that describe such physics and modern software techniques for developing simulation systems. TMA's products reduce complex semiconductor technology physics to efficient physical models. TMA has developed proprietary methods for fine-tuning these models so that they predict accurately the unique characteristics of a given IC manufacturer's technology. TMA has also derived efficient solution algorithms to enhance the performance and stability of its products. TMA uses state-of-the-art programming methods, including object-oriented techniques, in software development to provide IC manufacturers with software solutions to semiconductor technology-related problems in IC design and manufacturing.

    TMA's products enable engineers to consider performance, manufacturability and reliability in the initial technology design. TMA has designed its TCAD software to allow IC design teams to meet nominal performance, reliability and yield objectives simultaneously. In this process, the engineer chooses a technology design which produces devices that not only conform to performance specifications, but also are as tolerant as possible to manufacturing variations. Subsequently, the engineer uses Monte Carlo sampling to obtain "worst case" technology models. These models define the fastest and slowest device performance that can be expected as a result of manufacturing variations, and are provided to circuit designers so that variations in final IC product performance can be predicted. By using TMA's products, IC manufacturers can understand technology implications on new IC products earlier and make the corrections necessary to produce higher yielding products.

    The technology models that TMA products generate are typically used by traditional EDA tools during full circuit design. These models provide the link between the physical design and the underlying technology, and include interconnect models that define the parasitic electrical characteristics of metalization technology and transistor models that define the electrical performance of the active elements comprising the IC. As deep submicron designs become more pervasive, the electrical impact of interconnect has become a greater concern. This has created the current interest in signal integrity analysis and the market success of the EDA tools that address layout parasitic extraction and timing simulation. The technology models generated by TMA's products provide the accuracy that facilitates the use of these more traditional EDA tools in the deep submicron realm.

CUSTOMERS

    TMA sells to more than 240 commercial customers in 19 countries. Substantially all of TMA's customers come from three segments of the semiconductor industry: IC manufacturers, equipment manufacturers and fabless companies. To date, a significant majority of TMA's total revenue has been derived from IC manufacturers.

SALES AND MARKETING

    TMA markets its software and services worldwide. In North America and Europe, TMA uses a direct sales force of nine people to reach customers from its headquarters in Sunnyvale, California, and its sales offices in Boston, Portland, Austin, London, England and Milan, Italy. In Asia, TMA markets its products and services primarily through a distributor and sales representatives. In Japan, TMA has established a mutually exclusive distributorship with Innotech Corporation ("Innotech"), which has seven people dedicated to licensing and supporting TMA's products in Japan. TMA's distribution agreement with

Innotech renews automatically for one-year terms unless terminated by 90 days written notice prior to expiration of a renewal period. There can be no assurance that such agreement will not be terminated or that Innotech will continue to serve as TMA's distributor, particularly in light of the fact that Cadence, a competitor of Avant!, holds a minority interest. There can be no assurance that Innotech will continue to serve as a distributor of TMA product licenses to customers in Japan following the Merger in view of Cadence's pending litigation with Avant! In each of Korea, Taiwan and Singapore, TMA's sales are made through a local sales representative with geographic exclusivity. TMA's sales channels, both direct and indirect, are also supported by field application engineers trained by TMA.

    In the nine months ended September 30, 1997 and 1996, 1995 and 1994, licensing and maintenance of TMA's software products in Asia, primarily Japan, Korea and Taiwan, accounted for approximately 49.7%, 60.0%, 61.5% and 55.9%, respectively, of TMA's total revenue. Sales of TMA's product licenses to customers in Japan are made exclusively through a single distributor, Innotech. In the nine months ended September 30, 1997 and 1996, 1995 and 1994, sales through this distributor accounted for 26.2%, 22.3%, 35.8% and 19.4%, respectively, of TMA's total revenue. In Korea, licenses to customers are made through a single independent sales representative, C&G Technology, Inc. ("C&G"), however TMA has terminated this relationship with C&G and will distribute products directly in Korea. Revenue from sales in Korea made up approximately 13.7%, 30.3%, 15.4% and 32.5% of TMA's total revenue in the nine months ended September 30, 1997, and 1996, 1995 and 1994, respectively. Sales to customers in Taiwan, which made up approximately 9.8%, 7.4%, 10.2% and 4.0% of TMA's total revenue in the nine months ended September 30, 1997 and 1996, 1995 and 1994, respectively, were also carried out through a single independent sales representative, Business Technology, Inc. ("BTI"). TMA's agreement with BTI renews automatically every year but may be terminated if either party gives notice 90 days prior to the expiration of a renewal period.

    In addition to its direct and indirect sales channels, TMA utilizes advertising, newsletters, direct mailing and public relations programs, participates in numerous industry trade shows and organizes seminars and conferences to promote the adoption of its products and services.

RESEARCH AND DEVELOPMENT

    TMA believes that its future success will depend in part on its ability to maintain and improve its current technologies, enhance its existing products and develop new products that meet an expanding range of customer requirements. The research and development process at TMA is focused on working closely with customers to solve their technology problems, especially those related to next generation IC technology development and design for manufacturability. TMA has introduced two products for the TCAD market in 1996 and a third, DFM WorkBench, in February 1997. TMA strives to offer regular updates of its product offerings and intends to expand its existing product offerings in the future. TMA's products run in most UNIX-based environments. TMA intends to develop versions that will run on additional platforms as market requirements dictate. Recently, TMA began to rearchitect certain of its products to provide for next generation capabilities.

    In the past, TMA has developed products through efforts with, or acquired technology from, IBM, Philips Research Labs, Plessey, Hewlett-Packard Co., Texas Instruments Inc. and Stanford University that resulted in the licensing of code and, in some cases, the payment of royalties by TMA. TMA also has informal arrangements with other EDA companies, such as Avant!, Cadence Design Systems, Inc., Epic Design Technology, Inc., Frequency Technology, Inc. and Mentor Graphics Corp. to link certain synergistic products in order to create a solution for IC physical design. In the future, TMA may license or acquire technology or products from third parties or consultants.

    As of September 30, 1997, TMA's engineering group consisted of 33 full-time employees, 20 of whom had Ph.D. degrees and 11 of whom had M.S. degrees. TMA seeks to hire experts in the fields of semiconductor physics, electrical engineering, mathematics and software development. Such highly skilled individuals are difficult to find, and there is no assurance that TMA will be able to hire and retain sufficient technological personnel in the future. For the nine months ended September 30, 1997 and for 1996, 1995 and 1994, research and development expenses were $5.3 million, $5.0 million, $4.2 million and $2.7 million, respectively. To date, all software development costs have been expensed as incurred. TMA anticipates that it will continue to commit substantial resources to research and development in the future.

    The EDA industry is characterized by rapid technological change, frequent new product introductions and enhancements of existing products, evolving industry standards and rapidly changing customer requirements. TMA must meet the challenges of the EDA industry by introducing new products and product enhancements, and must continue to address customers' current and future needs in a timely manner. There can be no assurance that TMA will succeed in developing and marketing new products or product enhancements or that TMA will not experience difficulties that could delay or prevent the development, the introduction or the marketing of these products. Additionally, there can be no assurance that TMA's new products and product enhancements will sufficiently meet the requirements of the marketplace, will be of acceptable quality, or will achieve market acceptance or that the introduction of new products or new industry standards will not render existing products obsolete and unmarketable. In order to meet changing market demands, TMA may need to increase the size and expertise of its product development staff in order to address technological and product development challenges. There can be no assurance that TMA will be able to hire personnel who adequately understand the product development needs of an evolving industry. An inability of TMA to respond to changing market conditions, address customer requirements or develop and introduce products in a timely manner will materially and adversely affect TMA's business, operating results and financial condition.

COMPETITION

    The historical competition for TCAD products has come from design automation or research and development groups working within established IC manufacturing companies. These companies, some of which are customers of TMA, have access to significantly greater financial resources than TMA and may be able to develop their own simulation tools, thus reducing their reliance upon products from independent companies. Established IC manufacturers or design companies may also elect in the future to market their internally developed products and compete directly with TMA for other customers. If these or other established companies enter the market, competitive pressures could intensify due to their significantly greater financial, technical and marketing resources, as well as the name recognition that these companies possess. The principal competitive factors affecting this market are accuracy, functionality, technical competence of engineering staff, reliability, price, tool integration and ease of use. TMA believes it competes favorably with respect to such factors.

    In addition, Silvaco International, Inc. ("Silvaco") and one other small private company offer products that compete with a number of TMA's products. Other companies offer a single product that competes with one of TMA's products. Because these competitors are private companies for which little public information is available, TMA can only estimate their size and market penetration. TMA has experienced pricing pressures in the past, and increased competition from current competitors or new market entrants could result in additional price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on TMA's business, operating results and financial condition. In addition, it is possible that large, well-established EDA companies may acquire the technology of one or more of TMA's private competitors to gain access to the markets in which TMA competes. With significantly more financial resources than TMA and large existing customer bases, these potential competitors could increase the competition faced by TMA. Because of the changing nature of the EDA and TCAD markets and actual and potential competition, there can be no assurance that TMA will be able to maintain its market share or that its competitors will not increase their market share of the TCAD market. See "Risk Factors--Competition."

    There can be no assurance that TMA's current or potential competitors will not develop products comparable or superior to those developed by TMA or that they will not adapt more quickly than TMA to new technologies. New competition and potential alliances could emerge and rapidly acquire a significant market share, which could have a material adverse effect on TMA's business, operating results and financial condition.

PROPRIETARY RIGHTS

    TMA licenses from third parties software code that has been incorporated into certain of TMA's products. Such licenses contain provisions that could lead to termination upon TMA's breach or abandonment. Any such termination could have a material adverse effect upon TMA's business, operating results and financial condition.

    TMA relies primarily on a combination of trade secrets, copyright and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights in its software products. TMA licenses its software pursuant to signed license agreements that impose certain restrictions on licensees' abilities to utilize the software. TMA also ships its software to all customers with a security device. TMA does not license or release the source code for its proprietary software to its customers, except in connection with joint development agreements. TMA also generally enters into proprietary information and confidentiality agreements with its employees, consultants and distributors to limit access to, and distribution of, its source code, documentation and other proprietary information. TMA currently has no patents or patent applications pending.

    Despite TMA's efforts to protect its proprietary rights, there can be no assurance that a third party will not copy or otherwise obtain and use TMA's products or technology without authorization, or develop similar or superior technology independently. Policing unauthorized use of TMA's products is difficult, and, while TMA is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect TMA's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that TMA's means of protecting its proprietary rights will be adequate.

    Although TMA believes its products do not infringe on the proprietary rights of third parties, there can be no assurance that infringement claims will not be asserted against TMA in the future and that any such claims will not require TMA to enter into costly litigation. Irrespective of the validity or the successful assertion of such claims, any such claims or any such litigation could result in significant diversions of effort by TMA's technical and management personnel, as well as significant costs incurred by TMA with respect to the defense thereof, and could have a material adverse effect on TMA's business, operating results and financial condition. In addition, if any claims or actions are asserted against TMA, TMA may choose to, or be required to, obtain a license under a third party's intellectual property rights. There can be no assurance that under such circumstances a license would be available upon reasonable terms if, at all. See "Risk Factors--Limitations on Protection of Intellectual Property and Proprietary Rights."

EMPLOYEES

    As of September 30, 1997, TMA employed 96 full-time persons, including 24 in sales, presales technical support, marketing and related activities, 57 in research and development, including operations support, 5 in the professional services group and 10 in management, administration and finance. None of TMA's employees is represented by a labor union or is the subject of a collective bargaining agreement with respect to his or her employment by TMA. TMA has never experienced a work stoppage and believes that its employee relations are good.

    TMA's success depends to a significant extent upon a number of key technical and management employees. The loss of the services of any of TMA's key employees could have a material adverse effect on TMA. TMA's success also depends in large part on its continued ability to attract and retain highly skilled technical, managerial, sales and marketing personnel with significant experience in semiconductor physics, electrical engineering, mathematics and software engineering. In the current employment climate in the Silicon Valley, competition for such personnel is particularly intense.

PROPERTIES

    TMA's principal administrative, sales, marketing, support and product development facility is located in approximately 32,000 square feet of space in Sunnyvale, California. The lease on this office space expires in February 2001, and TMA has a one-time option to extend the lease term for an additional three years. TMA also leases or subleases small offices in Boston, Portland, Austin, England and Italy. TMA continues to pay rent in connection with the lease agreement related to its previous headquarters in Palo Alto, California which it is currently subleasing to a third party through May 1998, when TMA's lease expires. See Note 7 of Notes to TMA Audited Consolidated Financial Statements. TMA believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDING

    On October 14, 1997, Microunity Systems Engineering, Inc. filed an action against Precim in the United States District Court for the Northern District of California. The complaint alleges that certain Precim software products infringe two patents and seeks an unspecified amount of damages, plus costs and attorneys fees and also seeks to enjoin further infringement of these patents. This complaint has not yet been served, therefore TMA is unable to ascertain the effect, if any, that this complaint will have on TMA's business, operating results and financial condition.

              CHANGES IN AND DISAGREEMENTS WITH TMA'S ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

    In September 1995, the Board of Directors authorized TMA to retain Arthur Andersen LLP as its independent public accountants and to dismiss its former accountants, KPMG Peat Marwick LLP. The report of KPMG Peat Marwick LLP for the year ended December 31, 1994 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the year ended December 31, 1994 and through the date of replacement, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        STOCK OWNERSHIP OF TMA MANAGEMENT AND PRINCIPAL TMA SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of TMA's Common Stock as of December 1, 1997 as to (a) each person who is known by TMA to own beneficially more than 5% of the outstanding shares of TMA Common Stock, (b) each director of TMA, (c) the President and Chief Executive Officer of TMA and each of the TMA Named Executive Officers (as defined below) and (d) all directors and executive officers of TMA as a group.

                                                                                      SHARES BENEFICIALLY
                                                                                         OWNED (1)(2)
                                                                                    -----------------------
NAME                                                                                  NUMBER      PERCENT
----------------------------------------------------------------------------------  ----------  -----------
William E. Drobish
  Star Ventures, L.P. (3).........................................................     800,000        9.9%
Roy E. Jewell (4).................................................................     730,777        9.0
Robert W. Dutton (5)..............................................................     730,000        9.0
Interactive Research, Inc. (6)....................................................     517,500        6.4
Warburg Pincus Counselors, Inc. (7)...............................................     498,000        6.1
Van Wagoner Capital, Inc. (8).....................................................     430,500        5.3
Jue-Hsien Chern (9)...............................................................     161,927        2.0
Lung Chu (10).....................................................................      78,634        1.0
David M. Lee (11).................................................................      64,200       *
Louis A. Delmonico (12)...........................................................      35,000       *
Ronald A. Rohrer (13).............................................................      29,000       *
All executive officers and directors as a group
  (10 persons) (14)...............................................................   2,733,999       33.2

------------------------

 *  Less than 1%

 (1) Applicable percentage of ownership is based on shares of TMA Common Stock outstanding as of December 1, 1997 together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"), and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after December 1, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (2) This table is based upon information supplied by officers, directors and principal shareholders and filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, TMA believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

 (3) Dr. Drobish, a director of TMA, is a General Partner of Star Ventures, L.P. ("Star"), the record owner of the shares. Dr. Drobish's wife is the other General Partner of Star. The address of Dr. and Mrs. Drobish and Star is c/o Technology Modeling Associates, 595 Lawrence Expressway, Sunnyvale, CA 94086.

 (4) Mr. Jewell is President, Chief Executive Officer and Chairman of the Board of TMA. Mr. Jewell's address is c/o Technology Modeling Associates, 595 Lawrence Expressway, Sunnyvale, CA 94086.

 (5) Includes 72,860 shares held by trust of which Mr. Dutton has beneficial control. Dr. Dutton is a director of TMA. His address is c/o Technology Modeling Associates, 595 Lawrence Expressway, Sunnyvale, CA 94086.

 (6) Based on the filing of Interactive Research, Inc. ("Interactive") on file with the SEC as of December 1, 1997. The address of Interactive is 101 Park Center Plaza, San Jose, California 95113.

 (7) Based on the filing of Warburg Pincus Counselors, Inc. ("Warburg") on file with the SEC as of December 1, 1997. The address of Warburg is 466 Lexington Ave., 10th Floor, New York, New York 10017.

 (8) Based on the filing of Van Wagoner Capital, Inc. on file with the SEC as of December 1, 1997. The address of Van Wagoner Capital, Inc. is 345 California St., Suite 2450, San Francisco, California 94104.

 (9) Includes 40,300 shares subject to TMA's right of first refusal and right of repurchase at the original purchase price as of March 31, 1997 and 35,000 shares subject to options exercisable within 60 days of December 1, 1997. Dr. Chern is TMA's Vice President, Engineering and Chief Technical Officer.

(10) Includes 21,038 shares subject to TMA's right of first refusal and right of repurchase at the original purchase price as of August 31, 1997 and 40,000 shares subject to options exercisable within 60 days of December 1, 1997. Mr. Chu is TMA's Vice President, Strategic Alliances and Business Development.

(11) Includes 2,600 shares subject to options exercisable within 60 days of December 1, 1997. Mr. Lee is TMA's Vice President, Operations.

(12) Includes 15,000 shares subject to TMA's right of first refusal and right of repurchase at the original purchase price as of August 31, 1997 and 15,000 shares subject to options exercisable within 60 days of December 1, 1997. Dr. Delmonico is a director of TMA.

(13) Includes 15,000 shares subject to TMA's right of first refusal and right of repurchase at the original purchase price as of August 31, 1997 and 11,000 shares subject to options exercisable within 60 days of December 1, 1997. Dr. Rohrer is a director of TMA.

(14) Includes an additional 104,461 shares of which 47,964 shares are subject to TMA's right of first refusal and right of repurchase at the original purchase price as of August 31, 1997 and 104,850 shares subject to options exercisable within 60 days of December 1, 1997, held by executive officers not otherwise listed in this table.

                                 TMA MANAGEMENT

    The following table sets forth information as of August 31, 1997 regarding the directors and executive officers of TMA who will become officers of TMA, a wholly-owned subsidiary of Avant! upon consummation of the Merger (the "TMA Named Executive Officers"). Each of the current executive officers and employees of TMA will be employed with TMA, a wholly-owned subsidiary of Avant! following the Merger.

NAME                              AGE                                CURRENT POSITION WITH TMA
----------------------------      ---      -----------------------------------------------------------------------------
Roy E. Jewell...............          42   President, Chief Executive Officer and Chairman of the Board of the Company

Bennet L. Weintraub.........          43   Vice President, Finance and Administration and Chief Financial Officer

Jue-Hsien Chern.............          43   Vice President, Engineering and Chief Technical Officer

Lung Chu....................          45   Vice President, Strategic Alliances and Business Development

David M. Lee................          51   Vice President, Operations

Milan G. Lazich.............          36   Director of Marketing

    ROY E. JEWELL has been President and Chief Executive Officer of TMA since July 1992 and Chairman of the Board of TMA since May 1993. He began his employment with TMA in June 1988 as a product marketing engineer, and from May 1991 to July 1992, he was Vice President of Marketing and Sales of TMA. Mr. Jewell received his B.S. and M.A. in Physics from the University of South Florida and his M.S. in Management and Administration Science from the University of Texas, Dallas.

    BENNET L. WEINTRAUB has been Vice President, Finance and Administration and Chief Financial Officer of TMA since March 1996. From September 1993 to February 1996, he was the Director of Finance for Metra Biosystems Inc., a developer of medical diagnostic tools. From September 1987 to September 1993, Mr. Weintraub was the Controller of Advanced Polymer Systems Inc., a developer of drug delivery technology. Mr. Weintraub received his B.A. in Mathematical Economics from Pomona College and his M.B.A. from Harvard University. Mr. Weintraub is a Certified Public Accountant.

    JUE-HSIEN CHERN has been Vice President, Engineering of TMA since August 1994 and Chief Technical Officer since January 1997. From February 1989 to July 1994, he was Branch Manager, TCAD Branch, for Texas Instruments Inc., a manufacturer of electronic components and systems. Dr. Chern received his B.S. and M.S. in Civil Engineering from National Taiwan University and his Ph.D. in Civil Engineering from the State University of New York, Buffalo.

    LUNG CHU has been Vice President, Strategic Alliances and Business Development, of TMA since December 1995. From October 1991 to December 1995, Mr. Chu was the Director of the Services Program Office, Japan and Director of Technology Partnership for Cadence Design Systems, Inc., a developer of design automation software. From July 1986 to October 1991, he was the Manager, Corporate CAD, at Apple Computer, Inc. Mr. Chu received his B.S. in Mechanical Engineering from National Taiwan University, his M.S. in Engineering from Case Western Reserve University and his M.S. in Electrical Engineering and Computer Science and his M.B.A. from San Jose State University.

    DAVID M. LEE has been Vice President, Operations, of TMA since March 1996. From March 1995 to March 1996, Mr. Lee was TMA's Director of Operations and from May 1990 to March 1995, he was TMA's Manager of Operations. Mr. Lee received his B.S. in Electrical Engineering from the University of Texas.

    MILAN G. LAZICH has been Director of Marketing of TMA since March 1996. From January 1992 to March 1996, Mr. Lazich was the Marketing Manager of TMA, and, from June 1989 to January 1992, he was a Marketing Analyst of TMA. Mr. Lazich received his B.A. in Economics from the University of California, Los Angeles and his M.B.A. from Santa Clara University.

                    CERTAIN INFORMATION WITH RESPECT TO TMA

                              SUMMARY OF TMA PLANS

    Below is a summary of the principal provisions of TMA's 1996 Equity Incentive Plan, 1996 Directors Stock Option Plan and TMA ESPP. There is no need for shareholder approval of these plans at the TMA Special Meeting, and none is being sought. These summaries are provided to inform TMA shareholders and Avant! stockholders of the TMA Plans and are qualified in their entirety by reference to the full text of such plans. At the Effective Time, each of the TMA Plans will be assumed by Avant! as described below.

SUMMARY OF THE 1996 EQUITY INCENTIVE PLAN

    EQUITY INCENTIVE PLAN HISTORY

    The TMA Board adopted, and the shareholders approved, TMA's 1996 Equity Incentive Plan (the "Incentive Plan") in July 1996. The purpose of the Incentive Plan is to provide incentives to attract, retain and motivate qualified employees, officers, directors, consultants, independent contractors and advisors whose present and potential contributions are important to the success of TMA, by offering them an opportunity to participate in TMA's future performance through awards of stock options, restricted stock and stock bonuses.

    SHARES SUBJECT TO THE INCENTIVE PLAN

    The stock subject to issuance under the Incentive Plan consists of shares of TMA's authorized but unissued Common Stock. The number of shares currently reserved for issuance under the Incentive Plan is 1,500,000 shares. If any option granted pursuant to the Incentive Plan or TMA's 1989 Stock Option Plan or 1995 Stock Option Plan (both of which were terminated on September 19, 1996) expires or terminates for any reason without being exercised in whole or in part, or any award granted pursuant to the Incentive Plan terminates without shares being issued, or any award is forfeited or repurchased by TMA at the original purchase price, the shares released from such award will again become available for grant and purchase under the Incentive Plan, however, after the Effective Time, Avant! does not intend to issue any options under the Incentive Plan. The number of shares reserved for issuance under the Incentive Plan is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

    ADMINISTRATION

    The Incentive Plan is administered by the Compensation Committee (the "Committee"), the members of which are appointed by the TMA Board. The Committee currently consists of directors Delmonico, Dutton and Rohrer, each of whom are "Non-Employee Directors," as that term is defined in the Exchange Act, and "outside directors," as that term is defined pursuant to Section 162(m) of the Code.

    Subject to the terms of the Incentive Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of each such award. The Committee has the authority to construe and interpret any of the provisions of the Incentive Plan or any awards granted thereunder. Members of the Compensation Committee are not eligible to receive awards under the Incentive Plan. Subsequent to the Effective Time, the Incentive Plan will be administered by the Compensation Committee of the Avant! Board.

    ELIGIBILITY

    Employees, officers, directors, consultants, independent contractors and advisors of TMA (and of any parent or subsidiaries) are eligible to receive awards under the Incentive Plan. No person who receives an award under the Incentive Plan (a "Participant") is eligible to receive more than 500,000 shares of Common Stock in any calendar year under the Incentive Plan, other than new employees of TMA (including directors and officers who are also new employees) who are eligible to receive up to a maximum of 800,000 shares of Common Stock in the calendar year in which they commence their employment with the Company. As of September 30, 1997, approximately 89 people were eligible to participate in the Incentive Plan.

    STOCK OPTIONS

    The Incentive Plan permits the granting of options that are intended to qualify either as Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("NQSOs"). ISOs may be granted only to employees (including officers and directors who are also employees) of TMA or any parent or subsidiary of TMA. After the Effective Time, Avant! does not intend to issue any additional options under the Incentive Plan.

    The option exercise price for each ISO share must be no less than 100% of the "fair market value" (as defined in the Incentive Plan) of a share of Common Stock on the date the ISO is granted. In the case of an ISO granted to a 10% shareholder, the exercise price for each such ISO share must be no less than 110% of the fair market value of a share of Common Stock on the date the ISO is granted. The option exercise price for each NQSO share must be no less than 85% of the fair market value of a share of Common Stock on the date of the grant. To date, TMA has not granted options under the Incentive Plan at less than fair market value.

    The exercise price of options granted under the Incentive Plan may be paid as approved by the Committee at the time of grant: (a) in cash (by check); (b) by cancellation of indebtedness of TMA to the Participant; (c) by surrender of shares of TMA's (or Avant!'s Common Stock subsequent to the Effective Time) Common Stock (owned by the Participant for at least six months if such shares were not obtained by the Participant in the public market) having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (d) by tender of a full recourse promissory note; (e) by waiver of compensation due to or accrued by the Participant for services rendered; (f) by a "same-day sale" commitment from the Participant and a National Association of Securities Dealers, Inc. ("NASD") broker; (g) by a "margin" commitment from the Participant and a NASD broker; or (h) by any combination of the foregoing.

    TERMINATION OF OPTIONS

    Options are generally exercisable for a period of ten years. Options granted under the Incentive Plan terminate three months (or such shorter or longer period as determined by the Committee not exceeding five years) after the Participant ceases to be employed or retained by TMA unless the termination of employment is due to disability or death, in which case the option may, but need not, provide that it may be exercised at any time within 12 months of termination to the extent the option was exercisable on the date of termination. If a Participant is determined by the TMA Board to have committed an act of theft, embezzlement, fraud, dishonesty or breach of fiduciary duty to TMA (or its Parent or subsidiaries), such Participant's options will terminate on the date such Participant ceases to be employed or retained by TMA. In no event will an option be exercisable after the expiration date of the option.

    RESTRICTED STOCK AWARDS

    The Committee may grant Participants restricted stock awards to purchase stock either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Committee may determine. The purchase price for such awards must be no less than 85% of the fair market value of TMA's Common Stock on the date of the award (and in the case of an award granted to a 10% shareholder, the purchase price shall be 100% of the fair market value) and can be paid for in any of the forms of consideration listed in items (a) through (e) in "Stock Options" above, as are approved by the Committee at the time of grant. To date, TMA has not granted any restricted stock awards. After the Effective Time, Avant! does not intend to grant any restricted stock awards.

    STOCK BONUS AWARDS

    The Committee may grant Participants stock bonus awards either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Committee may determine. To date, TMA has not granted any stock bonus awards. After the Effective Time, Avant! does not intend to grant any stock bonus awards.

    MERGERS, CONSOLIDATION, CHANGE OF CONTROL

    In the event of a merger, consolidation, dissolution or liquidation of TMA, the sale of substantially all the assets of TMA or any other similar corporate transaction, the successor corporation may assume, convert or replace, or substitute equivalent awards for, awards granted under the Incentive Plan or provide substantially similar consideration, shares or other property as was provided to shareholders of TMA (after taking into account provisions of the awards). In the event that the successor corporation, if any, does not assume or substitute the awards awarded, such awards will expire at the time and upon the conditions as the Board determines.

    At the Effective Time, the Incentive Plan and each outstanding option to purchase shares of TMA Common Stock under the Incentive Plan, whether vested or unvested, will be assumed by Avant! Each such option so assumed by Avant! will continue to have, and be subject to, the same terms and conditions set forth in the Plan and the documents governing the outstanding options immediately prior to the Effective Time, except that (a) such option will be exercisable for that number of whole shares of Avant! Common Stock equal to the product of the number of shares of TMA Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Avant! Common Stock and
(b) the per share exercise price for the shares of Avant! Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of TMA Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

    AMENDMENT OF THE INCENTIVE PLAN

    The TMA Board may at any time amend or terminate the Incentive Plan, including amendment of any form of award agreement or instrument to be executed pursuant to the Incentive Plan. However, the Board may not amend the Incentive Plan in any manner that requires shareholder approval pursuant to the code or the regulations promulgated thereunder with respect to ISO plans, or the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder.

    TERM OF THE INCENTIVE PLAN

    Unless terminated earlier as provided in the Incentive Plan, the Incentive Plan will terminate in July 2006, ten years from the date the Incentive Plan was adopted by the TMA Board.

TMA 1996 DIRECTORS STOCK OPTION PLAN

    DIRECTORS PLAN HISTORY. The TMA Board, adopted, and the TMA shareholders approved, the 1996 Directors Stock Option Plan (the "Directors Plan") in July 1996.

    SHARES SUBJECT TO THE DIRECTORS PLAN

    The shares subject to options under the Directors Plan consists of shares of TMA's authorized but unissued TMA Common Stock. The aggregate number of shares that may be issued pursuant to the Directors Plan is 150,000 shares of TMA Common Stock. In the event that any outstanding option under the Directors Plan expires or is terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such option may again be available for the grant of options under the Directors Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

    ADMINISTRATION

    The Directors Plan is presently administered by the TMA Board. The interpretation by the TMA Board of any of the provisions of the Directors Plan or any option granted under the Directors Plan will be final and conclusive. After the Effective Time, the Directors Plan will be administered by the Compensation Committee of the Avant! Board.

    ELIGIBILITY

    Under the Directors Plan, TMA automatically grants options to each director of the Company who is not an employee of TMA (or of any parent, subsidiary or affiliate of the Company). Directors who are consultants or independent contractors of the Company are eligible to participate in the Directors Plan. As of September 30, 1997, four persons were eligible to receive options under the Directors Plan.

    FORMULA FOR OPTION GRANTS

    Each non-employee director who first becomes a member of the Board after September 19, 1996, the effective date of TMA's initial public offering of its Common Stock (the "Effective Date"), will be automatically granted an option to purchase 15,000 shares of Common Stock under the Directors Plan (the "Initial Grant"). Also, at each annual meeting of shareholders of TMA, each non-employee director will be automatically granted an additional option to purchase 5,000 shares of Common Stock under the Directors Plan (the "Succeeding Grant"), so long as he or she has served continuously as a member of the Board since the date of the prior annual meeting.

    TERMS OF OPTION GRANTS

    The Directors Plan permits the granting of options that are intended to qualify as NQSOs. Each Initial Grant and Succeeding Grant will have a term of ten years, unless terminated earlier due to the non-employee director's termination as a director and consultant of TMA. Each Initial Grant or Succeeding Grant will vest as to 25% of the shares subject to such grant upon the first anniversary of the applicable grant date and as to 2.08% of the shares on the last date of each month following such first anniversary, so long as the non-employee director continuously remains a director or a consultant of TMA.

    The option exercise price will be the "fair market value" (as defined in the Directors Plan) of the TMA Common Stock as of the date of the grant of the option. The option exercise price will be payable in cash (by check) and in a number of other forms of consideration, including fully paid shares of Common Stock owned by the non-employee director for more than six months, by waiver of compensation due or accrued to the non-employee director for services rendered, through a "same day sale," through a "margin commitment," or through any combination of the foregoing.

    No additional options will be granted under the Directors Plan subsequent to the Effective Time.

    MERGERS, CONSOLIDATIONS, CHANGE OF CONTROL

    In the event of a merger or consolidation in which there is a substantial change in the shareholders of TMA, dissolution or liquidation of TMA or any other similar corporate transaction, the vesting of all options granted pursuant to the Directors Plan will accelerate so that all outstanding options will become vested and exercisable in full prior to the consummation of such transaction, and if such options are not exercised prior to the consummation of such event, such options will terminate.

    Upon the Effective Time, the vesting of each outstanding option under the Directors Plan will, by its terms, automatically accelerate. The number of shares of Avant! Common Stock issuable upon exercise as well as the exercise price of outstanding options under the Directors Plan will be adjusted in the same manner as outstanding options under the Incentive Plan.

    AMENDMENT OF THE DIRECTORS PLAN

    The TMA Board, to the extent permitted by law, and with respect to any shares at the time not subject to options, may terminate or amend the Directors Plan; provided, however, that the Board may not, without shareholder approval, increase the total number of shares of Common Stock available for issuance under the Directors Plan or change the class of persons eligible to receive options; and provided further that no amendment may be made to the eligibility and award formula or terms and conditions of options sections of the Directors Plan more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder. In any case, no amendment of the Directors Plan may adversely affect any then outstanding options or any unexercised portions thereof without the written consent of the applicable non-employee director.

    TERM OF THE DIRECTORS PLAN

    Unless terminated earlier in accordance with the provisions of the Directors Plan, the Directors Plan will terminate in July 2006, ten years from the date the Directors Plan was adopted by the Board.

TMA ESPP

    TMA ESPP PLAN HISTORY

    The TMA Board adopted, and the shareholders approved the TMA ESPP in July 1996. In January 1997, the TMA Board made certain technical amendments to the TMA ESPP. Shareholder approval for these amendments was not necessary. The purpose of TMA ESPP is to provide employees of TMA designated by the Board as eligible to participate ("Participating Employees") with a convenient means of acquiring an equity interest in TMA through payroll deductions and to provide an incentive for continued employment.

    SHARES SUBJECT TO TMA ESPP

    An aggregate of 200,000 shares of TMA's Common Stock has been reserved by the TMA Board for issuance under the TMA ESPP.

    ADMINISTRATION

    The TMA ESPP is administered by the Committee. The interpretation or construction by the Committee of any provisions of the TMA ESPP or of any option granted under it will be final and binding on all Participating Employees.

    Subsequent to the Effective Time, the TMA ESPP will be administered by the Compensation Committee of the Avant! Board.

    ELIGIBILITY

    All employees of TMA, or of any of its subsidiaries, are eligible to participate in an Offering Period (as hereinafter defined) under the TMA ESPP except the following:

    (a) employees who are not employed by TMA, or any of its subsidiaries, fifteen days before the beginning of such Offering Period;

    (b) employees who are customarily employed for less than twenty hours per week;

    (c) employees who are customarily employed for less than five months in a calendar year; or

    (d) employees who, together with any other person whose stock would be attributed to such employee pursuant to section 424(d) of the Code, own stock or hold options to purchase stock or who, as a result of participation in the TMA ESPP, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of TMA or any of its subsidiaries.

    (e) individuals who provide services to TMA as independent contractors whether or not reclassified as common law employees, unless the Company withholds or is required to withhold U.S. Federal employment taxes for such individuals pursuant to Section 3402 of the Code.

    As of September 30, 1997, approximately 89 persons were eligible to participate in the TMA ESPP and 56,799 shares had been issued pursuant to the TMA ESPP.

    Each offering of Common Stock under the TMA ESPP is generally for a period of 24 months (the "Offering Period") presently commencing on February 1 and August 1 of each year and ending on January 31 and July 31 of each year. The initial Offering Period commenced on September 20, 1997 and will end on July 31, 1998. Each Offering Period shall consist of four six-month purchase periods (individually, a "Purchase Period") during which payroll deductions of the Participating Employees are accumulated under the TMA ESPP. The first day of each Offering Period is the "Offering Date" for such Offering Period and the last business day of each Purchase Period is the "Purchase Date" for such Purchase Period. A Participating Employee cannot participate simultaneously in more than one Offering Period. The TMA Board has the power to change the duration of Offering Periods or Purchase Periods without shareholder approval provided that the change is announced at least 15 days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected.

    The TMA ESPP and each outstanding TMA Purchase Right will be assumed by Avant! at the Effective Time. The TMA Purchase Rights so assumed by Avant! will continue to be exercisable upon the same terms and conditions applicable to those rights immediately prior to the Effective Time in accordance with the terms of the TMA ESPP, except that each such assumed TMA Purchase Right will be exercisable for shares of Avant! Common Stock for a purchase price described below.

    Participating Employees participate in the TMA ESPP during each Offering Period through payroll deductions. A Participating Employee sets the rate of such payroll deductions, which may not be less than 2% nor more than 15% of the Participating Employee's W-2 compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums, bonuses and draws, unreduced by the amount by which the Participating Employee's salary is reduced pursuant to Sections 125 or 401(k) of the Code, not to exceed $21,250 per any calendar year or such other lower limit as set by the Committee.

    Participating Employees may elect to participate in any Offering Period by enrolling as provided under the terms of the TMA ESPP. Once enrolled, a Participating Employee will automatically participate in each succeeding Offering Period unless the Participating Employee withdraws from the Offering Period or the TMA ESPP is terminated. After the rate of payroll deductions for an Offering Period has been set by a Participating Employee, that rate continues to be effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the Participating Employee is automatically enrolled) unless otherwise changed by the Participating Employee. The Participating Employee may increase or lower the rate of payroll deductions for any subsequent Offering Period, but may only lower the rate of payroll deductions for an ongoing Offering Period. Not more than one change may be made during a single Offering Period.

    No additional TMA Purchase Rights will be granted after the Effective Time.

    PURCHASE PRICE

    The purchase price of shares that may be acquired in any Purchase Period under the TMA ESPP will be 85% of the lesser of: (a) the fair market value of the shares on the Offering Date; or (b) the fair market value of the shares on the Purchase Date. The fair market value of a share of TMA's Common Stock is the closing price of TMA's Common Stock on the Nasdaq National Market on the date of determination as reported in THE WALL STREET JOURNAL, except that the fair market value of a share of TMA's Common Stock on the Offering Date of the first Offering Period was the price per share at which shares of TMA's Common Stock were offered for sale to the public in TMA's initial public offering of shares of its Common Stock pursuant to a registration statement filed with the SEC under the Securities Act.

    Subsequent to the Effective Time, the purchase price of shares of Avant! Common Stock that may be acquired under the assumed TMA ESPP will be equal to eighty-five percent (85%) of the lower of (a) the fair market value per share of the TMA Common Stock on the date the TMA Purchase Right was granted, divided by the Exchange Ratio and rounded up to the nearest whole cent or (b) the fair market value per share of Avant! Common Stock on the date such right is exercised.

    PURCHASE OF STOCK UNDER THE TMA ESPP

    On each Purchase Date, the number of whole shares a Participating Employee will be able to purchase will be determined by dividing the total amount then held in the Participating Employee's account pursuant to the TMA ESPP by the purchase price for each share determined as described above. No more than twice the number of shares an employee would have been eligible to purchase at 85% of the fair market value of a share on the Offering Date may be purchased by an employee if the fair market value of a share on the Purchase Date drops to less than one-half of the fair market value on the Offering Date. At any time at least to thirty days prior to the commencement of an Offering Period, the Board may set a maximum number of shares which may be purchased by any employee participating in the TMA ESPP on any Purchase Date.

    WITHDRAWAL

    A Participating Employee may withdraw from any Offering Period. Upon withdrawal, the accumulated payroll deductions will be returned to the withdrawn Participating Employee, without interest. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the Participating Employee enrolls in the new Offering Period in the same manner as for initial participation in the TMA ESPP.

    AMENDMENT OF THE TMA ESPP

    The TMA Board may at any time amend, terminate or extend the term of the TMA ESPP, except that any such termination cannot affect the terms of options previously granted under the TMA ESPP, nor may any amendment make any change in the terms of options previously granted which would adversely affect the right of any participant, nor may any amendment be made without shareholder approval if such amendment would: (a) increase the number of shares that may be issued under the TMA ESPP; or (b) change the designation of the employees (or class of employees) eligible for participation in the TMA ESPP.

    No additional TMA Purchase Rights will be granted after the Effective Time.

    TERM OF THE TMA ESPP

    The TMA ESPP will terminate upon the earlier to occur of (a) termination of the TMA ESPP by the TMA Board, (b) issuance of all the shares of Common Stock reserved for issuance thereunder, or (c) ten (10) years from the adoption of the TMA ESPP by the Board. Avant! is not obligated to continue the TMA ESPP after each TMA Purchase Right has been exercised.

                             EXECUTIVE COMPENSATION

    The following table sets forth total compensation for the fiscal years ended December 31, 1996, and 1995 for the Chief Executive Officer of TMA and each of the TMA Named Executive Officers who met the definition of "most highly compensated executive officers" of TMA for 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                                         LONG-TERM
                                                                   ANNUAL COMPENSATION                 COMPENSATION
                                                     ------------------------------------------------  -------------
                                                                                            OTHER       SECURITIES
                                                                                           ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION                            YEAR       SALARY    BONUS (1)   COMPENSATION    OPTIONS (#)
---------------------------------------------------  ---------  ----------  ----------  -------------  -------------
Roy E. Jewell                                             1996  $  137,501  $  126,921    $   3,600(2)      --
  President and Chief Executive Officer                   1995     127,506      71,119        3,600(2)      --

Lung Chu                                                  1996     120,000      67,324       --             --
  Vice President, Strategic Alliances and Business        1995      --          --           --            100,000
  Development

Jue-Hsien Chern                                           1996     133,752      45,703       --             20,000
  Vice President, Engineering and Chief Technical         1995     132,506      38,143       --             --
  Officer

David M. Lee                                              1996     105,450      18,976       --             10,400
  Vice President, Engineering                             1995      90,902       6,398        3,002(3)      --

------------------------

(1) 1996 amounts include payments made during 1997 under TMA's 1996 Profit Sharing Plan as follows: Mr. Jewell--$6,921; Mr. Masarich--$8,795; Mr. Chu--$5,130; Dr. Chern--$5,703 and Mr. Lee-- $3,976. 1995 amounts include payments made in 1996 under TMA's 1995 Profit Sharing Plan as follows: Mr. Jewell--$11,419; Dr. Chern--$8,143 and Mr. Lee--$6,198. In April 1996, Dr.
    Chern applied the cash from his profit-sharing distribution toward the purchase of 10,178 shares of TMA Common Stock under TMA's 1995 Stock Purchase Plan at a purchase price of $0.80 per share. These shares are subject to TMA's right of repurchase at the original purchase price, which right lapses over four years.

(2) Represents automobile allowances.

(3) Represents 401(k) plan contributions from TMA.

    The following table sets forth certain information with respect to stock options granted to each of the TMA Named Executive Officers who met the definition of "most highly compensated executive officer" for 1996.

    In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year term based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the TMA Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE
                         ------------------------------------------------------------------------    VALUE AT ASSUMED
                          NUMBER OF                                                                ANNUAL RATE OF STOCK
                         SECURITIES     % OF TOTAL                                                   APPRECIATION FOR
                         UNDERLYING   OPTIONS GRANTED   EXERCISE OR    FAIR MARKET                  OPTION TERM (1)(2)
                           OPTIONS    TO EMPLOYEES IN   BASE PRICE      VALUE(2)      EXPIRATION   --------------------
NAME                     GRANTED (#)       1996        ($ PER SHARE)  ($ PER SHARE)      DATE         5%         10%
-----------------------  -----------  ---------------  -------------  -------------  ------------  ---------  ---------
Roy Jewell.............      --             --              --             --             --          --         --
Lung Chu...............      --             --              --             --             --          --         --
Jue-Hsien Chern........      20,000            4.7%      $    0.80      $    3.00     3/15/2001    $  76,577  $  96,631
David Lee..............      10,400            2.4            0.80           3.00     3/15/2001       39,820     50,248

------------------------

(1) Potential realizable value is based on the assumption that the Common Stock of TMA appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the five-year option term. The numbers are calculated based on the requirements promulgated by the SEC and do not reflect TMA's estimate of future stock price growth.

(2) The fair market value of the shares above were subsequently determined to be $3.00 per share. This amount was used as the basis of the potential realizable value.

    The following table sets forth certain information regarding the exercise of stock options by the TMA Named Executive Officers who met the definition of "most highly compensated executive officer" for 1996, in the fiscal year ended December 31, 1996 and the value of stock options held as of December 31, 1996 by such individuals. Also reported are values of "in-the-money" options, which represent the positive spread between respective exercise prices of outstanding stock options and the fair market value of TMA's Common Stock as of December 31, 1996.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                     OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                    SHARES         VALUE        FISCAL YEAR END (1)         FISCAL YEAR END (2)
                                  ACQUIRED ON    REALIZED    --------------------------  --------------------------
NAME                             EXERCISE (#)       ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  -------------  -----------  -----------  -------------  -----------  -------------
Roy Jewell.....................       --            --           --            --            --            --
Lung Chu.......................       --            --           25,000        75,000     $ 316,250    $   948,750
Jue-Hsien Chern................       20,000     $ 172,500       20,000        60,000       257,500        764,000
David Lee......................       20,000        13,750       --            10,400        --            134,680

------------------------

(1) Value realized is based upon the fair market value of TMA's Common Stock on the date of exercise less the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) The fair market value of TMA's Common Stock as of December 31, 1996 was $13.25, as traded on the Nasdaq National Market.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

    TMA currently has no employment contracts with any of its executive officers. TMA also has no compensatory plans or arrangements with such executive officers where the amounts to be paid exceed $100,000 and which are activated upon resignation, termination, retirement or upon a change in control of TMA. See "Description of Merger and Plan of Reorganization--Interests of Certain Persons in the Merger" for a description of the terms of the letter agreements entered into among each of Messrs. Jewell, Chern and Weintraub and Avant! and TMA.

COMPENSATION OF DIRECTORS

    Directors of TMA receive $1,500 of cash compensation for each meeting of the TMA Board that they attend, and are reimbursed for their reasonable expenses in attending meetings of the TMA Board.

    In July 1996, the TMA Board adopted the 1996 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 150,000 shares of TMA's Common Stock for issuance thereunder. TMA's shareholders approved the Directors Plan in July 1996. Members of the TMA Board who are not employees of TMA, or any parent, subsidiary or affiliate of TMA, are eligible to participate in the Directors Plan. Each non-employee director who first becomes a member of the Board after September 19, 1996, the effective date of TMA's initial public offering of its Common Stock (the "Effective Date"), will be automatically granted an option to purchase 15,000 shares of TMA Common Stock under the Directors Plan (the "Initial Grant"). Also, at each annual meeting of shareholders of TMA, each non-employee director will be automatically granted an additional option to purchase 5,000 shares of TMA Common Stock under the Directors Plan (the "Succeeding Grant"), so long as he or she has served continuously as a member of the TMA Board since the date of the prior annual meeting.

    Each Initial Grant and Succeeding Grant will have a term of ten years, unless terminated earlier due to the non-employee director's termination as a director and consultant of TMA. Each Initial Grant or Succeeding Grant will vest as to 25% of the shares subject to such grant upon the first anniversary of the applicable grant date and as to 2.08% of the shares on the last date of each month following such first anniversary, so long as the non-employee director continuously remains a director or a consultant of TMA. The option exercise price will be the "fair market value" (as defined in the Directors Plan) of the TMA Common Stock as of the date of the grant of the option.

    In the event of a merger or consolidation in which there is a substantial change in the shareholders of TMA, dissolution or liquidation of TMA any other similar corporate transaction, the vesting of all options granted pursuant to the Directors Plan will accelerate so that all outstanding options will become vested and exercisable in full prior to the consummation of such transaction, and if such options are not exercised prior to the consummation of such event, such options will terminate. See "Description of Merger and Plan of Reorganization" and "Interests of Certain Persons in the Merger."

CERTAIN TRANSACTIONS

    Since January 1, 1996, there has not been nor is there currently proposed, any transaction or series of similar transactions to which TMA was, or is, to be a party in which the amount involved exceeds $60,000 and which any director, executive officer or holder of more than 5% of the Common Stock of TMA had, or will have, a direct or indirect material interest other than (a) compensation arrangements, which are described where required elsewhere in this Joint Proxy Statement/Prospectus, and (b) the transactions described below.

    In June 1995, TMA issued 840,000 shares of Common Stock under TMA's 1994 Stock Purchase Plan to Roy E. Jewell, TMA's President and Chief Executive Officer, in exchange for a note receivable in the amounts of $504,000. The note bears interest at a rate of 6.83% per year. In a related agreement, 25% of the principal balance is to be forgiven by TMA on each anniversary date of such note as long as Mr. Jewell is still actively employed by TMA. The first year's forgiveness was guaranteed. TMA recorded an aggregate compensation expense of $108,000 during 1995 and $126,000 during 1996 in connection with the forgiveness of these notes.

    See "The Merger and Related Transactions--Interests of Certain Persons in the Merger" for a description of the terms of the letter agreements entered into among each of Messrs. Jewell, Chern and Weintraub and Avant! and TMA.

                      DESCRIPTION OF AVANT! CAPITAL STOCK

    The authorized capital stock of Avant! consists of 50,000,000 shares of Avant! Common Stock, and 5,000,000 shares of Preferred Stock ("Preferred Stock"), $.0001 par value. As of December 19, 1997, there were 26,886,862 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

COMMON STOCK

    Holders of shares of Avant! Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Subject to the preferences that may be applicable to any outstanding Preferred Stock, holders of Avant! Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Avant! Board in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Avant!, holders of Avant! Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Avant! Common Stock have no preemptive rights and have no rights to convert their Avant! Common Stock into any other securities. The outstanding shares of Avant! Common Stock are, and the Avant! Common Stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Avant! Board has the authority to cause Avant! to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Avant! without further action by the stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Avant! Common Stock. In certain circumstances, this could have the effect of decreasing the market price of the Avant! Common Stock. Avant! has no present plans to issue any shares of Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS
  AND DELAWARE LAW

    CERTIFICATE OF INCORPORATION AND BYLAWS. Avant!'s Certificate of Incorporation ("Avant!'s Certificate") provides that all stockholder action must be effected at a duly called meeting and not by a consent in writing. In addition, Avant!'s Amended and Restated Bylaws ("Avant!'s Bylaws") do not permit stockholders of Avant! to call a special meeting of stockholders. These provisions of Avant!'s Certificate and Avant!'s Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Avant!. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of the Avant! Board and in the policies formulated by the Avant! Board and to discourage certain types of transactions that may involve an actual or threatened change of control of Avant!. In addition, these provisions are designed to reduce the vulnerability of Avant! to an unsolicited acquisition proposal and are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Avant!'s shares and, as a consequence, they also may inhibit fluctuations in the market price of Avant!'s shares which could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of Avant!.

    DELAWARE TAKEOVER STATUTE. Avant! is subject to Section 203 of the DGCL ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines "business combination" to include: (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition involving the interested stockholder of ten percent or more of the assets of the corporation; (c) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (d) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

    Certain holders (the "Holders") of Avant! Common Stock (the "Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act. The Holders include the Avant! stockholders who were party to that certain Amended and Restated Investor Rights Agreement, dated as of September 24, 1993 (the "Investor Rights Agreement") and persons who held registration rights in connection with such persons' ownership of securities in entities acquired by Avant!. Such registration rights generally include (a) if Avant! proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, the Holders are entitled to notice of such registration and are entitled to include their Registrable Securities therein, (b) the Holders may require Avant! to file a registration statement under the Securities Act at its expense with respect to their Registrable Securities, and (c) the Holders may require Avant! to file additional registration statements on Form S-3 registering the resale of their Registrable Securities. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and the right of Avant! not to effect a requested registration within six months following an offering of Avant!'s securities. No registration rights exist in connection with the issuance of Avant! Common Stock to TMA shareholders in the Merger. In addition, Avant! has agreed to file a Form S-3 to register 522,192 shares of Avant! Common Stock acquired by VLSI Technology, Inc. in connection with the Compass Acquisition.

TRANSFER AGENT AND REGISTRAR

    Harris Trust Company of California at (213) 239-0671 serves as the transfer agent and registrar for Avant! Common Stock.

                   COMPARISON OF RIGHTS OF HOLDERS OF AVANT!
                  COMMON STOCK AND HOLDERS OF TMA COMMON STOCK

    As a result of the Merger, holders of TMA Common Stock will be exchanging their shares of a California corporation which is governed by the CGCL and TMA's Amended and Restated Articles of Incorporation ("TMA's Articles") and Amended and Restated Bylaws ("TMA's Bylaws"), for shares of the common stock of Avant!, a Delaware corporation, which is governed by the DGCL, Avant!'s Certificate and Avant!'s Bylaws. While the rights and privileges of stockholders of a Delaware corporation such as Avant! are, in many instances, comparable to those of shareholders of a California corporation such as TMA, there are certain differences. The following is a summary of the material differences between the rights of holders of TMA Common Stock and the rights of holders of Avant! Common Stock at the date hereof. These differences arise from differences between the DGCL and the CGCL and between Avant!'s Certificate and Avant!'s Bylaws on the one hand and TMA's Articles and TMA's Bylaws on the other.

    MERGERS AND CONSOLIDATIONS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will experience no material change with respect to their rights relating to mergers and consolidations other than as described in "Comparison of Rights of Holders of Avant! Common Stock and Holders of TMA Common Stock--Appraisal Rights."

    The DGCL requires the approval of the Avant! Board of Directors and the holders of a majority of the outstanding shares of Avant! Common Stock entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of substantially all of Avant!'s property and assets. The DGCL would permit Avant! to merge with another corporation without obtaining the approval of Avant!'s stockholders if: (a) Avant! is the surviving corporation of the merger; (b) the merger agreement does not amend Avant!'s Certificate; (c) each share of Avant! Common Stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Avant! Common Stock after the merger; and (d) any authorized but unissued shares or treasury shares of Avant! Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Avant! Common Stock outstanding immediately prior to the effective date of the merger.

    The CGCL requires that the principal terms of a merger be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than five-sixths of the voting power of the surviving corporation or its parent. TMA's Articles do not require a greater percentage vote. The CGCL further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (a) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval or (b) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered. Shareholder approval is not required under the CGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

    ANTI-TAKEOVER PROVISIONS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will experience a material change with respect to certain anti-takeover provisions as a result of certain provisions contained within DGCL and Avant!'s Certificate.

    Avant! is subject to the provisions of Section 203 of the DGCL ("Section 203") which prohibits a "business combination" (defined in Section 203 as generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by Avant! or a subsidiary with an "interested stockholder" (defined in Section 203 as generally the beneficial owner of 15% or more of Avant! Common Stock) within three years after the person or entity becomes an interested stockholder, unless (a) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been approved by Avant!'s Board of Directors, (b) upon consummation of the transaction in which he became an interested stockholder, the interested stockholder holds at least 85% of the Avant! Common Stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (c) the business combination is approved by Avant!'s Board of Directors and by the holders of at least two-thirds of the outstanding Avant! Common Stock, excluding shares owned by the interested stockholder. See "Description of Avant! Capital Stock--Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

    The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. Avant!'s Certificate requires the approval of 80% of the total number of shares entitled to vote for the amendment of provisions relating to (a) the rights of the board of directors and the stockholders to amend Avant!'s Bylaws, (b) the removal of members of the board of directors, (c) the inability of the stockholders to take any action by written consent and (d) the vote required to amend Avant!'s Certificate. If an amendment would alter the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. Avant!'s Certificate expressly authorizes the board of directors to adopt, amend or repeal Avant!'s Bylaws. Avant!'s Certificate requires the approval of 80% of the total number of shares entitled to vote for the amendment of certain provisions of Avant!'s Bylaws relating to (a) the calling of special meetings of stockholders, (b) the advance notice requirement for nominations of persons for election to the board of directors by stockholders and (c) the advance notice requirement for business brought before the annual meeting of stockholders by a stockholder.

    Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval. TMA's Articles do not require a greater level of approval for an amendment thereto. Under the CGCL, the holders of the outstanding shares of a class are entitled to vote as a class if a proposed amendment to the articles of incorporation would: (a) increase or decrease the aggregate number of authorized shares of such class; (b) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split; (c) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (d) change the rights, preferences, privileges or restrictions of the shares of such class; (e) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class; (f) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or (g) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid. Under the CGCL, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. TMA's Bylaws provide that TMA's Bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the TMA Board may not amend TMA's Bylaws in order to change the authorized number of directors (except to alter the authorized number of directors within the existing range of a minimum of four and a maximum of seven directors).

    The CGCL provides that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

    APPRAISAL RIGHTS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will be entitled to appraisal rights in fewer instances than otherwise exist under California law.

    The rights of appraisal of dissenting shareholders of TMA are governed by Chapter 13 of the CGCL. Pursuant thereto, any shareholder has the right to dissent from any merger or consolidation, except that no such appraisal rights are available for the shares of any class or series if (a) approval of the Merger by the shareholders is not required under Section 1201 of the CGCL, or
(b) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares. See "Dissenters' Rights."

    Under the DGCL, stockholders are entitled to certain limited rights of appraisal. No appraisal rights shall be available, however, for the holders of any shares of a stock of a constituent Delaware corporation to a merger if that corporation survives the merger and the merger did not require for its approval the vote of the stockholders of such constituent Delaware corporation. Moreover, under the DGCL, no appraisal rights are available to stockholders of a Delaware constituent corporation to a merger for any shares of stock which, at the record date for the vote on such merger, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (i.e., The Nasdaq National Market), or (b) held of record by more than 2,000 stockholders. Appraisal rights are available to Delaware stockholders in any event if such stockholders are required by the terms of an agreement of merger or consolidation to accept for such stock of the constituent corporation anything except: (w) shares of stock of the corporation surviving or resulting from such merger or consolidation; (x) shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (for example, the Nasdaq National Market) or held of record by more than 2,000 stockholders; (y) cash in lieu of fractional shares of the corporation described in clauses (a) and (b) above; or (z) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (w), (x) and (y) above.

    SPECIAL MEETINGS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will be unable to call special meetings of stockholders.

    Under the CGCL, special meetings of shareholders may be called by a corporation's board of directors, the chairman of the board of directors, the president, the holders of shares entitled to cast not less than ten percent of the votes at such meeting or such additional persons as may be provided in the corporation's articles or bylaws. TMA's Bylaws do not provide for any such additional persons to call special meetings of shareholders.

    Under the DGCL, special meetings of stockholders may be called by a corporation's board of directors or such person or persons as may be authorized by such corporation's certificate of incorporation or bylaws. Avant!'s Bylaws provide that special meetings of stockholders may be called by the president and shall be called by the president or secretary at the written request of a majority of the Avant! Board of Directors. Avant! stockholders do not have the ability to call a special meeting of Avant! stockholders.

Avant!'s Bylaws further provide that only such business shall be conducted at a special meeting of stockholders as shall have been specified in the notice of such meeting.

    ACTIONS WITHOUT A MEETING. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will be unable to act by written consent in lieu of a meeting.

    Under the DGCL and the CGCL, unless otherwise provided in the certificate or articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders or shareholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Avant!'s Certificate provides that any action by the stockholders must be taken at an annual special meeting of stockholders and may not be taken by written consent. TMA's Articles provide that action by written consent of stockholders is permitted, except that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

    PROXY REQUIREMENTS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will be subject to the DGCL with respect to proxy duration and revocability.

    Under the CGCL, proxies are valid for an eleven-month period unless a different period is expressly provided for in the appointment form. Under the DGCL, proxies are valid for up to three years unless otherwise specified therein. In addition, the CGCL specifies that, if the appointment form conspicuously states that it is irrevocable, proxies from pledgees, purchasers of the shares, creditors, contract employees, and persons designated in a shareholder agreement, and other proxies coupled with an interest, are, under certain circumstances irrevocable. Under the DGCL, a proxy is irrevocable if it specifically states that it is irrevocable if, and only as long as, it is coupled with an interest sufficient in law to support that power.

    DERIVATIVE ACTIONS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will have to meet stricter requirements in order to bring a derivative action.

    The CGCL provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

    Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must represent in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile. The DGCL does not have a bonding requirement similar to that of the CGCL.

    DIVIDENDS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will experience no material change with respect to their dividend rights.

    The CGCL provides that a corporation may, unless otherwise restricted by its articles of incorporation, make distributions (including cash dividends) to its shareholders (a) if the amount of the retained earnings of the corporation immediately prior to such distribution equals or exceeds the amount of such distribution, (b) if, after giving effect to such distribution, the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred credits) or (c) if such corporation's total current assets would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 125% of its current liabilities. TMA's Bylaws provide that the TMA Board of

Directors may pay distributions and dividends as permitted by law. A Delaware corporation may pay dividends not only out of surplus (the excess of net assets over capital) but also out of net profits for the current or preceding fiscal year if it has no surplus, subject to any restrictions contained in the certificate of incorporation. Avant!'s Certificate contains no restrictions on dividend payments.

    INDEMNIFICATION. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will experience no material change with respect to indemnification rights of certain officers and directors.

    The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents against all reasonable expenses (including attorneys' fees) and, against all judgments, fines and amounts paid in settlement in actions brought against them (except in actions by or in the right of the corporation) if such person acted in good faith, and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the stockholders and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation shall indemnify such person to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. Avant!'s Certificate provides for indemnification of directors or officers to the fullest extent authorized by the DGCL.

    Under the CGCL, (a) a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines and settlements (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and (b) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

    The indemnification authorized by the CGCL is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. TMA's Articles and the TMA's Bylaws provide for the indemnification of its agents (as defined under the CGCL) to the fullest extent permissible under the CGCL, which may be in excess of the indemnification expressly permitted by Section 317 of the CGCL, subject to the limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders.

    The DGCL and the CGCL allow for the advance payment on an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the Indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

    FIDUCIARY DUTIES OF DIRECTORS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will experience no material change with respect to the fiduciary duties of directors.

    Directors of corporations incorporated or organized under the DGCL and the CGCL have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "care" and "loyalty." Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interest of the corporation. Under the CGCL, the duty of loyalty requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interest of the corporation and its stockholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

    LIMITATION OF LIABILITY. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will experience no material change with respect to the limitation of liability of directors.

    The DGCL and the CGCL each provide that the charter documents of the corporation may include provisions which limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including, in the case of the DGCL, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit, or, in the case of the CGCL, intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interest of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. Avant!'s Certificate contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL. TMA's Articles contain a provision limiting the liability of its directors to the fullest extent provided by the CGCL.

    CUMULATIVE VOTING FOR DIRECTORS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will not have the benefit of cumulative voting.

    Under the CGCL, unless, subject to certain statutory restrictions, prohibited in the corporation's articles of incorporation, if any shareholder has given notice of his or her intention to cumulate votes for the election of directors, any other shareholder of the corporation is also entitled to cumulate his or her votes at such election. TMA's Articles do not prohibit cumulative voting. Cumulative voting must be expressly provided for in the certificate of incorporation of a Delaware corporation. Avant!'s Certificate of Incorporation does not provide for cumulative voting.

    FILLING VACANCIES ON THE BOARD OF DIRECTORS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will be unable to fill the vacancy created by the removal of a director.

    Under the DGCL, unless the bylaws or certificate of incorporation provides otherwise, the board of directors may fill vacancies, including vacancies created by an increase in the number of directors. If the directors remaining in office constitute less than a quorum of the board, the vacancy may be filled by the affirmative vote of a majority of all the directors then in office, or by the sole remaining director. Avant! Bylaws mirror this statutory provision. The CGCL grants similar authority to the directors, subject to a provision to the contrary in the articles of incorporation; provided, however, that unless otherwise provided by the bylaws or articles of incorporation, only the shareholders may fill vacancies created by the removal of directors. TMA's Bylaws provide that vacancies occuring in the Board of Directors by reason of removal of directors shall be filled only by approval of the shareholders.

    REMOVAL OF DIRECTORS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will experience no material change with respect to their ability to remove a director.

    Under the CGCL, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Stockholders of a Delaware corporation holding a majority of the outstanding shares entitled to vote for directors may remove a director with or without cause, except in certain cases involving classified boards or where cumulative voting is permitted. Avant!'s Bylaws provide for such removal with or without cause.

    INSPECTION OF BOOKS AND RECORDS. Upon completion of the Merger and receipt of Avant! Common Stock, TMA shareholders will have broader rights with respect to inspection of corporate books and records.

    Under the CGCL, any shareholder of record who is the holder of at least five percent of all of the outstanding shares of stock of a corporation is entitled to examine and copy a corporation's shareholder ledger. The CGCL also provides that any shareholder of record may inspect the accounting books and records of the corporation for a purpose reasonably related to such holder's interests as a shareholder. Under the DGCL, any stockholder has the right to inspect and make copies of the stockholder ledger and other books and records of the corporation upon written demand.

    THE FOREGOING IS AN ATTEMPT TO SUMMARIZE ALL MATERIAL DIFFERENCES IN THE CORPORATION LAWS OF THE TWO STATES AND THE TMA ARTICLES AND THE AVANT! CERTIFICATE AND DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES IN THE RIGHTS AND REMEDIES OF HOLDERS OF SHARES OF CALIFORNIA, AS OPPOSED TO DELAWARE, CORPORATIONS AND SHAREHOLDERS OR STOCKHOLDERS OF TMA AND AVANT!, IN PARTICULAR. SUCH DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO THE CGCL AND TO THE DGCL AND THE TMA ARTICLES AND THE AVANT! CERTIFICATE. IN ADDITION, THE LAWS OF CALIFORNIA AND DELAWARE PROVIDE THAT SOME OF THE STATUTORY PROVISIONS AS THEY AFFECT VARIOUS RIGHTS OF HOLDERS OF SHARES MAY BE MODIFIED BY PROVISIONS IN THE ARTICLES OF INCORPORATION, CHARTER OR BYLAWS OF THE CORPORATION.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Avant! Common Stock to be issued in connection with the Merger will be passed upon for Avant! by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. Fenwick & West LLP, Palo Alto, California, is acting as counsel for TMA in connection with certain legal matters relating to the Merger.

                                    EXPERTS

    The consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 1995 and 1996 and the consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and are included herein in reliance upon the report of KPMG Peat Marwick LLP, and upon the authority of such firm as experts in accounting and auditing.

    The financial statements of TMA, as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

    The consolidated balance sheet of Compass Design Automation, Inc. and subsidiaries as of December 31, 1996 and the consolidated statements of operations, shareholders' deficit and cash flows as of and for the year ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and are included herein in reliance upon the report of KPMG Peat Marwick LLP, and upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AVANT! CORPORATION AND SUBSIDIARIES

Independent Auditors' Report...............................................................................     F-2

Consolidated Balance Sheets................................................................................     F-3

Consolidated Statements of Income..........................................................................     F-4

Consolidated Statements of Shareholders' Equity............................................................     F-5

Consolidated Statements of Cash Flows......................................................................     F-7

Notes to Consolidated Financial Statements.................................................................     F-8

COMPASS DESIGN AUTOMATION, INC. AND SUBSIDIARIES

Independent Auditors' Report...............................................................................    F-26

Consolidated Balance Sheets................................................................................    F-27

Consolidated Statements of Operations......................................................................    F-28

Consolidated Statements of Shareholders' Deficit...........................................................    F-29

Consolidated Statements of Cash Flows......................................................................    F-30

Notes to Consolidated Financial Statements.................................................................    F-31

TECHNOLOGY MODELING ASSOCIATES, INC.

Audited Consolidated Financial Statements as of December 31, 1996 and 1995 and for each of the three years in the period ending December 31, 1996:

  Report of Independent Public Accountants.................................................................    F-41

  Consolidated Balance Sheets..............................................................................    F-42

  Consolidated Statements of Operations....................................................................    F-43

  Consolidated Statements of Shareholders' Equity..........................................................    F-44

  Consolidated Statements of Cash Flows....................................................................    F-45

  Notes to Consolidated Financial Statements...............................................................    F-46

Unaudited Condensed Financial Statements as of September 30, 1997 and for the nine month periods ending
  September 30, 1997 and 1996:

  Condensed Consolidated Balance Sheets....................................................................    F-57

  Condensed Consolidated Statements of Operations..........................................................    F-58

  Condensed Consolidated Statements of Cash Flows..........................................................    F-59

  Notes to Unaudited Condensed Consolidated Financial Statements...........................................    F-60

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Avant! Corporation:

    We have audited the accompanying consolidated balance sheets of Avant! Corporation and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. In connection with our audits of the accompanying consolidated financial statements, we have also audited the accompanying consolidated financial statement schedule. These consolidated financial statements and related consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avant! Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

January 22, 1997, except as to the
second paragraph of Note 11,
which is as of March 18, 1997

San Jose, California

                      AVANT! CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                                 DECEMBER 31,
                                                                            ----------------------
                                                                               1995        1996
                                                                            ----------  ----------  SEPTEMBER 30,
                                                                                                        1997
                                                                                                    -------------
                                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents...............................................  $   50,010  $   33,067   $    73,565
  Short-term investments..................................................      46,969      84,256        24,205
  Accounts receivable, net................................................      12,839      13,321        25,487
  Deferred income taxes...................................................       3,167       6,450         5,867
  Prepaid income taxes....................................................         328       1,254       --
  Other...................................................................       1,724       7,892        12,412
                                                                            ----------  ----------  -------------
    Total current assets..................................................     115,037     146,240       141,536
Equipment, furniture and fixtures, net....................................       7,003       8,929        27,823
Intangibles and other assets..............................................         247         934        15,875
Deferred income taxes.....................................................         886      --            17,423
                                                                            ----------  ----------  -------------
    Total assets..........................................................  $  123,173  $  156,103   $   202,657
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligations............................  $      145  $       52   $         4
  Accounts payable........................................................       1,000       1,716         6,918
  Accrued compensation....................................................       2,418       4,082         8,622
  Accrued income taxes....................................................         553      --             3,954
  Other accrued liabilities...............................................       5,655       9,947        13,519
  Current portion of technology acquisition payable.......................         876         642           406
  Deferred revenue........................................................       9,585      13,824        18,526
  Shareholder distribution payable........................................       1,800      --           --
                                                                            ----------  ----------  -------------
    Total current liabilities.............................................      22,032      30,263        51,949
Capital lease obligations, less current portion...........................          40      --           --
Deferred rent.............................................................         110          71            42
Other noncurrent liabilities..............................................         156          43       --
Technology acquisition payable, less current portion......................       1,424         903           497
                                                                            ----------  ----------  -------------
    Total liabilities.....................................................      23,762      31,280        52,488
                                                                            ----------  ----------  -------------
Commitments and contingencies
Shareholders' equity:
  Series A convertible preferred stock, $.0001 par value; 5,000 shares authorized; no shares issued and outstanding in 1995, 1996, and
    1997..................................................................      --          --           --
  Common stock, $.0001 par value; 25,000, 50,000 and 75,000 shares authorized, 23,845, 24,952, and 26,586 shares issued and outstanding
    in 1995, 1996, and 1997, respectively.................................           2           3             3
  Additional paid-in capital..............................................      95,189     110,583       137,951
  Deferred compensation...................................................        (517)     (2,820)       (2,031)
  Net unrealized gain (loss) on short-term investments....................          89         (75)          (28)
  Retained earnings.......................................................       4,648      17,132        14,274
                                                                            ----------  ----------  -------------
    Total shareholders' equity............................................      99,411     124,823       150,169
                                                                            ----------  ----------  -------------
Total liabilities and shareholders' equity................................  $  123,173  $  156,103   $   202,657
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------

          See accompanying notes to consolidated financial statements

                      AVANT! CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1994       1995       1996       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------

                                                                                                  (UNAUDITED)
Revenue:
  Software.................................................  $  30,929  $  55,164  $  82,134  $  60,030  $  77,669
  Services.................................................      8,415     13,704     23,953     17,263     26,663
                                                             ---------  ---------  ---------  ---------  ---------
    Total revenue..........................................     39,344     68,868    106,087     77,293    104,332
                                                             ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Costs of software........................................      1,122      1,529      2,512      1,802      1,635
  Costs of services........................................      2,940      4,845      7,269      5,383      8,664
  Selling and marketing....................................     14,476     22,741     29,928     22,318     29,596
  Research and development.................................      9,728     15,318     20,696     15,133     19,690
  General and administrative...............................      4,130      6,362     15,450     10,609     11,618
  Acquired in-process research and development.............      1,600      2,693      1,700        300     41,186
  Merger expenses..........................................     --          3,590      9,300        920     --
                                                             ---------  ---------  ---------  ---------  ---------
    Total operating expenses...............................     33,996     57,078     86,855     56,465    112,389
                                                             ---------  ---------  ---------  ---------  ---------
    Income (loss) from operations..........................      5,348     11,790     19,232     20,828     (8,057)

Interest income and other, net.............................        836      2,787      4,204      3,100      3,592
                                                             ---------  ---------  ---------  ---------  ---------
    Income (loss) before income taxes......................      6,184     14,577     23,436     23,928     (4,465)

Income tax expense (benefit)...............................      1,549      4,053     10,952      8,664     (1,607)
                                                             ---------  ---------  ---------  ---------  ---------
    Net income (loss)......................................  $   4,635  $  10,524  $  12,484  $  15,264  $  (2,858)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) per common share.........................                        $    0.47  $    0.57  $   (0.11)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Pro forma net income and per share data:
  Income before income taxes as reported...................  $   6,184  $  14,577
  Pro forma provision for income taxes.....................      2,175      6,227
                                                             ---------  ---------
  Pro forma net income.....................................  $   4,009  $   8,350
                                                             ---------  ---------
                                                             ---------  ---------
  Pro forma net income per common share....................  $    0.20  $    0.35
                                                             ---------  ---------
                                                             ---------  ---------
Weighted average number of common and common equivalent
  shares outstanding.......................................     20,457     24,159     26,761     26,621     25,616
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements

                      AVANT! CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                     SERIES A                                                                      NET
                                   CONVERTIBLE                                                                 UNREALIZED
                                 PREFERRED STOCK             COMMON STOCK        ADDITIONAL                    GAIN (LOSS)
                             ------------------------  ------------------------    PAID-IN      DEFERRED      ON SHORT-TERM
                               SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL    COMPENSATION     INVESTMENTS
                             -----------  -----------  -----------  -----------  -----------  -------------  ---------------
Balances as of December 31,
  1993.....................       1,710    $     630       10,711    $       1    $   4,094     $  --           $      (8)
Issuance of common stock...      --           --              239       --              517        --              --
Conversion of preferred
  stock to common stock....      (1,023)        (630)       1,023       --              630        --              --
Issuance of common stock in
  public offering, net of
  expenses.................      --           --            2,250       --           20,342        --              --
Exercise of common stock
  options, including
  related tax benefits.....      --           --              134       --              848        --              --
Issuance of common stock
  under employee stock
  purchase plan............      --           --                5       --               66        --              --
Issuance of shares and
  accumulated deficit of
  merged company...........      --                           113   --.........           1        --              --
Repurchase of common
  stock....................      --           --              (12)      --               (2)       --              --
Issuance of common stock
  options at below market
  value....................      --           --           --           --               62           (62)         --
Unrealized loss on
  short-term investments...      --           --           --           --           --            --                (214)
Distributions to
  shareholders.............      --           --           --           --           --            --              --
Net income.................      --           --           --           --           --            --              --
                             -----------       -----   -----------         ---   -----------  -------------         -----

Balances as of December 31,
  1994.....................         687       --           14,463            1       26,558           (62)           (222)
Issuance of common stock...      --           --            1,063       --              660        --              --
Conversion of long-term
  debt to common stock.....      --           --              100       --              100        --              --
Issuance of common stock in
  public offerings, net of
  expenses.................      --           --            3,367       --           52,381        --              --
Conversion of mandatorily
  redeemable convertible
  preferred stock into
  common stock.............      --           --            3,570            1        8,311        --              --
Conversion of preferred
  stock into common
  stock....................        (687)      --              687       --           --            --              --
Exercise of common stock
  options and warrants,
  including related tax
  benefits.................      --           --              570       --            5,948        --              --
Repurchase of common
  stock....................      --           --              (18)      --               (3)       --              --
Issuance of common stock
  options at below market
  value....................      --           --           --           --              588          (588)         --
Amortization of deferred
  compensation.............      --           --           --           --           --               133          --
Issuance of common stock
  under employee stock
  purchase plan............      --           --               43       --              534        --              --
Unrealized gain on
  short-term investments...      --           --           --           --           --            --                 311
Distributions to
  shareholders.............      --           --           --           --           --            --              --
Issuance of common stock
  upon exercise of stock
  appreciation rights......      --           --           --           --              112        --              --
Net income.................      --           --           --           --           --            --              --
                             -----------       -----   -----------         ---   -----------  -------------         -----


                                              TOTAL
                              RETAINED    SHAREHOLDERS'
                              EARNINGS       EQUITY
                             -----------  -------------
Balances as of December 31,
  1993.....................   $   3,044     $   7,761
Issuance of common stock...      --               517
Conversion of preferred
  stock to common stock....      --            --
Issuance of common stock in
  public offering, net of
  expenses.................      --            20,342
Exercise of common stock
  options, including
  related tax benefits.....      --               848
Issuance of common stock
  under employee stock
  purchase plan............      --                66
Issuance of shares and
  accumulated deficit of
  merged company...........        (103)         (102)
Repurchase of common
  stock....................      --                (2)
Issuance of common stock
  options at below market
  value....................      --            --
Unrealized loss on
  short-term investments...      --              (214)
Distributions to
  shareholders.............      (2,326)       (2,326)
Net income.................       4,635         4,635
                             -----------  -------------
Balances as of December 31,
  1994.....................       5,250        31,525
Issuance of common stock...      --               660
Conversion of long-term
  debt to common stock.....      --               100
Issuance of common stock in
  public offerings, net of
  expenses.................      --            52,381
Conversion of mandatorily
  redeemable convertible
  preferred stock into
  common stock.............      --             8,312
Conversion of preferred
  stock into common
  stock....................      --            --
Exercise of common stock
  options and warrants,
  including related tax
  benefits.................      --             5,948
Repurchase of common
  stock....................      --                (3)
Issuance of common stock
  options at below market
  value....................      --            --
Amortization of deferred
  compensation.............      --               133
Issuance of common stock
  under employee stock
  purchase plan............      --               534
Unrealized gain on
  short-term investments...      --               311
Distributions to
  shareholders.............     (11,126)      (11,126)
Issuance of common stock
  upon exercise of stock
  appreciation rights......      --               112
Net income.................      10,524        10,524
                             -----------  -------------

                      AVANT! CORPORATION AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                     SERIES A                                                                      NET
                                   CONVERTIBLE                                                                 UNREALIZED
                                 PREFERRED STOCK             COMMON STOCK        ADDITIONAL                    GAIN (LOSS)
                             ------------------------  ------------------------    PAID-IN      DEFERRED      ON SHORT-TERM
                               SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL    COMPENSATION     INVESTMENTS
                             -----------  -----------  -----------  -----------  -----------  -------------  ---------------
Balances as of December 31,
  1995.....................      --        $  --           23,845    $       2    $  95,189     $    (517)      $      89
Issuance of common stock in
  acquisition of
  technology...............      --           --               29       --            1,500          (750)         --
Issuance of common stock
  for services.............      --           --                6       --              140        --              --
Exercise of common stock
  options, including
  related tax benefits.....      --           --              989            1        9,857        --              --
Issuance of common stock
  under employee stock
  purchase plan............      --           --               83       --            1,177        --              --
Issuance of common stock
  options at below market
  value....................      --           --           --           --            2,122        (2,122)         --
Amortization of deferred
  compensation.............      --           --           --           --           --               569          --
Unrealized loss on
  short-term investments...      --           --           --           --           --            --                (164)
Issuance of common stock
  upon exercise of stock
  appreciation rights......      --           --           --           --              488        --              --
Reversal of prior year
  shareholder
  distribution.............      --           --           --           --               46        --              --
Contributed capital related
  to stock compensation
  expense..................      --           --           --           --               64        --              --
Net income.................      --           --           --           --           --            --              --
                             -----------       -----   -----------         ---   -----------  -------------         -----

Balances as of December 31,
  1996.....................      --           --           24,952            3      110,583        (2,820)            (75)
Exercise of common stock
  options, including
  related tax benefits
  (unaudited)..............      --           --            1,045       --            8,161        --              --
Issuance of common stock
  under employee stock
  purchase plan
  (unaudited)..............      --           --               67       --            1,830        --              --
Amortization of deferred
  compensation
  (unaudited)..............      --           --           --           --           --               789          --
Unrealized loss on
  short-term investments
  (unaudited)..............      --           --           --           --           --            --                  47
Issuance of common stock
  upon exercise of stock
  appreciation rights
  (unaudited)..............      --           --           --           --               59        --              --
Issuance of common stock in
  acquisition of Compass
  (unaudited)..............      --           --              522       --           17,500        --              --
Contributed capital related
  to stock compensation
  expense (unaudited)......      --           --           --           --             (182)       --              --
Net income (unaudited).....      --           --           --           --           --            --              --
                             -----------       -----   -----------         ---   -----------  -------------         -----

Balances as of September
  30, 1997 (unaudited).....      --        $  --           26,586    $       3    $ 137,951     $  (2,031)      $     (28)
                             -----------       -----   -----------         ---   -----------  -------------         -----
                             -----------       -----   -----------         ---   -----------  -------------         -----


                                              TOTAL
                              RETAINED    SHAREHOLDERS'
                              EARNINGS       EQUITY
                             -----------  -------------
Balances as of December 31,
  1995.....................   $   4,648     $  99,411
Issuance of common stock in
  acquisition of
  technology...............      --               750
Issuance of common stock
  for services.............      --               140
Exercise of common stock
  options, including
  related tax benefits.....      --             9,858
Issuance of common stock
  under employee stock
  purchase plan............      --             1,177
Issuance of common stock
  options at below market
  value....................      --            --
Amortization of deferred
  compensation.............      --               569
Unrealized loss on
  short-term investments...      --              (164)
Issuance of common stock
  upon exercise of stock
  appreciation rights......      --               488
Reversal of prior year
  shareholder
  distribution.............      --                46
Contributed capital related
  to stock compensation
  expense..................      --                64
Net income.................      12,484        12,484
                             -----------  -------------
Balances as of December 31,
  1996.....................      17,132     $ 124,823
Exercise of common stock
  options, including
  related tax benefits
  (unaudited)..............      --             8,161
Issuance of common stock
  under employee stock
  purchase plan
  (unaudited)..............      --             1,830
Amortization of deferred
  compensation
  (unaudited)..............      --               789
Unrealized loss on
  short-term investments
  (unaudited)..............      --                47
Issuance of common stock
  upon exercise of stock
  appreciation rights
  (unaudited)..............      --                59
Issuance of common stock in
  acquisition of Compass
  (unaudited)..............      --            17,500
Contributed capital related
  to stock compensation
  expense (unaudited)......      --              (182)
Net income (unaudited).....      (2,858)       (2,858)
                             -----------  -------------
Balances as of September
  30, 1997 (unaudited).....   $  14,274     $ 150,169
                             -----------  -------------
                             -----------  -------------

          See accompanying notes to consolidated financial statements

                      AVANT! CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                        YEAR ENDED              NINE MONTHS ENDED
                                                                       DECEMBER 31,               SEPTEMBER 30,
                                                              -------------------------------  --------------------
                                                                1994       1995       1996       1996       1997
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $   4,635  $  10,524  $  12,484  $  15,264  $  (2,858)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................      1,520      2,112      2,657      2,178      3,952
    Gain on sale of securities..............................     --         --            (14)        14     --
    Compensation expense (benefit) attributable to stock
      appreciation rights...................................        380        484        (31)        17       (123)
    Stock compensation expense (benefit)....................     --            112         64     --         --
    Loss on disposal of equipment...........................         16         19     --         --         --
    Amortization of capitalized software costs..............        199        228         88         70         49
    Amortization of deferred compensation...................     --            133        569        320        789
    Deferred income taxes...................................        156     (1,431)    (2,397)    (1,409)   (16,840)
    Deferred rent...........................................         70        110        (39)       (29)       (29)
    Acquired in-process research and development............     --          2,693        750     --         41,186
    Stock issued for services...............................         52     --            140        140     --
    Changes in operating assets and liabilities:
      Accounts receivable, net..............................     (4,826)    (2,974)      (482)    (5,762)    (7,833)
      Prepaid income taxes and other assets.................       (217)      (799)    (3,139)    (5,736)      (349)
      Shareholder advances..................................        300     --         --         --         --
      Accounts payable......................................        266        277        716        453    (14,794)
      Accrued compensation..................................      1,521        650      1,664        722       (563)
      Accrued income taxes..................................       (221)       403       (553)      (553)     3,766
      Other accrued liabilities.............................        318      3,722      4,698      2,611     (1,063)
      Deferred revenue......................................      1,399      3,826      4,239      2,085       (756)
                                                              ---------  ---------  ---------  ---------  ---------
        Net cash provided by operating activities...........      5,568     20,089     21,414     10,385      4,534
                                                              ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of short-term investments.......................    (92,615)   (79,568)  (206,593)  (177,335)   (59,277)
  Maturities and sales of short-term investments............     71,366     56,471    169,156    134,656    119,375
  Purchases of equipment, furniture and fixtures............     (2,115)    (5,107)    (4,583)    (4,532)   (18,405)
  Capitalized software development costs....................       (143)       (63)    --         --         --
  Cash received in merger...................................         19     --         --         --         --
  Payment for purchase of Compass, net of cash acquired.....     --         --         --         --        (12,985)
                                                              ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) investing
          activities........................................    (23,488)   (28,267)   (42,020)   (47,211)    28,708
                                                              ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Distributions to shareholders.............................     (2,896)    (9,327)    (1,754)    (1,754)    --
  Payments on notes payable.................................       (163)    --         --         --         --
  Principal payments under capital lease obligations........       (235)      (235)      (133)      (104)       (48)
  Payments on technology acquisition payable................     --           (393)      (755)      (783)      (642)
  Issuance of preferred stock, net..........................        427        500     --         --         --
  Repurchase of common stock................................         (2)        (3)    --         --         --
  Exercise of stock options.................................        201      4,646      5,128      3,898      6,116
  Issuance of common stock under employee stock purchase
    plan....................................................         66        534      1,177        630      1,830
  Issuance of common stock, net.............................     20,365     52,541     --         --         --
  Issuance of convertible note..............................        190     --         --         --         --
                                                              ---------  ---------  ---------  ---------  ---------
        Net cash provided by financing activities...........     17,953     48,263      3,663      1,887      7,256
Net increase (decrease) in cash and cash equivalents........         33     40,085    (16,943)   (34,939)    40,498
Cash and cash equivalents, beginning of period..............      9,892      9,925     50,010     50,010     33,067
                                                              ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of period....................  $   9,925  $  50,010  $  33,067  $  15,071  $  73,565
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements

                      AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    Avant! Corporation (the "Company" or "Avant!") develops, markets and supports software products that assist design engineers in the automated design, layout, physical verification and analysis of advanced integrated circuits. Its primary customers are semiconductor companies in the United States, Japan, Korea, Taiwan and Europe.

    PRINCIPLES OF PRESENTATION AND PREPARATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been restated to reflect the effect of the mergers with Integrated Silicon Systems, Inc. (ISS), Anagram, Inc. (Anagram), Meta-Software, Inc. (Meta) and FrontLine Design Automation, Inc. (FrontLine) discussed in Note 2.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Revenue consists primarily of fees for licenses of the Company's software products, maintenance and customer support.

    SOFTWARE REVENUE

        Revenue from the sale of software licenses is recognized upon shipment of the products, delivery of permanent authorization codes and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remain and collection of the related receivable is probable. Any remaining insignificant vendor or post-contract support obligations are accrued at the time the revenue is recognized. In instances where there is a contingency regarding the sale, revenue recognition is delayed until the contingency has been resolved. When the Company receives advance payments for software products, such payments are reported as deferred revenue until all conditions for revenue recognition are met. The Company has entered into certain license agreements under which software, support and other services are provided to a customer for a bundled price for a specific period of time. Generally, revenue under such agreements is recognized ratably over the contract period.

    SERVICES REVENUE

        Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically 12 months. Revenue from customer training, support and other services is recognized as the service is performed.

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.

    Cash equivalents are stated at cost and consist primarily of certificates of deposit and commercial paper. The carrying amount of cash and cash equivalents approximates fair value.

    SHORT-TERM INVESTMENTS

    Short-term investments, which consist of demand deposit investments in limited maturity fixed-income mutual funds, short-term debt securities, U.S. Government Agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock, municipal bonds and demand deposit investments in limited-maturity fixed-income mutual funds are reported at fair value and are classified as available-for-sale securities. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Fair value is determined using available market information. As of December 31, 1995, the net unrealized gain on short-term investments of $89,000 consisted of $136,000 of gross unrealized gains and $47,000 of gross unrealized losses. As of December 31, 1996, the net unrealized loss on short-term investments of $75,000 consisted of $86,000 of gross unrealized gains and $161,000 of gross unrealized losses.

    EQUIPMENT, FURNITURE AND FIXTURES

    Equipment, furniture and fixtures consist primarily of computer workstations and file servers for employees and are stated at cost net of accumulated depreciation of $5,127,000 and $7,784,000 as of December 31, 1995 and 1996, respectively. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets (generally, five years).

    SOFTWARE DEVELOPMENT COSTS

    Certain software development costs for new products and product enhancements are capitalized upon the establishment of technological feasibility, which is defined by the Company as the completion of a working model of the software. Capitalization of computer software development costs ceases, and amortization begins, when the product is available for general release to customers. The ongoing assessment of the realizability of these costs requires considerable judgment related to anticipated future product revenues, estimated economic life and changes in hardware and software technology. The amount of software development costs capitalized for the years 1994, 1995 and 1996 was $143,000, 63,000, and none, respectively. Accumulated amortization of software development costs was $1,077,000 and $1,165,000 as of December 31, 1995 and 1996,
respectively.

    Amortization of software development costs is provided on a product-by-product basis. Annual amortization is the greater of the amount computed using the ratio of current product revenue to the total of current and anticipated future product revenue or the straight-line method over the remaining estimated economic life of the product. All current products have estimated economic lives of three years. Amortization of software development costs for the years 1994, 1995 and 1996 was $199,000, $228,000, and

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
$88,000, respectively. Amortization of software development costs is included in costs of software in the accompanying consolidated statements of income.

    INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    The pro forma provision for income taxes for 1994 and 1995 reflects the tax expense that would have been reported if Meta (an S corporation for income tax reporting purposes) had been a C corporation during those periods.

    NET INCOME AND PRO FORMA NET INCOME PER COMMON SHARE

    Net income per common share is computed using the weighted average number of common and common equivalent shares outstanding during each period presented using the treasury stock method. Common stock equivalents consist of stock options and awards.

    Pro forma net income per common share is computed using pro forma net income which reflects the tax expense that would have been reported if Meta (an S corporation for income tax reporting purposes) had been a C corporation.

    Common stock equivalents are excluded from the computation if their effect is antidilutive, except that common stock issued and stock options and awards during the 12 months preceding the initial filing of the Registration Statement for the Company's initial public offering have been included in the calculation of common and common equivalent shares using the treasury stock method as if they were outstanding for all periods presented. In addition during 1994 and 1995, the calculation includes shares deemed to be outstanding, which represent the number of shares sufficient to fund Meta's final S corporation distribution.

    STOCK OPTION AND STOCK PURCHASE PLANS

    The Company accounts for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Under SFAS No. 123, the Company must disclose pro forma net income and pro forma earnings per share for employee stock option grants and employee stock

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) purchases made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied.

    STATEMENTS OF CASH FLOWS

    Interest of $42,000, $51,000, and $141,000, $9,000 and $112,000 was paid in the years ended 1994, 1995 and 1996 and the nine-month periods ended September 30, 1996 and 1997, respectively. Income taxes of $1,125,000, $2,041,000, and
$11,076,000, $10,946,000 and $7,550,000 was paid during the years ended 1994,
1995 and 1996 and the nine-month periods ended September 30, 1996 and 1997, respectively. Acquisition of equipment under capital lease obligations was $298,000 during 1994. Deferred compensation of $62,000, $588,000, and $2,872,000, $320,000 and $789,000 was recognized in the years ended 1994, 1995 and 1996 and the nine-month periods ended September 30, 1996 and 1997, respectively, for stock options issued below market value. An income tax benefit attributable to employee stock plans of $647,000, $1,302,000, $4,730,000, $3,345,000 and $2,045,000 was credited to equity in the years ended December 31, 1994, 1995 and 1996 and the nine-month periods ended September 30, 1996 and 1997, respectively which is included in the change in prepaid income taxes and other assets. In connection with the Company's initial public offering in 1995, mandatorily redeemable convertible preferred stock was converted to common stock in the amount of $8,312,000. Other accrued liabilities were reduced $488,000 through the issuance of common stock related to the accrued stock appreciation rights liabilities in 1996. The Company issued $750,000 of common stock for the acquisition of technology during 1996. Conversion of long-term debt to common stock was $100,000 in 1995.

    TRANSLATION OF FOREIGN CURRENCIES

    The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Resulting foreign exchange gains and losses, which have been insignificant, are included in the results of operations.

    UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying unaudited consolidated financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, have been prepared on substantially the same basis as the audited consolidated financial statements, and include all adjustments, consisting only of normal recurring adjustments, which management believes are necessary for a fair presentation of the financial information set forth herein.

    RECLASSIFICATION

    Certain amounts in the 1994 and 1995 consolidated financial statements have been reclassified to conform to the 1996 presentation.

(2) MERGERS AND ACQUISITIONS

    On December 31, 1996, the Company issued approximately 29,000 shares of its common stock for all of the outstanding stock of Nexsyn Design Technology Inc. (Nexsyn), and assumed approximately 22,000

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(2) MERGERS AND ACQUISITIONS (CONTINUED) stock options under option plans. The financial position, results of operations and cash flows of Nexsyn were not material to Avant!, and the acquisition was accounted for by the purchase method.

    On November 27, 1996, the Company issued approximately 1,812,000 shares of its common stock for all of the outstanding common stock of FrontLine, and assumed approximately 410,000 warrants and stock options under option plans.

    On October 29, 1996, the Company issued approximately 4,471,000 shares of its common stock for all of the outstanding common stock of Meta, and assumed approximately 608,000 stock options and subscriptions under option and purchase plans.

    On September 27, 1996, the Company issued approximately 2,154,000 shares of its common stock for all of the outstanding common and preferred stock of Anagram, and assumed approximately 260,000 stock options under option plans. The Anagram outstanding preferred stock has been presented as common stock for all periods presented in the consolidated financial statements.

    The FrontLine, Meta and Anagram mergers described above have been accounted for as poolings of interests, and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the mergers to include the results of operations, financial position, and cash flows of FrontLine, Meta and Anagram.

    Total revenue and net income (loss) for the individual entities through their respective acquisition dates are as follows (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1994       1995        1996
                                                              ---------  ---------  ----------
Total revenue:
  Avant!....................................................  $  18,958  $  38,004  $   70,608
  Anagram...................................................        241      3,508       7,009
  Meta......................................................     19,652     25,281      24,121
  FrontLine.................................................        493      2,075       4,349
                                                              ---------  ---------  ----------
                                                              $  39,344  $  68,868  $  106,087
                                                              ---------  ---------  ----------
                                                              ---------  ---------  ----------
Net income (loss):
  Avant!....................................................  $   2,260  $   5,065  $    5,309
  Anagram...................................................         19      1,170       2,498
  Meta (pro forma 1994 and 1995)............................      2,134      2,177       4,477
  FrontLine.................................................       (646)       (99)         70
                                                              ---------  ---------  ----------
                                                                  3,767      8,313      12,354
Adjustment for deferred taxes...............................        242         37         130
                                                              ---------  ---------  ----------
As restated.................................................  $   4,009  $   8,350  $   12,484
                                                              ---------  ---------  ----------
                                                              ---------  ---------  ----------

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(2) MERGERS AND ACQUISITIONS (CONTINUED)
    In connection with the 1996 mergers with FrontLine, Meta and Anagram, the Company incurred direct transaction costs and merger-related integration expenses of approximately $9,300,000, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $5,352,000, charges for the elimination of duplicate facilities of approximately $2,250,000, and severance costs and certain other related costs of approximately $1,698,000. Of the $9,300,000 of merger-related costs, approximately $8,400,000 related to cash expenditures while approximately $900,000 related to noncash charges.

    On November 27, 1995, the Company issued approximately 6,400,000 shares of its common stock for all of the outstanding common stock of ISS, and assumed approximately 1,500,000 stock options and subscriptions under various ISS stock option and purchase plans. The merger has been accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position and cash flows of ISS.

    In connection with the 1995 merger with ISS, the Company incurred direct transaction costs and merger-related integration expenses of approximately $3,590,000 consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $2,858,000, charges for the elimination of duplicate facilities of approximately $233,000, and severance and certain other related costs of approximately $499,000. Of the $3,590,000 of merger-related costs, approximately $3,390,000 related to cash expenditures while approximately $200,000 related to noncash charges.

    As of December 31, 1996, accrued liabilities included approximately $3,910,000 of merger related costs, which the Company expects to pay in 1997, all of which are related to the 1996 mergers.

    On May 5, 1994, ISS completed a merger with Performance Signal Integrity, Inc. (PSI), a Pennsylvania corporation. The financial position, results of operations and cash flows of PSI were not material to ISS, and the merger was accounted for as an immaterial pooling of interests. Therefore, ISS's previously reported financial results were not restated for the PSI merger.

(3) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In connection with the completion of the Company's initial public offering in June 1995, all the outstanding mandatorily redeemable convertible preferred stock automatically converted into approximately 3,570,000 shares of the Company's common stock. In addition, outstanding warrants to acquire Series B preferred stock were automatically converted into approximately 26,000 shares of the Company's common stock.

(4) SHAREHOLDERS' EQUITY

    INITIAL PUBLIC OFFERING AND CHANGES IN AUTHORIZED COMMON AND PREFERRED STOCK

    In April 1995, the Company increased its authorized number of shares of preferred stock to 5,000,000 shares and authorized the Board of Directors to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(4) SHAREHOLDERS' EQUITY (CONTINUED)
preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders.

    In June 1995, the Company closed its initial public offering of common stock at $13.00 per share. The net proceeds of the offering were $27,713,000 after deducting applicable costs and expenses. In connection with the public offering, all the outstanding Series A preferred stock automatically converted into approximately 687,000 shares of the Company's common stock.

    In May 1996, the Company increased its authorized number of shares of common stock from 25,000,000 to 50,000,000 shares.

    SHAREHOLDER DISTRIBUTIONS

    Meta (an S corporation for income tax reporting purposes) made distributions to its shareholders to provide them with funds to pay income taxes on corporate earnings. Prior to the completion of the Meta initial public offering and the termination of the S corporation election in November 1995, Meta declared a distribution payable to existing shareholders of Meta. This distribution represented undistributed tax basis earnings of Meta through the termination of the S corporation election.

    1995 STOCK OPTION/ISSUANCE PLAN

    The Company approved the 1995 Stock Option/Stock Issuance Plan (the 1995
Plan) in April 1995, under which all remaining outstanding stock options and shares available for grant under the Company's 1993 Stock Option/Stock Issuance Plan and 1,000,000 additional shares of the Company's common stock has been authorized for issuance. The 1995 Plan is intended to serve as a successor to the 1993 Stock Option/Stock Issuance Plan (see below) and has terms similar to those of the 1993 Stock Option/Stock Issuance Plan. Under the 1995 Plan, however, each individual serving as a nonemployee Board of Directors' member on the date the Underwriting Agreement for the initial public offering was executed received an option grant on such date for 20,000 shares of common stock, provided such individual had not otherwise been in the prior employ of the Company. Each individual who first becomes a nonemployee Board of Directors' member thereafter receives a 20,000 share option grant on the date such individual joins the Board of Directors provided such individual has not been in the prior employ of the Company. In addition, at each annual shareholders' meeting, beginning with the 1996 Annual Shareholders' Meeting, each individual who continues to serve as a nonemployee Board of Directors' member after the meeting receives an additional option grant to purchase 5,000 shares of common stock whether or not such individual has been in the prior employ of the Company.

    1993 STOCK OPTION/STOCK ISSUANCE PLAN

    In September 1993, the Board of Directors approved the 1993 Stock Option/Stock Issuance Plan (the Plan). Options granted under the Plan may be either incentive stock options or nonstatutory stock options, as designated by the Board of Directors. The Plan provides that the exercise price of an incentive stock option and a nonstatutory option will be no less than the fair market value and 85% of the fair market

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(4) SHAREHOLDERS' EQUITY (CONTINUED)
value, respectively, of the Company's common stock at the date of grant, as determined by the Board of Directors.

    The Company's Board of Directors also has the authority to set exercise dates (no longer than 10 years from the date of grant), payment terms and other provisions for each grant. Generally options granted under the Plan become exercisable as to 25% of the shares on the anniversary date of grant and thereafter become exercisable ratably over three years.

    The Company has recorded deferred compensation of $3,522,000, representing the difference between the exercise price and the deemed fair value of the Company's common stock for 604,000 shares subject to common stock options granted in the fourth quarter of 1994, the first quarter of 1995 and options assumed in the Anagram and FrontLine mergers and Nexsyn acquisition during 1996. The deferred compensation will be amortized to compensation expense over the period during which the options become exercisable, generally four years.

    In connection with the mergers discussed in Note 2, various ISS, Anagram, Meta and FrontLine option plans were assumed by the Company, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect the relative exchange ratios of the mergers.

    1992 STOCK OPTION/APPRECIATION PLAN

    Under Meta's 1992 Stock Option/Appreciation Plan (the 1992 Plan), the exercise price of stock options is to be not less than 90% of the fair market value at the date of grant. Fair market value, in the absence of trading on a national or regional stock exchange, was established by Meta's Board of Directors based on an independent valuation of Meta. Options generally vested over a period of one to four years from the date of grant, expire ten years from the date of grant, and are terminated, to the extent not exercised, one month after termination of employment.

    The 1992 Plan provides for the exercise of stock appreciation rights with respect to outstanding options in the absence of trading of Meta's stock on a national or regional stock exchange. Upon the exercise of stock appreciation rights, the employee surrendered the related unexercised option and received cash payment equal to the excess of the fair market value of the underlying shares at the time of exercise over the aggregate exercise price of the related option. Compensation expense was recognized for the appreciation in value from the date of grant.

    During the months of June, July, and August 1995, Meta entered into agreements with substantially all individual option holders under the 1992 Plan terminating the stock appreciation right feature of the individual awards. Compensation expense of $484,000, representing the difference between the exercise price and the fair market value of the stock, was recorded based on the vested stock appreciation rights of the individual shareholders through the date such rights were terminated. Upon effectiveness of the Meta initial public offering, all stock appreciation rights terminated, and no further compensation expense was recorded.

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(4) SHAREHOLDERS' EQUITY (CONTINUED)

    Opinion No. 25 in accounting for its option and purchase plans and accordingly, compensation expense has been recognized for its stock options in the financial statements using the intrinsic value method. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31, (in thousands):

                                                                             1995       1996
                                                                           ---------  ---------
Net income
  As reported (pro forma in 1995)........................................  $   8,350  $  12,484
  Additional compensation cost resulting from:
    Fixed stock options..................................................     (1,772)    (4,592)
    Performance based stock options......................................         (2)        (2)
    Employee stock purchase rights.......................................       (309)    (1,044)
                                                                           ---------  ---------
      Pro forma..........................................................  $   6,267  $   6,846
                                                                           ---------  ---------
                                                                           ---------  ---------
Earnings per share
  As reported (pro forma in 1995)........................................  $    0.35  $    0.47
  Pro forma..............................................................  $    0.26  $    0.26

    The fair value of each fixed stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: expected volatility of 57% and 57%, risk-free interest rates of 7.86%, and 5.27% expected lives of six months after vesting and no dividend yield.

    The effects of applying SFAS No. 123 for disclosing compensation cost may not be representative of the effects on reported net income for future years because pro forma net income reflects compensation costs only for stock options granted in 1995 and 1996 and does not consider compensation cost for stock options granted prior to January 1, 1995.

    A summary of the status of the Company's fixed stock option plans as of December 31, 1994, 1995, and 1996, and changes during the years ending on those dates is presented below:

                                 1994              1995              1996
                           ----------------  ----------------  ----------------
                                   WEIGHTED          WEIGHTED          WEIGHTED
                                   AVERAGE           AVERAGE           AVERAGE
                           SHARES  EXERCISE  SHARES  EXERCISE  SHARES  EXERCISE
                           (000)    PRICE    (000)    PRICE    (000)    PRICE
                           ------  --------  ------  --------  ------  --------
Outstanding at beginning
  of year................    734   $  0.78   2,600   $  6.42   3,477   $  9.42
  Granted................  2,275      6.95   1,816     14.00   1,738     17.61
  Exercised..............   (134 )    0.69    (598 )   11.21    (990 )    3.41
  Canceled...............   (275 )    0.68    (341 )    7.16    (362 )   14.10
                           ------            ------            ------
Outstanding at end of
  year...................  2,600   $  6.42   3,477   $  9.42   3,863   $ 12.84
                           ------            ------            ------
                           ------            ------            ------
Options exercisable at
  end of year............    881             1,444             1,996
                           ------            ------            ------
                           ------            ------            ------
Weighted average fair
  value of options
  granted during the
  year...................   --               $5.96             $7.28
                           ------            ------            ------
                           ------            ------            ------

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(4) SHAREHOLDERS' EQUITY (CONTINUED)
    The following summarizes information about fixed stock options outstanding as of December 31, 1996:

                                                                OPTIONS OUTSTANDING
                                                   ---------------------------------------------    OPTIONS EXERCISABLE
                                                       NUMBER         WEIGHTED                    ------------------------
                                                   OUTSTANDING AS      AVERAGE       WEIGHTED                   WEIGHTED
                                                   OF DECEMBER 31,    REMAINING       AVERAGE       NUMBER       AVERAGE
                                                        1996         CONTRACTUAL     EXERCISE     EXERCISABLE   EXERCISE
RANGE OF EXERCISE PRICE                                 (000)       LIFE (YEARS)       PRICE         (000)        PRICE
-------------------------------------------------  ---------------  -------------  -------------  -----------  -----------
$0.07-0.30.......................................           902            6.86      $    0.28           647    $    0.29
$0.31-15.00......................................         1,367            8.48           7.13           617         6.47
$15.01-25.00.....................................         1,145            8.61          18.66           672        17.35
$25.01-44.50.....................................           449            9.42          35.66            60        38.01
                                                          -----             ---         ------         -----   -----------
$0.07-44.50......................................         3,863            8.15      $   12.84         1,996    $    7.57
                                                          -----             ---         ------         -----   -----------
                                                          -----             ---         ------         -----   -----------

    FrontLine granted certain employees stock option awards whose vesting is contingent upon achieving certain performance measures. The exercise price of each option, which has a 10 year life, is equal to the market price of the Company's stock on the date of grant.

    The fair value of each performance-based option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: risk-free interest rates of 7.86% and 5.27%, expected lives six months after vesting and no dividend yield.

    The following is a summary of the activity under the Company's performance based stock option plan:

                                                                1995                     1996
                                                       ----------------------  ------------------------
                                                                   WEIGHTED                  WEIGHTED
                                                                    AVERAGE                   AVERAGE
                                                        SHARES     EXERCISE      SHARES      EXERCISE
                                                         (000)       PRICE        (000)        PRICE
                                                       ---------  -----------  -----------  -----------
Outstanding at beginning of year.....................     --       $  --               72    $    0.58
Granted..............................................         72        0.58           24         0.58
                                                       ---------                    -----
Outstanding at end of year...........................         72   $    0.58           96    $    0.58
                                                       ---------                    -----
                                                       ---------                    -----
Options exercisable at end of year...................         13                       35
Weighted average fair value of options granted during
  the year...........................................  $    0.11                $    0.08
                                                       ---------                    -----
                                                       ---------                    -----

    As of December 31, 1996, the 96,000 performance options outstanding under the Plan have an exercise price of $0.58 and a weighted average remaining contractual life of 8.68 years. The Company expects that approximately 50% of the nonvested awards as of December 31, 1996 will eventually vest.

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(4) SHAREHOLDERS' EQUITY (CONTINUED)
    WARRANTS

    During 1995, FrontLine issued a warrant to purchase 10,380 shares of common stock at a price of $0.58 per share in connection with a technology development agreement. This warrant expires on October 31, 2000 and is exercisable upon completion of certain milestones. As of December 31, 1996, there were no warrants exercisable. Accounting for the value of this warrant will be determined upon completion of the milestones and will be charged to income at that time because the technology had not reached technological feasibility at the date of the technology development agreement.

    COMMON STOCK AWARDS

    An agreement with a distributor provides for the issuance of common stock in lieu of cash sales commissions. In April 1996, FrontLine issued approximately 6,000 shares of common stock and recognized a charge to income of approximately $140,000. The Company may issue up to 15,000 additional shares of common stock for future sales commissions through 1998.

(5) LEASES

    CAPITAL LEASES

    The Company is obligated to make future minimum lease payments under capital lease arrangements of $52,000 during 1997.

    OPERATING LEASES

    The Company leases its Sunnyvale, California, Research Park Triangle, North Carolina, and certain sales facilities under operating lease agreements which expire over the next nine years. Rental expense incurred by the Company under operating lease agreements totaled $1,190,000, $1,366,000, and $2,164,000, and for the years ended December 31, 1994, 1995 and 1996, respectively.

    Future annual minimum lease payments under operating leases for the years ended December 31, are as follows (in thousands):

1997................................................  $   2,047
1998................................................      1,175
1999................................................        851
2000................................................        742
2001................................................        700
Thereafter..........................................      2,741
                                                      ---------
                                                      $   8,256
                                                      ---------
                                                      ---------

(6) INCOME TAXES

    The components of income tax expense, as presented in the accompanying consolidated statements of income, are comprised of federal taxes, state taxes and certain foreign taxes. The pro forma provision for

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(6) INCOME TAXES (CONTINUED)
income taxes reflects the income tax expense that would have been reported if Meta (an S corporation for income tax reporting purposes) had been a C corporation for the years ended December 31, 1994 and 1995. The components of income taxes and pro forma income taxes as of December 31, 1994, 1995 and 1996, are as follows (in thousands):

                                                                    1994       1995       1996
                                                                  ---------  ---------  ---------
Provision for income taxes:
  Current:
    Federal.....................................................  $     105  $   1,736  $   7,127
    Foreign.....................................................        535      1,609        725
    State.......................................................        106        837        767
                                                                  ---------  ---------  ---------
      Total.....................................................        746      4,182      8,619
                                                                  ---------  ---------  ---------
  Deferred:
    Federal.....................................................        102       (826)    (2,144)
    State.......................................................         54       (605)      (253)
                                                                  ---------  ---------  ---------
      Total.....................................................        156     (1,431)    (2,397)
                                                                  ---------  ---------  ---------
Charge in lieu of taxes attributable to employee stock plans....        647      1,302      4,730
                                                                  ---------  ---------  ---------
      Total provision for income taxes..........................  $   1,549  $   4,053  $  10,952
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
Pro forma income taxes:
  Current:
    Federal.....................................................  $   1,073  $   2,989
    Foreign.....................................................        535      1,609
    State.......................................................        332      1,240
                                                                  ---------  ---------
      Total.....................................................      1,940      5,838
                                                                  ---------  ---------
  Deferred:
    Federal.....................................................       (394)      (396)
    State.......................................................        (18)      (517)
                                                                  ---------  ---------
      Total.....................................................       (412)      (913)
                                                                  ---------  ---------
Charge in lieu of taxes attributable to employee stock plans....        647      1,302
                                                                  ---------  ---------
      Total pro forma provision for income taxes................  $   2,175  $   6,227
                                                                  ---------  ---------
                                                                  ---------  ---------

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(6) INCOME TAXES (CONTINUED)
    The Company's effective tax rate and pro forma effective rate differs from the federal statutory income tax rate of 35% as follows (in thousands):

                                                                                        1994       1995       1996
                                                                                      ---------  ---------  ---------
Income tax expense at statutory rate................................................  $   2,164  $   5,102  $   8,203
State tax expense...................................................................        153        491      1,540
Nondeductible merger costs..........................................................     --            938      2,355
Change in valuation allowance.......................................................         89        (89)    --
Tax exempt income...................................................................       (140)      (306)      (307)
Tax credits.........................................................................        (78)      (148)      (387)
Foreign sales corporation...........................................................     --            (96)      (980)
S corporation benefit...............................................................     (1,134)      (575)    --
Establishment of deferred tax assets in conjunction with Meta's transition from an S
  corporation to C corporation status...............................................     --         (1,725)    --
Foreign taxes paid by S Corporation.................................................        497        423     --
Other...............................................................................         (2)        38        528
                                                                                      ---------  ---------  ---------
    Actual income tax expense.......................................................  $   1,549  $   4,053  $  10,952
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Income tax expense at statutory rate................................................  $   2,164  $   5,102
State tax expense...................................................................        259        815
Nondeductible merger costs..........................................................     --            938
Change in valuation allowance.......................................................         89        (89)
Tax exempt income...................................................................       (140)      (306)
Tax credits.........................................................................       (222)      (253)
Foreign sales corporation...........................................................     --            (96)
Other...............................................................................         25        116
                                                                                      ---------  ---------
    Pro forma income tax expense....................................................  $   2,175  $   6,227
                                                                                      ---------  ---------
                                                                                      ---------  ---------

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(6) INCOME TAXES (CONTINUED)
    The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1995 and 1996 are as follows (in thousands):

                                                                               1995       1996
                                                                             ---------  ---------
Deferred tax assets:
  Accrued liabilities......................................................  $   1,385  $   1,343
  Allowance for doubtful accounts..........................................        158        305
  Tax credit carryforwards.................................................        361     --
  Net operating loss carryforwards.........................................        286        201
  Deferred revenue.........................................................        942      4,682
  Property and equipment, principally due to depreciation..................      1,140        760
  Other....................................................................         95         91
                                                                             ---------  ---------
    Total gross deferred tax assets........................................      4,367      7,382
Less valuation allowance...................................................     --         --
                                                                             ---------  ---------
    Deferred tax assets, net of valuation allowance........................      4,367      7,382
                                                                             ---------  ---------
Deferred tax liability--Accrual to cash conversion.........................        314        932
                                                                             ---------  ---------
    Net deferred tax assets................................................  $   4,053  $   6,450
                                                                             ---------  ---------
                                                                             ---------  ---------

    Management believes it is more likely than not that future operations will generate sufficient taxable income to realize the deferred tax assets.

    The Company had net operating loss carryforwards of $760,000 and $503,000 as of December 31, 1995 and 1996, respectively, expiring through the year 2011.

(7) EMPLOYEE BENEFIT PLANS

    401(K) PLAN

    The Company has a 401(k) retirement savings plans covering substantially all employees. Contributions are matched at the discretion of the Board of Directors. The matching contributions amounted to $77,000, $115,000, and $769,000, for 1994, 1995 and 1996, respectively.

    EMPLOYEE STOCK PURCHASE PLAN

    The Company has a Qualified Employee Stock Purchase Plan, which permits eligible employees to purchase newly issued common stock of the Company up to an aggregate of 500,000 shares. Under this plan, employees may purchase from the Company a designated number of shares through payroll deductions at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the date of the grant or the date the right to purchase is exercised. Under the Plan, the Company sold 5,000, 43,000, and 83,000 shares, to employees in 1994, 1995 and 1996, respectively.

    Under SFAS No. 123, compensation cost would be recognized for the fair value of the employee's purchase rights, which was estimated using the Black-Scholes model with the following assumptions for

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(7) EMPLOYEE BENEFIT PLANS (CONTINUED)
1995 and 1996, respectively: expected volatility of 57% and 57%, risk-free interest rates of 7.76% and 5.61% and no dividend yield. The weighted average fair value of those purchase rights (including the 15% discount to the fair value of the Company's common stock) granted in 1995 and 1996 were $13.25 and $8.17, respectively.

(8) CONCENTRATIONS OF CREDIT RISK

    The Company maintains excess cash balances in a variety of financial instruments such as securities backed by the U.S. government, municipal/corporate auction preferred stock, municipal bonds, short-term debt securities, and demand deposit investments in limited-maturity fixed-income mutual funds. The Company has not experienced any material losses in any of the instruments it has used for excess cash balances.

    To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any geographic area. The Company's allowance for doubtful accounts was $899,000 and $762,000 as of December 31, 1995 and 1996, respectively.

(9) BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

    The Company operates primarily in one business segment, comprising the electronic design automation industry.

    The Company's export revenues are all denominated in U.S. dollars. International revenue, principally to customers in Asia, accounted for approximately 33%, 32%, and 34% of total revenue in the years ended December 31, 1994, 1995 and 1996, respectively.

    As of December 31, 1995 and 1996, no customer comprised in excess of 10% of total accounts receivable.

(10) ACQUISITIONS OF TECHNOLOGY

    In each of December 1996, September 1996, October 1995 and April 1994, the Company acquired rights to certain software technology under development. As the acquired software had not reached technological feasibility at the date of acquisition, it was expensed upon acquisition.

    Under the October 1995 agreement, the Company will make payments of approximately $670,000, $475,000, $350,000 and $200,000 in March 1997, 1998,
1999 and 2000, respectively. The net present value of these payments is included in technology acquisition payable in the accompanying consolidated balance sheets.

(11) COMMITMENTS AND CONTINGENCIES

    On December 6, 1995, Cadence Design Systems, Inc. (Cadence) filed an action against the Company and certain of its officers in the Northern California United States District Court alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract,

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(11) COMMITMENTS AND CONTINGENCIES (CONTINUED) inducing breach of contract and false advertising. The essence of the complaint is that certain Avant! employees who were formerly Cadence employees allegedly misappropriated and improperly copied source code for certain important functions of Avant! place and route products from Cadence, and that the Company has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that the Company induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. In addition to actual and punitive damages, which were not quantified by Cadence, Cadence seeks to enjoin the sale of certain place and route products.

    On March 18, 1997, the Northern California District Court denied Cadence's motion to obtain a preliminary injunction that would have prohibited the production and sale of Avant!'s ArcCell, ArcCell-XO, Aquarius-XO and Aquarius-XO
2.0 products or any other product that Avant! is currently selling. The matter is currently awaiting trial, pending further pretrial matters. A trial date has not yet been set.

    On January 16, 1996, Avant! filed a counterclaim alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. Although Avant!'s counterclaim seeks unquantified damages according to proof, Avant! specifically alleges that it has suffered losses in excess of $500 million. The alleged losses are due largely to the decline in Avant!'s stock market value caused by Cadence's misconduct.

    The Santa Clara County District Attorney's office is also investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On December 5, 1995, a search warrant was executed at the Company's Sunnyvale, California, facility to determine whether there was evidence of criminal conduct. No criminal charges have been filed against the Company, the Company's management or its employees, but no assurance can be given that such charges will not be filed in the future. A criminal complaint, if filed against the Company, the Company's management or its employees, could result in a loss of management and other personnel and could have other material adverse effects on the Company.

    On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint. In addition, on December 19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California a class action complaint for violations of the federal securities laws. These class action lawsuits allege certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim. In February 1997, plaintiff Tarca voluntarily dismissed his action and the Margetis plaintiffs were certified as class representatives in their action. The Margetis action has been informally stayed pending resolution of Cadence's preliminary injunction motion.

    When the lawsuits were originally filed against the Company, the Company experienced delays in orders by customers due to the uncertainty of the pending lawsuits against the Company. If the Company suffers an adverse outcome in either the civil or criminal proceedings, then the Company would likely experience future delays in orders from customers and would likely suffer the loss of customers. If such

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(11) COMMITMENTS AND CONTINGENCIES (CONTINUED) events were to occur, there would be a material adverse effect on the Company's business, financial condition and results of operations.

    The Company believes it has sufficient defenses to all the plaintiffs' claims and intends to defend itself vigorously. If however, Avant!'s defenses are unsuccessful, the Company may be enjoined from selling certain place and route products and may be required to pay damages to Cadence. In such event, Avant!'s business, operating results and financial condition would be materially adversely affected. In addition, it is likely that an adverse judgment against Avant! would result in a steep decline in the market price of Avant!'s common stock. Although it is reasonably possible the Company may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, and the Company believes, based on information it presently possesses, that the conclusion of these claims will not have a material adverse effect on the Company's consolidated financial position; however, there can be no assurance that an adverse judgment, if granted on any claim would not have a material adverse effect on the Company's business, consolidated financial position or consolidated results of operations.

    The Company is subject to other claims that have arisen in the ordinary course of business. In the opinion of management, all such matters are without merit or involve amounts that would not have a material adverse effect on the Company's consolidated financial position if unfavorably resolved.

    As of December 31, 1996, the Company was contingently liable for a $4 million letter of credit for general corporate matters.

(12) SUBSEQUENT EVENTS (UNAUDITED)

    On April 11, 1997, the Santa Clara County District Attorney's office filed a criminal complaint against Avant! and six of its employees. The individuals have pleaded not guilty and are awaiting further proceedings. The criminal complaint could result in criminal fines against Avant!, as well as potential incarceration of certain members of its management team.

    On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled a district court denial of Cadence's motion with respect to Avant!'s ArcCell product, and held that a preliminary injunction should be granted against the further sale of the ArcCell product, a product which Avant! no longer sells. The Court of Appeals did not enjoin Avant!'s Aquarius product, but rather remanded this aspect of Cadence's motion to the district court for further consideration.

    In March 1993, Meta filed a complaint in Santa Clara Superior Court against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief

                      AVANT! CORPORATION AND SUBSIDIARIES

            DECEMBER 31, 1994, 1995, AND 1996 AND SEPTEMBER 30, 1997
                     (INFORMATION AS OF SEPTEMBER 30, 1997
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

(12) SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of Avant!'s Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

    In August 1997, the Superior Court entered a default judgment against Mr. Hailey as to the defamation and interference with economic advantage claims for failure to answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20.0 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and, on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim and claims related to the product development and marketing program. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the August 1995 cross-complaint.

    Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco, including filing an appeal as quickly as practicable. Meta believes it has substantial appellate issues which could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Although it is reasonably possible Meta will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on Avant!'s business, consolidated financial condition and consolidated results of operations.

    In May 1997, the Company increased its authorized number of shares of common stock from 50,000,000 to 75,000,000 shares.

    On September 12, 1997, the Company acquired all of the outstanding common and preferred stock of Compass Design Automation, Inc. in a transaction accounted for as a purchase. The purchase price included cash of $17,500,000, 522,192 shares of Avant! common stock valued at $17,500,000, and transaction costs of $4,948,000. The net purchase price of $39,948,000 was allocated as follows: $6,701,000 to current assets; $4,441,000 to property, plant and equipment; $41,186,000 to in-process research and development; $14,822,000 to goodwill and other identifiable intangibles; and $27,202,000 to assumed liabilities.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Compass Design Automation, Inc.:

We have audited the accompanying consolidated balance sheet of Compass Design Automation, Inc. and subsidiaries (the Company) as of December 27, 1996, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year then ended. In connection with our audits of the accompanying consolidated financial statements, we also have audited the accompanying consolidated financial statement schedule. These consolidated financial statements and related consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Compass Design Automation, Inc. and subsidiaries as of December 27, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

San Jose, California

November 18, 1997

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                       JUNE 27,
                                                                                                         1997
                                                                                        DECEMBER 27,  -----------
                                                                                            1996
                                                                                        ------------  (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash................................................................................   $    1,668        2,445
  Accounts receivable, net............................................................       12,644        7,168
  Other receivables...................................................................          322          294
  Prepaid and other current assets....................................................          252          634
                                                                                        ------------  -----------
    Total current assets..............................................................       14,886       10,541

Property, plant, and equipment, net...................................................        5,672        4,655
Other assets..........................................................................          490          418
                                                                                        ------------  -----------
    Total assets......................................................................   $   21,048       15,614
                                                                                        ------------  -----------
                                                                                        ------------  -----------
                                      LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable....................................................................   $    2,238        2,382
  Payable to VLSI.....................................................................       13,423       11,781
  Accrued compensation................................................................        3,779        3,938
  Other accrued liabilities...........................................................        1,962        2,065
  Deferred revenue....................................................................        9,846        9,290
                                                                                        ------------  -----------
    Total current liabilities.........................................................       31,248       29,456
Minority interest.....................................................................           56           65
Commitments and contingencies
Shareholders' deficit:
  Series A redeemable preferred stock, $0.01 par value; 2,200 shares authorized; 2,200 shares issued and outstanding as of December 31, 1996; liquidation preference of
    $2,200............................................................................           22           22
  Common stock, $0.01 par value; 40,000 shares authorized; 19,100 shares issued and
    outstanding as of December 31, 1996...............................................          191          191
  Additional paid-in capital..........................................................        3,897        3,902
  Accumulated deficit.................................................................      (14,366)     (18,022)
                                                                                        ------------  -----------
    Total shareholders' deficit.......................................................      (10,256)     (13,907)
                                                                                        ------------  -----------
    Total liabilities and shareholders' deficit.......................................   $   21,048       15,614
                                                                                        ------------  -----------
                                                                                        ------------  -----------

          See accompanying notes to consolidated financial statements.

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      SIX-MONTH
                                                                                                    PERIODS ENDED
                                                                                  YEAR ENDED   ------------------------
                                                                                 DECEMBER 27,   JUNE 28,     JUNE 27,
                                                                                     1996         1996         1997
                                                                                 ------------  -----------  -----------
                                                                                                     (UNAUDITED)
Revenue:
  Software.....................................................................   $   26,288       14,163       12,081
  Software sales to VLSI.......................................................        7,654        3,827        3,666
  Services.....................................................................       20,243       10,658        8,997
                                                                                 ------------  -----------  -----------
    Total revenue..............................................................       54,185       28,648       24,744
                                                                                 ------------  -----------  -----------
Costs and expenses:
  Costs of software............................................................        5,003        3,068        1,862
  Costs of services............................................................        6,006        3,306        2,696
  Research and development.....................................................       22,169       11,779        8,997
  Selling and marketing........................................................       22,234       11,021       12,517
  General and administrative...................................................        6,274        2,566        2,960
                                                                                 ------------  -----------  -----------
    Total operating expenses...................................................       61,686       31,740       29,032
                                                                                 ------------  -----------  -----------
    Loss from operations.......................................................       (7,501)      (3,092)      (4,288)
Interest expense, net..........................................................         (995)        (407)        (589)
Other expense..................................................................         (225)        (125)        (287)
                                                                                 ------------  -----------  -----------
    Loss before taxes..........................................................       (8,721)      (3,624)      (5,164)
Income tax benefit.............................................................        3,311        1,247        1,508
                                                                                 ------------  -----------  -----------
    Net loss...................................................................       (5,410)      (2,377)      (3,656)
Cumulative dividends on Series A redeemable preferred stock....................         (220)        (110)        (110)
                                                                                 ------------  -----------  -----------
    Net loss attributable to common shareholders...............................   $   (5,630)      (2,487)      (3,766)
                                                                                 ------------  -----------  -----------
                                                                                 ------------  -----------  -----------
    Net loss per common share..................................................   $    (0.29)       (0.13)       (0.20)
                                                                                 ------------  -----------  -----------
                                                                                 ------------  -----------  -----------
Shares used to compute net loss per common share...............................       19,100       18,821       19,162
                                                                                 ------------  -----------  -----------
                                                                                 ------------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                                 (IN THOUSANDS)

                                              SERIES A PREFERRED STOCK
                                                                             COMMON STOCK       ADDITIONAL
                                              ------------------------  ----------------------    PAID-IN    ACCUMULATED
                                                SHARES       AMOUNTS     SHARES      AMOUNTS      CAPITAL      DEFICIT
                                              -----------  -----------  ---------  -----------  -----------  ------------
Balances as of December 29, 1995............       2,200    $      22      18,678   $     191        3,855        (8,956)
Exercise of stock options...................          --           --         422          --           42            --
Net loss....................................          --           --          --          --           --        (5,410)
                                                   -----          ---   ---------       -----        -----   ------------
Balances as of December 27, 1996............       2,200           22      19,100         191        3,897       (14,366)
Exercise of stock options (unaudited).......          --           --          62          --            5            --
Net loss (unaudited)........................          --           --          --          --           --        (3,656)
                                                   -----          ---   ---------       -----        -----   ------------
Balances as of June 27, 1997 (unaudited)....       2,200    $      22      19,162   $     191        3,902       (18,022)
                                                   -----          ---   ---------       -----        -----   ------------
                                                   -----          ---   ---------       -----        -----   ------------


                                                 TOTAL
                                              SHAREHOLDERS'
                                                DEFICIT
                                              ------------
Balances as of December 29, 1995............       (4,888)
Exercise of stock options...................           42
Net loss....................................       (5,410)
                                              ------------
Balances as of December 27, 1996............      (10,256)
Exercise of stock options (unaudited).......            5
Net loss (unaudited)........................       (3,656)
                                              ------------
Balances as of June 27, 1997 (unaudited)....      (13,907)
                                              ------------
                                              ------------

          See accompanying notes to consolidated financial statements.

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                    SIX-MONTH
                                                                                                  PERIODS ENDED
                                                                               YEAR ENDED   --------------------------
                                                                              DECEMBER 27,                  JUNE 27,
                                                                                  1996                        1997
                                                                              ------------  JUNE 28, 1996  -----------
                                                                                            -------------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................................   $   (5,410)       (2,377)       (3,656)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation............................................................        2,243         1,938         1,087
    Minority interest in net loss of consolidated subsidiary................           56            66             9
    Changes in operating assets and liabilities:
      Accounts receivable, net..............................................          532         1,200         5,477
      Other receivables.....................................................          (24)         (127)           28
      Prepaid and other current assets......................................          120          (268)         (383)
      Other assets..........................................................         (110)          (43)           72
      Accounts payable......................................................         (164)           46           144
      Payable to VLSI.......................................................        3,486           440        (1,642)
      Accrued compensation..................................................         (822)          (72)          159
      Other accrued liabilities.............................................          255           301           103
      Deferred revenue......................................................          890          (496)         (556)
                                                                              ------------       ------    -----------
        Net cash provided by operating activities...........................        1,052           608           842
Cash flows used in investing activities--purchases of property, plant, and
  equipment.................................................................         (854)       (1,107)          (70)
Cash flows provided by financing activities--exercise of stock options......           42            14             5
                                                                              ------------       ------    -----------
Net increase (decrease) in cash.............................................          240          (485)          777
Cash, beginning of year/period..............................................        1,428         1,428         1,668
                                                                              ------------       ------    -----------
Cash, end of year/period....................................................   $    1,668           943         2,445
                                                                              ------------       ------    -----------
                                                                              ------------       ------    -----------

          See accompanying notes to consolidated financial statements.

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 27, 1996, JUNE 28, 1996, AND JUNE 27, 1997

             (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX-MONTH PERIODS ENDED JUNE 28, 1996 AND JUNE 27, 1997 IS UNAUDITED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    Compass Design Automation, Inc. (the Company or Compass) develops, markets and supports software products that assist design engineers in the automated design, layout, physical verification and analysis of advanced integrated circuits. Its primary customers are semiconductor companies in the United States, Japan, Korea, Taiwan, and Europe. Compass is a majority owned subsidiary of VLSI Technology, Inc. (VLSI) (see Note 10) and is dependent upon VLSI for financial support.

    FISCAL YEAR

    The Company's fiscal year ends on the last Friday in December and consists of 52 weeks.

    PRINCIPLES OF PRESENTATION AND PREPARATION

    The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and a majority owned subsidiary. The Company owns 60% of the outstanding shares of Compass Design Automation Korea Company, Ltd. (Compass Korea) and, accordingly, consolidates the financial position and results of operations of Compass Korea. The minority interest in the net loss of Compass Korea is presented in other expense in the consolidated statements of operations. All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements include charges from VLSI for certain services provided to the Company by VLSI and for certain payments made on the behalf of the Company as discussed in Note 2.

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Revenue consists primarily of fees for licenses of the Company's software products, maintenance, and customer support.

    SOFTWARE REVENUE

    Revenue from the sale of software licenses is recognized upon shipment of the products, delivery of permanent authorization codes, and fulfillment of acceptance terms, if any, providing that no significant vendor and postcontract support obligations remain and collection of the related receivable is probable. Any remaining insignificant vendor or postcontract support obligations are accrued at the time the revenue

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 27, 1996, JUNE 28, 1996, AND JUNE 27, 1997

             (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX-MONTH
    PERIODS ENDED JUNE 28, 1996 AND JUNE 27, 1997 IS UNAUDITED) (CONTINUED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) is recognized. If a contingency regarding the sale exists, revenue recognition is delayed until the contingency has been resolved. When the Company receives advance payments for software products, such payments are reported as deferred revenue until all conditions for revenue recognition are met.

    Revenue from the sale of custom software is recognized under the percentage-of-completion method based on output measures which represent the amounts of value added as specified in written custom software contracts.

    SERVICES REVENUE

    Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically 6 or 12 months. Revenue from customer training, support and other services is recognized as the service is performed.

    PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment consist primarily of computer workstations and file servers for employees and are stated at cost net of accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets (generally, five years).

    SOFTWARE DEVELOPMENT COSTS

    Development costs incurred in research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility and, accordingly, no costs have been capitalized.

    INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    The tax provision has been prepared as if the Company filed separate tax returns on a stand alone basis. Under the terms of the tax-sharing agreement between the Company and VLSI, VLSI has reimbursed the Company for the tax benefit of its federal and state losses and credits. As a result, the net deferred tax asset relating to the federal and state temporary differences less prior and current year

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 27, 1996, JUNE 28, 1996, AND JUNE 27, 1997

             (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX-MONTH
    PERIODS ENDED JUNE 28, 1996 AND JUNE 27, 1997 IS UNAUDITED) (CONTINUED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) payments, is recorded as a reduction of the payable to VLSI in the accompanying consolidated balance sheet as of December 27, 1996.

    NET LOSS PER COMMON SHARE

    Cumulative dividends on Series A redeemable preferred are added to net loss to arrive at net loss attributable to common shareholders. Net loss per common share is computed using the weighted-average number of common shares outstanding during each period presented. Common stock equivalents are excluded from the computation as their effect is antidilutive.

    STOCK OPTION AND STOCK PURCHASE PLANS

    The Company accounts for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Under SFAS No. 123, the Company must disclosure pro forma net loss for employee stock option grants and employee stock purchases made in 1996 and future years as if the fair value based method defined in SFAS No. 123 had been applied.

    TRANSLATION OF FOREIGN CURRENCIES

    The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Resulting foreign exchange gains and losses are included in the consolidated results of operations.

    UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying unaudited consolidated financial statements as of June 27, 1997, and for the six-month periods ended June 28, 1996 and June 27, 1997, have been prepared on substantially the same basis as the audited consolidated financial statements, and include all adjustments, consisting only of normal recurring adjustments, which management believes are necessary for a fair presentation of the financial information set forth herein.

(2) RELATED PARTY TRANSACTIONS

    The Company has a technology subscription agreement with VLSI whereby VLSI pays $1,596,000 per quarter to the Company for the rights to use certain products. VLSI also made other purchases of products for resale to VLSI customers. Revenue from VLSI of $7,654,000 is included in software revenue in the consolidated statement of operations for the year ended December 27, 1996.

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 27, 1996, JUNE 28, 1996, AND JUNE 27, 1997

             (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX-MONTH
    PERIODS ENDED JUNE 28, 1996 AND JUNE 27, 1997 IS UNAUDITED) (CONTINUED)

(2) RELATED PARTY TRANSACTIONS (CONTINUED)
    VLSI charged the Company $864,000 during 1996 for finance, administrative, legal, tax, and treasury services performed by VLSI or paid by VLSI on the Company's behalf. Management believes these charges represent actual costs incurred by VLSI on the Company's behalf. These costs are included in general and administrative expenses in the consolidated statements of operations.

    The Company rents its San Jose, California, facility under an operating lease with VLSI. Total rent expense paid to VLSI during 1996 was $1,236,000 and is included in general and administrative expenses in the consolidated financial statements of operations.

(3) BALANCE SHEET COMPONENTS

    ACCOUNTS RECEIVABLE

    A summary of accounts receivable as of December 27, 1996, follows (in thousands):

Trade receivables..................................................................  $  12,799
Less allowance for doubtful accounts...............................................        155
                                                                                     ---------
                                                                                     $  12,644
                                                                                     ---------
                                                                                     ---------

    PROPERTY, PLANT, AND EQUIPMENT

    A summary of property, plant, and equipment as of December 27, 1996, follows (in thousands):

Computer equipment.................................................................  $  25,254
Office and other equipment.........................................................      3,031
Leasehold improvements.............................................................      2,085
                                                                                     ---------
                                                                                        30,370
Less accumulated depreciation and amortization.....................................     24,698
                                                                                     ---------
                                                                                     $   5,672
                                                                                     ---------
                                                                                     ---------

(4) SHAREHOLDERS' DEFICIT

    PREFERRED STOCK

    The Company authorized and issued 2,200,000 shares of redeemable preferred stock, designated as Series A, at a par value of $0.01. The rights, preferences, and privileges of the Series A redeemable preferred stock are as follows:

    - Upon declaration by the Board of Directors, the Series A shareholders receive dividends of $0.10 per share. Subsequent to September 30, 1994, these dividends accumulate annually, whether or not

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 27, 1996, JUNE 28, 1996, AND JUNE 27, 1997

             (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX-MONTH
    PERIODS ENDED JUNE 28, 1996 AND JUNE 27, 1997 IS UNAUDITED) (CONTINUED)

(4) SHAREHOLDERS' DEFICIT (CONTINUED)
     declared by the Board of Directors. As of December 27, 1997, undeclared accumulated dividends of $495,000 were due to Series A shareholders.

    - In the event of any liquidation, dissolution, or merger of the Company, the Series A shareholders receive a $1.00 liquidation preference per share (the initial purchase price) plus an amount equal to accrued and unpaid dividends, prior to any distribution to the holders of common stock. In addition, the holders of Series A preferred stock are entitled to participate ratably in the remaining assets of the Company with the holders of the common stock.

    - The Series A shareholders have a voting right of one vote per share.

    - The Series A redeemable preferred stock was scheduled for redemption at $1.00 per share plus accrued and unpaid dividends at the option of the Company in equal installments on October 1, 1994, 1995, and 1996. As of June 27, 1997, no Series A redeemable preferred stock has been redeemed.

    - The Company may not alter or amend any of the above rights, preferences, and privileges of the shareholders of Series A redeemable preferred stock without obtaining a majority vote or consent of the preferred stock shareholders.

    COMMON STOCK

    The Company is authorized to issue 40,000,000 shares of $0.01 par value common stock.

    STOCK OPTION PLAN

    The Company has a stock option plan, under which 4,150,000 shares of the Company's common stock have been authorized for issuance.

    The Company applies APB Opinion No. 25 in accounting for its option plan and the VLSI stock purchase plan, and no compensation expense has been recognized for stock option grants using the intrinsic value method. Had the Company determined compensation expense based on the fair value at the grant date for its stock options and the VLSI stock purchase plan under SFAS No. 123, the Company's net

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 27, 1996, JUNE 28, 1996, AND JUNE 27, 1997

             (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX-MONTH
    PERIODS ENDED JUNE 28, 1996 AND JUNE 27, 1997 IS UNAUDITED) (CONTINUED)

(4) SHAREHOLDERS' DEFICIT (CONTINUED)
loss would have been increased to the pro forma amounts indicated below for the year ended December 27, 1996 (in thousands):

Net loss as reported:                                                $  (5,410)
Additional compensation cost resulting from:
  Fixed stock options..............................................         (2)
  Employee stock purchase rights...................................       (210)
                                                                     ---------
    Pro forma net loss.............................................  $  (5,622)
    Cumulative dividends on Series A redeemable preferred stock....       (220)
                                                                     ---------
    Pro forma net loss attributable to common shareholders.........  $  (5,842)
                                                                     ---------
                                                                     ---------
    Net loss per common shareholder as reported....................  $   (0.29)
    Pro forma loss per common share................................  $   (0.31)

    The fair value of each option and purchase right is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for stock option grants and VLSI stock purchase rights in 1996: expected volatility of 61%; risk-free interest rate of 6.16%; expected lives of four years and six months, respectively; and no dividend yield.

    A summary of the status of the Company's stock option plan as of and for the year ended December 27, 1996, is presented below:

                                                                                     WEIGHTED-
                                                                                      AVERAGE
                                                                                     EXERCISE
                                                                                       PRICE
                                                                        SHARES      -----------
                                                                     -------------
                                                                          (IN
                                                                      THOUSANDS)
Outstanding at beginning of year...................................        1,893     $    0.10
  Granted..........................................................          138          0.10
  Exercised........................................................         (422)         0.10
  Canceled.........................................................         (333)         0.10
                                                                          ------
Outstanding at end of year.........................................        1,276          0.10
                                                                          ------
                                                                          ------
Options exercisable at end of year.................................          743          0.10
                                                                          ------
                                                                          ------
Weighted-average fair value of options granted during the year.....    $    0.05
                                                                          ------
                                                                          ------

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 27, 1996, JUNE 28, 1996, AND JUNE 27, 1997

             (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX-MONTH
    PERIODS ENDED JUNE 28, 1996 AND JUNE 27, 1997 IS UNAUDITED) (CONTINUED)

(4) SHAREHOLDERS' DEFICIT (CONTINUED)
    The following summarizes information about fixed stock options outstanding as of December 27, 1996 (in thousands, except per share and contractual life data):

                     OPTIONS OUTSTANDING
           ---------------------------------------      OPTIONS EXERCISABLE
                           WEIGHTED-                ----------------------------
                            AVERAGE     WEIGHTED-                     WEIGHTED-
RANGE OF                   REMAINING     AVERAGE                       AVERAGE
EXERCISE      NUMBER      CONTRACTUAL   EXERCISE        NUMBER        EXERCISE
  PRICE     OUTSTANDING      LIFE         PRICE       EXERCISABLE       PRICE
---------  -------------  -----------  -----------  ---------------  -----------
  $0.10          1,276     7.02 years   $    0.10            743      $    0.10

(5) EMPLOYEE BENEFIT PLANS

    401(K) PLAN

    The Company's employees participate in the VLSI 401(k) retirement savings plan which covers substantially all Compass employees. The plan provides for discretionary Company matching contributions, which have not been material.

    VLSI STOCK PURCHASE PLAN

    Certain eligible employees of the Company participate in the Qualified Employees Stock Purchase Plan of VLSI, which permits the purchase of VLSI stock through payroll deductions at a price equal to 85% of the lesser of the market value of VLSI's stock as of the date of the beginning or ending of the enrollment period. Under the plan, Compass employees purchased 57,542 shares of VLSI stock in 1996. The weighted average fair market of purchase rights granted during 1996 was $3.28.

(6) INCOME TAXES

    The Company files a consolidated tax return with VLSI. The tax provision has been prepared as if the Company filed separate tax returns on a stand alone basis. The components of income tax benefit, as presented in the accompanying consolidated statement of operations, are comprised of federal taxes, state

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 27, 1996, JUNE 28, 1996, AND JUNE 27, 1997

             (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX-MONTH
    PERIODS ENDED JUNE 28, 1996 AND JUNE 27, 1997 IS UNAUDITED) (CONTINUED)

(6) INCOME TAXES (CONTINUED)
taxes, and certain foreign taxes. The components of income tax benefit for the year ended December 27, 1996 are as follows (in thousands):

Current:
  Federal...........................................................................  $   1,712
  Foreign...........................................................................       (292)
  State.............................................................................         (2)
                                                                                      ---------
    Total current...................................................................      1,418
                                                                                      ---------
Deferred:
  Federal...........................................................................      1,820
  Foreign...........................................................................         73
  State.............................................................................     --
                                                                                      ---------
    Total deferred..................................................................      1,893
                                                                                      ---------
    Total income tax benefit........................................................  $   3,311
                                                                                      ---------
                                                                                      ---------

    The Company's effective tax rate differs from the federal statutory income tax rate of 35% for the year ended December 27, 1996, as follows (in thousands):

Income tax benefit at statutory rate.................................................  $   3,052
Other benefit........................................................................        259
                                                                                       ---------
    Actual income tax benefit........................................................  $   3,311
                                                                                       ---------
                                                                                       ---------

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 27, 1996, are as follows (in thousands):

Deferred tax assets:
  Accrued liabilities..............................................  $     740
  Deferred revenue.................................................      1,455
  Warranty reserve.................................................        282
  Accrued vacation.................................................        209
  Net operating losses.............................................      5,455
  Foreign tax credits..............................................      4,134
  Research and development credits.................................      1,477
  Property and equipment, principally due to depreciation..........        377
  Other............................................................        117
                                                                     ---------
    Total net deferred tax asset...................................  $  14,246
                                                                     ---------
                                                                     ---------

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 27, 1996, JUNE 28, 1996, AND JUNE 27, 1997

             (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX-MONTH
    PERIODS ENDED JUNE 28, 1996 AND JUNE 27, 1997 IS UNAUDITED) (CONTINUED)

(6) INCOME TAXES (CONTINUED)
    The Company files a consolidated tax return with VLSI. The tax provision has been prepared as if the Company filed separate tax returns on a stand alone basis. Under the terms of the tax-sharing agreement between the Company and VLSI, VLSI has reimbursed the Company for the benefit of its federal and state losses and credits. As a result, the net deferred tax asset relating to the federal and state temporary differences shown in the accompanying table, less prior and current year VLSI reimbursements, is recorded as a reduction of the payable to VLSI in the accompanying consolidated balance sheet as of December 27, 1996.

(7) CONCENTRATIONS OF CREDIT RISK

    To reduce credit risk, the Company performs ongoing evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any geographic area.

    As of December 27, 1996, two customers represented 15% and 12%, respectively, of total accounts receivable. For the year ended December 27, 1996, sales to one customer represented 11% of total revenue.

(8) BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

    The Company operates primarily in one business segment, comprising the electronic design automation industry.

    A summary of the Company's operations by geographic area is presented below (in thousands):

                                                           U.S.      EUROPE      ASIA     ELIMINATIONS   CONSOLIDATED
                                                         ---------  ---------  ---------  -------------  -------------
Revenue from unaffiliated customers....................  $  18,430     14,696     13,405       --             46,531
Revenue from affiliated customers......................      7,654     --         --           --              7,654
Intercompany revenue...................................      6,308        157      2,225       (8,690)        --
Operating (loss) income................................     (7,869)       257        111       --             (7,501)
Identifiable assets....................................     15,957     10,725      2,964       (8,598)        21,048

(9) COMMITMENTS AND CONTINGENCIES

    The Company leases its San Jose, California, headquarters and certain field sales and research and development facilities under operating lease agreements that expire over the next 12 years. Rental expense incurred by the Company under operating lease agreements totaled $1,472,000 for the year ended December 27, 1996.

                        COMPASS DESIGN AUTOMATION, INC.
                                AND SUBSIDIARIES
             (A MAJORITY OWNED SUBSIDIARY OF VLSI TECHNOLOGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              DECEMBER 27, 1996, JUNE 28, 1996, AND JUNE 27, 1997

             (INFORMATION AS OF JUNE 27, 1997 AND FOR THE SIX-MONTH
    PERIODS ENDED JUNE 28, 1996 AND JUNE 27, 1997 IS UNAUDITED) (CONTINUED)

(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future annual minimum lease payments under operating leases for the following fiscal years, are as follows (in thousands):

FISCAL YEAR
ENDING
-------------------------------------------------------------------------------------
1997.................................................................................  $   1,232
1998.................................................................................        686
1999.................................................................................        357
2000.................................................................................        129
                                                                                       ---------
                                                                                       $   2,404
                                                                                       ---------
                                                                                       ---------

    On August 12, 1997, the Company received a letter from one of its customers alleging that the Company had delivered a faulty product which caused the customer to incur actual damages and loss of market share. No legal claim has been filed, and, accordingly, the Company is unable to estimate the amount of any such damages.

    The Company is also subject to claims that have arisen in the ordinary course of business. The Company believes it has adequate legal defenses and believes the ultimate outcome of these actions will not have a material effect on the Company's consolidated financial position or results of operations.

(10) SUBSEQUENT EVENTS

    Avant! acquired Compass Design Automation, Inc. on September 12, 1997 in a transaction accounted for as a purchase. The purchase price included cash of $17,500,000, Avant! common stock valued at $17,500,000, and transaction costs of 4,948,000. In connection with the purchase, all unvested options were canceled.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

Technology Modeling Associates, Inc.:

    We have audited the accompanying consolidated balance sheets of Technology Modeling Associates, Inc. (a California corporation) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Modeling Associates, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Jose, California
January 24, 1997

                      TECHNOLOGY MODELING ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                           DECEMBER 31,
                                                    --------------------------
                                                        1996          1995
                                                    ------------  ------------
                                    ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.......................  $     21,074  $      3,284
  Short-term investments..........................        13,929       --
  Accounts receivable, less allowance for doubtful
    accounts of $175 and $165, respectively.......         2,671         2,799
  Prepaid income taxes............................           271           134
  Other current assets............................         1,259           410
                                                    ------------        ------
    Total current assets..........................        39,204         6,627
LONG TERM ASSETS..................................           250       --
PROPERTY AND EQUIPMENT, net.......................         2,511         1,441
                                                    ------------        ------
                                                    $     41,965  $      8,068
                                                    ------------        ------
                                                    ------------        ------

                     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of notes payable................  $        303  $        303
  Current portion of capitalized lease
    obligations...................................           138       --
  Accounts payable................................           662           604
  Accrued liabilities.............................         1,738         1,442
  Deferred revenue................................         1,909         1,536
                                                    ------------        ------
    Total current liabilities.....................         4,750         3,885
                                                    ------------        ------

LONG-TERM LIABILITIES, net of current portion:
  Notes payable...................................           425           728
  Capitalized lease obligations...................           433       --
                                                    ------------        ------
    Total long-term liabilities...................           858           728
                                                    ------------        ------

COMMITMENTS (Note 7)

SHAREHOLDERS' EQUITY:
  Common stock, no par value, Authorized: 25,000
    shares Outstanding: 7,693 and 4,311 shares,
    respectively..................................        33,661         1,030
  Notes receivable from shareholders..............          (474)         (576)
  Deferred compensation...........................        (1,041)      --
  Retained earnings...............................         4,211         3,001
                                                    ------------        ------
    Total shareholders' equity....................        36,357         3,455
                                                    ------------        ------
                                                    $     41,965  $      8,068
                                                    ------------        ------
                                                    ------------        ------

   The accompanying notes are an integral part of these financial statements.

                      TECHNOLOGY MODELING ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        1996          1995          1994
                                                    ------------  ------------  ------------
REVENUE:
  License.........................................  $     12,418  $      8,773  $      8,361
  Maintenance and other...........................         5,153         3,467         1,909
                                                    ------------  ------------  ------------
    Total product revenue.........................        17,571        12,240        10,270
  Funded development..............................           388           353         1,808
                                                    ------------  ------------  ------------
    Total revenue.................................        17,959        12,593        12,078
                                                    ------------  ------------  ------------
COST OF REVENUE:
  License.........................................         1,109           486           626
  Maintenance and other...........................         1,607           671           341
  Funded development..............................           408           268         1,563
                                                    ------------  ------------  ------------
    Total cost of revenue.........................         3,124         1,425         2,530
                                                    ------------  ------------  ------------
    Gross profit..................................        14,835        11,168         9,548
                                                    ------------  ------------  ------------
OPERATING EXPENSES:
  Sales and marketing.............................         6,310         3,469         3,508
  Research and development........................         5,037         4,178         2,707
  General and administrative......................         1,756         1,423         1,035
                                                    ------------  ------------  ------------
    Total operating expenses......................        13,103         9,070         7,250
                                                    ------------  ------------  ------------
    Income from operations........................         1,732         2,098         2,298
OTHER INCOME (EXPENSE), net.......................           439            49           (83)
                                                    ------------  ------------  ------------
    Income before provision for income taxes......         2,171         2,147         2,215
PROVISION FOR INCOME TAXES........................           947           865           761
                                                    ------------  ------------  ------------
    Net income....................................  $      1,224  $      1,282  $      1,454
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------
NET INCOME PER SHARE..............................  $       0.20  $       0.23  $       0.23
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES..........................................         6,217         5,508         6,389
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                      TECHNOLOGY MODELING ASSOCIATES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                         COMMON STOCK            NOTES                                       TOTAL
                                     ---------------------  RECEIVABLE FROM    DEFERRED      RETAINED    SHAREHOLDERS'
                                       SHARES     AMOUNT     SHAREHOLDERS    COMPENSATION    EARNINGS       EQUITY
                                     ----------  ---------  ---------------  -------------  -----------  -------------
BALANCE, DECEMBER 31, 1993.........   5,040,000  $     115     $  --           $  --         $   1,411     $   1,526
  Exercise of stock options........     748,400         84        --              --            --                84
  Issuance of stock under 1994
    Stock Purchase Plan............     274,668         93        --              --            --                93
  Stock compensation expense.......      --         --            --              --                46            46
  Repurchase of common stock.......  (3,039,738)       (11)       --              --            (1,159)       (1,170)
  Net income.......................      --         --            --              --             1,454         1,454
                                     ----------  ---------         -----     -------------  -----------  -------------
BALANCE, DECEMBER 31, 1994.........   3,023,330        281        --              --             1,752         2,033
  Exercise of stock options........     128,200         14        --              --            --                14
  Issuance of stock under 1994
    Stock Purchase Plan............   1,258,124        755          (684)         --            --                71
  Forgiveness of notes receivable
    from shareholders..............      --         --               108          --            --               108
  Repurchase of common stock.......     (98,472)       (20)       --              --               (33)          (53)
  Net income.......................      --         --            --              --             1,282         1,282
                                     ----------  ---------         -----     -------------  -----------  -------------
BALANCE, DECEMBER 31, 1995.........   4,311,182      1,030          (576)         --             3,001         3,455
  Exercise of stock options........     323,770         60        --              --            --                60
  Issuance of stock under 1994
    Stock Purchase Plan............     495,070      1,191          (152)           (800)       --               239
  Deferred compensation related to
    issuance of stock options......      --            521        --                (521)       --            --
  Amortization of deferred
    compensation...................      --         --            --                 280        --               280
  Forgiveness of notes receivable
    from shareholders..............      --         --               119          --            --               119
  Repurchase of common stock.......    (330,888)      (190)          135          --               (14)          (69)
  Issuance of common stock, net of
    issuance costs.................   2,893,535     31,049        --              --            --            31,049
  Net income.......................      --         --            --              --             1,224         1,224
                                     ----------  ---------         -----     -------------  -----------  -------------
BALANCE, DECEMBER 31, 1996.........   7,692,669  $  33,661     $    (474)      $  (1,041)    $   4,211     $  36,357
                                     ----------  ---------         -----     -------------  -----------  -------------
                                     ----------  ---------         -----     -------------  -----------  -------------

   The accompanying notes are an integral part of these financial statements.

                      TECHNOLOGY MODELING ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                      1996       1995       1994
                                                                                   ----------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................................  $    1,224  $   1,282  $   1,454
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................................         576        365        290
    Allowance for doubtful accounts..............................................          10         82         83
    Non-cash compensation expense................................................         399        108         46
    Changes in operating assets and liabilities--
      Accounts receivable........................................................         118     (1,313)        27
      Prepaid income taxes.......................................................        (137)      (134)    --
      Other current assets.......................................................        (599)      (245)      (103)
      Accounts payable...........................................................          58        253       (200)
      Accrued liabilities........................................................         296       (327)     1,008
      Deferred revenue...........................................................         373        124        578
                                                                                   ----------  ---------  ---------
        Net cash provided by operating activities................................       2,318        195      3,183
                                                                                   ----------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments............................................     (13,929)    (1,901)      (755)
  Proceeds from sales of short-term investments..................................      --          2,656     --
  Issuance of note receivable....................................................        (250)    --         --
  Capital expenditures...........................................................        (986)      (651)      (658)
  Purchase of long-term assets...................................................        (250)    --         --
                                                                                   ----------  ---------  ---------
        Net cash provided by (used for) investing activities.....................     (15,415)       104     (1,413)
                                                                                   ----------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of capital lease obligations...........................................         (89)    --         --
  Payment of notes payable.......................................................        (303)      (303)      (258)
  Issuances of common stock......................................................      31,348         85        167
  Repurchases of common stock....................................................         (69)       (53)       (20)
                                                                                   ----------  ---------  ---------
    Net cash provided by (used for) financing activities.........................      30,887       (271)      (111)
                                                                                   ----------  ---------  ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS........................................      17,790         28      1,659
CASH AND CASH EQUIVALENTS, beginning of period...................................       3,284      3,256      1,597
                                                                                   ----------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of period.........................................  $   21,074  $   3,284  $   3,256
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period--
      Income taxes...............................................................  $      981  $     915  $     765
      Interest...................................................................         133        122         82
  Noncash financing activities--
    Notes payable to former shareholders for repurchase of common stock..........  $   --      $  --      $   1,150
    Issuance of common stock for notes receivable................................         152        684         10
    Property and equipment financed with capital lease obligations...............         660     --         --

   The accompanying notes are an integral part of these financial statements.

                      TECHNOLOGY MODELING ASSOCIATES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS:

    Technology Modeling Associates, Inc. (the "Company") was incorporated in California in June 1980. The Company operates in a single industry segment and is involved in the design, development, marketing, and support of physical simulation software for integrated circuit design and manufacture. The Company completed its Initial Public Offering on September 20, 1996.

    The Company is subject to the risks and challenges associated with other companies of similar size, including dependence on key individuals, successful development of product enhancements, competition from substitute products and larger companies, and continued successful marketing of its products. For the three years ended December 31, 1996, 1995 and 1994, the Company derived a significant portion of its total revenue from the licensing and maintenance of two products, TSUPREM-4 and Medici, and the Company expects to continue to derive a substantial portion of its revenue from these two products for the foreseeable future.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    CONSOLIDATION POLICY

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

    FINANCIAL INSTRUMENTS

    Cash and cash equivalents, primarily deposited at two financial institutions, consist of money market instruments purchased with original maturities of three months or less. Short-term investments the Company held during 1996 were corporate and government debt instruments and U.S. Treasury securities with maturities ranging from six to 18 months.

    The Company accounts for its investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". In compliance with SFAS No. 115, the Company's investments are classified as available-for-sale and are stated at fair value, which approximates their cost.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the useful lives of the respective assets, generally three to seven years.

    REVENUE RECOGNITION

    License revenue consists principally of revenue from licensing the Company's software and is generally recognized when the software has been shipped and there are no significant remaining obligations. Maintenance revenue consists of fees for providing system updates, user documentation and technical support for software products, and is recognized ratably over the term of the maintenance agreement. Professional services revenue consists of revenue earned on services contracts and is recognized under the percentage of completion method. Funded development revenue consists of revenue earned on development contracts with government-sponsored and private entities. Revenue under these arrangements is recognized under the percentage of completion method.

                      TECHNOLOGY MODELING ASSOCIATES, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    SOFTWARE DEVELOPMENT COSTS

    Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility. The Company has defined the establishment of technological feasibility as the completion of a working model, which occurs concurrently with completion of the development efforts. Accordingly, amounts qualifying for capitalization have not been material.

    INCOME TAXES

    The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain (see Note 10).

    STOCK COMPENSATION

    Effective January 1, 1996 the Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". In accordance with the provisions of SFAS No. 123, the company applies APB Opinion 25 and related interpretations in accounting for its employee stock plans. Note 9 to the Consolidated Financial Statements contains a summary of the pro forma effects on reported net income and earnings per share for 1996 and 1995 based on the fair value of options and shares granted as prescribed by SFAS No. 123.

    NET INCOME PER SHARE

    Net income per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of shares issuable upon the exercise of stock options using the treasury stock method. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within the twelve months preceding the filing date as if they were outstanding for all periods presented (using the treasury stock method and an assumed Initial Public Offering price of $12.00 per share for stock options).

    RECLASSIFICATIONS

    Certain reclassifications have been made to amounts in prior years to conform to the current year presentation.

                      TECHNOLOGY MODELING ASSOCIATES, INC.

3. SHORT-TERM INVESTMENTS:

    Management determines the appropriate classifications of securities at the time of purchase and reevaluates such designations as of each balance sheet date. The Company has classified its marketable securities as available-for-sale. Available-for-sale securities are carried at fair value with unrealized holding gains and losses, if material, being reported in shareholders' equity. Realized gains and losses on available-for-sale securities are included in other income (expense). At December 31, 1996, the fair market value of these securities closely approximated their carrying cost.

    The following is a summary of available-for-sale securities (in thousands):

                                                                                    VALUE AT
                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  ------------
U.S. Government and Agency Instruments..........................................   $    6,053
Corporate Debt Instruments......................................................        7,876
                                                                                  ------------
                                                                                   $   13,929
                                                                                  ------------
                                                                                  ------------

4. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
Computer equipment.........................................................  $   2,406  $   1,787
Purchased software.........................................................        851        718
Leasehold improvements.....................................................        326         16
Furniture and fixtures.....................................................        967        383
                                                                             ---------  ---------
                                                                                 4,550      2,904
Less accumulated depreciation and amortization.............................      2,039      1,463
                                                                             ---------  ---------
                                                                             $   2,511  $   1,441
                                                                             ---------  ---------
                                                                             ---------  ---------

5. ACCRUED LIABILITIES:

    Accrued liabilities consist of the following (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
Accrued compensation.......................................................  $     826  $     591
Commissions payable to foreign sales representatives.......................        384        392
Accrued subcontractor costs................................................     --            231
Other accrued liabilities..................................................        528        228
                                                                             ---------  ---------
                                                                             $   1,738  $   1,442
                                                                             ---------  ---------
                                                                             ---------  ---------

                      TECHNOLOGY MODELING ASSOCIATES, INC.

6. NOTES PAYABLE:

    During 1993 and 1994, the Company repurchased 6,600,000 shares of common stock from three different shareholders in exchange for $116,600 in cash and $1,616,600 in promissory notes. The three shareholders consisted of two former officers and one director of the Company. These notes are due in quarterly installments, bear interest at 10% per annum, and expire July 1, 1998, April 15, 1999 and October 15, 1999. Two of the notes can be prepaid without penalty.

    The amounts due under the notes were as follows (in thousands):

                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  -------------
1997............................................................................    $     303
1998............................................................................          280
1999............................................................................          145
                                                                                        -----
                                                                                          728
Less current portion............................................................         (303)
                                                                                        -----
Long-term portion...............................................................    $     425
                                                                                        -----
                                                                                        -----

7. LEASE COMMITMENTS:

    The Company leases its primary facility under a noncancelable operating lease that expires in February 2001. In connection with the move to this facility in March 1996, the Company vacated its former facility and subleased it to a third party. This sublease is effective from May 1, 1996 through May 31, 1998, the expiration of the lease.

    In May 1996, the Company entered into a $660,000 capital lease line for the purchase of furniture and other office equipment. The interest rate on the lease is 9.0% and borrowings are secured by the purchased equipment. As of December 31, 1996, the Company had acquired $660,000 of furniture and other office equipment under the lease line.

    Minimum future lease payments under noncancelable capital and operating leases as of December 31, 1996 were as follows (in thousands):

                                                                             CAPITAL     OPERATING
                                                                             LEASES       LEASES
                                                                           -----------  -----------
1997.....................................................................   $     184    $     772
1998.....................................................................         184          614
1999.....................................................................         184          517
2000.....................................................................         128          486
2001.....................................................................      --               77
                                                                                -----   -----------
      Total minimum lease payments.......................................         680    $   2,466
                                                                                        -----------
                                                                                        -----------
Less amount representing interest........................................        (109)
                                                                                -----
Present value of lease payments..........................................         571
Less current portion.....................................................        (138)
                                                                                -----
Long-term portion........................................................   $     433
                                                                                -----
                                                                                -----

                      TECHNOLOGY MODELING ASSOCIATES, INC.

7. LEASE COMMITMENTS: (CONTINUED)
    The minimum operating lease payments for the Company's former facility have not been reduced by the minimum sublease rentals of $427,000 due ratably over the next 17 months under the noncancelable sublease. Rent expense for 1996, 1995 and 1994 was $612,000, $362,000 and $325,000, respectively.

8. PROFIT SHARING:

    The Company has a profit sharing plan covering substantially all of its employees. Expenses related to the plan were $183,000, $210,000 and $236,000 for the years ended December 31, 1996, 1995 and 1994, respectively. For the years ended December 31, 1995 and 1994, employees had the right to utilize distributions under this plan to purchase shares of the Company's common stock pursuant to the Company's 1994 Stock Purchase Plan.

9. COMMON STOCK:

    In January 1996, the Company's Board of Directors declared a 2-for-1 split of the Company's common stock. Accordingly, all share and per share amounts have been restated to reflect the split. In July 1996, the Company's Board of Directors (the "Board") and shareholders approved an increase in the authorized number of shares of common stock from 10,000,000 to 25,000,000. The Board also authorized 4,000,000 shares of preferred stock.

    EMPLOYEE STOCK OPTION PLANS

    The Company has issued stock options under three separate plans, the 1989 Stock Option Plan (the "1989 Plan"), the 1995 Stock Option Plan (the "1995 Plan"), and the 1996 Equity Incentive Plan (the "1996 Equity Plan"). The right to grant further options under the 1989 Plan was terminated by vote of the Board of Directors in 1995, the right to grant further options under the 1995 Plan was terminated upon the completion of the Company's Initial Public Offering in September 1996 and all subsequent grants have been made under the 1996 Equity Plan.

    Under the 1989 Plan, nonqualified stock options ("NQSO's") were granted to eligible employees, officers and directors at prices not less than fair market value as determined by the Board of Directors at the grant date. Options granted under the 1989 Plan vest over four years, and expire five years from the date of grant.

    Under the 1995 Plan, incentive stock options ("ISO's") were granted to eligible employees and officers and directors who are employees. NQSO's were granted to non-employee directors. The 1995 Plan specifies that the exercise price of NQSO's will be set by the Board of Directors at its discretion. The exercise price of ISO's was not to be less than 100% of the fair market value as determined by the Board of Directors at the grant date. Options granted under the 1995 Plan generally vest over four years, and expire five years from the date of grant.

    In conjunction with the establishment of the 1995 Plan, the Board or Directors offered employees holding NQSO's under the 1989 Plan the opportunity to cancel their current options in exchange for the same number of ISO's under the 1995 Plan. The exercise price of the new options was the fair market value at the time of the new grant. The new options retain the same vesting schedule as the old options, and expire five years from the new date of grant. NQSO's for 59,600 shares ranging in prices from $0.375 to $0.55 per share were canceled and exchanged for ISO's at $0.60 per share.

                      TECHNOLOGY MODELING ASSOCIATES, INC.

9. COMMON STOCK: (CONTINUED)
    Options granted under the 1989 Plan and the 1995 Plan will remain outstanding in accordance with their terms, but no further options have been granted under the 1989 Plan or the 1995 Plan after the offering.

    The 1996 Equity Plan provides for the grant of both ISO's and NQSO's. ISO's can only be granted to eligible employees, officers and directors, who are also employees. NQSO's can be granted to eligible employees, officers, directors, advisors and consultants. The 1996 Equity Plan specifies that the exercise price of NQSO's will not be less than 85% of the fair market value on the date of grant. The exercise price of ISO's will not be less than 100% of the fair market value on the date of grant. The options can be granted for periods of up to ten years and generally will vest over four years.

    As of December 31, 1996, the Company had issued options to purchase 8,000 shares of common stock under the 1996 Equity Plan and there were 1,492,000 shares available for future grant. The Company has reserved 1,500,000 shares of common stock for issuance under the 1996 Equity Plan.

    1996 DIRECTORS STOCK OPTION PLAN

    In July 1996, the Board adopted and the shareholders approved the 1996 Directors Stock Option Plan (the "1996 Directors Plan"). The Company has reserved 150,000 shares of common stock for issuance under the 1996 Directors Plan. The 1996 Directors Plan provides for the grant of nonqualified stock options to nonemployee directors of the Company including an option to purchase 15,000 shares of common stock on the date that the optionee first becomes a nonemployee director of the Company and an additional option to purchase 5,000 shares of common stock at each succeeding annual meeting. The exercise price per share of all options granted under the 1996 Directors Plan will be equal to the fair market value of the Company's common stock on the date of grant. Options can be granted for periods of up to ten years and generally will vest over four years. As of December 31, 1996, no options were granted under this plan.

    1996 EMPLOYEE STOCK PURCHASE PLAN

    In July 1996, the Board adopted and the shareholders approved the 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan"). The Company has reserved 200,000 shares of common stock for issuance under the 1996 Purchase Plan. The 1996 Purchase Plan will enable eligible employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the first or last day of each six-month purchase period. As of December 31, 1996 no shares were issued under the plan.

    1994 STOCK PURCHASE PLAN

    On January 22, 1994, the Company adopted the 1994 Stock Purchase Plan (the "1994 Plan") under which eligible employees, officers, consultants and directors of the Company may purchase shares of the Company's common stock at the discretion of the Board of Directors at a purchase price of 100% of the fair market value of the stock as determined by the Board of Directors at the time of purchase. Shares purchased under the 1994 Plan are subject to a right of repurchase by the Company at the original issuance price. This repurchase right lapses over a period of four years. On January 20, 1996, the Board of Directors increased the number of shares reserved for issuance under the 1994 Plan from 2,000,000 to 3,000,000 shares. As of December 31, 1996, the Company had issued and outstanding a total of 1,688,502 shares under the 1994 Plan of which 694,505 shares are subject to repurchase by the Company. As of December 31, 1996, there were 1,311,498 shares available for future sale under the 1994 Plan.

                      TECHNOLOGY MODELING ASSOCIATES, INC.

9. COMMON STOCK: (CONTINUED)
    NOTES RECEIVABLE FROM SHAREHOLDERS

    In June 1995, the Company issued a total of 1,140,000 shares of common stock to two officers of the Company in exchange for notes receivable. The terms of the notes specify that 25% of the balance will be forgiven on each anniversary date of the note while these individuals are still actively employed by the corporation. The first year's forgiveness was guaranteed. The Company has recorded compensation expense of $119,000 and $108,000 for the years ending December 31, 1996 and 1995, respectively, in connection with the forgiveness of these notes. In January 1996, one of the officers left the Company. The amount of shares equal to his first year's forgiveness was repurchased by the Company. The remaining balance of the note was canceled in exchange for the unvested shares.

    During 1996, the Company issued a total of 189,500 shares of common stock to certain officers of the Company in exchange for notes receivable of $152,000. The notes bear interest at 5.45% to 5.73% and the principal, with interest, is due in January and April, 2000.

    STOCK BASED COMPENSATION EXPENSE

    The Company has several stock plans, as described above, which are accounted for under APB Opinion No. 25, under which no compensation cost has been recognized (except as discussed in the section entitled "Deferred Compensation" below). Because the FASB Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. Had compensation cost for these plans been determined consistent with Statement 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts (in thousands, except per share data):

                                                                               1996       1995
                                                                             ---------  ---------
NET INCOME:
  As reported..............................................................  $   1,224  $   1,282
  Pro forma................................................................      1,135      1,277

EARNINGS PER SHARE:
  As reported..............................................................  $    0.20  $    0.23
  Pro forma................................................................       0.18       0.23

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions respectively:

                                                                1996               1995
                                                          -----------------  -----------------
Dividend yield..........................................                 0%                 0%
Expected life:..........................................         3.22 years         3.22 years
Expected volatility:
  (after Sept. 20)......................................             76.41%                 0%
  (before Sept. 20).....................................                 0%
Risk-free interest rates:...............................      5.19% - 6.43%      5.62% - 7.67%
Weighted average fair values:...........................              $0.48              $0.11

                      TECHNOLOGY MODELING ASSOCIATES, INC.

9. COMMON STOCK: (CONTINUED)

    If the Company had elected to recognize the compensation cost based on the fair value of the employees' stock purchase plan rights, the cost would have been estimated using the Black-Scholes model with the following assumptions for the period from September 20, 1996 to December 31, 1996:

Dividend yield.....................................           0%
Expected life:.....................................     6 months
Expected volatility:...............................       76.41%
Risk-free interest rate:...........................        5.53%
Weighted average fair value:.......................  $      4.08

    STOCK OPTION ROLL FORWARD

    A summary of the Company's stock options plans at December 31, 1996, 1995 and 1994 and changes during the years then ended is presented below:

                                                            1996                    1995                   1994
                                                   ----------------------  ----------------------  --------------------
                                                    SHARES    WTD. AVG EX   SHARES    WTD. AVG EX   SHARES    WTD. AVG
                                                     000S        PRICE       000S        PRICE       000S     EX PRICE
                                                   ---------  -----------  ---------  -----------  ---------  ---------
                                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
Outstanding at beginning of the year.............      954.1   $    0.37     2,019.9   $    0.18     2,329.8      $0.12
Granted..........................................      426.7        5.23       385.0        0.59       714.8       0.34
Exercised........................................     (323.8)       0.19      (128.2)       0.11      (748.4)      0.11
Canceled.........................................     (109.1)       1.02    (1,322.6)       0.17      (276.3)      0.21
                                                   ---------       -----   ---------       -----   ---------  ---------
Outstanding at end of the year...................      947.9        2.55       954.1        0.37     2,019.9       0.18
                                                   ---------       -----   ---------       -----   ---------  ---------
Exercisable at end of the year...................      186.7        0.43       337.4        0.19       880.7       0.13
                                                   ---------       -----   ---------       -----   ---------  ---------

    The following table summarizes information about outstanding stock options at December 31, 1996:

                                     WEIGHTED                                     WEIGHTED AVERAGE
 NUMBER OF                            AVERAGE     WEIGHTED AVERAGE   NUMBER OF   EXERCISE PRICE OF
  SHARES                             EXERCISE        REMAINING        SHARES          OPTIONS
OUTSTANDING  EXERCISE PRICE RANGE      PRICE      CONTRACTUAL LIFE  EXERCISABLE     EXERCISABLE
-----------  --------------------  -------------  ----------------  -----------  ------------------
   705,950        $0.11 and $0.80    $    0.55         3.3 years       186,700         $0.43
   234,000        $5.00 and $9.00    $    8.20         4.5 years             0      Not Applicable
     8,000      $12.38 and $13.50    $   13.36         9.8 years             0      Not Applicable

    DEFERRED COMPENSATION

    During 1996, the Company had sold 495,070 shares of common stock under the 1994 Plan and issued options to purchase 432,500 shares of common stock under the 1995 Plan at per share prices that were subsequently determined to be less than the fair value of the common stock at the date of issuance, resulting in total deferred compensation of $1,321,000. This amount will be recognized as expense over the four year vesting period of the underlying equity instruments. Deferred compensation expense of $280,000 was recognized for the year ending December 31, 1996.

                      TECHNOLOGY MODELING ASSOCIATES, INC.

10. INCOME TAXES:

    The provisions for income taxes consisted of the following components (in thousands):

                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1996       1995       1994
                                                                       ---------  ---------  ---------
Current:
  Federal............................................................  $      50  $      40  $      43
  State..............................................................        109         80         76
  Foreign withholding taxes..........................................        955        745        642
                                                                       ---------  ---------  ---------
                                                                           1,114        865        761
                                                                       ---------  ---------  ---------
Deferred:
  Federal............................................................       (167)    --         --
  State..............................................................     --         --         --
  Foreign withholding taxes..........................................     --         --         --
                                                                       ---------  ---------  ---------
                                                                            (167)    --         --
                                                                       ---------  ---------  ---------
Total................................................................  $     947  $     865  $     761
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

    The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 34% to income before provision for income taxes as follows (in thousands):

                                                                          YEAR ENDED DECEMBER 31,
                                                                      -------------------------------
                                                                        1996       1995       1994
                                                                      ---------  ---------  ---------
Provision at statutory rate.........................................  $     738  $     730  $     753
State taxes, net of Federal tax benefit.............................         71         53         50
Foreign withholding taxes incurred..................................        955        745        642
Foreign tax credit utilized.........................................       (955)      (698)      (642)
Change in valuation allowance.......................................        139         95         23
Tax credits.........................................................     --            (52)       (30)
Other...............................................................         (1)        (8)       (35)
                                                                      ---------  ---------  ---------
                                                                      $     947  $     865  $     761
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

                      TECHNOLOGY MODELING ASSOCIATES, INC.

10. INCOME TAXES: (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1996 and 1995 are presented below (in thousands):

                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                1996       1995
                                                                              ---------  ---------
Deferred tax assets:
  Cash to accrual adjustment................................................  $  --      $      32
  Reserves and accruals.....................................................        423        180
  State taxes...............................................................         37         36
  Foreign tax credit, research credit and alternative minimum tax credit
    carryforwards...........................................................        689        486
                                                                              ---------  ---------
Total deferred tax assets...................................................      1,149        734
Less: Valuation allowance...................................................       (803)      (664)
                                                                              ---------  ---------
Net deferred tax assets.....................................................        346         70
                                                                              ---------  ---------

Deferred tax liabilities:
  Depreciation..............................................................       (153)       (70)
    Other...................................................................        (46)    --
                                                                              ---------  ---------
Total deferred tax liabilities..............................................       (199)       (70)
                                                                              ---------  ---------
Net deferred tax assets.....................................................  $     147  $  --
                                                                              ---------  ---------
                                                                              ---------  ---------

    As of December 31, 1996, the Company had foreign tax credit carryforwards of approximately $216,000 and alternative minimum tax credit carryforwards of approximately $176,000 for Federal income tax purposes. The Company also has research credit carryforwards of approximately $270,000 and $28,000 for Federal and California income tax purposes, respectively. If not utilized, these carryforwards will expire in 1997 through 2011. Under the Tax Reform Act of 1986, the amount of credits that can be utilized in the carryforward period may be limited in the event of certain stock ownership changes. The Company experienced such a change in 1994; therefore, its ability to utilize the carryforwards is subject to certain limitations.

    As the Company generates a significant portion of its total revenue from international sales that require withholding of foreign tax, it has not been able to utilize all of its available tax credits. Accordingly, the Company has generated significant tax credit carryforwards and believes that it will generate additional carryforwards for the foreseeable future. This limitation along with the change in ownership limitation discussed above raises uncertainty regarding the realization of the tax credit carryforwards and the Company's other deferred tax assets. Therefore, the Company has established a valuation allowance of $803,000 as of December 31, 1996.

    The Company's federal income tax return for 1993 is currently under examination by the Internal Revenue Service ("IRS"). Management believes that adequate provisions have been made and the IRS has not made a claim for any tax deficiency. However, there can be no assurance that the IRS will not raise matters in this examination that could exceed the amount of provision established by the Company.

                      TECHNOLOGY MODELING ASSOCIATES, INC.

11. INDUSTRY SEGMENT, GEOGRAPHIC AND MAJOR CUSTOMER INFORMATION:

    The Company operates in one industry segment: the development, licensing, and support of software applications for manufacturers of integrated circuits. The Company's products are produced in Sunnyvale, California, and are sold through direct and independent sales representatives mainly in North America, Europe, Japan, Korea, and Taiwan. Sales in significant markets were as follows (in thousands):

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Korea........................................................  $   5,445  $   1,945  $   3,923
North America................................................      5,194      3,500      4,275
Japan........................................................      4,005      4,512      2,339
Taiwan.......................................................      1,326      1,287        485
Other........................................................      1,989      1,349      1,056
                                                               ---------  ---------  ---------
                                                               $  17,959  $  12,593  $  12,078
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    All sales in Japan, Korea and Taiwan are made through an exclusive distributor or independent sales representative in each country. A change in distributor or representative could cause a delay in or possible loss of sales, which would affect operating results adversely.

    Sales to customers that comprised more than 10% of total revenue were as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1996         1995         1994
                                                                              -----        -----        -----
Innotech Corporation.....................................................          22%          38%          19%
Customer A...............................................................          18            *           11
Customer B...............................................................           *            *           13
Customer C...............................................................           *            *           12
Customer D...............................................................           *            *           11

------------------------

*   Represents less than 10% of total revenue for the period.

    Innotech is the exclusive distributor of the Company's products in Japan. The other customers are semiconductor manufacturers located in Korea and the United States.

    Accounts receivable concentrated with certain customers in certain geographic locations potentially subject the Company to concentrations of credit risk. At December 31, 1996, certain accounts receivable from Japanese and Korean customers accounted for 8% and 19%, respectively, of total trade accounts receivable. The Company generally does not require collateral on accounts receivable as the majority of the Company's customers are large, well established companies. The Company provides allowances for credit losses and such losses have been insignificant to date.

                      TECHNOLOGY MODELING ASSOCIATES, INC.
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                                     SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
CURRENT ASSETS:
  Cash and cash equivalents........................................................................   $    12,420
  Short-term investments...........................................................................        22,164
  Accounts receivable, net.........................................................................         4,498
  Prepaid income taxes.............................................................................           310
  Other current assets.............................................................................           794
                                                                                                     -------------
    Total current assets...........................................................................        40,186
LONG TERM ASSETS...................................................................................           250
PROPERTY AND EQUIPMENT, net........................................................................         2,567
                                                                                                     -------------
                                                                                                      $    43,003
                                                                                                     -------------
                                                                                                     -------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of notes payable.................................................................   $       303
  Current portion of capitalized lease obligations.................................................           148
  Accounts payable.................................................................................           445
  Accrued liabilities..............................................................................         2,516
  Deferred revenue.................................................................................         2,521
                                                                                                     -------------
    Total current liabilities......................................................................         5,933
                                                                                                     -------------
LONG-TERM LIABILITIES, net of current portion:
  Notes payable....................................................................................           198
  Capitalized lease obligations....................................................................           321
                                                                                                     -------------
    Total long-term liabilities....................................................................           519
                                                                                                     -------------
SHAREHOLDERS' EQUITY:
  Common stock.....................................................................................        33,362
  Notes receivable from shareholders...............................................................          (262)
  Deferred compensation............................................................................          (784)
  Retained earnings................................................................................         4,235
                                                                                                     -------------
    Total shareholders' equity.....................................................................        36,551
                                                                                                     -------------
                                                                                                      $    43,003
                                                                                                     -------------
                                                                                                     -------------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      TECHNOLOGY MODELING ASSOCIATES, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                NINE MONTHS ENDED
                                                                                                  SEPTEMBER 30,
                                                                                               --------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------
REVENUE:
  License....................................................................................  $   8,530  $   9,058
  Maintenance and other......................................................................      4,241      3,058
  Professional services......................................................................      1,007        400
                                                                                               ---------  ---------
    Total product revenue....................................................................     13,778     12,516
  Funded development.........................................................................          0        309
                                                                                               ---------  ---------
    Total revenue............................................................................     13,778     12,825
                                                                                               ---------  ---------

COST OF REVENUE:
  License....................................................................................        953        852
  Maintenance and other......................................................................        609        373
  Professional services......................................................................        874        623
  Funded development.........................................................................          0        332
                                                                                               ---------  ---------
    Total cost of revenue....................................................................      2,436      2,180
                                                                                               ---------  ---------
    Gross profit.............................................................................     11,342     10,645
                                                                                               ---------  ---------

OPERATING EXPENSES:
  Sales and marketing........................................................................      5,358      4,412
  Research and development...................................................................      5,299      3,784
  General and administrative.................................................................      1,589      1,219
  Cost of Mergers............................................................................        300     --
                                                                                               ---------  ---------
    Total operating expenses.................................................................     12,546      9,415
                                                                                               ---------  ---------
    Income (loss) from operations............................................................     (1,204)     1,230

OTHER INCOME, net............................................................................      1,315         27
                                                                                               ---------  ---------
    Income before provision for income taxes.................................................        111      1,257

PROVISION FOR INCOME TAXES...................................................................         42        665
                                                                                               ---------  ---------

    Net income...............................................................................  $      69  $     592
                                                                                               ---------  ---------
                                                                                               ---------  ---------

NET INCOME PER SHARE.........................................................................  $    0.01  $    0.11
                                                                                               ---------  ---------
                                                                                               ---------  ---------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES.........................................      8,379      5,486
                                                                                               ---------  ---------
                                                                                               ---------  ---------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      TECHNOLOGY MODELING ASSOCIATES, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               NINE MONTHS ENDED
                                                                                                 SEPTEMBER 30,
                                                                                             ---------------------
                                                                                                1997       1996
                                                                                             ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................................................  $       69  $     592
  Adjustments to reconcile net income to net cash provided by (used for) operating activities:
    Depreciation and amortization..........................................................         626        447
    Allowance for doubtful accounts........................................................          86         10
    Non-cash compensation expense..........................................................         347        290
    Changes in operating assets and liabilities--
      Accounts receivable..................................................................      (1,913)       300
      Prepaid income taxes.................................................................         (39)       (41)
      Other current assets.................................................................         215       (207)
      Accounts payable.....................................................................        (217)      (237)
      Accrued liabilities..................................................................         778       (397)
      Deferred revenue.....................................................................         612      1,449
                                                                                             ----------  ---------
        Net cash provided by operating activities..........................................         564      2,286
                                                                                             ----------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments......................................................     (31,570)      (994)
  Sale of short-term investments...........................................................      23,335     --
  Issuance of note receivable..............................................................      --           (250)
  Collection of note receivable............................................................         250     --
  Capital expenditures.....................................................................        (682)      (811)
                                                                                             ----------  ---------
        Net cash used for investing activities.............................................      (8,667)    (2,055)
                                                                                             ----------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of capital lease obligations.....................................................        (102)       (56)
  Payment of notes payable.................................................................        (227)      (228)
  Issuances of common stock................................................................         613     26,810
  Repayment of receivable from shareholder.................................................         122     --
  Repurchases of common stock..............................................................        (957)       (67)
                                                                                             ----------  ---------
        Net cash provided by (used for) financing activities...............................        (551)    26,459
                                                                                             ----------  ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS..................................................      (8,654)    26,690

CASH AND CASH EQUIVALENTS, beginning of period.............................................      21,074      3,284
                                                                                             ----------  ---------
CASH AND CASH EQUIVALENTS, end of period...................................................  $   12,420  $  29,974
                                                                                             ----------  ---------
                                                                                             ----------  ---------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      TECHNOLOGY MODELING ASSOCIATES, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto for the years ended December 31, 1995 and 1996 included in this Joint Proxy Statement/Prospectus.

    The unaudited condensed consolidated financial statements included herein reflect all adjustments that are, in the opinion of management, necessary to state fairly the results for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 1997, or any other future periods.

2. NEW ACCOUNTING STANDARDS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which will be adopted by the Company in the fourth quarter of 1997. SFAS No. 128 requires companies to compute net income per share under two different methods, basic and diluted, and to disclose the methodology used for the calculation. SFAS No. 128 requires restatement of all prior-period earnings per share data presented. If SFAS No. 128 had been applied by the Company for the nine months ended September 30, 1997 and 1996, both basic net income per share and diluted net income per share would have been $.01 and $.11, respectively.

    In February 1997, the FASB issued SFAS No. 129, "Disclosure Information about Capital Structure", which will be adopted by the Company in the fourth quarter of 1997. SFAS No. 129 requires companies to disclose certain information about their capital structure. The Company does not anticipate that SFAS No. 129 will have a material impact on its financial statement disclosures.

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which is effective for fiscal periods beginning after December 15, 1997. The Company anticipates that this adoption will not have a material effect on its financial statements.

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. The Company anticipates that this adoption will not have a material effect on its financial statements.

3. NET INCOME PER SHARE

    Net income per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of shares issuable upon the exercise of stock options using the treasury stock method. Pursuant to SEC Staff Accounting Bulletins ("SAB") and staff policy, such computations for the nine months ended September 30, 1996 include all common and common equivalent shares issued within the 12 months preceding the filing date of the Company's initial public offering as if they were outstanding for the entire period presented (using the treasury stock method and the initial public offering price of $12.00 per share for stock options).

                      TECHNOLOGY MODELING ASSOCIATES, INC.

4. ACQUISITION OF PRECIM CORPORATION

    On August 29, 1997, TMA completed the acquisition of Precim Corporation ("Precim") a developer of software for full-chip optical proximity correction. In connection with the acquisition of Precim, which was in the form of merger accounted for as a pooling-of-interests, TMA issued 387,000 shares of TMA Common Stock to the shareholders of Precim. Financial information for periods prior to the merger have not been restated to include the results of Precim as the results are not material to the overall operations or financial position of the Company. Accordingly, the results of Precim have been included in the financial statements commencing on the close of the acquisition. Precim, located in Portland, Oregon, develops computer-automated products for optimizing the performance and quality of semiconductor tooling (pattern transfer) activities in wafer fabrication. Precim tools are used to construct or modify design layouts to improve yield and circuit performance.

5. AVANT! MERGER

    On September 7, 1997, TMA entered into an Agreement and Plan of Reorganization with Avant! Corporation ("Avant!") pursuant which a wholly-owned subsidiary of Avant! will be merged with and into TMA (the "Merger"). In connection with the Merger, each outstanding share of TMA Common Stock will be converted into the right to receive a fraction of a share of Avant! Common Stock (the "Exchange Ratio"), the numerator of which is equal to $17.00, and the denominator of which is equal to the average of the per share closing prices of Avant! Common Stock as quoted on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days prior to the closing date of the Merger (the "Average Nasdaq Per Share Price"). Notwithstanding anything to the contrary set forth above, in the event that the Average Nasdaq Per Share Price is greater than $35.678, then the Exchange Ratio will be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678, then the Exchange Ratio will be 0.662045. In addition, all TMA stock options and subscription rights, together with the underlying TMA stock plans, will be assumed by Avant! and converted into options and subscription rights to purchase shares of Avant! Common Stock based upon the Exchange Ratio.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              AVANT! CORPORATION,

                          CARDINAL MERGER CORPORATION

                                      AND

                      TECHNOLOGY MODELING ASSOCIATES, INC.

                               SEPTEMBER 7, 1997

                               TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                               ---------
ARTICLE I  THE MERGER........................................................................................        A-1
1.1        The Merger........................................................................................        A-1
1.2        Closing, Effective Time...........................................................................        A-1
1.3        Effect of the Merger..............................................................................        A-2
1.4        Articles of Incorporation; Bylaws.................................................................        A-2
1.5        Directors and Officers............................................................................        A-2
1.6        Effect on Capital Stock...........................................................................        A-2
1.7        Dissenters' Rights................................................................................        A-3
1.8        Surrender of Certificates.........................................................................        A-3
1.9        No Further Ownership Rights in TMAI Common Stock..................................................        A-4
1.10       Lost, Stolen or Destroyed Certificates............................................................        A-5
1.11       Tax and Accounting Consequences...................................................................        A-5
1.12       Taking of Necessary Action; Further Action........................................................        A-5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF TMAI...........................................................        A-5
2.1        Organization, Standing and Power..................................................................        A-6
2.2        Capital Structure.................................................................................        A-6
2.3        Authority.........................................................................................        A-7
2.4        SEC Documents, Financial Statements...............................................................        A-8
2.5        Absence of Certain Changes........................................................................        A-8
2.6        Absence of Undisclosed Liabilities................................................................        A-9
2.7        Permits and Licenses..............................................................................        A-9
2.8        Properties and Contracts..........................................................................        A-9
2.9        Litigation........................................................................................       A-10
2.10       Intellectual Property.............................................................................       A-10
2.11       Environmental Matters.............................................................................       A-11
2.12       Taxes.............................................................................................       A-11
2.13       Employee Benefit Plans............................................................................       A-12
2.14       Certain Agreements Affected by the Merger.........................................................       A-14
2.15       Brokers' and Finders' Fees........................................................................       A-14
2.16       Opinion of TMAI Financial Advisor.................................................................       A-14
2.17       Registration Statement; Proxy Statement/Prospectus................................................       A-14

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF AVANT! AND MERGER SUB.........................................
                                                                                                                    A-14
3.1        Organization, Standing and Power..................................................................       A-15
3.2        Capital Structure.................................................................................       A-15
3.3        Authority.........................................................................................       A-16
3.4        SEC Documents; Financial Statements...............................................................       A-16
3.5        Absence of Certain Changes........................................................................       A-17
3.6        Litigation........................................................................................       A-17
3.7        Absence of Undisclosed Liabilities................................................................       A-17
3.8        Taxes.............................................................................................       A-18
3.9        Registration Statement; Proxy Statement/Prospectus................................................       A-18
3.10       Intellectual Property.............................................................................       A-19

                                                                                                                 PAGE
                                                                                                               ---------
ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME..............................................................       A-19
4.1        Conduct of Business of TMAI.......................................................................       A-19
4.2        Covenants of TMAI.................................................................................       A-19
4.3        Notices...........................................................................................       A-21
4.4        Other Offers......................................................................................       A-21
4.5        Avant! Offers.....................................................................................       A-22

ARTICLE V  ADDITIONAL AGREEMENTS.............................................................................       A-23
5.1        Proxy Statement/Prospectus; Registration Statement................................................       A-23
5.2        Meeting of Shareholders...........................................................................       A-23
5.3        Access to Information.............................................................................       A-23
5.4        Confidentiality...................................................................................       A-24
5.5        Public Disclosure.................................................................................       A-24
5.6        Consents; Cooperation.............................................................................       A-24
5.7        Pooling Accounting................................................................................       A-25
5.8        Affiliates Agreements.............................................................................       A-25
5.9        FIRPTA............................................................................................       A-25
5.10       Continuity of Interest Certificates...............................................................       A-25
5.11       Legal Requirements................................................................................       A-25
5.12       Blue Sky Laws.....................................................................................       A-26
5.13       Employee Benefit Plans............................................................................       A-26
5.14       Form S-8..........................................................................................       A-27
5.15       Indemnification...................................................................................       A-27
5.16       Listing of Additional Shares......................................................................       A-28
5.17       Pooling Letters...................................................................................       A-28
5.18       Best Efforts and Further Assurances...............................................................       A-28
5.19       Notification of Certain Matters...................................................................       A-28
5.20       Shareholder Agreement.............................................................................       A-29
5.21       HSR Act Filings...................................................................................       A-29
5.22       Schedules.........................................................................................       A-29
5.23       Management of TCAD Division.......................................................................       A-29

ARTICLE VI  CONDITIONS TO THE MERGER.........................................................................       A-29
6.1        Conditions to Obligations of Each Party to Effect the Merger......................................       A-29
6.2        Additional Conditions to Obligations of TMAI......................................................       A-30
6.3        Additional Conditions to the Obligations of Avant! and Merger Sub.................................       A-31

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER...............................................................       A-32
7.1        Termination.......................................................................................       A-32
7.2        Effect of Termination.............................................................................       A-33
7.3        Expenses and Termination Fees.....................................................................       A-33
7.4        Amendment.........................................................................................       A-34
7.5        Extension; Waiver.................................................................................       A-34

ARTICLE VIII  GENERAL PROVISIONS.............................................................................       A-34
8.1        Survival..........................................................................................       A-34
8.2        Notices...........................................................................................       A-35
8.3        Interpretation....................................................................................       A-35
8.4        Counterparts......................................................................................       A-36
8.5        Entire Agreement; Nonassignability; Parties in Interest...........................................       A-36

                                                                                                                 PAGE
                                                                                                               ---------
8.6        Severability......................................................................................       A-36
8.7        Remedies Cumulative...............................................................................       A-36
8.8        Governing Law.....................................................................................       A-36
8.9        Rules of Construction.............................................................................       A-36

    EXHIBITS
----------------
EXHIBIT A-1       TMAI Affiliates Agreement
EXHIBIT A-2       Avant! Affiliates Agreement
EXHIBIT B         Shareholder Agreement
EXHIBIT C         Continuity of Interest Certificate

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of September 7, 1997, by and among Avant! Corporation, a Delaware corporation ("Avant!"), Cardinal Merger Corporation, a California corporation ("Merger Sub") and wholly owned subsidiary of Avant! and Technology Modeling Associates, Inc., a California corporation ("TMAI").

                                    RECITALS

    A. The Boards of Directors of TMAI, Avant! and Merger Sub believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that TMAI and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into TMAI (the "Merger") and, in furtherance thereof, have approved the Merger.

    B. In the Merger, among other things, the outstanding shares of TMAI Common Stock, no par value ("TMAI Common Stock"), shall be converted into shares of Avant! Common Stock, $.0001 par value ("Avant! Common Stock"), at the rate set forth herein.

    C. TMAI, Avant! and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

    D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    E. The parties intend for the Merger to be accounted for as a pooling of interests.

    F. Concurrent with the execution of this Agreement and as an inducement to Avant! and Merger Sub to enter into this Agreement, Roy E. Jewell, Bennet Weintraub, Lung Chu, Jue-Hsien Chern, David M. Lee, Robert W. Dutton, William E. Drobish, Louis A. Delmonico and Ronald A. Rohrer (the "Shareholders") who are officers and directors of TMAI, have on the date hereof entered into an agreement to vote the shares of TMAI's Common Stock owned by such persons to approve the Merger.

    NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law ("California Law"), Merger Sub shall be merged with and into TMAI, the separate corporate existence of Merger Sub shall cease and TMAI shall continue as the surviving corporation. TMAI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date" or the "Effective Date"). The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger, in form reasonably satisfactory to Avant! and TMAI (the "Agreement of Merger"), with the Secretary of State of the State of

California, in accordance with the relevant provisions of California Law (the time of such filing being the "Effective Time").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of TMAI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of TMAI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  ARTICLES OF INCORPORATION; BYLAWS.

    (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is TMAI."

    (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub shall be the initial directors of the Surviving Corporation and the officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

    1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Avant!, TMAI or the holders of any of the following securities:

        (a) CONVERSION OF TMAI COMMON STOCK. At the Effective Time, each share of TMAI Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of TMAI Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in Section
    1.7 below)) will be canceled and extinguished and will be converted automatically into the right to receive a fraction of a share of Avant! Common Stock (the "Exchange Ratio"), the numerator of which is equal to (i) $17.00, and the denominator of which is equal to (ii) the average of the per share closing prices of Avant! Common Stock as quoted on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days prior to the Effective Date of the Merger (the "Average Nasdaq Per Share Price"). Notwithstanding anything to the contrary set forth herein, in the event that the Average Nasdaq Per Share Price is greater than $35.678 (the "Maximum Price"), then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678 (the "Minimum Price"), then the Exchange Ratio shall be 0.662045.

        (b) CANCELLATION OF TMAI COMMON STOCK OWNED BY AVANT! OR TMAI. At the Effective Time, all shares of TMAI Common Stock that are owned by TMAI and each share of TMAI Common Stock owned by Avant! or any direct or indirect wholly owned subsidiary of Avant! or of TMAI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) TMAI STOCK PLANS. At the Effective Time, the 1996 Equity Incentive Plan, the 1995 Stock Option Plan and the 1989 Stock Option Plan of TMAI, and all options to purchase TMAI Common Stock then outstanding under such plans, shall be assumed by Avant! in accordance with Section 5.13. The TMAI 1989 Stock Option Plan, 1995 Stock Option Plan and 1996 Equity Incentive Plan are sometimes collectively referred to herein as the "TMAI Stock Plans."

        (d) TMAI EMPLOYEE STOCK PURCHASE PLAN. At the Effective Time, the TMAI 1996 Employee Stock Purchase Plan (the "TMAI ESPP") and all of the existing rights and obligations of TMAI pursuant to the outstanding subscription rights thereunder shall be assumed by Avant! in accordance with Section 5.13.

        (e) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of Common Stock, no par value, of Merger Sub ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Avant! Common Stock or TMAI Common Stock), reorganization, recapitalization or other like change with respect to Avant! Common Stock or TMAI Common Stock occurring after the date hereof and prior to the Effective Time.

        (g) FRACTIONAL SHARES. No fraction of a share of Avant! Common Stock will be issued, but in lieu thereof each holder of shares of TMAI Common Stock who would otherwise be entitled to a fraction of a share of Avant! Common Stock (after aggregating all fractional shares of Avant! Common Stock to be received by such holder) shall receive from Avant! an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Nasdaq Per Share Price.

    1.7 DISSENTERS' RIGHTS. If, as of the Effective Time, holders of TMAI Common Stock have complied with all requirements for perfecting and not forfeited dissenters' rights ("Dissenting Shares") in connection with the Merger under California Law, such Dissenting Shares shall not be converted into Avant! Common Stock but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Law. TMAI shall give Avant! prompt notice of any demand received by TMAI to require TMAI to pay the value of any Dissenting Shares of TMAI Common Stock, and Avant! shall have the right to participate in all negotiations and proceedings with respect to such demand. TMAI agrees that, except with the prior written consent of Avant!, it will not make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of California Law, becomes entitled to payment of the value of shares of TMAI Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of a legal obligation, after the Effective Time, to deliver shares of Avant! Common Stock to any holder of shares of TMAI Common Stock who shall have failed to make an effective payment demand or shall have lost his or her status as a Dissenting Shareholder, Avant! shall issue and deliver, upon surrender by such Dissenting Shareholder of his or her certificate or certificates representing shares of TMAI Common Stock, the shares of Avant! Common Stock to which such Dissenting Shareholder is then entitled under Section 1.6(a) and cash in lieu of fractional shares pursuant to Section 1.6(g).

    1.8  SURRENDER OF CERTIFICATES.

    (a) EXCHANGE AGENT. Harris Trust Company of California shall act as exchange agent (the "Exchange Agent") in the Merger.

    (b) AVANT! TO PROVIDE COMMON STOCK AND CASH. As soon as practicable after the Effective Time, but no later than two (2) business days thereafter, Avant! shall make available to the Exchange Agent for exchange in accordance with this
Article I, through such reasonable procedures as Avant! may adopt, (i) the shares of Avant! Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of TMAI Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

    (c) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, but no later than five (5) business days thereafter, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of TMAI Common Stock, whose shares were converted into the right to receive shares of Avant! Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Avant! may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Avant! Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Avant!, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of record of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Avant! Common Stock and payment in lieu of fractional shares which such holder of record has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of TMAI Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than as provided in subsection
(d) below, to evidence only the ownership of the number of full shares of Avant! Common Stock into which such shares of TMAI Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Avant! Common Stock with a record date after the Effective Time will be paid to the holder of record of any unsurrendered Certificate with respect to the shares of Avant! Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Avant! Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.8(d)) with respect to such shares of Avant! Common Stock.

    (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Avant! Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Avant! or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Avant! Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Avant! or any agent designated by it that such tax has been paid or is not payable.

    (e) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.9 NO FURTHER OWNERSHIP RIGHTS IN TMAI COMMON STOCK. All shares of Avant! Common Stock issued upon the surrender for exchange of shares of TMAI Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TMAI Common Stock, and following the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of TMAI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Avant! Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Avant!, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.11 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. No party shall take any action which, to such party's knowledge, would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code or to fail to qualify for accounting treatment as a pooling of interest.

    1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of TMAI and Merger Sub, the officers and directors of TMAI and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF TMAI

    In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that (i) any adverse change, event or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally or the economy of any nation or region in which such entity or any of its subsidiaries conducts business that is material to the business of such entity and its subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity, (ii) any adverse change, event or effect that is demonstrated to be primarily caused by conditions generally affecting the integrated circuit design automation software industry shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity, (iii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity, and (iv) any adverse change in the stock price of an entity as quoted on the Nasdaq National Market shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" on or with respect to such entity.

    In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party and its subsidiaries reasonably believed to have knowledge of such matters.

    Except as disclosed in a document of even date herewith and delivered by TMAI to Avant! prior to the execution and delivery of this Agreement and referring to the representations and warranties in this

Agreement (the "TMAI Disclosure Schedule"), TMAI represents and warrants to Avant! and Merger Sub as follows:

    2.1 ORGANIZATION, STANDING AND POWER. Each of TMAI and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of TMAI and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on TMAI. TMAI has delivered a true and correct copy of the Articles of Incorporation (referred to herein as TMAI's "Articles of Incorporation") and Bylaws or other charter documents, as applicable, of TMAI and each of its subsidiaries, each as amended to date, to Avant!. Neither TMAI nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. TMAI is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by TMAI free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating TMAI or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the TMAI SEC Documents (as defined in Section 2.4), TMAI does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    2.2 CAPITAL STRUCTURE. The authorized capital stock of TMAI consists of 25,000,000 shares of Common Stock, no par value, and 4,000,000 shares of Preferred Stock, no par value, of which there were issued and outstanding as of the close of business on August 31, 1997, 8,089,027 shares of TMAI Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of TMAI and no outstanding commitments to issue any shares of capital stock or voting securities of TMAI after August 31, 1997 other than pursuant to (i) the exercise of options under the TMAI Stock Plans and the 1996 Directors Stock Option Plan of TMAI (the "Directors Plan") or
(ii) the exercise of subscription rights outstanding as of such date under the TMAI ESPP. All outstanding shares of TMAI Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of TMAI or any agreement to which TMAI is a party or by which it is bound. As of the close of business on August 31, 1997, TMAI had reserved (i) 1,500,000 shares of TMAI Common Stock for issuance to employees pursuant to the 1996 TMAI Equity Incentive Plan, of which no shares have been issued pursuant to option exercises and 800,200 shares are subject to outstanding, unexercised options, (ii) 200,000 shares of TMAI Common Stock for issuance to employees pursuant to the TMAI ESPP, of which 56,799 shares have been issued and no shares remain purchasable under outstanding, unexercised subscription rights and no more than 143,201 shares are subject to outstanding subscriptions, (iii) 229,925 shares of TMAI Common Stock for issuance to employees pursuant to the TMAI 1989 Stock Option Plan, of which no shares have been issued pursuant to option exercises and no shares are subject to outstanding, unexercised options, (iv) 525,525 shares of TMAI Common Stock for issuance to employees pursuant to the TMAI 1995 Stock Option Plan, of which no shares have been issued pursuant to option exercises and no shares are subject to outstanding, unexercised options, and (v) 150,000 shares of TMAI Common Stock for issuance to board members pursuant to the Directors Plan, of which no shares have been issued pursuant to option exercises and 15, 000 shares are subject to outstanding, unexercised options. No Stock Bonuses, Restricted Stock Awards or other stock-based awards (as all of such terms are defined in the 1996 TMAI Equity Incentive Plan) have been issued prior to the date hereof under the 1996 TMAI Equity Incentive Plan. Since August 31, 1997, TMAI has not
(i) issued or granted additional options under any of the TMAI Stock Plans or the Directors Plan or (ii) accepted any additional Common Stock subscriptions or otherwise granted any additional purchase rights under the TMAI ESPP, except as set forth in the TMAI Disclosure Schedule. Except for the rights created pursuant to this Agreement and as disclosed in this Section 2.2, there are no other options, warrants, calls, rights, commitments or agreements of any character to which TMAI is a party or by which it is bound obligating TMAI to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of TMAI or obligating TMAI to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, registration, purchase or sale of TMAI's capital stock (i) between or among TMAI and any of its shareholders or
(ii) to TMAI's knowledge, between or among any of TMAI's shareholders other than the Shareholder Agreements entered into pursuant hereto. The terms of the TMAI Stock Plans permit the assumption or substitution of options to purchase Avant! Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the TMAI shareholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. No benefits under any of such TMAI Stock Plans will accelerate in connection with the Merger. No other outstanding options, whether under the TMAI Stock Plans or otherwise, will be accelerated in connection with the Merger, except options outstanding under the Directors Plan. The most recent two-year offering period (as contemplated by the TMAI ESPP) commenced under the TMAI ESPP on August 1, 1997, and except for the subscriptions to acquire no more than 143,201 shares of TMAI Common Stock under the TMAI ESPP, there are no other subscriptions or purchase rights or options outstanding under the TMAI ESPP. True and complete copies of all agreements and instruments relating to or issued under the TMAI Stock Plans, the Directors Plan and the TMAI ESPP have been made available to Avant! and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Avant!. TMAI will update the TMAI Disclosure Schedule to reflect outstanding shares and options as of the Effective Time.

    2.3 AUTHORITY. TMAI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TMAI, subject only to the approval of the Merger by TMAI's shareholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by TMAI and, subject to receipt of such shareholder approval, constitutes the valid and binding obligation of TMAI enforceable against TMAI in accordance with its terms. The Board of Directors of TMAI has unanimously approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by TMAI does not, and, subject to receipt of shareholder approval and the consents contemplated by
Section 2.3 of the TMAI Disclosure Schedule, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under (i) any provision of the Articles of Incorporation or Bylaws of TMAI or any of its subsidiaries, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TMAI or any of its subsidiaries or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on TMAI. Except as set forth in the TMAI Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to TMAI or any of its subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Agreement of Merger as provided in Section 1.2; (ii) the filing with the

Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD") of the Proxy Statement (as defined in
Section 2.17) relating to the TMAI Shareholders' Meeting (as defined in Section 2.17) and any clearance thereof by the SEC (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) filings required to be made by each of TMAI and Avant! under the HSR Act (as defined in Section 5.21 below); and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on TMAI and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

    2.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. TMAI has furnished to Avant! a true and complete copy of each statement, report, registration statement (together with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"), if any), definitive proxy statement and other filings filed with the SEC by TMAI on or after September 20, 1996, and, prior to the Effective Time, TMAI will have furnished Avant! with true and complete copies of any additional documents filed with the SEC by TMAI prior to the Effective Time (collectively, the "TMAI SEC Documents"). In addition, TMAI has made available to Avant! all exhibits to the TMAI SEC Documents filed prior to the date hereof, and will promptly make available to Avant! all exhibits to any additional TMAI SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the TMAI SEC Documents have been so filed. As of their respective filing dates, or, with respect to registration statements as of their effective dates, the TMAI SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the TMAI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, modified or superseded by a subsequently filed TMAI SEC Document. The financial statements of TMAI, including the notes thereto, included in the TMAI SEC Documents (the "TMAI Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The TMAI Financial Statements fairly present in all material respects the consolidated financial condition and operating results of TMAI and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in TMAI accounting policies except as described in the notes to the TMAI Financial Statements.

    2.5 ABSENCE OF CERTAIN CHANGES. Except as set forth in the TMAI Disclosure Schedule or in the TMAI SEC Documents, since June 30, 1997 (the "TMAI Balance Sheet Date"), TMAI has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Effect on TMAI; (ii) any acquisition, sale or transfer of any material asset of TMAI or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by TMAI or any revaluation by TMAI of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of TMAI, or any direct or indirect redemption, purchase or other acquisition by TMAI of any of its shares of capital stock except for the repurchase at cost of unvested shares held by TMAI employees on the termination of employment; (v) any material contract entered into by TMAI or any of its subsidiaries, other than in the ordinary course of business and as provided to Avant!, or any material amendment or termination of, or default under, any material contract to which TMAI or any of its subsidiaries is a party or by which it is bound; (vi) any action by TMAI or, to TMAI's knowledge, any affiliate of TMAI which might reasonably be expected to preclude the ability of Avant! to account for the business combination to be effected by the Merger as a "pooling of interests" under generally accepted accounting principles; (vii) any increase in the compensation payable or to become payable by TMAI to any of its officers, directors, consultants or employees (except for salary or rate increases granted to such persons in the ordinary course of business and consistent with prior practice); (viii) any (A) grant of any severance or termination pay to any director, officer or employee of TMAI or any of its subsidiaries except in the ordinary course of business and consistent with past practice, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of TMAI or any such subsidiary except in the ordinary course of business and consistent with past practice, (C) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (D) any increase in compensation, bonus or other benefits payable to directors, officers or employees of TMAI or any such subsidiary, in each case other than in the ordinary course of business consistent with past practice; or (ix) any negotiation or agreement by TMAI or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Avant! and its representatives regarding the transactions contemplated by this Agreement). Any agreement or obligation to provide severance or termination payments and any employment, deferred compensation or other similar agreements and the material terms thereof are set forth on Section 2.5 of the TMAI Disclosure Schedule.

    2.6 ABSENCE OF UNDISCLOSED LIABILITIES. TMAI has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in TMAI's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (the "TMAI Balance Sheet"); (ii) those incurred in the ordinary course of business and not required to be set forth in the TMAI Balance Sheet under generally accepted accounting principles; (iii) those incurred in the ordinary course of business since the TMAI Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution and delivery of this Agreement and the transactions contemplated hereby.

    2.7 PERMITS AND LICENSES. TMAI is now the holder of all licenses, franchises, ordinances, authorizations, permits, and certificates, domestic or foreign (collectively, the "TMAI Licenses"), necessary to enable it to continue to conduct its business in all material respects, as presently conducted, except where the failure to have such TMAI Licenses, individually or in the aggregate, would not have a Material Adverse Effect on TMAI. All of the TMAI Licenses are in full force and effect. TMAI has no reason to believe that any Federal, state, or local government or agency having jurisdiction will revoke, cancel, rescind, refuse to renew in the ordinary course, or modify any of the TMAI Licenses. There is not now pending, or, to the knowledge of TMAI, threatened any investigation before any such Federal, state, or local governments or agencies which, either individually or in the aggregate, would have a Material Adverse Effect on TMAI. TMAI has conducted its business so as to comply with all applicable laws, regulations, ordinances, and codes, domestic and foreign, including, without limitation, laws, regulations, ordinances, and codes relating to the protection of the environment, the failure to comply with which could reasonably be expected to have a Material Adverse Effect on TMAI.

    2.8  PROPERTIES AND CONTRACTS.

    (a) TMAI owns, or is licensed to use, or leases, all property and assets, real and personal, tangible and intangible, used in or necessary for the conduct of its business as currently conducted, except in those cases where the failure so to own, license or lease would not have a Material Adverse Effect on TMAI and except as this subsection (a) may relate to TMAI Intellectual Property which is addressed exclusively by Section 2.10 below.

    (b) To the knowledge of TMAI, (i) all of the material contracts of TMAI are presently valid and existing and in full force and effect, and (ii) there is no violation or default or claim of violation or default by any party thereto and no condition or event has occurred which with notice or lapse of time or both would constitute a violation or default thereunder, except for any such failure or any such violation, default, or claim, which would not have a Material Adverse Effect on TMAI.

    2.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of TMAI, threatened against TMAI or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on TMAI or that arise out of or in any way relate to this Agreement, the Merger or any of the transactions contemplated hereby. From the date of this Agreement until the Effective Time, TMAI shall promptly advise Avant! of any such action, suit, proceeding, claim, arbitration or investigation that is commenced, or, to the knowledge of TMAI, threatened against TMAI or any of its subsidiaries. There is no judgment, decree or order against TMAI or any of its subsidiaries, or, to the knowledge of TMAI, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or that could reasonably be expected to have a Material Adverse Effect on TMAI.

    2.10  INTELLECTUAL PROPERTY.

    (a) TMAI and/or its subsidiaries own, or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("TMAI Intellectual Property") that are used in the business of TMAI and its subsidiaries as currently conducted (including with respect to products currently under development), except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Material Adverse Effect on TMAI.

    (b) Section 2.10 of the TMAI Disclosure Schedule lists (i) all patents and patent applications and all material registered and unregistered trademarks, trade names and service marks, registered copyrights, and maskworks that are included in the TMAI Intellectual Property, in each case where such applications have been filed by or registered in the name of TMAI or assigned to TMAI, including the jurisdictions in which each such TMAI Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which TMAI is a party and pursuant to which any person is authorized to use any TMAI Intellectual Property other than end user licenses entered into with customers of TMAI in the ordinary course of business, and
(iii) all licenses, sublicenses and other agreements as to which TMAI is a party and pursuant to which TMAI is authorized to use any third party patents, trademarks or copyrights, including software ("TMAI Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any TMAI product that is material to its business or any TMAI product under development that is expected to be material to its business, other than end user licenses of commercially available products of third parties entered into in the ordinary course of business.

    (c) To the knowledge of TMAI, there is no material unauthorized use, disclosure, infringement or misappropriation of any TMAI Intellectual Property rights of TMAI or any of its subsidiaries, any trade secret material to TMAI or any of its subsidiaries, or any TMAI Intellectual Property right of any third party to the extent licensed by or through TMAI or any of its subsidiaries, by any third party, including any employee or former employee of TMAI or any of its subsidiaries. Neither TMAI nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement by any TMAI Intellectual Property, other than indemnification provisions contained in end user licenses, distribution agreements or sales representative agreements entered into with customers of TMAI arising in the ordinary course of business.

    (d) Neither TMAI nor any of its subsidiaries is, nor will they be as a result of the execution and delivery of this Agreement or the performance of their respective obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the TMAI Intellectual Property or TMAI Third Party Intellectual Property Rights, which breach would have a Material Adverse Effect on TMAI.

    (e) To TMAI's knowledge, all patents, registered trademarks, service marks and copyrights held by TMAI or any of its subsidiaries are valid and subsisting. TMAI (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party;
(ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would have a Material Adverse Effect on TMAI; and (iii) has not brought any action, suit or proceeding for infringement of TMAI Intellectual Property or breach of any license or agreement involving TMAI Intellectual Property against any third party.

    (f) TMAI has secured from all consultants and employees who contributed to the creation or development of TMAI Intellectual Property valid written assignments of the rights to such contributions that TMAI does not already own by operation of law, the absence of which would have a Material Adverse Effect on TMAI.

    (g) TMAI has taken reasonable and practical steps to protect and preserve the confidentiality of all TMAI Intellectual Property not otherwise protected by patents, patent applications or copyright ("TMAI Confidential Information"). It is TMAI's policy that all use, disclosure or appropriation of TMAI Confidential Information owned by TMAI by or to a third party be pursuant to the terms of a written agreement between TMAI and such third party. All use, disclosure or appropriation of TMAI Confidential Information not owned by TMAI has been pursuant to the terms of a written agreement between TMAI and the owner of such TMAI Confidential Information, or is otherwise lawful.

    2.11 ENVIRONMENTAL MATTERS. To the knowledge of TMAI, each of TMAI and its subsidiaries is and at all times has been in compliance with all foreign, federal, state and local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or waste, except to the extent noncompliance with such laws has not had and could not reasonably be expected to have a Material Adverse Effect on TMAI.

    2.12 TAXES. TMAI and each of its subsidiaries, and each member of any consolidated, combined or unitary group for Tax purposes of which TMAI or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by them (other than those that are not, individually or in the aggregate, material) and have paid all Taxes shown thereon to be due. The TMAI Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through June 30, 1997 and TMAI and each of its subsidiaries have not and will not incur any Tax liability in excess of the amount reflected on the TMAI Financial Statements with respect to such periods, and (ii) properly accrue in accordance with generally accepted accounting principles all liabilities for Taxes payable after June 30, 1997 with respect to all transactions and events occurring on or prior to such date. No material Tax liability since June 30, 1997 has been incurred by TMAI or its subsidiaries other than in the ordinary course of business and adequate provision has been made in the TMAI Financial Statements for all Taxes since that date in accordance with generally accepted accounting principles on at least a quarterly basis. TMAI and each of its subsidiaries have withheld and paid or will timely pay to the applicable financial institution or Tax Authority all amounts required to be withheld. No notice of deficiency or similar document of any Tax Authority has been received by either TMAI or any of its subsidiaries, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to TMAI and its subsidiaries, materially and adversely affect the liability of TMAI and its subsidiaries for Taxes. Except as disclosed in the TMAI Disclosure Schedule, there (i) is no material claim for Taxes that is a lien against the property of TMAI or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) has been no notification received by TMAI of any audit of any Tax Return of TMAI or any of its subsidiaries being conducted, pending or threatened by a Tax Authority, and (iii) is no extension or waiver of the statute of limitations on the assessment of any Taxes granted by TMAI or any of its subsidiaries that is currently in effect, and (iv) is no agreement, contract or arrangement to which TMAI or any of its subsidiaries is a party that may result in the payment of any material amount that would not be deductible by reason of Sections 280G or 404 of the Code. TMAI will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither TMAI nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does TMAI or any of its subsidiaries owe any amount under any such agreement. TMAI and each of its subsidiaries are in material compliance with all terms and conditions of any Tax exemptions or other Tax sharing agreement or order of a foreign government applicable to them and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax sharing agreement or order. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes.

    2.13  EMPLOYEE BENEFIT PLANS.

    (a) Section 2.13 of the TMAI Disclosure Schedule lists, with respect to TMAI, any subsidiary of TMAI and any trade or business (whether or not incorporated) which is treated as a single employer with TMAI (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of TMAI and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of TMAI of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of TMAI (together, the "TMAI Employee Plans").

    (b) TMAI has furnished to Avant! a copy of each of the TMAI Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets and the most recent summary plan descriptions) and has, with respect to each TMAI Employee Plan which is subject to ERISA reporting requirements, provided copies of the most recent Form 5500 report. Any TMAI Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the

Internal Revenue Service a favorable determination as to its qualified status under the Code, including the provisions of the Tax Reform Act of 1986, or has applied to the Internal Revenue Service for such a determination prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination and to make any amendments necessary to obtain a favorable determination. TMAI has also furnished Avant! with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such TMAI Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any TMAI Employee Plan subject to Code Section 401(a).

    (c) (i) None of the TMAI Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any TMAI Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on TMAI; (iii) each TMAI Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on TMAI or as otherwise disclosed in the TMAI Disclosure Schedule; (iv) neither TMAI nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the TMAI Employee Plans; (v) all material contributions required to be made by TMAI or any subsidiary or ERISA Affiliate to any TMAI Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for such required contributions to each TMAI Employee Plan for the current plan years; and (vi) no TMAI Employee Plan is covered by, and neither TMAI nor any subsidiary or ERISA Affiliate has incurred or expects to incur any material liability under, Title IV of ERISA or Section 412 of the Code. With respect to each TMAI Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, TMAI has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such TMAI Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of TMAI is threatened, against or with respect to any such TMAI Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither TMAI nor any TMAI subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

    (d) With respect to each TMAI Employee Plan, TMAI and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and the proposed regulations thereunder, and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except, in each case, to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on TMAI.

    (e) Except as otherwise disclosed in the TMAI Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of TMAI, any TMAI subsidiary or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

    (f) There has been no amendment to, written interpretation or announcement (whether or not written) by TMAI, any TMAI subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any TMAI Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in TMAI's financial statements.

    2.14 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of TMAI or any of its subsidiaries,
(ii) materially increase any benefits otherwise payable by TMAI or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

    2.15 BROKERS' AND FINDERS' FEES. TMAI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than fees and expenses payable to Wessels, Arnold & Henderson, L.L.C. and Cowen and Company as set forth on Section 2.15 of the TMAI Disclosure Schedule.

    2.16 OPINION OF TMAI FINANCIAL ADVISOR. TMAI has received the opinion of Wessels, Arnold & Henderson, L.L.C. and Cowen and Company, to the effect that, as of the date hereof, the consideration to be received by TMAI's shareholders in the Merger is fair, from a financial point of view, to the shareholders of TMAI.

    2.17 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The written information supplied by TMAI expressly for the purpose of inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the issuance of the shares of Avant! Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The written information supplied by TMAI expressly for the purpose of inclusion in the combined proxy statement/prospectus to be sent to the shareholders of TMAI in connection with the meetings of TMAI's shareholders (the "TMAI Shareholders Meeting") and Avant!'s stockholders (the "Avant! Stockholders Meeting") to be held in connection with the Merger (such proxy statement/ prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to TMAI's shareholders, at the time of the TMAI Shareholders Meeting and at the Effective Time, contain any material statement which, at such time, is false or misleading or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the TMAI's Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by TMAI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, TMAI shall promptly inform Avant!. Notwithstanding the foregoing, TMAI makes no representation, warranty or covenant with respect to any information supplied by Avant! or Merger Sub that is contained in any of the foregoing documents.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF AVANT! AND MERGER SUB

    Except as disclosed in a document of even date herewith and delivered by Avant! to TMAI prior to the execution and delivery of this Agreement and referring to the representations and warranties in this

Agreement (the "Avant! Disclosure Schedule"), Avant! and Merger Sub jointly and severally represent and warrant to TMAI as follows:

    3.1 ORGANIZATION, STANDING AND POWER. Each of Avant! and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Avant! and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Avant!. Avant! has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Avant! and each of its subsidiaries, each as amended to date, to TMAI. Neither Avant! nor Merger Sub is in violation of any of the provisions of its Certificate or Articles of Incorporation or Bylaws or equivalent organizational documents. Avant! is the owner of all outstanding shares of capital stock of Merger Sub and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of Merger Sub are owned by Avant! free and clear of all liens, charges, claims or encumbrances or rights of others. Merger Sub was formed on September 5, 1997 for the purpose of consummating this Merger and has no material assets or liabilities and will conduct no business except as is necessary for such purpose.

    3.2 CAPITAL STRUCTURE. The authorized capital stock of Avant! consists of 75,000,000 shares of Common Stock, $.0001 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value, of which there were issued and outstanding as of the close of business on August 31, 1997, 25,926,728 shares of Avant! Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Avant! and no outstanding commitments to issue any shares of capital stock or voting securities of Avant! after August 31, 1997, other than shares of Avant! Common Stock issued after August 31, 1997 upon the exercise of options under the Avant! 1995 Stock Option/Stock Issuance Plan, the Integrated Silicon Systems, Inc. stock option plans, the Meta-Software, Inc. stock option plans, the NexSyn, Inc. stock option plans, the FrontLine Design Automation, Inc. stock option plans and the Anagram, Inc. stock option plans (the "Avant! Stock Option Plans"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, no par value, all of which are issued and outstanding and are held by Avant!. All outstanding shares of Avant! and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Avant! or any agreement to which Avant! is a party or by which it is bound. As of August 31, 1997, Avant! had reserved 4,537,209 shares of Avant! Common Stock for issuance to employees, directors and independent contractors pursuant to the Avant! Stock Option Plans, of which approximately 21,861 shares have been issued pursuant to option exercises, and approximately 1,697,089 shares are subject to outstanding, unexercised options. Other than this Agreement and the Agreement and Plan of Reorganization dated as of July 31, 1997 and as amended on August 27, 1997 among Avant!, GB Acquisition Corporation, Compass Design Automation, Inc., and VLSI Technology, Inc. (the "Compass Agreement"), there are no other options, warrants, calls, rights, commitments or agreements of any character to which Avant! or Merger Sub is a party or by which either of them is bound obligating Avant! or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Avant! or Merger Sub or obligating Avant! or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Avant! Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, will not be subject to any preemptive or other statutory right of stockholder, will be issued in compliance with applicable U.S. Federal and State securities laws and will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Except for the Registration Rights Agreement dated November 27, 1996, by and among Avant! and Badruddin Agarwala, on behalf of the shareholders and the holders of warrants of FrontLine Design Automation, Inc., there are no contracts, commitments or agreements relating to voting, registration, purchase or sale of Avant!'s capital stock (i) between or among Avant! and any of its stockholders or (ii) to the best of Avant!'s knowledge, between or among any of Avant!'s stockholders.

    3.3 AUTHORITY. Each of Avant! and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Avant! and Merger Sub, subject only to the approval of the issuance of shares of Avant! Common Stock in the Merger by the stockholders of Avant!. This Agreement has been duly executed and delivered by each of Avant! and Merger Sub and constitutes the valid and binding obligations of each of Avant! and Merger Sub, enforceable against each in accordance with its terms. The Boards of Directors of Avant! and Merger Sub have unanimously approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Avant! or any of its subsidiaries, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Avant! or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Avant!. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Avant! or any of its subsidiaries in connection with the execution and delivery of this Agreement by Avant! and Merger Sub or the consummation by each of Avant! and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger as provided in Section 1.2, (ii) the filing with the SEC and NASD of the Registration Statement, (iii) the filing of a Form 8-K with the SEC and NASD within fifteen (15) days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares, in each case with respect to the shares of Avant! Common Stock issuable upon conversion of the TMAI Common Stock in the Merger and upon exercise of the options, subscriptions or other awards, as the case may be, under the TMAI Stock Plans and the TMAI ESPP to be assumed by Avant!, (vi) filings required to be made by each of Avant! and TMAI under the HSR Act (as defined in Section 5.21 below);
(vii) the filing of a registration statement on Form S-8 covering the Avant! Common Stock issuable pursuant to outstanding options under the TMAI Stock Plans and TMAI ESPP; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Avant! or would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

    3.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. Avant! has furnished to TMAI a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Avant! since June 6, 1995, and, prior to the Effective Time, Avant! will have furnished TMAI with true and complete copies of any additional documents filed with the SEC by Avant! prior to the Effective Time (collectively, the "Avant! SEC Documents"). In addition, Avant! has made available to TMAI all exhibits to the Avant! SEC Documents filed prior to the date hereof, and will promptly make available to TMAI all exhibits to any additional Avant! SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the TMAI SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired or have been terminated in accordance with their terms, and neither Avant! nor any of its subsidiaries is in material default thereunder. As of their respective filing dates, or, with respect to registration statements as of their effective dates, the Avant! SEC Documents complied in all material respects with the requirements of the

Exchange Act and the Securities Act, and none of the Avant! SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, superseded or modified by a subsequently filed Avant! SEC Document. The financial statements of Avant!, including the notes thereto, included in the Avant! SEC Documents (the "Avant! Financial Statements") complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Avant! Financial Statements fairly present the consolidated financial condition and operating results of Avant! and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Avant! accounting policies except as described in the notes to the Avant! Financial Statements.

    3.5 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Avant! SEC Documents, since June 30, 1997 (the "Avant! Balance Sheet Date"), Avant! has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Effect on Avant!;
(ii) any acquisition, sale or transfer of any material asset of Avant! or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Avant! or any revaluation by Avant! of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Avant!, or any direct or indirect redemption, purchase or other acquisition by Avant! of any of its shares of capital stock; (v) any material contract entered into by Avant!, other than the Compass Agreement or in the ordinary course of business and as provided to TMAI, or any material amendment or termination of, or default under, any material contract to which Avant! is a party or by which it is bound; (vi) any action by Avant! or, to Avant!'s knowledge, any affiliate of Avant! which might reasonably be expected to preclude the ability of Avant! to account for the business combination to be effected by the Merger as a "pooling of interests" under generally accepted accounting principles; or (vii) any negotiation or agreement by Avant! or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with TMAI and its representatives regarding the transactions contemplated by this Agreement).

    3.6 LITIGATION. There is no action, suit, proceeding, arbitration or investigation pending or, to the knowledge of Avant!, threatened in writing against Avant! that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. Except as set forth in the Avant! SEC Documents, Avant! is not aware of any other pending or threatened action, suit, proceeding, investigation or claim, or any reasonable basis therefor, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Avant!. From the date of this Agreement until the Effective Time, Avant! shall promptly advise TMAI of any such action, suit, proceeding, claim, arbitration or investigation that is commenced, or, to the knowledge of Avant!, threatened in writing against Avant! or any of its subsidiaries. As of the date hereof, there is no judgment, decree or order against Avant! or any of its subsidiaries, or, to the knowledge of Avant!, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions by this Agreement or that could reasonably be expected to have a Material Adverse Effect on Avant!.

    3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Avant! has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Avant!'s Quarterly Report on Form 10-Q for the period ended June 30, 1997

(the "Avant! Balance Sheet"); (ii) those incurred in the ordinary course of business and not required to be set forth in the Avant! Balance Sheet under generally accepted accounting principles; (iii) those incurred in the ordinary course of business since the Avant! Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement and the Compass Agreement and the transactions contemplated hereby or thereby.

    3.8 TAXES. Avant! and each of its subsidiaries, and each member of any consolidated, combined or unitary group for Tax purposes of which Avant! or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. The Avant! Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through June 30, 1997 and Avant! and each of its subsidiaries have not and will not incur any Tax liability in excess of the amount reflected on the Avant! Financial Statements with respect to such periods, and (ii) properly accrue in accordance with generally accepted accounting principles all liabilities for Taxes payable after June 30, 1997 with respect to all transactions and events occurring on or prior to such date. No material Tax liability since June 30, 1997 has been incurred by Avant! or its subsidiaries other than in the ordinary course of business and adequate provision has been made in the Avant! Financial Statements for all Taxes since that date in accordance with generally accepted accounting principles on at least a quarterly basis. Avant! and each of its subsidiaries have withheld and paid or will timely pay to the applicable financial institution or Tax Authority all amounts required to be withheld. No notice of deficiency or similar document of any Tax Authority has been received by either Avant! or any of its subsidiaries, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Avant! and its subsidiaries, materially and adversely affect the liability of Avant! and its subsidiaries for Taxes. There (i) is no material claim for Taxes that is a lien against the property of Avant! or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) has been no notification received by Avant! of any audit of any Tax Return of Avant! or any of its subsidiaries being conducted, pending or threatened by a Tax Authority, (iii) is no extension or waiver of the statute of limitations on the assessment of any Taxes granted by Avant! or any of its subsidiaries that is currently in effect, and (iv) is no agreement, contract or arrangement to which Avant! or any of its subsidiaries is a party that may result in the payment of any material amount that would not be deductible by reason of Sections 280G or 404 of the Code. Avant! will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Avant! nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does Avant! or any of its subsidiaries owe any amount under any such agreement. Avant! and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government applicable to them and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or order.

    3.9 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The written information supplied by Avant! and Merger Sub expressly for the purpose of inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The written information supplied by Avant! expressly for the purpose of inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to TMAI's shareholders, at the time of TMAI's Shareholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for TMAI's Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Avant! or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Avant! or Merger Sub will promptly inform TMAI. Notwithstanding the foregoing, Avant! and Merger Sub make no representation, warranty or covenant with respect to any information supplied by TMAI which is contained in any of the foregoing documents.

    3.10 INTELLECTUAL PROPERTY. Avant! and/or its subsidiaries own, or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material that are used in the business of Avant! and its subsidiaries as currently conducted (including with respect to products currently under development), except to the extent that the failure to have such rights has not had a Material Adverse Effect on Avant! excluding the results and expense as of the date of this Agreement of any litigation or other court proceedings.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS OF TMAI. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, TMAI agrees (except to the extent expressly contemplated by this Agreement or the Disclosure Schedules or as consented to in writing by Avant!) to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; to pay and to cause its subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes of TMAI or any of its subsidiaries, to Avant!'s consent to the filing of material Tax Returns, if applicable; to pay or perform other obligations when due; to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations; to use its reasonable best efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees; and to use its commercially reasonable efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. TMAI agrees to promptly notify Avant! of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, TMAI shall not take, or agree in writing or otherwise to take, any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect.

    4.2 COVENANTS OF TMAI. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the TMAI Disclosure Schedule, TMAI shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Avant!, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Avant!'s consent shall be deemed given if the matter is discussed in advance with John P. Huyett, and he has received any additional information requested and, after such discussion and receipt of any additional requested information, he shall not have objected to the taking of the proposed action.

    (a) MATERIAL CONTRACTS. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the material terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

    (b) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

    (c) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

    (d) INDEBTEDNESS. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than in the ordinary course of business and consistent with past practice, which in the aggregate do not exceed $100,000;

    (e) LEASES. Enter into any operating lease in excess of an aggregate of $100,000;

    (f) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the TMAI Financial Statements;

    (g) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements over $100,000 except in the ordinary course of business and consistent with past practice;

    (h) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

    (i) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any employee benefit or stock purchase or option plan, accept any new or additional subscriptions under the TMAI ESPP, or hire any officer level employee without prior consultation with Avant!, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees, except in the ordinary course of business and consistent with past practices or as previously disclosed to Avant!;

    (j) SEVERANCE ARRANGEMENTS. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

    (k) CHARTER DOCUMENTS. Cause or permit any amendments to its Articles of Incorporation or Bylaws or other similar organizational document;

    (l) ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions (including subscription rights under the TMAI ESPP), rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor permitted under this Agreement; provided, however, that TMAI may, in the ordinary course of business consistent with past practice, grant (A) options for the purchase of up to an aggregate of 40,000 shares of common stock under the TMAI Stock Plans to existing employees and (B) options for the purchase of common stock under the TMAI Stock Plans to new employees; provided, however, that TMAI may not grant an individual options to purchase an aggregate of more than 10,000 shares of common stock pursuant to this subsection (l) of Section 4.2.

    (m) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

    (n) STOCK OPTION PLANS, ETC. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock option agreements or stock plans or authorize cash payments in exchange for any options or other rights granted under any of such agreements or plans, except as disclosed in the TMAI Disclosure Schedule;

    (o) POOLING. To the knowledge of TMAI, take any action, that would interfere with Avant!'s ability to account for the Merger as a pooling of interests;

    (p) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

    (q) LAWSUITS. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Avant! prior to the filing of such a suit, or (iii) for a breach of this Agreement;

    (r) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

    (s) TAXES. Other than as set forth in the TMAI Disclosure Schedule, or in the ordinary course of business, make or change any material election in respect of Taxes, except where such change or election would not have a Material Adverse Effect on TMAI and its subsidiaries, taken as a whole, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

    (t) REVALUATION. Revalue in any material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

    (u) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (t) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

    4.3 NOTICES. TMAI, with the assistance and advice of Avant!, shall give all notices and other information required to be given to the employees of TMAI, any collective bargaining unit representing any group of employees of TMAI, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement.

    4.4 OTHER OFFERS. (a) TMAI and its subsidiaries and the officers, directors, employees or other agents of TMAI and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to TMAI or any of it subsidiaries to, or afford access to the properties, books or records of TMAI or any of its subsidiaries to, any person that has advised TMAI that it may be considering making, or that has made, a Takeover Proposal; provided, however, that nothing herein shall prohibit TMAI's Board of Directors from taking and disclosing to TMAI's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. TMAI will promptly notify Avant! after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to TMAI or any of its subsidiaries or for access to the properties, books or records of TMAI or any of its subsidiaries by any person that has advised TMAI that it may be considering making, or that has made, a Takeover Proposal and will keep Avant! fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving TMAI or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, TMAI or any of its subsidiaries, other than the transactions contemplated by this Agreement.

    (b) Notwithstanding the provisions of paragraph (a) above, prior to the Effective Time, TMAI may, to the extent the Board of Directors of TMAI determines, in good faith, based upon and consistent with advice received in consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to TMAI in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of TMAI in its good faith reasonable judgment determines, based upon and consistent with advice received in consultation with its independent legal and financial advisors, would result in a transaction more favorable than the Merger to the shareholders of TMAI from a financial point of view (a "TMAI Alternative Proposal"). In addition, notwithstanding the provisions of paragraph (a) above, in connection with a possible Acquisition Proposal, TMAI may refer any third party to this Section 4.4 or make a copy of this Section 4.4 available to a third party. In the event TMAI receives a TMAI Alternative Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of TMAI from recommending such TMAI Alternative Proposal to its Shareholders, if the Board determines, in good faith, based upon and consistent with advice received in consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law. In such case, the Board of Directors of TMAI may withdraw, modify or refrain from making its recommendation set forth in Section 5.1, and, to the extent it does so, TMAI may refrain from soliciting proxies to secure the vote of its shareholders as may be required by Section 5.2(a); PROVIDED, HOWEVER, that TMAI shall (i) provide at least 48 hours prior notice to Avant! of any TMAI Board meeting at which it is reasonably expected to contemplate an Alternative Proposal, and (ii) not recommend to its shareholders a TMAI Alternative Proposal for a period of not less than five (5) business days after Avant!'s receipt of a copy of such TMAI Alternative Proposal (or a description of the significant terms and conditions thereof, if not in writing); and PROVIDED, FURTHER, that nothing contained in this Section 4.4 shall limit TMAI's obligation to hold and convene the TMAI Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of TMAI shall have been withdrawn, modified or not yet made) or to provide the TMAI shareholders with material information relating to such a meeting.

    (c) Notwithstanding anything to the contrary in this Section 4.4, TMAI will not provide any non-public information to a third party unless: (i) TMAI provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; (ii) such non-public information has been previously delivered to Avant!; and (iii) TMAI advises Avant! in writing of such disclosure, including the party to whom disclosed.

    4.5 AVANT! OFFERS Avant! will not acquire or agree to acquire any direct competitor of TMAI if such acquisition would have reasonable likelihood of preventing or delaying the Merger.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, TMAI and Avant! shall prepare and file with the SEC preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the shareholders of TMAI and Avant! and, as promptly as practicable following receipt of SEC comments thereon, Avant! shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; provided, however, that Avant! shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. Subject to the provisions of Section 4.4, the Proxy Statement shall include the recommendation of the Board of Directors of TMAI in favor of the Merger.

    5.2  MEETING OF SHAREHOLDERS.

    (a) TMAI shall promptly after the date hereof take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene the TMAI Shareholders Meeting on or prior to November 30, 1997 or as soon thereafter as is practicable and in any event on the date within forty (40) days of the date on which the Registration Statement shall be declared effective by the SEC, unless otherwise mutually agreed by the parties hereto. TMAI shall consult with Avant! and use all reasonable efforts to hold the TMAI Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the TMAI Shareholders Meeting without the consent of Avant!. Subject to the provisions of Section 5.1 above, TMAI shall use its reasonable best efforts to solicit from shareholders of TMAI proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

    (b) Avant! shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Avant! Stockholders Meeting on or prior to November 30, 1997 or as soon thereafter as is practicable and in any event on the date within forty (40) days of the date on which the Registration Statement shall be declared effective by the SEC, unless otherwise mutually agreed by the parties hereto. Avant! shall consult with TMAI and use all reasonable best efforts to hold the Avant! Stockholders Meeting on the same day as the TMAI Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Avant! Stockholders meeting without the consent of TMAI. Avant! shall use its best efforts to solicit from stockholders of Avant! proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders to effect the Merger.

    5.3  ACCESS TO INFORMATION.

    (a) TMAI shall afford Avant! and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of TMAI's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of TMAI and its subsidiaries as Avant! may reasonably request. TMAI agrees to provide to Avant! and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Avant! shall afford TMAI and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Avant!'s and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Avant! and its subsidiaries as TMAI may reasonably request. Avant! agrees to provide to TMAI and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

    (b) Subject to compliance with applicable law governing the exchange of information, from the date hereof until the Effective Time, each of Avant! and TMAI shall confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations.

    (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4 CONFIDENTIALITY. The parties acknowledge that Avant! and TMAI have previously executed a non-disclosure agreement dated September 4, 1997 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

    5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Avant! and TMAI shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.6  CONSENTS; COOPERATION.

    (a) Each of Avant! and TMAI shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. Subject to compliance with applicable law governing the exchange of information, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal or state antitrust or fair trade law.

    (b) Each of Avant! and TMAI shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Avant! and TMAI shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Avant! and TMAI decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither TMAI nor Avant! shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond January 31, 1998.

    (c) Notwithstanding anything to the contrary in subsection (a) or (b) above,
(i) neither Avant! nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Avant! or of Avant! combined with the Surviving Corporation after the Effective Time or (ii) neither TMAI nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on TMAI.

    5.7 POOLING ACCOUNTING. Avant! and TMAI shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests and to take such action as may be reasonably necessary to permit such treatment. Each of Avant! and TMAI shall use its best efforts to cause its "Affiliates" (as defined in Section 5.8) not to take any action that would adversely affect the ability of Avant! to account for the business combination to be effected by the Merger as a pooling of interest.

    5.8  AFFILIATES AGREEMENTS.

    (a) Section 5.8(a) of the TMAI Disclosure Schedule sets forth those persons who may be deemed "Affiliates" of TMAI within the meaning of paragraphs (c) and
(d) of Rule 145 promulgated under the Securities Act ("Rule 145"). TMAI shall provide Avant! such information and documents as Avant! shall reasonably request for purposes of reviewing such list. TMAI shall use its best efforts to deliver or cause to be delivered to Avant!, as soon as practicable following the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of TMAI, an executed Affiliates Agreement in substantially the form attached hereto as EXHIBIT A-1. Avant! shall be entitled to place appropriate legends on the certificates evidencing any Avant! Common Stock to be received by such Affiliates of TMAI pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Avant! Common Stock, consistent with the terms of such Affiliates Agreements.

    (b) Section 5.8(b) of the Avant! Disclosure Schedule sets forth each person Avant! believes to be an "Affiliate" of Avant! within the meaning of paragraphs
(c) and (d) of Rule 145. Avant! will use its reasonable best efforts to deliver or cause to be delivered to TMAI, as soon as practicable following the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Avant!, an executed Affiliates Agreement in substantially the form attached hereto as EXHIBIT A-2.

    5.9 FIRPTA. TMAI shall, prior to the Closing Date, provide Avant! with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance reasonably satisfactory to Avant!, which states that shares of capital stock of TMAI do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Avant!'s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, TMAI shall provide to Avant!, as agent for TMAI, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), which shall be in form and substance reasonably satisfactory to Avant!, along with written authorization for Avant! to deliver such notice form to the Internal Revenue Service on behalf of TMAI upon the Closing of the Merger.

    5.10 CONTINUITY OF INTEREST CERTIFICATES. TMAI shall use its best efforts to deliver or cause to be delivered to Avant!, as of the Effective Time, from holders of the outstanding capital stock of TMAI specified on Section 5.10 of the TMAI Disclosure Schedule executed Continuity of Interest Certificates in the form attached hereto as EXHIBIT C.

    5.11 LEGAL REQUIREMENTS. Each of Avant!, Merger Sub and TMAI will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

    5.12 BLUE SKY LAWS. Avant! shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Avant! Common Stock in connection with the Merger. TMAI shall use its reasonable best efforts to assist Avant! as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Avant! Common Stock in connection with the Merger.

    5.13  EMPLOYEE BENEFIT PLANS.

    (a) On or before the Effective Time, TMAI shall cause all options outstanding under the Directors Plan to terminate as provided in the Directors Plan. At the Effective Time, the TMAI Stock Plans and each outstanding option to purchase shares of TMAI Common Stock under the TMAI Stock Plans, whether vested or unvested, will be assumed by Avant!. Section 5.13(a) of the TMAI Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding options under the TMAI Stock Plans, including the number of shares of TMAI capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the grant and expiration dates of each such option. On the Closing Date, TMAI shall deliver to Avant! an updated Section 5.13(a) of the TMAI Disclosure Schedule current as of such date. Each such option so assumed by Avant! under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in each of the TMAI Stock Plans immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Avant! Common Stock equal to the product of the number of shares of TMAI Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Avant! Common Stock, and (ii) the per share exercise price for the shares of Avant! Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of TMAI Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the TMAI Stock Plans and the documents governing the outstanding options under those plans and except as set forth in the TMAI Disclosure Schedule, the Merger will not terminate or otherwise result in the cash-out of any of the outstanding options under such plans or accelerate the exercisability or vesting of such options or the shares of Avant! Common Stock which will be subject to those options solely as a result of the consummation of the Merger and Avant!'s assumption of the options in connection therewith. Avant! shall take all necessary steps to ensure that the options so assumed by Avant! qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within ten
(10) business days after the Effective Time, Avant! will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under any of the TMAI Stock Plans, a document in form and substance reasonably satisfactory to TMAI evidencing the foregoing assumption of such option by Avant!. Avant! will take all corporate and other action necessary to reserve a sufficient number of shares of Avant! Common Stock for issuance upon the exercise of the options assumed by Avant! pursuant to this subsection (a) and upon the exercise of TMAI Purchase Rights pursuant to subsection (b) below.

    (b) The TMAI ESPP and each outstanding subscription to purchase shares of TMAI Common Stock thereunder (a "TMAI Purchase Right") shall be assumed by Avant! at the Effective Time of the Merger. Section 5.13(b) of the TMAI Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding TMAI Purchase Rights, including the maximum number of shares of TMAI Common Stock purchasable under each such right, the outstanding balance in each TMAI ESPP participant's subscription account thereunder, the fair market value per share of TMAI Common Stock on the date the TMAI Purchase Right was granted, and the expiration date of such right. On the Closing Date, TMAI shall deliver to Avant! an updated Section 5.13(b) of the TMAI Disclosure Schedule current as of such date. The TMAI Purchase Rights so assumed by Avant! shall continue to be exercisable upon the same terms and conditions applicable to those rights immediately prior to the Effective Time in accordance with the terms of the TMAI ESPP, except that each such assumed TMAI Purchase Right will be exercisable for shares of Avant! Common Stock and the purchase price payable per share of Avant! Common Stock under the assumed right will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of the TMAI Common Stock on the date the TMAI Purchase Right was granted, divided by the Exchange Ratio and rounded up to the nearest whole cent, or (ii) the fair market value per share of Avant! Common Stock on the date such right is exercised. Within ten (10) business days after the Effective Time, Avant! will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding TMAI Purchase Right, a document in form and substance reasonably satisfactory to TMAI evidencing the foregoing assumption of such TMAI Purchase Right by Avant!. No additional TMAI Purchase Rights shall be granted after the Effective Time, and Avant! shall not be obligated to continue the TMAI ESPP after each TMAI Purchase Right has been exercised.

    (c) Avant! shall take such reasonable actions as are necessary to allow eligible employees of TMAI to participate in the benefit programs of Avant!, or alternative benefits programs in the aggregate substantially comparable to those applicable to employees of Avant! on similar terms, as soon as practicable after the Effective Time of the Merger. For purposes of satisfying the terms and conditions of such programs, to the extent permitted by Avant!'s benefit programs, Avant! shall use reasonable efforts to give full credit for eligibility and vesting for each participant's period of service with TMAI. The Surviving Corporation will not substitute any employee's health, life or disability insurance coverage without first obtaining a waiver by the substitute carrier of any preexisting condition that such employee may have.

    (d) Avant! shall issue offer letters to Roy E. Jewell and Jue-Hsien Chern substantially in the forms attached to the TMAI Disclosure Schedule as EXHIBIT 5.13(d).

    (e) On or before the Effective Time, TMAI shall take all necessary actions to terminate its 401(k) Plan.

    5.14 FORM S-8. Avant! agrees to file, no later than ten (10) days after the Closing, a registration statement on Form S-8 covering the shares of Avant! Common Stock issuable pursuant to (i) outstanding options under the TMAI Stock Plans assumed by Avant! and (ii) outstanding TMAI Purchase Rights under the TMAI ESPP assumed by Avant!. TMAI shall cooperate with and assist Avant! in the preparation of such registration statement.

    5.15  INDEMNIFICATION.

    (a) From and after the Effective Time and for a period ending six (6) years after the Effective Time, Avant! and the Surviving Corporation jointly and severally shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of TMAI or any of its subsidiaries (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under TMAI's Articles of Incorporation, Bylaws and indemnification agreements in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Avant! and the Surviving Corporation shall jointly and severally pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith by counsel reasonably acceptable to such Indemnified Parties. The provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

    (b) If Avant! or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in each such case, proper provision shall be made so that such successors or assigns of Avant! or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this
Section 5.15.

    (c) Avant! shall use good faith efforts to cause to be maintained in effect for a period of not less than three (3) years subsequent to the Effective Time the current policies of the directors' and officers' liability insurance maintained by Avant! and shall use good faith efforts to cause coverage to be provided to the former directors and officers of TMAI thereunder (provided that Avant! may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous to the former directors and officers of TMAI) with respect to matters occurring prior to the Effective Time.

    (d) All agreements in effect at the date hereof pursuant to which TMAI covenants and agrees in any respect to indemnify or defend any director or executive officer of TMAI from and against any liability, cost or expense identified in Section 5.15 of the TMAI Disclosure Schedule are expressly assumed by Avant! at the Effective Time.

    (e) Promptly after the date hereof, Avant! shall enter into indemnification agreements with directors and officers of TMAI who become directors or officers of the Surviving Corporation, which agreements shall be substantially identical to those which Avant! has entered into with its current directors and officers.

    5.16 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Avant! shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.1(f).

    5.17  POOLING LETTERS.

    (a) TMAI shall use all reasonable efforts to cause to be delivered to TMAI a letter of Arthur Andersen LLP dated the Effective Date to the effect that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Avant! and TMAI and shall be customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

    (b) Avant! shall use all reasonable efforts to cause to be delivered to Avant! a letter of KPMG Peat Marwick LLP ("KPMG") dated the Effective Date to the effect that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Avant! and TMAI and shall be customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

    5.18 BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of TMAI and Avant! under this Agreement, each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

    5.19 NOTIFICATION OF CERTAIN MATTERS. TMAI shall give prompt notice to Avant!, and Avant! shall give prompt notice to TMAI, of (i) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of TMAI, Avant! or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.19 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    5.20 SHAREHOLDER AGREEMENT. TMAI and the Shareholders shall enter into the Shareholder Agreement at EXHIBIT B concurrent with the execution of this Agreement.

    5.21 HSR ACT FILINGS. If applicable, each of Avant! and TMAI shall promptly make its respective filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and thereafter shall make any required submissions under the HSR Act with respect to the Merger, and shall cooperate with each other with respect to the foregoing. TMAI and Avant! shall give each other prior notice and consult with each other prior to any meeting with the United States Federal Trade Commission or Department of Justice with respect to their respective filings under the HSR Act or any review by either of the foregoing agencies. Each of Avant! and TMAI shall take all reasonable actions necessary to cause the expiration of the waiting periods under the HSR Act as promptly as possible. Neither party shall be required to take any action pursuant to Articles IV or V that would cause a violation of the HSR Act.

    5.22 SCHEDULES. From time to time prior to the Closing Date, each of Avant! and TMAI will promptly supplement or amend the TMAI or Avant! Disclosure Schedules, as the case may be, with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the TMAI or Avant! Disclosure Schedules, as the case may be, or that is necessary to correct any information in the TMAI or Avant! Disclosure Schedules, as the case may be, or in any representation and warranty of each of Avant! and TMAI that has been rendered inaccurate thereby. For purposes of determining the accuracy of the respective representations and warranties contained in Articles III and IV, and in order to determine the fulfillment of the conditions set forth in Sections 6.2(a) and 6.3(a), the TMAI or Avant! Disclosure Schedules, as the case may be, shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto unless such changes reflect actions taken in compliance with the provisions of Articles IV and V hereof.

    5.23 MANAGEMENT OF TCAD DIVISION. At the Effective Date of the Merger, Roy Jewell will be appointed the head of Avant!'s TCAD division. As such, Mr. Jewell will have full responsibility and authority to make all personnel decisions related to Avant!'s TCAD division, including, without limitation, all compensation decisions.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, subsection (e) of which may be waived, in writing, by agreement of all the parties hereto:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by (i) the holders of TMAI Common Stock representing a majority of the total votes entitled to be cast on such matters at the TMAI Shareholders Meeting at which a quorum is present in person or by proxy and
    (ii) the holders of shares of Avant! Common Stock representing a majority of the total votes cast on such matters at the Avant! Stockholders Meeting at which a quorum is present in person or by proxy.

        (b) REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

        (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Avant!'s conduct or operation of the business of TMAI and its subsidiaries following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

        (d) GOVERNMENTAL APPROVAL. Avant!, TMAI and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers, authorizations and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers, authorizations and consents as may be required under the HSR Act, Securities Act and under state Blue Sky laws.

        (e) TAX OPINIONS. Avant! and TMAI shall have received substantially identical written opinions of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Fenwick & West LLP, respectively, in form and substance reasonably satisfactory to them, and dated on or about the Effective Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Avant!, Merger Sub and TMAI and certain shareholders of TMAI.

        (f) LISTING OF ADDITIONAL SHARES. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Avant! Common Stock issuable upon conversion of the TMAI Common Stock in the Merger and upon exercise of the options under the TMAI Stock Plans, and upon the exercise of TMAI Purchase Rights under the TMAI ESPP, assumed by Avant! shall have been made.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TMAI. The obligations of TMAI to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by TMAI:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Avant! and Merger Sub in this Agreement shall be true and correct in all material respects (other than representations and warranties regarding litigation or other proceedings connected with the Merger, which shall be governed solely by the standard set forth in Section 6.1(c) and except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time except for changes contemplated by this Agreement (except to the extent such representations and warranties speak as of an earlier date) except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not resulted in, nor reasonably would be expected to result in liabilities aggregating in excess of $10,000,000 or have not substantially impaired nor reasonably would be expected to substantially impair, Avant!'s ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to Avant!'s business in a manner that has resulted in or would reasonably be expected to result in a Material Adverse Effect on Avant!, and (ii) Avant! and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

        (b) CERTIFICATE OF AVANT!. TMAI shall have been provided with a certificate dated, the Effective Date, executed on behalf of Avant! by its President and its Chief Financial Officer to the effect that, as of the Effective Time, the condition provided for in subsection (a) above has been satisfied.

        (c) LEGAL OPINION. TMAI shall have received a legal opinion, dated the Effective Date, from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Avant! and Merger Sub, in form and substance reasonably satisfactory to TMAI.

        (d) NO MATERIAL ADVERSE CHANGES. There shall have been no material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations (either actual since the date of this Agreement or as such condition has been represented pursuant to Article III hereof) of Avant! taken as a whole from the date hereof through the Closing Date; provided, however, that any developments, changes or results arising out of or related to the litigation and other court proceedings described in the Avant! SEC Documents that do not otherwise result in a Material Adverse Effect on Avant! shall not be considered for purposes of this Section 6.2(d).

        (e) THIRD PARTY CONSENTS. TMAI shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Avant! or any of its subsidiaries or otherwise.

        (f) AFFILIATES AGREEMENT. Each of the Affiliates of Avant! identified on Section 5.8(b) of the Avant! Disclosure Schedule shall have executed an Affiliates Agreement in substantially the form attached hereto as EXHIBIT A-2.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF AVANT! AND MERGER SUB. The obligations of Avant! and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Avant!:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of TMAI in this Agreement shall be true and correct in all material respects (other than representations and warranties regarding litigation or other proceedings connected with the Merger, which shall be governed solely by the standard set forth in Section 6.1(c) and except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time except for changes contemplated by this Agreement except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not resulted in, nor reasonably would be expected to result in liabilities aggregating in excess of $2,000,000 or, have not substantially impaired nor reasonably would be expected to substantially impair, TMAI's ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to TMAI's business in a manner that has resulted in or would reasonably be expected to result in a Material Adverse Effect on TMAI, and (ii) TMAI shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

        (b) CERTIFICATE OF TMAI. Avant! shall have been provided with a certificate, dated the Effective Date, executed on behalf of TMAI by its President and its Chief Financial Officer to the effect that, as of the Effective Time, the condition provided for in subsection (a) above has been satisfied.

        (c) LEGAL OPINION. Avant! shall have received a legal opinion, dated the Effective Date, from Fenwick & West LLP, legal counsel to TMAI, in form and substance reasonably satisfactory to Avant!.

        (d) THIRD PARTY CONSENTS. Avant! shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of TMAI or any of its subsidiaries or otherwise.

        (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of TMAI and its subsidiaries, taken as a whole from the date hereof through the Closing Date.

        (f) LETTERS FROM ACCOUNTANTS. Avant! shall have received the letter referred to in Section 5.17(b) from KPMG.

        (g) AFFILIATE AGREEMENTS. Avant! shall have received from each of the Affiliates of TMAI identified on Section 5.8(a) of the TMAI Disclosure Schedule an executed Affiliate Agreement in substantially the form attached hereto as EXHIBIT A-1.

        (h) DISSENTING SHARES.  Dissenting Shares shall consist of no more ten
    (10) percent (10%) of the then outstanding shares of TMAI Capital Stock.

        (i) CONTINUITY OF INTEREST CERTIFICATES. Avant! shall have received a sufficient number of executed Continuity of Interest Certificates, in the form attached hereto as EXHIBIT C, such that counsel to Avant! shall have concluded that the Continuity of Interest requirement shall be satisfied for purposes of issuing the tax opinion pursuant to Section 6.1(e) of this Agreement.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of TMAI, this Agreement may be terminated:

        (a) by mutual consent of Avant! and TMAI;

        (b) by either Avant! or TMAI, if the Effective Date shall not have occurred on or before January 31, 1998; PROVIDED that the right to terminate this Agreement pursuant to this paragraph (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

        (c) by Avant!, if (i) TMAI shall breach any of its representations, warranties or obligations hereunder, which breach would result in a material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of TMAI and its subsidiaries, taken as a whole, and such breach shall not have been cured within ten (10) business days following receipt by TMAI of written notice of such breach, (ii) (x) there shall have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of TMAI and its subsidiaries, taken as a whole, and (y) TMAI shall not, within twenty (20) business days of notice from Avant! to the effect that Avant! intends to terminate this Agreement pursuant to this clause (ii), have proposed to Avant! a plan to mitigate the effect of such material adverse change which plan shall be reasonably acceptable to Avant!, or (iii) the Board of Directors of TMAI shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Avant! or shall have resolved to do any of the foregoing;

        (d) by TMAI, if (i) Avant! shall breach any of its representations, warranties or obligations hereunder, which breach would result in a material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Avant! and its subsidiaries, taken as a whole, and such breach shall not have been cured within ten (10) business days following receipt by Avant! of written notice of such breach, (ii) (x) there shall have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Avant! and its subsidiaries, taken as a whole, and (y) Avant! shall not, within twenty (20) business days of notice from TMAI to the effect that TMAI intends to terminate this Agreement pursuant to this clause (ii), have proposed to TMAI a plan to mitigate the effect of such material adverse change which plan shall be reasonably acceptable to TMAI, or (iii) the Board of Directors of Avant! shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to TMAI or shall have resolved to do any of the foregoing; or

        (e) by either Avant! or TMAI, if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) at the TMAI Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of shareholders of TMAI shall not have been obtained, or
    (iii) at the Avant! Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of stockholders of Avant! shall not have been obtained.

    7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Avant!, Merger Sub or TMAI or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; PROVIDED that the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    7.3  EXPENSES AND TERMINATION FEES.

    (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that, in the event the Merger shall not be consummated for any reason or if this Agreement shall be terminated for any reason other than pursuant to Section 7.1(d), expenses incurred in connection with printing the Proxy Materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement and the Proxy Materials in connection with the Merger shall be shared equally by TMAI and Avant!.

    (b) In the event that (i) either Avant! or TMAI shall terminate this Agreement pursuant to Section 7.1(e)(ii) following a failure of the shareholders of TMAI to approve this Agreement and, prior to the time of the meeting of TMAI's shareholders, there shall have been (A) a Trigger Event with respect to TMAI that TMAI's Board of Directors has not recommended that its shareholders reject or (B) a Takeover Proposal with respect to TMAI which at the time of the meeting of TMAI's shareholders shall not have been rejected by TMAI and withdrawn by the third party, or (ii) Avant! shall terminate this Agreement pursuant to Section 7.1(c), due in whole or in part to any failure by TMAI to use its reasonable best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by TMAI prior to or on the Closing Date or any failure by TMAI's affiliates to take any actions required to be taken hereby, (and if TMAI is not entitled to terminate this Agreement by reason of Section 7.1(d)), and prior thereto there shall have been (A) a Trigger Event with respect to TMAI or (B) a Takeover Proposal with respect to TMAI which shall not have been rejected by TMAI and withdrawn by the third party, then TMAI shall promptly pay to Avant! the sum of $5,250,000; provided, however, that with respect to Section 7.3(b)(i)(A) and Section 7.3(b)(ii)(A), a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 10% or more of TMAI if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of TMAI, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving TMAI, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of TMAI (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of TMAI, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of TMAI or (iv) otherwise acting, alone or in concert with others, to seek control of TMAI or to seek to control or influence the management or policies of TMAI. As used herein, a "Trigger Event" shall occur if any Person commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 25% or more, of the voting power of TMAI.

    (c) If this Agreement is terminated by TMAI pursuant to any subsection of
Section 7.1(d) hereof, due in whole or in part to any failure by Avant! to use its reasonable best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by Avant! prior to or on the Closing Date or any failure by Avant!'s affiliates to take any actions required to be taken hereby (and Avant! is not entitled to terminate this Agreement by reason of Section 7.1(c) hereof), then, Avant! shall promptly pay to TMAI a termination fee of $5,250,000.

    7.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of this Agreement by the stockholders of TMAI, Avant! or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the TMAI Common Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of TMAI Common Stock or Avant! Common Stock.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 SURVIVAL. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality) 5.7 (Pooling Accounting),
5.8 (Affiliates Agreements), 5.13 (Employee Benefit Plans), 5.14 (Form

S-8), 5.15 (Indemnification), 5.16 (Listing of Additional Shares), 5.18 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        (a) if to Avant! or Merger Sub, to:

            Avant! Corporation
           46871 Bayside Parkway
           Fremont, California 94538
           Attention: President
           Facsimile No.: 510-413-8080
           Telephone No.: 510-413-8000

            with a copy to:

            Gunderson Dettmer Stough
             Villeneuve Franklin & Hachigian, LLP
           155 Constitution Drive
           Menlo Park, California 94025
           Attention: Steven M. Spurlock, Esq.
           Facsimile No.: 650-321-2800
           Telephone No.: 650-321-2400

        (b) if to TMAI, to:

            Technology Modeling Associates, Inc.
           595 Lawrence Expressway
           Sunnyvale, California 95086
           Attention: President
           Facsimile No.: 408-328-0940
           Telephone No.: 408-328-0930

            with a copy to:

            Fenwick & West LLP
           Two Palo Alto Square
           Palo Alto, California 94306
           Attention: Jacqueline A. Daunt
           Facsimile No.: 650-494-1417
           Telephone No.: 650-494-0600

    8.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 7, 1997. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the TMAI Disclosure Schedule and the Avant! Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(d) and (g), 1.7-1.9, 5.13, 5.14, 5.15 and 5.16; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

    8.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to its principles of conflicts of law).

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    IN WITNESS WHEREOF, Avant!, TMAI and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                AVANT! CORPORATION

                                By:              /s/ GERALD C. HSU
                                     -----------------------------------------
                                                   Gerald C. Hsu
                                               CHAIRMAN OF THE BOARD,
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                CARDINAL MERGER CORPORATION

                                By:              /s/ GERALD C. HSU
                                     -----------------------------------------
                                                   Gerald C. Hsu
                                                     PRESIDENT

                                TECHNOLOGY MODELING ASSOCIATES, INC.

                                By:              /s/ ROY E. JEWELL
                                       --------------------------------------
                                                   Roy E. Jewell
                                       CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
                                               OFFICER AND PRESIDENT

                                   APPENDIX B

             WRITTEN OPINION OF WESSELS, ARNOLD & HENDERSON, L.L.C.

September 7, 1997

The Board of Directors
Technology Modeling Associates, Inc.
595 Lawrence Expressway
Sunnyvale, CA 94086

Attention:  Mr. Roy E. Jewell, President, Chief Executive Officer and Chairman
            of the Board of Directors

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Technology Modeling Associates, Inc. (the "Company"), of the consideration to be received by the shareholders pursuant to the terms of the proposed Agreement and Plan of Reorganization (the "Agreement") dated September 7, 1997 by and among Avant! Corporation, a Delaware corporation (the "Acquiror"), Cardinal Merger Corporation, a California corporation ("Merger Sub") and wholly owned subsidiary of the Acquiror and the Company, a California corporation. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

    Pursuant to the Agreement, each outstanding share of common stock of the Company is proposed to be converted into the right to receive a fraction of a share of Red Common Stock (the "Exchange Ratio"), the numerator of which is equal to (i) $17.00, and the denominator of which is equal to (ii) the average of the per share closing prices of Red Common Stock as quoted on the Nasdaq National Market for the ten (10) consecutive trading days ending three (3) business days prior to the Effective Date of the Merger (the "Average Nasdaq Per Share Price"). Notwithstanding anything to the contrary set forth herein, in the event that the Average Nasdaq Per Share Price is greater than $35.678 (the "Maximum Price"), then the Exchange Ratio shall be 0.476484, and in the event that the Average Nasdaq Per Share Price is less than $25.678 (the "Minimum Price"), the Exchange Ratio shall be 0.662045.

    Wessels, Arnold & Henderson, L.L.C. ("Wessels, Arnold & Henderson"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We will render to the Board of Directors an opinion as to the fairness, from a financial point of view, to the shareholders of the Company of the consideration to be received by the shareholders in connection with the Merger, and will receive a fee for our services. In the ordinary course of business, Wessels, Arnold & Henderson acts as a market maker and broker in the publicly traded securities of the Company and the Acquiror and receives customary compensation in connection therewith, and also provides research coverage for the Company and the Acquiror. In the ordinary course of business, Wessels, Arnold & Henderson actively trades in the publicly traded securities of the Company and the Acquiror for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and Acquiror and certain other relevant historical operating data relating to the Company and Acquiror made available to us from published sources and from the internal records of the Company and Acquiror;
(iii) conducted discussions with members of the

Board of Directors
September 7, 1997
Page 2

senior management of the Company with respect to the business and prospects of the Company relative to published industry analyst estimates; (iv) conducted discussions with members of the senior management of the Acquiror with respect to the business and prospects of the Acquiror relative to published industry analyst estimates; (v) reviewed the reported prices and trading activity for the Company's Common Stock and the Acquiror's Common Stock; (vi) compared the financial performance of the Company and the Acquiror and the prices of the Company's Common Stock and the Acquiror's Common Stock with that of certain other comparable publicly-traded companies and their securities; and (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

    We note that we were not provided with any financial forecasts for either Acquiror or the Company, having been informed by each company's senior management that it is not their practice to provide financial forecasts. However, in the course of our discussions with each company's senior management, we reviewed with them the most recently published analyst earnings estimates for each company with respect to the third and fourth quarters of each company's 1997 fiscal year and 1998 fiscal year, publicly available information regarding the size and forecasted growth rates for the markets served by each company's products, and various trends affecting or expected to affect each company's future operating results and financial condition.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and the Acquiror (including without limitation the financial statements and related notes of the Company and Acquiror), and have not independently verified such information. Additionally, we have not been asked and did not consider the possible effects of any litigations (whether civil or criminal), other legal claims or any other contingent matters. Further, our opinion is based on the assumption that the Merger will be accounted for as a pooling-of-interests. We have not performed an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Acquiror and we have not been furnished with any such valuations or appraisals.

    It is understood that this letter is for the information of the Board of Directors of the Company, and this letter shall not be published or otherwise used and no public references to Wessels, Arnold & Henderson, L.L.C. shall be made without our prior written consent, which consent shall not be unreasonably withheld; provided, however, that this letter may be included in its entirety in the proxy statement submitted to the shareholders of the Company for the purpose of approving the Merger. Further, our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstance or event of any kind or nature which may exist or occur after such date.

    Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the consideration to be received by the holders of the Company's Common Stock pursuant to the Agreement is fair from a financial point of view to the holders of the Company's Common Stock.

                                          Very truly yours,

                                          Wessels, Arnold & Henderson, L.L.C.

                                          By:/s/ MICHAEL P. OGBORNE
                                             -----------------------------------
                                             Mr. Michael P. Ogborne
                                             Managing Director

                                   APPENDIX C
                       CALIFORNIA GENERAL CORPORATION LAW
                                   CHAPTER 13
                               DISSENTERS' RIGHTS

SEC. 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
  PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC. 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR
  PURCHASE; TIME; CONTENTS

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC. 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED
  SECURITIES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC. 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET
  VALUE; FILING; TIME OF PAYMENT

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC. 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
  MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SEC. 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT;
  PAYMENT; APPEAL; COSTS

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SEC. 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SEC. 1307. DIVIDENDS ON DISSENTING SHARES

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SEC. 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF
  DEMAND FOR PAYMENT

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SEC. 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SEC. 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS;
  LITIGATION OF SHAREHOLDERS' APPROVAL

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SEC. 1311. EXEMPT SHARES

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SEC. 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
  MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

    In accordance with the DGCL, Avant!'s Certificate contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    Article IX of Avant!'s Certificate and Article VII, Section 6 of Avant!'s Bylaws provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

    The Registrant has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
2.1    --Agreement and Plan of Reorganization dated as of September 7, 1997 among the Registrant, Merger Sub and TMA (included as Appendix A to the Joint
         Proxy Statement/Prospectus included in Part I of this Registration
         Statement).

2.2 --Agreement and Plan of Reorganization dated as of July 31, 1997, as amended on August 27, 1997, among the Registrant, GB Acquisition
         Corporation, Compass Design Automation, Inc. and VLSI Technology, Inc.

2.3 --Form of Agreement of Merger to be executed by Registrant, Merger Sub and TMA.

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
2.4    --Shareholder Agreement dated as of September 7, 1997 among the
         Registrant, Merger Sub and certain shareholders of TMA.

2.5 --Form of Affiliates Agreement to be executed by the Registrant and certain shareholders of TMA.

2.6 --Form of Affiliates Agreement to be executed by the Registrant and certain stockholders of Registrant.

3.1    --Registrant's Amended and Restated Certificate of Incorporation.(1)

3.2    --Registrant's Amended and Restated Bylaws.(1)

4.1 --Amended and Restated Investors' Rights Agreement between the Registrant and certain investors dated September 24, 1994.(1)

4.2    --Specimen certificate of the Registrant's Common Stock.(1)

5.1    --Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP.

8.1    --Tax Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP.

8.2    --Tax Opinion of Fenwick & West, LLP.

11.1   --Computation of Net Income (Loss) and Pro Forma Net Income Per
         Share--Avant!.

11.2   --Computation of Net Income and Pro Forma Net Income Per Share--TMA.

11.3   --Computation of Net Loss Per Share Attributable to Common
         Shareholders--Compass.

21.1   --Subsidiaries of the Registrant.

23.1   --Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
         (included in Exhibit 5.1).

23.2   --Consent of Fenwick & West, LLP (included in Exhibit 8.2).

23.3   --Consent of KPMG Peat Marwick LLP.

23.4   --Consent of Arthur Andersen LLP.

23.5   --Consent of Wessels, Arnold & Henderson, L.L.C.

23.6   --Consent of KPMG Peat Marwick LLP--Compass.

24.1   --Power of Attorney (included on page II-4).

99.1   --Form of Avant! Proxy Card.

99.2   --Form of TMA Proxy Card.

------------------------

(1) Incorporated by reference from the Registrant's Registration Statement (File No. 33-91128) on Form S-1 as declared effective on June 6, 1995.

(b)  Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts--Avant!

    Schedule II--Valuation and Qualifying Accounts--TMA

    Schedule II--Valuation and Qualifying Accounts--Compass

    Schedules not listed above have been omitted because the information required to be set forth herein is not applicable or is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Avant! hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    Avant! undertakes that every prospectus (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Avant! pursuant to the foregoing provisions, or otherwise, Avant! has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Avant! of expenses incurred or paid by a director, officer or controlling person of Avant! in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Avant! will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    Avant! hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Avant! has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on December 22, 1997.

                                AVANT! CORPORATION

                                By:              /s/ GERALD C. HSU
                                     -----------------------------------------
                                                   Gerald C. Hsu
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Gerald C. Hsu and John P. Huyett, and each one of them, his attorneys-in-fact , each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
      /s/ GERALD C. HSU           President and Chief
------------------------------    Executive Officer          December 22, 1997
        Gerald C. Hsu             (Principal Executive
                                  Officer)

      /s/ JOHN P. HUYETT        Vice President of Finance,
------------------------------    Treasurer and Principal    December 22, 1997
        John P. Huyett            Accounting Officer

       /s/ Y. ERIC CHO
------------------------------  Director                     December 22, 1997
         Y. Eric Cho

        /s/ TENCH COXE
------------------------------  Director                     December 22, 1997
          Tench Coxe

      /s/ ERIC A. BRILL
------------------------------  Director and Secretary       December 22, 1997
        Eric A. Brill

   /S/ CHARLES L. ST. CLAIR
------------------------------  Director                     December 22, 1997
     Charles L. St. Clair

                                                                     SCHEDULE II

                               AVANT! CORPORATION

                      VALUATION AND QUALIFYING ACCOUNTS--

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                 (IN THOUSANDS)

                                                       BALANCE AT         ADDITIONS CHARGED                    BALANCE AT
                                                   BEGINNING OF PERIOD       TO EXPENSE        DEDUCTIONS     END OF PERIOD
                                                  ---------------------  -------------------  -------------  ---------------
Year ended December 31, 1994                            $     412             $      86         $      61       $     437
Year ended December 31, 1995                                  437                   590               128             899
Year ended December 31, 1996                                  899                   454               591             762

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

    We have audited in accordance with generally accepted auditing standards, the financial statements of Technology Modeling Associates, Inc. and subsidiary included in this registration statement and have issued our report thereon dated January 24, 1997.

    Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Jose, California
January 24, 1997

                                                                     SCHEDULE II

                      TECHNOLOGY MODELING ASSOCIATES, INC.

                      VALUATION AND QUALIFYING ACCOUNTS--

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                 (IN THOUSANDS)

                                                       BALANCE AT         CHARGED TO COSTS                     BALANCE AT
    FOR THE FISCAL YEARS ENDED DECEMBER 31,        BEGINNING OF PERIOD      AND EXPENSES       DEDUCTIONS     END OF PERIOD
------------------------------------------------  ---------------------  -------------------  -------------  ---------------
1994                                                    $       0             $      83         $      --       $      83
1995............................................               83                    82                --             165
1996............................................              165                    10                --             175

                                                                     SCHEDULE II

                        COMPASS DESIGN AUTOMATION, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                 (IN THOUSANDS)

    FOR THE YEAR            BALANCE AT         CHARGED TO COSTS                     BALANCE AT
 ENDED DECEMBER 27,     BEGINNING OF PERIOD      AND EXPENSES       DEDUCTIONS     END OF PERIOD
---------------------  ---------------------  -------------------  -------------  ---------------
           1996                    145                    10            --                 155

                                 EXHIBIT INDEX

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
2.1    --Agreement and Plan of Reorganization dated as of September 7, 1997 among the Registrant, Merger Sub and TMA (included as Appendix A to the Joint
         Proxy Statement/Prospectus included in Part I of this Registration
         Statement).

2.2 --Agreement and Plan of Reorganization dated as of July 31, 1997, as amended on August 27, 1997, among the Registrant, GB Acquisition
         Corporation, Compass Design Automation, Inc. and VLSI Technology, Inc.

2.3 --Form of Agreement of Merger to be executed by Registrant, Merger Sub and TMA.

2.4    --Shareholder Agreement dated as of September 7, 1997 among the
         Registrant, Merger Sub and certain shareholders of TMA.

2.5 --Form of Affiliates Agreement to be executed by the Registrant and certain shareholders of TMA.

2.6 --Form of Affiliates Agreement to be executed by the Registrant and certain stockholders of Registrant.

3.1    --Registrant's Amended and Restated Certificate of Incorporation.(1)

3.2    --Registrant's Amended and Restated Bylaws.(1)

4.1 --Amended and Restated Investors' Rights Agreement between the Registrant and certain investors dated September 24, 1994.(1)

4.2    --Specimen certificate of the Registrant's Common Stock.(1)

5.1    --Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP.

8.1    --Tax Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP.

8.2    --Tax Opinion of Fenwick & West, LLP.

11.1   --Computation of Net Income (Loss) and Pro Forma Net Income Per
         Share--Avant!.

11.2   --Computation of Net Income and Pro Forma Net Income Per Share--TMA.

11.3   --Computation of Net Loss Per Share Attributable to Common
         Shareholders--Compass.

21.1   --Subsidiaries of the Registrant.

23.1   --Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
         (included in Exhibit 5.1).

23.2   --Consent of Fenwick & West, LLP (included in Exhibit 8.2).

23.3   --Consent of KPMG Peat Marwick LLP.

23.4   --Consent of Arthur Andersen LLP.

23.5   --Consent of Wessels, Arnold & Henderson, L.L.C.

23.6   --Consent of KPMG Peat Marwick LLP--Compass.

24.1   --Power of Attorney (included on page II-4).

99.1   --Form of Avant! Proxy Card.

99.2   --Form of TMA Proxy Card.

------------------------

(1) Incorporated by reference from the Registrant's Registration Statement (File No. 33-91128) on Form S-1 as declared effective on June 6, 1995.